    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2000
                      REGISTRATION STATEMENT NO. 333-65991
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                            ABLE TELCOM HOLDING CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      STATE OF FLORIDA                        1731                     65-0013218
(State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)      Classification Number)      Identification Number)

                                                                                     BILLY V. RAY, JR.
                                                                                  CHIEF EXECUTIVE OFFICER
            1000 HOLCOMB WOODS PARKWAY, SUITE 440                                ABLE TELCOM HOLDING CORP.
                   ROSWELL, GEORGIA 30076                                  1000 HOLCOMB WOODS PARKWAY, SUITE 440
                       (770) 993-1570                                             ROSWELL, GEORGIA 30076
(Address, including zip code, and telephone number, including        (Name, address, including zip code, and telephone
   area code, of Registrant's principal executive offices)          number, including area code, of agent for services)

                                    COPIES TO

                               ELIZABETH NOE, ESQ.
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                     600 PEACHTREE STREET, N.E., SUITE 2400
                             ATLANTA, GEORGIA 30308
                                  (404)815-2400

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                   AS DETERMINED BY THE SELLING SHAREHOLDERS.

                           ---------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the earlier offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                            Proposed
                                                             Maximum
                                                          Offering Price     Proposed Maximum
         Title of Each Class               Amount to be     Per Share       Aggregate Offering        Amount of
  of Securities to be Registered          Registered(1)                            Price          Registration Fee(2)
====================================================================================================================

Common stock, par value $.001(3)             2,000,000        $   7.00           $14,000,000          $  3,696
Common stock, par value $.001(4)               409,505            8.25             3,378,416               892
Common stock, par value $.001(5)(6)          2,932,991         2.59375             7,607,445             2,009
Common stock, par value $.001(7)               200,000          10.125             2,025,000               535
Common stock, par value $.001(7)               370,000           13.50             4,995,000             1,319

====================================================================================================================
                                                            Proposed
                                                             Maximum
                                                          Offering Price     Proposed Maximum
         Title of Each Class               Amount to be     Per Share       Aggregate Offering        Amount of
  of Securities to be Registered          Registered(1)                            Price          Registration Fee(2)
====================================================================================================================

Common stock, par value $.001(6)(8)            600,000         2.59375             1,556,250              411
Common stock, par value $.001(9)             3,750,000            4.00            15,000,000            3,960
Common stock, par value $.001(10)              210,000           10.75             2,257,500              596
Common stock, par value $.001(10)              393,750            6.00             2,362,500              624
Common stock, par value $.001(10)              393,750            8.00             3,150,000              832
Common stock, par value $.001(6)(11)         5,011,511         2.59375            12,998,606            3,432

Total                                       16,271,507              --            69,330,717           18,306(2)
====================================================================================================================

(1) In accordance with Rule 416, this Registration Statement includes an indeterminable number of shares of common stock, $.001 par value per share (the "Common stock") that may be necessary to adjust the number of shares to be issued as described in this table as a result of a stock split, stock dividend or other anti-dilution rights or similar adjustments.

(2) A registration fee of $28,613.50 was paid in connection with the initial filing of this Registration Statement on October 22, 1998.

(3) Represents shares of common stock underlying an option granted to WorldCom, Inc.

(4) Represents shares of common stock underlying warrants to purchase shares of common stock held by John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company and Signature 1A (Cayman), Ltd.

(5) Represents shares of common stock issued or to be issued upon conversion or redemption or otherwise to former holders of the Company's Series B Preferred Stock.

(6) In accordance with Rule 457(c), this maximum offering price per share has been calculated based upon the average of the high ($2.9375) and low ($2.25) trading prices of the common stock as reported by the Nasdaq National Market System on August 29, 2000.

(7) Represents shares of common stock underlying warrants to purchase common stock granted to holders of the Company's Series B Preferred Stock.

(8) Represents the maximum number of shares of common stock that may be issued upon the exercise of certain SARs granted to WorldCom, Inc.

(9) Represents shares of common stock underlying the Company's Series C Preferred Stock assuming a conversion price of $4.00 per share.

(10) Represents shares of common stock underlying the warrants granted to holders of the Company's Series C Preferred Stock. Because the exercise price of these warrants is subject to certain adjustments, the Company has agreed to register 105% of the number of shares of common stock that would have been received by such holders if all such warrants were exercised as of the date of this Registration Statement.

(11) Represents shares of common stock issuable to Sirit Technologies, Inc. pursuant to a Settlement Agreement between Sirit Technologies, Inc. and the Company dated July 7, 2000.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
   AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
    FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
         STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
 SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
                        SAID SECTION 8(A), MAY DETERMINE.

This information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST ___, 2000

                                   PROSPECTUS
                              16,271,507 SHARES OF
                          COMMON STOCK, PAR VALUE $.001

                            ABLE TELCOM HOLDING CORP.

This is a public offering of common stock of Able Telcom Holding Corp. We are registering 16,271,507 shares of common stock for sale by selling shareholders (the "Selling Shareholders"), as follows:

         - 2,000,000 shares of common stock that WorldCom, Inc. may receive upon the exercise in full of an option granted to it by us on April 24, 1998.

         - 600,000 shares of common stock, which is the maximum number of shares of common stock that WorldCom may receive upon the exercise of certain stock appreciation rights ("SARs") granted by us on September 9, 1998.

         - 409,505 shares of common stock that certain holders of warrants may receive upon the exercise of all of these warrants. We issued these warrants in connection with the sale of our 12% Senior Subordinated Notes originally due January 6, 2005.

         - 2,932,991 shares of common stock issued or issuable upon the conversion or redemption of securities held by former holders of our Series B Preferred Stock.

         - 570,000 shares of common stock, representing the total amount of common stock that holders of certain warrants may receive upon the exercise of all of their warrants. We issued these warrants at various times in connection with the sale and conversion and exchange of the Series B Preferred Stock. Because the exercise price of and number of shares issuable pursuant to these warrants is subject to adjustment under certain circumstances, this amount does not necessarily represent the actual total number of shares of common stock that these holders may receive if they exercise all of their warrants.

         - 3,750,000 shares of common stock issuable upon the conversion of our Series C Convertible Preferred Stock. This amount represents the number of shares of common stock that would be issued upon the conversion of all outstanding Series C Preferred Stock at a conversion price of $4.00 per share.

         - 997,500 shares of common stock, representing 105% of the total amount of common stock that holders of certain warrants may receive upon the exercise of all of their warrants. We issued these warrants in connection with the sale and amendment of the terms of the Series C Preferred Stock. Because the exercise price of and number of shares issuable pursuant to these warrants is subject to adjustment under certain circumstances, this amount does not necessarily represent the actual total number of shares of common stock that these holders may receive if they exercise all of their warrants.

         - 5,011,511 shares of common stock to be issued to Sirit Technologies, Inc. in settlement of a lawsuit between us and Sirit.

We will not be selling any of the shares of common stock that we register in this prospectus. No underwriters will be used to sell the shares. We will not receive any proceeds from the sale of these shares. However, we may receive cash upon the exercise of the options and warrants described above.

Our common stock is traded on the Nasdaq National Market under the symbol "ABTE." We intend to list the common stock that we are registering in this prospectus on the Nasdaq National Market, but this application has not yet been approved. On August 29, 2000, the last reported sales price of the common stock was $2.88 per share.

The Selling Shareholders may offer their shares of common stock in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

An investment in our common stock involves a high amount of risk. Before you invest in our common stock, we strongly recommend that you carefully consider all of the risks and information contained in this prospectus, including the information contained in the "Risk Factors" section that begins on page 6.

Our principal executive offices are located at 1000 Holcomb Woods Parkway, Suite 440, Roswell, Georgia 30076, and our telephone number is (770) 993-1570.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                             PROSPECTUS DATED    , 2000

         No dealer, salesperson or other person is authorized to provide any oral or written information about us or this offering that is not included in this prospectus.

                                TABLE OF CONTENTS

Where You Can Find Additional Information About Us .........................   1
Forward-Looking Statements .................................................   1
Prospectus Summary .........................................................   2
Summary Consolidated Financial Information .................................   5
Risk Factors ...............................................................   6
Use of Proceeds ............................................................  12
Capitalization .............................................................  13
Market Price of Common Stock and Dividend Policy ...........................  14
Selected Consolidated Financial Data .......................................  15
Management's Discussion and Analysis of Financial Condition and Results
of Operations ..............................................................  17
Quantitative and Qualitative Disclosures about Market Risk .................  26
Business ...................................................................  27
Management .................................................................  40
Principal Shareholders .....................................................  49
Description of Indebtedness ................................................  51
Description of Securities ..................................................  52
Shares Eligible for Future Sale ............................................  57
Selling Shareholders .......................................................  57
Plan of Distribution .......................................................  58
Legal Matters ..............................................................  59
Experts ....................................................................  59
Index to Consolidated Financial Statements ................................. F-1

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at the following locations:

         -Main Public Reference Room
         450 Fifth Street, N.W.
         Washington, D.C. 20549

         -Regional Public Reference Room
         75 Park Place, 14th Floor
         New York, New York 10007

         -Regional Public Reference Room
         Northwestern Atrium Center
         500 West Madison Street, Suite 1400
         Chicago, Illinois 60661-2511

You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's website, located at http://www.sec.gov.

We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Please note that the registration statement also includes complete copies of the documents described in the prospectus.

                           FORWARD-LOOKING STATEMENTS

We have included "forward-looking statements" throughout this prospectus. These statements describe our attempt to predict future occurrences. We use the words "believes," "anticipates," "expects," and similar expressions, to identify forward-looking statements. Forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as risks associated with:

         -Our liquidity requirements and existing leverage, including the need to obtain additional funds to provide working capital for operations and to replace our existing debt facility which is in default;

         -Our ability to satisfy the registration obligations to the holders of our Series B Preferred Stock, the holders of our Series C Preferred Stock and Sirit Technologies, Inc.;

         -Our ability to comply with contract terms in a timely manner, including the terms of our contract with the Regional Consortium for Electronic Toll Collection;

         -Our ability to successfully integrate newly acquired businesses into existing operations and the risks associated with such newly acquired businesses;

         -Changes in laws and regulations, including changes in tax rates, accounting standards, environmental laws, and occupational, health and safety laws;

         -The effect of, or changes in, general economic conditions;

         -Weather conditions that are adverse to our specific businesses; and

         -The outcome of litigation, claims and assessments involving us.

This list is only an example of some of the risks, uncertainties and assumptions that may affect our forward-looking statements. If any of these risks or uncertainties materialize (or fail to materialize), or if the underlying assumptions prove incorrect, actual results may differ materially from those projected in the forward-looking statements. You should consider the information provided in the section "Risk Factors" and the other information in this prospectus before investing in the common stock.

                               PROSPECTUS SUMMARY

         In this section, we have provided you with an overview of some of the more important information in this prospectus. However, we caution you that this information is not complete. You should read all of the information in this prospectus before purchasing any common stock. Unless the context otherwise requires, we use the terms "we," "our," "us" and the "Company" to mean Able Telcom Holding Corp. and its subsidiaries, including the subsidiaries we acquired in the acquisition of the network construction and transportation systems business of WorldCom, Inc. on July 2, 1998. We use the term "Able" when we refer to Able Telcom Holding Corp. and its subsidiaries prior to this acquisition. We sometimes use the term "MFSNT" to refer to MFS Network Technologies and its subsidiaries before we acquired them and to refer to our subsidiaries that now own the assets and liabilities that we acquired from WorldCom, Inc.

THE COMPANY

We develop, build and maintain communications systems for companies and government authorities. We have five main organizational groups. Each group is comprised of subsidiaries of the Company with each group having local executive management functioning in a decentralized operating environment. We completed operational restructuring of our subsidiaries during fiscal 1999. As a result, we now have fourteen subsidiaries, eleven of which are wholly owned. We own at least 80% of each of the remaining three subsidiaries.

         The services provided by each group are as follows:

Organizational Group                     Service Provided
--------------------                     ----------------

Network Service ..................     Design, development, engineering, installation,
                                       construction, operation and maintenance services for
                                       telecommunications systems.

Network Development ..............     Own, operate and maintain local and regional
                                       telecommunication networks.

Transportation Services ..........     Design, development, integration, installation,
                                       construction, project management, maintenance and
                                       operation of automated toll collection systems.

Construction .....................     Design, development, installation, construction,
                                       maintenance and operation of electronic traffic management and control systems, and road signage and telcom
                                       infrastructure construction.

Communications Development .......     Design, installation and maintenance services to foreign
                                       telephone companies in South America.

In conjunction with our reorganization, much of our executive management has changed. We have replaced several senior executives and Group Presidents and have added other senior people to our executive staff.

As reflected above, we reorganized our subsidiaries into five main operating groups. Additionally, as part of our ongoing efforts to strategically align the profitable portions of our business, we took the following steps during the fiscal year ended October 31, 1999 to discontinue the operations of, merge, and/or manage unprofitable subsidiaries:

         - We assigned control of certain of our previously independent operating subsidiaries (Patton Management Corp. and Able Telecommunications & Power) to the Construction Group.

         - We merged several of our previously independent operating subsidiaries into Construction Group subsidiaries.

         - As a result of significant turnover and a deterioration of underlying contracts, we discontinued the operations of two subsidiaries, which together used cash flows from operations of approximately $7.4 million and $3.8 million during the fiscal years ended October 31, 1998 and 1999.

The Company was originally incorporated in 1987 as a Colorado corporation under the name "Delta Venture Fund, Inc." We adopted our current name in 1989 and became a Florida corporation in 1991. Our principal executive offices are located at 1000 Holcomb Woods Parkway, Suite 440, Roswell, Georgia 30076 and our telephone number is (770) 993-1570.

MATERIAL DEVELOPMENTS

BRACKNELL MERGER. On August 24, 2000, we announced that we had entered into an agreement to merge with Bracknell Corporation of Toronto in a stock-for-stock transaction with a conversion rate of 0.6 shares of Bracknell's common stock for each share of our common stock. The completion of this merger is conditioned upon a number of items, including the receipt of regulatory and shareholder approval, the receipt by Bracknell of appropriate financing and the absence of a material adverse change as to us. Bracknell is a leading provider of value-added facilities and structure services to businesses across North America, servicing customers in the technology, telecommunications, industrial and commercial sectors. If the merger is consummated, we will become a wholly owned subsidiary of Bracknell and our stock will no longer be publicly traded. However, our shareholders will receive shares of Bracknell's common stock, which is traded on the Toronto Stock Exchange. There can be no assurance that the merger with Bracknell will be consummated.

In connection with our signing the merger agreement with Bracknell, and to comply with terms of our settlement with Sirit which is described below, we entered into a new Master Services Agreement with WorldCom which extends the term of that agreement and provides for a minimum purchase of $55 million of our services by WorldCom each year. WorldCom also agreed to vote in favor of the merger with Bracknell when it is proposed to our shareholders. Further, WorldCom converted $37,000,000 of our indebtedness to WorldCom for advances under the Master Services Agreement into our Series D Preferred Stock. The Series D Preferred Stock is convertible into our common stock at a price of $10.01 per share. For a description of the terms of our Series D Preferred Stock see the discussion under the heading "Description of Securities -- Preferred Stock -- Series D Convertible Preferred Stock." Further, WorldCom agreed to extend the term of our $4.5 million note payable to WorldCom to a seven-year, 8% interest rate note. As extended, this note will mature on July 12, 2007.

SHAREHOLDERS' MEETING. We are submitting a number of proposals related to the securities covered by this prospectus for approval at an annual meeting of our shareholders currently scheduled to be held in late September or early October of this year. In addition to other matters to be considered at this annual meeting, we are submitting the following proposals to our shareholders:

         - to approve grants of stock options to officers and directors outside of our 1995 Stock Option Plan;

         - to approve issuing up to 2,600,000 shares of our common stock to WorldCom if it exercises options and stock appreciation rights obtained from us when we acquired the network, construction and transportation systems business from WorldCom;

         - to approve issuing shares of our common stock in connection with conversion, redemption and exercise of securities issued to finance our acquisition of the network construction and transportation business from WorldCom;

         - to approve issuing shares of our common stock to holders of our Series C Preferred Stock and warrants upon conversion or exercise of those securities; and

         - to approve issuing shares of our common stock in connection with a litigation settlement with Sirit Technologies, Inc.

These proposals are being submitted for approval because they include actions for which shareholder approval is required under rules applicable to companies listed on the Nasdaq National Market System, such as us. Under Nasdaq rules, certain transactions require us to obtain the approval of holders of a majority of our shares casting votes if we plan to issue new shares of common stock that represent 20% or more of the shares of common stock that are outstanding at the time we agree to issue the common stock. The Nasdaq rules apply to the following stock issuances relevant to the proposals being submitted to our shareholders:

         -        common stock to be issued to acquire another company;

         - common stock to be issued at a price below the greater of book value or market value of the common stock immediately prior to the issuance; and

         - common stock to be issued to officers and directors under an arrangement that does not include other employees, even if less than 20% of the outstanding common stock.

For purposes of disclosure in this prospectus, we have assumed that the shareholders will approve each of the proposals described above. For a discussion of risks related to the shareholders failure to approve such proposals, see the discussion under the heading "Risk Factors." We also intend to submit a proposal at our annual meeting to approve a change in our name to "The Adesta Group, Inc." We will not reflect this proposed change in this prospectus unless and until our name is actually changed.

THE SIRIT SETTLEMENT. In May 1998, Sirit Technologies, Inc. filed a lawsuit against us and Thomas M. Davidson, a former member of our Board of Directors. Sirit sued for tortious interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with our acquisition of the network construction and transportation systems business of WorldCom. In May 2000, the jury awarded Sirit compensatory damages against us in the amount of $1.2 million and punitive damages in the amount of $30.0 million. Additionally, the Court assessed punitive damages against Mr. Davidson.

In July 2000, we and Sirit, among others, entered into a settlement agreement which resulted in the court's entry of a consent judgment vacating the $31.2 million judgment. As part of the Sirit settlement, we agreed to issue Sirit and its affiliates, subject to using our best efforts to obtain shareholder approval at our annual shareholder meeting, the following securities:

         -        4,074,597 shares of our common stock, and

         - an additional 936,914 shares of common stock at such time as holders of the Series C Convertible Preferred Stock have converted their shares of Series C Convertible Preferred Stock into common stock. This amount assumes that the Series C Convertible Preferred Stock has a $15.0 million face value and is converted at a conversion price of $4.00 per share.

The resale by Sirit of the common stock issued or issuable to it is covered by this prospectus.

GOING CONCERN

We incurred losses applicable to common stock of $57.5 million during the six months ended April 30, 2000, and losses applicable to common stock of $36.8 million during the fiscal year ended October 31, 1999. These net losses, our default under our Secured Credit Facility and our contractual obligations are placing a significant strain on our financial resources that raise substantial doubt about our ability to continue as a going concern. See "Risk Factors," "Management's Discussion and Analysis" and the consolidated financial statements and footnotes included in this prospectus.

Our ability to continue as a going concern is dependent upon our ability to:

         - generate sufficient cash flow to meet our obligations on a timely basis;

         -        obtain additional financing when we need it; and

         -        achieve and maintain profitability.

We have strategically realigned portions of our business, converted some of our debt to common stock and discontinued unprofitable cash-intensive operations to correct our financial difficulties. We also are reallocating resources to meet contractual commitments and seeking other sources of capital, whether with existing lenders or investors or new strategic investors. However, we cannot assure you that the realignment or reallocation of resources will be successful or that we will be able to secure additional capital on acceptable terms or at all.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

We have provided you with a summary of our historical financial statements. The following information should be read in conjunction with the sections "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our results of operations reflect the operating results of MFSNT and other acquired businesses only from the respective dates of acquisition. Accordingly, our results are not necessarily comparable on a period-to-period basis. See the Consolidated Financial Statements for the Company, and the related notes to those statements, which are included in this prospectus. The consolidated financial data for the six months ended April 30, 1999 and 2000 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position and results of the Company for such period. Due to seasonality and other market factors, the consolidated historical results for the six months ended April 30, 2000 are not necessarily indicative of results for a full year.



                                                                 Year Ended October 31,           Six Months Ended April 30,
                                                          ------------------------------------    --------------------------
                                                            1997         1998          1999          1999            2000
                                                          --------    ----------    ----------    ----------      ----------
INCOME STATEMENT DATA:
   Total Revenue ......................................   $ 86,334    $  217,481    $  418,565    $  216,809      $  238,741
   Total Costs and Expenses ...........................     81,493       206,072       420,449       217,145         282,409
   Income (loss) from operations ......................      4,841        11,409        (1,884)         (336)        (43,668)
   Total other expenses ...............................       (964)       (4,872)      (12,678)       (3,346)        (12,071)
   Net income (loss) ..................................      2,857         2,514       (18,060)       (6,913)        (55,789)
   Income (loss) applicable to common stock ...........      1,331        (5,840)      (36,758)      (19,804)        (57,455)
   Income (loss) applicable to common stock per share:
   Basic ..............................................   $   0.16    $    (0.59)   $    (3.12)    $   (1.69)     $    (4.01)
   Diluted ............................................       0.16         (0.59)        (3.12)        (1.69)          (4.01)

BALANCE SHEET DATA (AT END OF PERIOD):
      Cash and cash equivalents .......................   $  6,230    $   13,544    $   16,568     $  30,502      $   11,441
      Total assets ....................................     50,346       290,760       262,033       272,868         303,851
      Total debt ......................................     17,294        76,123        66,372        66,467          41,775
      Total preferred stock ...........................      6,713        11,325        16,322         2,385          13,665
      Total shareholders' equity (deficit).............     15,247        40,217           431        27,287         (21,166)

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK IS RISKY. YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF COMMON STOCK. YOU SHOULD ALSO BE AWARE THAT THIS SECTION CONTAINS "FORWARD-LOOKING STATEMENTS." YOU SHOULD READ THESE STATEMENTS TOGETHER WITH THE DISCUSSION OF THE RISKS AND UNCERTAINTIES REGARDING THESE STATEMENTS CONTAINED UNDER THE HEADING "FORWARD-LOOKING STATEMENTS" IN THIS PROSPECTUS.

OUR DEFAULT UNDER OUR SECURED CREDIT FACILITY COULD TRIGGER ACCELERATION OF THE DEBT AND DEFAULTS UNDER OTHER LOANS, AND WE MAY NOT HAVE THE FINANCIAL RESOURCES TO PAY OFF THOSE LOANS IF THEY ARE ACCELERATED.

We are in default of covenants under the Secured Credit Facility, even though we are able to make scheduled payments of principal and interest when due. Therefore, under the Secured Credit Facility, the lenders are entitled to declare all principal and interest that we owe them to be immediately due and payable, an aggregate of $36.6 million as of April 30, 2000. Additionally, these lenders could exercise their right to take control of all our tangible property, including the stock of the subsidiaries that we pledged as collateral.

This default under the Secured Credit Facility could trigger default provisions in our other loans, which would also make all principal and interest under those loans immediately due and payable. If this happens or if the lenders under our Secured Credit Facility elect to use their remedies, we may not have sufficient funds to pay off all our defaulted loans. If these lenders take control of our tangible assets, we would lose several of our operational subsidiaries.

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE TO CONTINUE AS A GOING CONCERN AND ADDITIONAL FUNDS MAY NOT BE AVAILABLE.

We currently anticipate that our available cash resources will be sufficient to meet our expected working capital and capital expenditure requirements for less than six months. Because we are in default under the Secured Credit Facility, those lenders have refused to extend any additional credit to us. While we may be able to reduce our expenditures under existing contracts, a reduction could give rise to an obligation for us to pay liquidated damages.

We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available, we may not be able to continue as a going concern.

WE HAVE A SIGNIFICANT AMOUNT OF OUTSTANDING DEBT WHICH RESTRICTS OUR USE OF CASH RESOURCES FOR OPERATIONS AND SUBJECTS US TO RISKS OF DEFAULT.

We have incurred a high level of debt. At April 30, 2000, we had approximately $42 million of total debt outstanding. Payments of principal and interest on borrowings may leave us with insufficient cash resources for our operations. Further, a high debt level creates an increased risk that we may default on our obligations. We are in default under our Secured Credit Facility, as discussed above. As a result, the lenders who lent us funds under that facility could take the property securing their loans and could immediately require us to pay our obligations in full.

Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. These factors include, among other things:

         -        Changes in interest rates

         -        The state of the economy

         -        Our financial condition

         -        The amount of competition that we face

         -        Changes in the law

         -        Changes in the communications industry, generally

         -        Changes in our customer base

         - Timing of our customers' payment for existing work orders and projects

         - Seasonal factors that may hinder our ability to work on projects, including weather conditions

WE HAVE CONTRACTUAL OBLIGATIONS THAT WILL PLACE A SIGNIFICANT STRAIN ON OUR CASH RESOURCES IF WE CANNOT MEET THOSE OBLIGATIONS, AND OUR ABILITY TO MEET THOSE OBLIGATIONS IS IN SOME CASES OUT OF OUR CONTROL.

According to the terms of the documents relating to the Series C Preferred Stock if:

         -this registration statement which includes the shares of common stock underlying the Series C securities is not declared effective on or before November 30, 2000,

         -we are delisted under certain circumstances from any securities exchange, or

         -any representation or warranty by us to the holders is not true and correct,

then the holders of the outstanding shares of Series C Preferred Stock, in whole or part, have the option to require us to redeem their securities at a premium price equalling at least $18.0 million. Further, Sirit has the right to seek payment in cash of the $20.0 million judgment against us if this registration statement is not declared effective on or before November 30, 2000. Although we intend to use our commercially reasonable best efforts to comply with the provisions in the documents relating to the Series C Preferred Stock and the terms of the Sirit settlement, there can be no assurance that we will be able to do so, in part, because certain of such matters are dependent upon the efforts or approval of others (such as the SEC with respect to the timely effectiveness of this registration statement). In addition, there can be no assurance that we will not experience adverse operating results or other factors which could materially increase our cash requirements or adversely affect our liquidity position.

WE ARE CURRENTLY NOT IN COMPLIANCE WITH THE CONTINUED LISTING CRITERIA OF THE NASDAQ NATIONAL MARKET. AS A RESULT, OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET.

We are submitting a number of proposals for shareholder approval at a meeting currently expected to be held in late September or early October. Several of the proposals being submitted for approval include actions for which shareholder approval is required under rules applicable to companies listed on the Nasdaq National Market System, such as us.

Further, we did not hold an annual shareholders' meeting in 1999. We have discussed our failure to hold an annual meeting in 1999 with Nasdaq and have been granted a waiver of this requirement so long as we hold our annual meeting on or before October 2, 2000. If we fail to hold our annual meeting by October 2, 2000, we will be in violation of this requirement and will be subject to delisting.

Finally, we are required under the Nasdaq rules to establish and maintain an audit committee of at least three members, all of whom shall be independent directors by June 2001. We currently do not have three independent directors and our audit committee does not consist solely of independent directors. We intend to nominate for election at our annual shareholders' meeting two directors meeting the independence requirement. If we are unable to locate a third independent director or either of the two nominated directors are not elected by June 2001, we would also be in violation of Nasdaq's requirements and would be subject to additional delisting risks.

If we do not maintain the criteria required by Nasdaq or if shareholder approval is not obtained, but we nonetheless issue common stock contrary to the Nasdaq requirements, our securities could be delisted by Nasdaq. If we are delisted for any of these reasons, the common stock would likely be traded in the Over-The-Counter market on the OTC Electronic Bulletin Board. In such an event, the market price of the common stock may be adversely impacted and a shareholder may find it difficult to dispose, or obtain accurate quotations as to the market value, of the common stock.

WE GENERATE REVENUE FROM A CONCENTRATED GROUP OF CUSTOMERS, INCLUDING WORLDCOM AND THE NEW JERSEY CONSORTIUM. IF WE LOSE THESE CUSTOMERS, OUR REVENUE WILL BE NEGATIVELY AFFECTED.

Our customer base is highly concentrated and our key customers may change from year to year. We receive, and expect to continue to receive, a substantial portion of our total revenues and operating income from a concentrated group of customers, including WorldCom. If we lose WorldCom, the New Jersey Consortium or any other of our key customers and are unable to replace them, our business, financial condition and results of operations will be materially affected. As of April 30, 2000, the WorldCom Master Services Agreement accounted for approximately 25% of our total revenues and the New Jersey Consortium agreements accounted for approximately 20% of our total revenues. The termination of these agreements would materially affect our financial condition and results of operations.

IF WE FAIL TO MEET PERFORMANCE DEADLINES UNDER OUR SERVICE CONTRACTS, WE COULD BE SUBJECT TO MONETARY PENALTIES AND TERMINATION OF THE CONTRACTS.

Our contracts contain performance milestones and deadlines for the completion of phases of a project and the project as a whole. The failure to meet such milestones or deadlines could result in the imposition of penalty payments on us and/or termination of the contract, either of which would impair our financial results.

In particular, we have missed deadlines and failed to meet performance milestones under our contracts with the New Jersey Consortium, which includes the New Jersey Turnpike Authority, New Jersey Highway Authority, Port Authority of New York and New Jersey and the Delaware Department of Transportation. During fiscal year 1999, we paid approximately $4.5 million in liquidated damages for failing to perform our obligations and revenue had also been withheld under the contracts. As of June 1, 2000, we executed an amendment which established new milestones and deadlines. If we miss those new deadlines and performance milestones, we will incur penalties of up to $60,000 per day, additional revenue may be withheld from us and the New Jersey Consortium may terminate the contracts, any of which will significantly negatively affect our cash position and financial results generally.

MANY OF OUR CONTRACTS MAY BE CANCELED ON SHORT NOTICE, AND WE MAY NOT BE SUCCESSFUL IN REPLACING OUR CONTRACTS AS THEY ARE COMPLETED OR EXPIRE.

Under most of our master services agreements, the customer may terminate the agreement for any reason on 90 to 180 days' written notice. The termination or renegotiation of any such contracts or our failure to enter into new master services agreements with our customers could have a material adverse effect on our business and results of operations. Many of our contracts, including master contracts, are also opened to bid at the expiration of the contract term, and we may not be able to renew existing contracts that come up for bid. Our failure to win a significant number of existing contracts upon re-bid could have a material adverse effect on our results of operations or financial condition.

IF WE DEFAULT ON OUR NOTE TO WORLDCOM, OUR ABILITY TO GENERATE REVENUE UNDER THE WORLDCOM MASTER SERVICES AGREEMENT MAY BE NEGATIVELY AFFECTED, WHICH WOULD SIGNIFICANTLY IMPAIR OUR FINANCIAL RESULTS.

Under the terms of our acquisition agreement with WorldCom, we agreed to execute the WorldCom Note for $30.0 million in favor of WorldCom. As of April 30, 2000, $4.5 million was outstanding under the WorldCom Note. The remaining outstanding principal and interest on the WorldCom Note is due and payable by July 12, 2007. If we default on our obligation to pay the WorldCom Note, WorldCom will be able to do any or all of the following:

         -Reduce the minimum yearly and aggregate revenues we would receive under the Master Services Agreement;

         -Refuse to make additional advances under the Master Services
         Agreement;

         -Refuse to give us additional work under the Master Services Agreement while we are in default; and

         -Require us to pay a 10.5 percent annual default rate of interest while we are in default.

Our business and financial condition could be materially affected by any default under the WorldCom Note.


WE MUST MAINTAIN THE ABILITY TO OBTAIN PERFORMANCE BONDS TO MEET OUR OBLIGATIONS UNDER SERVICE CONTRACTS.

We must submit performance bonds on substantially all contracts obtained. As a result of our financial condition, we have had difficulty obtaining sufficient bonding capacity. If we continue to experience bonding difficulties it will impact our ability to complete order backlogs and will have a material adverse effect on our business and financial position.

WE ARE DEFENDANTS IN A LAWSUIT THAT COULD BECOME A CLASS ACTION LAWSUIT. AN ADVERSE OUTCOME IN THIS LAWSUIT OR OTHER LITIGATION WOULD IMPAIR OUR FINANCIAL POSITION AND CASH FLOW.

In 1998, Shipping Financial Services Corp. filed a lawsuit against us and some of our officers. Shipping Financial Services asserted claims under the federal securities laws that we and the officers named in the lawsuit allegedly caused us to falsely represent and mislead the public in connection with our acquisitions of MFSNT, assumption of certain contracts from COMSAT and our acquisitions of MFSNT, assumption of certain contracts from COMSAT and our ongoing financial condition as a result of the acquisition, assumption and the related financing transactions. The plaintiff is seeking certification as a class action on behalf of itself and all others similarly situated and is seeking unspecified damages and attorneys fees. We are currently assessing the allegations in the lawsuits and intend to vigorously defend this matter. An adverse outcome in this lawsuit or in other shareholder lawsuits would likely have a material adverse effect upon our consolidated financial position, results of operations and cash flow.

In the past six months, arbitrators have ruled against us in three separate litigation matters, for approximately $8.7 million. While we intend to appeal these arbitration awards, if we lose the appeal, payment of these awards would significantly negatively impact our cash position and our financial position.

We are subject to other lawsuits and claims for various amounts which arise out of the normal course of our business. We intend to vigorously defend these matters. We do not believe that any of these other lawsuits and claims will have a material adverse effect on our financial position.

OUR CUSTOMERS' FUTURE REQUIREMENTS MAY BE LESS THAN OUR BACKLOG ESTIMATE, WHICH WOULD REDUCE OUR EXPECTED REVENUE.

Our backlog is comprised of the uncompleted portion of services to be performed under our agreements with customers and the estimated value of future services we expect to provide those customers. Our master service agreements allow the customers to cancel orders at any time. Accordingly, our backlog estimate does not necessarily indicate the amount of our future sales. Cancellations of purchase orders or reductions in purchase orders in progress could negatively impact our revenues and thus, our financial condition as a whole.

OUR BUSINESS IS LABOR INTENSIVE AND IF WE CANNOT ATTRACT AND RETAIN QUALIFIED EMPLOYEES, WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY.

Our business has high employee turnover in many operations. The low unemployment rate in the United States could continue to make it difficult to find qualified personnel in some areas where we operate. Shortages of labor or increased labor costs could have a material adverse effect on our operations. There can be no assurance that we will be able to continue to hire and retain a sufficient labor force of qualified persons.

BECAUSE SOME OF OUR REVENUE IS DERIVED FROM CONTRACTS WITH
GOVERNMENTALLY-CONTROLLED ENTITIES, OUR ABILITY TO GENERATE REVENUE FROM THOSE CONTRACTS IS DEPENDENT ON THE CUSTOMERS RECEIVING NECESSARY GOVERNMENTAL FUNDING.

Our customer base for our telecommunications services includes public utilities and governmental units. Public utilities and governmental units often rely upon funding from government sources. If our customers do not receive necessary government funding, they may be unable to pay us for our work or order new work. If this occurs, these customers may be forced to reduce the amount of our work, cancel proposed projects, or delay payments under the contracts, which would lower our revenues and profits.

TO SUCCESSFULLY OPERATE OUR BUSINESS, WE MUST KEEP UP WITH RAPID TECHNOLOGICAL CHANGES IN THE TELECOMMUNICATIONS INDUSTRY.

The telecommunications industry is subject to rapid changes in technology. Wireline systems used for the transmission of video, voice and data are subject to potential displacement by various technologies, including wireless technologies. Other companies may develop new technologies that allow users to enhance their telecommunications services without significantly upgrading their existing networks. These new technologies could reduce the need for wireline services, undermine our ability to compete in the telecommunications business and otherwise harm our business, financial condition and results of operations.

OUR BUSINESS IS SUBSTANTIALLY DEPENDENT ON PROPRIETARY TECHNOLOGY. IF WE DO NOT ADEQUATELY PROTECT THIS TECHNOLOGY, OR IF OUR COMPETITORS DEVELOP SIMILAR TECHNOLOGY, OUR BUSINESS COULD BE NEGATIVELY AFFECTED.

We do not hold or own any patents for our technology and currently rely on a combination of contractual rights, exclusive and nonexclusive licenses, trade secrets and trademarks, to establish and protect our proprietary rights. Despite these efforts, our proprietary rights protection may not be sufficient to prevent competitors from developing similar technology.

We currently license hardware and software technology from third parties pursuant to contractual license arrangements and plan to continue to do so in the future. We may not be able to retain any or all of our licenses for software and hardware technology, and our inability to continue to utilize this technology could have a material adverse effect upon our results of operations and financial condition.

We attempt to ensure that our trade names, trademarks, technology and processes, including patents, trade names, trademarks, technology and processes owned by third parties that have been licensed to us, do not infringe patents and other proprietary rights; however, third parties may allege that these proprietary rights infringe upon the proprietary rights they hold. If infringement is alleged, we may try to obtain a license to use the proprietary right, but we may be unable to do so on acceptable terms, if at all. We may also try to challenge the infringement claim in court, but we may ultimately lose the challenge and could be required to pay the winning party damages, costs, and legal fees. Intellectual property litigation is often lengthy and, if initiated or prosecuted by or against us, would divert management's attention and resources from our operations. The legal costs and other expenses we may incur to challenge an infringement claim, even for claims that we may ultimately win, could also have a material adverse effect upon our business, results of operations and financial condition.

THE TELECOMMUNICATIONS INFRASTRUCTURE SERVICE INDUSTRY IS HIGHLY COMPETITIVE AND POTENTIAL COMPETITORS FACE FEW BARRIERS TO ENTRY. OUR INABILITY TO COMPETE SUCCESSFULLY COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

The telecommunications industry is highly competitive and we compete with other companies in most of the markets in which we operate. We may also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of services as we provide. There are relatively few significant barriers to entry into the markets we serve, and as a result, any organization that has adequate financial resources and access to technical expertise may compete with us. Also, since a significant portion of our revenues are derived from master service agreements where price is often an important factor, we may be outbid by new or existing competitors. Increased competition in the markets we serve may have a negative effect on our financial results.

OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER AND OUR REVENUE IS GENERALLY LOWER IN THE FIRST AND FOURTH QUARTERS OF THE YEAR.

Our quarterly results may not be indicative of longer-term performance. We have experienced and expect to continue to experience quarterly variations in revenues and income from operations. These variations result from many factors, including the following:

         -        The timing and volume of work under new or existing projects;

         -        The budgetary spending patterns of customers;

         - Timing of services that we perform under master services agreements;

         -        The termination of existing master services agreements;

         -        Costs incurred by us to support growth;

         -        The change in mix of our customers and business;

         - Fluctuations in insurance expenses due to changes in claims experience and actuarial assumptions;

         -        Changes in construction and design costs;

         -        General economic conditions;

         - The effect of the change of business between negotiated contracts and bid contracts; and

         - The timing of additional general and administrative expenses to support the growth of our business.

Revenues and income from operations in our first quarter and, occasionally, the fourth quarter, have in the past been, and may in the future be, adversely affected by weather conditions and the year-end budgetary spending patterns of our customers.

IF WE LOSE MEMBERS OF OUR SENIOR MANAGEMENT TEAM, OUR RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED.

We depend highly upon the continued services and experience of our senior management team, and managers of key operating subsidiaries. In the past two years, we have lost a number of significant members of senior management. We have replaced those managers with highly qualified senior executives. To be successful, we must efficiently integrate these new executives. In addition, the loss of the services of key individuals could have a material adverse effect on the business, financial condition and results of our operations.

OUR CHARTER DOCUMENTS AND FLORIDA LAW CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT MORE DIFFICULT TO EFFECT A CHANGE IN OUR CONTROL AND COULD ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK.

Our articles of incorporation and bylaws, and provisions of the Florida Business Corporation Act, may make it more difficult in some respects to effect a change in our control and replace incumbent management. These provisions may:

         -have a negative impact on the price of our common stock;

         -discourage third party bidders from making a bid for us; or

         -reduce any premiums paid to you for your common stock.

In addition, our board of directors has the authority to fix the rights and preferences of, and to issue additional shares of, our preferred stock. It also may take other actions without shareholder consent that may have the effect of delaying or preventing a change of our control.

FUTURE SALES OF OUR COMMON STOCK BY EXISTING SHAREHOLDERS MAY DEPRESS OUR STOCK PRICE.

As of August 17, 2000 we had approximately 16,374,504 shares of common stock issued and outstanding. Assuming that as of August 17, 2000 the Series B securities, the Series C securities, our Series D Preferred Stock, the Senior Note Warrants, the WorldCom securities and the Sirit shares were exercised, converted or issued, we would have had approximately 34,508,854 shares of common stock issued and outstanding on that date, substantially all of which would be eligible for sale in the public market, except for the 3,696,303 shares of common stock issuable upon conversion of the Series D Preferred Stock. Sales of a substantial number of shares in the public market could cause a reduction in the market price of our common stock.

                                 USE OF PROCEEDS

We are not selling any of the shares offered in this prospectus, and we will not receive any of the proceeds from the sale of these shares. However, we may receive proceeds from the exercise of the WorldCom option and the various warrants described herein, assuming that all exercises occur by the payment of the exercise price with cash, as follows:

         - To the extent that WorldCom exercises the WorldCom Option in full by paying the cash exercise price, we will receive gross proceeds in an amount equal to $14,000,000.

         - To the extent that the Series B warrants are exercised in full, we will receive gross proceeds in an amount equal to $7,020,000.

         - To the extent that the warrants issued in connection with our Senior Notes are exercised in full, we will receive gross proceeds in an amount equal to $3,378,416.25.

         - To the extent the Series C warrants are exercised we will receive gross proceeds in an amount equal to $7,400,000.

We will bear all costs and expenses associated with registering the shares. The gross proceeds that we receive from the exercise of these securities will be reduced by the amount of related expenses. We anticipate that we will use the gross proceeds from exercise, if any, for working capital and general corporate purposes.

                                 CAPITALIZATION

The following table sets forth, as of April 30, 2000, the unaudited capitalization of the Company, on a consolidated basis and as adjusted as described below. This table should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto included elsewhere in this prospectus. Dollar amounts are in thousands.

                                                          At April 20, 2000             As Adjusted( )
                                                         -------------------           ----------------
Advances from WorldCom                                        $ 32,000                   $      --
                                                              ========                   =========
Total debt(1):
Secured Credit Facility                                         35,000                      35,000
WorldCom Note(2)                                                 4,456                       4,456
Revolving lines of credit                                        1,459                       1,459
Other debt(4)                                                      860                         860
                                                              --------                   ---------
Total debt                                                      41,775                      41,775
                                                              ========                   =========
Temporary equity:
Series C Convertible Preferred Stock(5)                         13,665                      13,665
Common securities subject to mandatory redemption:
Common stock                                                     4,911                       4,911
Series B Preferred Stock Exchange Warrants                       1,213                       1,213
Series C Preferred Stock Warrants                                  784                       1,458
                                                              --------                   ---------
                                                                20,573                      21,247
                                                              ========                   =========
Stockholders' deficit:
Common Stock                                                        15                          15
Series D Convertible Preferred Stock(5)                             --                      37,000
Additional paid-in capital                                      69,303                      69,303
Senior Note Warrants                                             1,244                       1,244
Series B Preferred Stock Warrants                                2,735                       2,735
Series C Preferred Stock Warrants                                  313                         313
WorldCom SAR                                                       606                         606
Retained Deficit(6)                                            (99,911)                   (129,813)
                                                              --------                   ---------
Total Shareholders' Deficit                                    (25,695)                    (18,597)
                                                              --------                   ---------
Total Capitalization                                          $ 68,653                   $  44,425
                                                              --------                   ---------

(1) For information concerning our indebtedness outstanding at April 30, 2000, see Note 10 "Debt" of Notes to our Condensed Consolidated Financial Statements.

(2) See Note 10, "Debt" of Notes to our Condensed Consolidated Financial Statements for discussion of the WorldCom Note.

(3)      Consists of revolving lines of credit held by two of our subsidiaries.

(4)      Consists primarily of capital leases for construction equipment.

(5) A total of 1 million shares of preferred stock is authorized, of which 1,200 shares have been designated Series A Convertible Preferred Stock, 4,000 shares have been designated Series B Convertible Preferred Stock, 5,000 shares have been designated Series C Convertible Preferred Stock and 1,000 shares have been designated Series D Convertible Preferred Stock. At April 30, 2000, all of the Series A Convertible Preferred Stock had been converted, all of the Series B Convertible Preferred Stock has been repurchased or converted and the Series C Convertible Preferred Stock was outstanding. The Series D Convertible Preferred Stock was issued to WorldCom subsequent to April 30, 2000 in exchange for $32.0 million in advances made to us prior to April 30, 2000 plus $5.0 million in advances we received after that date. See Note 10, "Debt" and Note 12, "Preferred Stock" of Notes to our Condensed Consolidated Financial Statements.

(6) The pro forma reduction in retained deficit relates to the following charges we anticipate during the three months ended July 31, 2000: (a) a $25.0 million charge related the SIRIT Settlement; (b) a $4.2 million charge related to additional common shares issuable to the Palladin group; and (c) a $0.7 million charge related 750,000 additional warrants given to the Series C Stock holders. See Note 19, "Pro Forma Financial Information," of Notes to our Condensed Consolidated Financial Statements.

                MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

The common stock is traded on the Nasdaq National Market under the trading symbol "ABTE." The following table provides for each period indicated the high and low sale prices for the common stock.

                                                               SALE PRICE RANGE
                                                            ---------------------
                                                             High           Low
                                                            -------      --------
          YEAR ENDED OCTOBER 31, 1998

          1ST Quarter                                       $  9.81      $  9.63
          2nd Quarter                                         12.44         7.31
          3rd Quarter                                         20.31         9.38
          4th Quarter                                         10.38         1.75

          YEAR ENDED OCTOBER 31, 1999

          1st Quarter                                         12.38         5.25
          2nd Quarter                                         11.56         5.75
          3rd Quarter                                         12.94         5.81
          4th Quarter                                         10.06         7.50

          YEAR ENDED OCTOBER 31, 2000

          1st Quarter                                         11.87         4.50
          2nd Quarter                                          6.72         1.88
          3rd Quarter                                          3.88         1.13
          4th Quarter (through August 29, 2000)                3.47         2.13

On August 29, 2000 the last reported sales price of the common stock was $2.88 and there were approximately 386 record holders of the common stock.

We have never paid any dividends to holders of shares of common stock. The terms of our Secured Credit Facility, the Series C Preferred Stock and the Series D Preferred Stock restrict or prohibit our ability to declare or pay dividends on shares of common stock.

We expect that we will retain our earnings, if any, to finance operations. Thus, we do not expect to pay dividends to holders of common stock for the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

We have provided you with a summary of our historical consolidated financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our results of operations reflect the operating results of MFSNT and other acquired businesses only from the respective dates of acquisition. Accordingly, our results are not necessarily comparable on a period-to-period basis. See the consolidated financial statements for the Company, and the related notes to those statements, which are included in this prospectus. The financial data for the six months ended April 30, 1999 and 2000 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position and results of the Company for such period. Due to seasonality and other market factors, the consolidated historical results for the six months ended April 30, 2000 are not necessarily indicative of results for a full year.

                                                                                Year Ended October 31,
                                                           --------------------------------------------------------------
                                                             1995         1996        1997        1998         1999
                                                           --------     --------     --------     ---------     ---------
INCOME STATEMENT DATA:
   Revenue:
      Construction and maintenance ......................  $ 35,408     $ 48,906     $ 86,334     $ 217,481     $ 382,844
      Conduit Sale ......................................        --           --           --            --        35,721
                                                           --------     --------     --------     ---------     ---------
   Total Revenue: .......................................    35,408       48,906       86,334       217,481       418,565

   Costs and Expenses:
      Costs of revenues .................................    27,720       40,486       68,164       179,505       330,387
      Costs of Conduit Sale .............................        --           --           --            --        34,673
      General and administrative ........................     5,464        8,404        8,797        18,967        41,041
      Depreciation and amortization .....................     1,914        2,750        4,532         7,600        11,833
      Impairment of long-lived assets ...................        --           --           --            --         2,515
      Charges and transactions/translations losses
      related to Latin American operations ..............        96        3,553           --            --            --
                                                           --------     --------     --------     ---------     ---------

   Total costs and expenses .............................    35,194       55,193       81,493       206,072       420,449
                                                           --------     --------     --------     ---------     ---------

   Income (loss) from operations ........................       214       (6,287)       4,841        11,409        (1,884)
                                                           --------     --------     --------     ---------     ---------

   Other income (expenses):
      Interest expense ..................................    (1,118)      (1,350)      (1,565)       (5,534)       (9,512)
      Change in value of stock appreciation rights ......        --           --           --            --        (1,814)
      Equity in losses of investment in Kanas ...........        --           --           --            --          (591)
      Other .............................................       574          238          601           662          (761)
                                                           --------     --------     --------     ---------     ---------

   Total other expenses..................................      (546)      (1,112)        (964)       (4,872)      (12,678)
                                                           --------     --------     --------     ---------     ---------

   Income (loss) before income taxes, minority
   interest and extraordinary item ......................      (332)      (7,399)       3,877         6,537       (14,562)
   Provision for (benefit from) income taxes ............      (368)        (891)         727         3,405          (138)
                                                           --------     --------     --------     ---------     ---------

   Income (loss) before minority interest and
   extraordinary item ...................................        36       (6,508)       3,150         3,132       (14,424)
   Minority interest ....................................      (317)         598         (293)         (618)         (569)
                                                           --------     --------     --------     ---------     ---------

   Income (loss) before extraordinary item ..............      (281)      (5,910)       2,857         2,514       (14,993)
   Extraordinary loss on early extinguishment of
   debt, net of tax of zero in 1999 .....................        --           --           --            --        (3,067)
                                                           --------     --------     --------     ---------     ---------
   Net income (loss) ....................................      (281)      (5,910)       2,857         2,514       (18,060)
   Beneficial conversion privilege of preferred stock ...        --           --       (1,266)       (8,013)           --
   Repurchase of Series B Preferred Stock ...............        --           --           --            --        (4,496)
   Modification of conversion price of Series B
      Preferred Stock....................................        --           --           --            --        (6,430)
   Modification of exercise price of Series B
   Preferred Stock Warrants .............................        --           --           --            --        (1,894)
   Increase in default redemption value of Series B
   Preferred Stock ......................................        --           --           --            --        (5,878)
   Preferred stock dividends ............................        --           --         (260)         (341)           --
                                                           --------     --------     --------     ---------     ---------
   Income (loss) applicable to common stock .............  $   (281)    $ (5,910)    $  1,331     $  (5,840)    $ (36,758)
                                                           ========     ========     ========     =========     =========

   Income (loss) applicable to common stock per
      share:(1)
   Basic:
      Income (loss) applicable to common stock
      before extraordinary item .........................  ($  0.03)    ($  0.71)    $   0.16     ($   0.59)    ($   2.86)
      Extraordinary loss ................................        --           --           --            --         (0.26)
      Income (loss) applicable to common stock ..........     (0.03)       (0.71)        0.16         (0.59)        (3.12)
   Diluted:
      Income (loss) applicable to common stock
      before extraordinary item .........................     (0.03)       (0.71)        0.16         (0.59)        (2.86)
      Extraordinary loss ................................        --           --           --            --         (0.26)
      Income (loss) applicable to common stock ..........     (0.03)       (0.71)        0.16         (0.59)        (3.12)

BALANCE SHEET DATA (AT END OF PERIOD):
   Cash and cash equivalents ............................  $  2,952     $  3,267     $  6,230     $  13,544     $  16,568
      Total assets ......................................    32,482       38,919       50,346       290,760       262,033
      Total debt ........................................     8,475       14,742       17,294        76,123        66,372
      Total preferred stock .............................        --           --        6,713        11,325        16,322
      Total shareholders' equity ........................    17,467       11,598       15,247        40,217           431

                                                                      Six Months Ended April 30,    Three Months Ended April 30,
                                                                      --------------------------    ----------------------------
                                                                         1999             2000         1999              2000
                                                                      ----------       ---------    ----------        ----------
   Revenue:
      Construction and maintenance ...........................         $ 181,088       $ 238,741    $   88,008        $  131,826
      Conduit Sale ...........................................            35,721              --        35,721                --
                                                                       ---------       ---------    ----------        ----------
   Total Revenue: ............................................           216,809         238,741       123,729           131,826

   Costs and Expenses:
      Construction and Maintenance ...........................           155,656         247,167        77,560           144,641
      Costs of Conduit .......................................            34,673              --        34,673                --
      General and administrative .............................            18,367          29,609         8,681            17,642
      Impairment of intangible assets ........................             2,465              --         2,465                --
      Depreciation and amortization ..........................             5,984           5,633         3,207             2,825
                                                                       ---------       ---------    ----------        ----------
   Total costs and expenses ..................................           217,145         282,409       126,586           165,108
                                                                       ---------       ---------    ----------        ----------
   Loss from operations ......................................              (336)        (43,668)       (2,857)          (33,282)
                                                                       ---------       ---------    ----------        ----------

   Other income (expense):
      Interest expense .......................................            (4,688)         (3,965)       (2,210)           (1,516)
      Equity in losses/impairment of investment in
      Kanas ..................................................                --         (12,184)           --           (11,875)
      Change in value of stock appreciation rights ...........             1,896           3,710         7,230                --
      Other ..................................................              (554)            368          (551)               44
                                                                       ---------       ---------    ----------        ----------
   Total other income (expense) ..............................            (3,346)        (12,071)        4,469           (13,347)
                                                                       ---------       ---------    ----------        ----------

   Loss before income taxes, minority interest
   and extraordinary item ....................................            (3,682)        (55,739)        1,612           (46,629)
   Provision for (benefit from) income taxes .................               (35)             --            15              (296)
                                                                       ---------       ---------    ----------        ----------

   Loss before minority interest and extraordinary item ......            (3,647)        (55,739)        1,597           (46,333)

   Minority interest .........................................               199              50           125               122
                                                                       ---------       ---------    ----------        ----------

   Loss before extraordinary item ............................            (3,846)        (55,789)        1,472           (46,455)
   Extraordinary loss on early extinguishment of debt ........            (3,067)             --        (3,067)               --
                                                                       ---------       ---------    ----------        ----------

   Net loss ..................................................            (6,913)        (55,789)       (1,595)          (46,455)
   Increase in default redemption value of Series B
   Preferred Stock ...........................................                --          (1,404)           --                --
   Redemption of 2,785 shares of Series B Preferred Stock ....            (4,323)             --        (4,323)               --
   Modification of exercise price of Series B
   Preferred Stock Warrants ..................................            (1,894)             --        (1,894)               --
   Modification of conversion price of Series B
   Preferred Stock ...........................................            (6,430)             --        (6,430)               --
   Series C Preferred Stock dividends and accretion ..........                --            (262)           --              (262)
   Series B Preferred Stock dividends ........................              (244)             --           (64)               --
                                                                       ---------       ---------    ----------        ----------
   Loss applicable to common stock ...........................         $ (19,804)      $ (57,455)   $  (14,306)       $  (46,717)
                                                                       =========       =========    ==========        ==========

   Loss applicable to common stock per share (1)
   Basic:
      Loss before extraordinary item .........................         $   (1.43)      $   (4.01)   $    (0.96)       $    (2.93)
      Extraordinary loss on the early extinguishment
      of debt ................................................             (0.26)             --         (0.26)               --
      Loss applicable to common stock ........................             (1.69)          (4.01)        (1.22)            (2.93)
   Diluted:
      Loss before extraordinary item .........................             (1.43)          (4.01)        (0.96)            (2.93)
      Extraordinary loss on the early extinguishment
      of debt ................................................             (0.26)             --         (0.26)               --
      Loss applicable to common stock ........................             (1.69)          (4.01)        (1.22)            (2.93)

BALANCE SHEET DATA (AT END OF PERIOD):
      Cash and cash equivalents ..............................            30,502          11,441        30,502            11,441
      Total assets ...........................................           272,868         303,851       272,868           303,851
      Total debt .............................................            66,467          41,775        66,467            41,775
      Total preferred stock ..................................             2,385          13,665         2,385            13,665
      Total shareholders' equity (deficit) ...................            27,287         (21,166)       27,287           (21,166)

(1) Per share data has been restated, where applicable, in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which became effective for the Company during the fiscal year ended October 31, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for historical information contained herein, the matters discussed below contain forward looking statements that involve risk and uncertainties, including but not limited to economic, governmental and technological factors affecting the Company's operations, markets and profitability.

OVERVIEW
The Company's unaudited operating results reflect the unaudited operating results of Southern Aluminum & Steel Corporation ("SASCO") and Specialty Electronic Systems, Inc. ("SES") only from the date of acquisition that was November 1, 1999. Combined selected financial information of SASCO and SES during the three and six months ended April 30, 2000 were as follows:

                                                       For the Months Ended April 30, 2000
                                                       -----------------------------------
                                                         Three                      Six
                                                       ---------                 ---------
Revenues                                               $   6,273                 $  11,020
Costs of revenues                                          4,854                     9,500
General and administrative expenses                          514                     1,032
Depreciation and amortization                                 28                        59
Other expense                                                 39                        82
                                                       ---------                 ---------
Net income                                             $     838                 $     347
                                                       ---------                 ---------

See Note 6, "Assumption of COMSAT Contracts," to the accompanying condensed consolidated financial statements for a discussion and summary of contracts assumed from the Texas Department of Transportation during the fiscal year ended October 31, 1998. All of the COMSAT Contracts were substantially complete as of October 31, 1999. The revenues, cost of revenues and gross margins were non-recurring and are not generally indicative of returns we expect to achieve on future contracts.

                                          For the Three Months     For the Six Months      For the Fiscal Years
                                             Ended April 30,        Ended April 30,          Ended October 31,
                                          --------------------    -------------------      ---------------------
                                           2000          1999      2000        1999          1999          1998
                                          ------        ------    ------      -------      -------       -------
Billings on the COMSAT contracts(1)       $   --        $3,251    $   --      $ 5,556      $ 7,952       $11,327
Deferred revenue recognized                   --         1,032        --        2,531        3,935         8,481
                                          ------        ------    ------      -------      -------       -------
                                              --         4,283        --        8,087       11,887        19,808
Direct contract costs                         --         2,048        --        5,115        8,675        10,672
                                          ------        ------    ------      -------      -------       -------
Gross margin from COMSAT contracts        $   --        $2,235    $   --      $ 2,972      $ 3,212       $ 9,136
                                          ------        ------    ------      -------      -------       -------

The following table sets forth selected elements of our condensed consolidated statements of operations as a percentage of our revenues:

                                       For the Three Months     For the Six Months      For the Fiscal Years Ended
                                          Ended April 30,        Ended April 30,               October 31,
                                      ---------------------   --------------------   -----------------------------
                                         2000        1999        2000       1999       1999       1998       1997
                                      ---------   ---------   ---------   --------   -------   --------    -------
Revenues:
     Construction and maintenance         100.0%       71.1%      100.0%      83.5%     91.5%     100.0%     100.0%
     Conduit sales                           --        28.9          --       16.5       8.5         --         --
                                      ---------   ---------   ---------   --------   -------   --------    -------
                                          100.0       100.0       100.0      100.0     100.0      100.0      100.0

Costs and expenses:
     Construction and maintenance         109.7        62.7       103.5       71.8      78.9       82.5       79.0
     Costs of conduit                        --        28.0          --       16.0       8.3         --         --
     General and administrative
          expense                          13.4         7.0        12.4        8.5       9.8        8.7       10.2
     Impairment of intangible assets         --         2.0          --        1.1       0.6         --         --
     Depreciation and amortization          2.1         2.6         2.4        2.8       2.8        3.5        5.2
                                      ---------   ---------   ---------   --------   -------   --------    -------
Income (loss) from operations             (25.2)       (2.3)      (18.3)      (0.2)     (0.4)       5.3        5.6
Other expenses, net                       (10.0)        1.0        (5.1)      (3.0)     (3.9)      (4.1)      (2.3)
                                      ---------   ---------   ---------   --------   -------   --------    -------
Net income (loss)                         (35.2)       (1.3)      (23.4)      (3.2)     (4.3)       1.2        3.3
Income (loss) applicable to common
     stock                                (35.4)      (11.6)      (24.1)      (9.1)     (8.8)      (2.7)       1.5
                                      ---------   ---------   ---------   --------   -------   --------    -------

RESULTS OF OPERATIONS

THREE AND SIX MONTHS ENDED APRIL 30, 2000 COMPARED WITH THE THREE AND SIX MONTHS ENDED APRIL 30, 1999

The following discussion and analysis relates to our financial condition and results of operations for the three and six months ended April 30, 2000 and 1999. This information should be read in conjunction with our condensed consolidated financial statements appearing elsewhere in this prospectus.

REVENUES. Construction and maintenance revenues were $131.8 million for the three months ended April 30, 2000, compared to $88.0 million for the same three month period of fiscal 1999 an increase of $43.8 million or 49.8 percent. Construction and maintenance revenues were $238.7 million for the six months ended April 30, 2000, compared to $181.1 million for the same six month period of fiscal 1999 an increase of $57.6 million or 31.8 percent. Substantially all of the increase is due to increased revenues from the WorldCom Master Services Agreement and the New Jersey Consortium Contracts.

Our estimated backlog at May 30, 2000, was as follows (in thousands):

                                                   Operations and
                                    Construction     Maintenance
Organizational Group                  Contracts       Contracts      Total
                                    ------------   --------------   --------
Network Services                      $376,000        $111,000      $487,000
Transportation Services                110,000         110,000       220,000
Construction                           138,000          29,000       167,000
                                      --------        --------      --------
                                      $624,000        $250,000      $874,000
                                      --------        --------      --------


We expect to complete approximately 40% of the total backlog within the next twelve months. Due to the nature of our contractual commitments, in many instances our customers do not commit to the volume of services to be purchased under a contract but, rather, commit us to perform these services if requested by the customer and commit to obtain these services from us if they are not performed internally. Many of the contracts are multi-year agreements, ranging from less than one year to 20 years. We include the full amount of services projected to be performed over the lives of the contract in backlog due to our historical relationships with our customers and our experience in procurements of this nature. Contract backlog of $500 million is under performance bonds and we may be subject to liquidated damages for failure to perform in a timely manner. Our backlog may fluctuate and does not necessarily indicate the amount of future sales. A substantial amount of the order backlog can be canceled at any time without penalty, except, in some cases, we can recover actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from our customers could have a material adverse effect on our business, operating results and financial condition. In addition, there can be no assurance as to customers' requirements during a particular period or that such estimates at any point in time are accurate.

As a result of our consolidated financial condition, there can be no assurances that we can obtain the bonding necessary to bid on and accept new projects.

Conduit Sales - Sales of conduit during the three months ended April 30, 1999, related to sales of capacity in the NYSTA Network and generated revenues, costs of conduit and margins of $35.7 million, $34.7 million and $1.0 million, respectively. There were no comparable sales during the six months ended April 30, 2000. However, during that period we expended $39.8 million for "networks under construction" that we expect to sell or lease in future periods. Refer to
Note 7, "Networks Under Construction," to the accompanying condensed consolidated financial statements for a further discussion of these projects.

COSTS OF REVENUES. Construction and maintenance costs were $144.6 million for the three months ended April 30, 2000, compared to $77.6 million for the same three month period of fiscal 1999, an increase of $67.0 million or 86.5 percent. Construction and maintenance costs were $247.2 million for the six months ended April 30, 2000, compared to $155.7 million for the same three month period of fiscal 1999, an increase of $91.5 million or 58.8 percent.

Our construction and maintenance margins were (9.7) percent and (3.5) percent for the three and six months ended April 30, 2000, respectively, compared to
11.9 percent and 14.0 percent during the comparable periods of fiscal 1999. As discussed and summarized in Note 16, "Segment Information" to the accompanying condensed consolidated financial statements, the negative construction and maintenance margins during fiscal 2000 and the substantial reduction in such margins from fiscal 1999 related primarily to current and future losses recorded on the New Jersey Consortium Contracts.

The following is a summary of the reserves for losses on uncompleted contracts (amounts in thousands):

                                     Network Services Group     Transportation Services Group              Total
                                    -----------------------     -----------------------------     -----------------------
                                      2000           1999           2000           1999             2000           1999
                                    --------       --------       --------       --------         --------       --------

Balance, beginning of fiscal
year                                $  5,703       $  8,029       $  2,917       $ 17,361         $  8,620       $ 25,390
Additions(1)                             141             --         4,744             --             4,885             --
Amount utilized                         (393)        (1,231)        (961)        (6,068)            (1,354)        (7,299)
                                    --------       --------       --------       --------         --------       --------
Balance, January 31                    5,451          6,798         6,700         11,293            12,151         18,091
Additions(1)                             627             --        18,885          1,858            19,512          1,858
Amount utilized                          (53)        (1,250)       (1,005)        (1,044)           (1,058)        (2,294)
                                    --------       --------       --------       --------         --------       --------
Balance, April 30                   $  6,025       $  5,548       $ 24,580       $ 12,107         $ 30,605       $ 17,655
                                    --------       --------       --------       --------         --------       --------

(1) Additions during the three and six months ended April 30, 2000, related primarily to the New Jersey Consortium Contracts. Additions and amounts utilized exclude previously unprojected losses incurred during each period (refer to Note 16, "Segment Information").

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $17.6 million for the three months ended April 30, 2000, compared to $8.7 million for the same three month period of fiscal 1999, an increase of $8.9 million or 102.3 percent. General and administrative expenses were $29.6 million for the six months ended April 30, 2000, compared to $18.4 million for the same six month period of fiscal 1999, an increase of $11.2 million or 60.9 percent. The increase in general and administrative expense during the three and six months ended April 30, 2000, compared to the same period of fiscal 1999 related primarily to increased professional fees associated with the SIRIT litigation (refer to Note 11, "Contingencies," to the accompanying condensed consolidated financial statements), increased financial advisory fees (refer to Note 14, "Financial Advisory Services," to the accompanying condensed consolidated financial statements) and higher overall executive compensation.

OTHER EXPENSE, NET. Other income (expense), consisted of the following (dollars in thousands):

                                                                         For the Three Months Ended April 30,
                                                              -----------------------------------------------------------
                                                                 2000             1999           $Change          %Change
                                                              ---------        ---------        --------          -------

Interest expense                                              $ (1,516)        $ (2,210)        $    694             31.4%
Change in value of stock appreciation rights                        --            7,230            7,230            100.0
Equity in losses/impairment of investment in Kanas             (11,875)              --          (11,875)              --
Benefit from (provision for) income taxes                          296              (15)             311          2,073.3
Minority interest                                                 (122)            (125)              (3)            (2.4)
Extraordinary loss on the early extinguishment of debt              --           (3,067)          (3,067)          (100.0)
Other, net                                                          44             (551)             595            108.0

                                                                          For the Six Months Ended April 30,
                                                              -----------------------------------------------------------
                                                                 2000             1999           $Change          %Change
                                                              ---------        ---------        --------          -------

Interest expense                                              $ (3,965)        $ (4,688)        $    723             15.4%
Change in value of stock appreciation rights                     3,710            1,896            1,814             95.7
Equity in losses/impairment of investment in Kanas             (12,184)              --          (12,184)              --
Benefit from (provision for) income taxes                           --               35              (35)          (100.0)
Minority interest                                                  (50)            (199)             149             74.9
Extraordinary loss on the early extinguishment of debt              --           (3,067)           3,067            100.0
Other, net                                                         368             (554)             922            166.4

Interest Expense - The decrease in interest expense during fiscal 2000 compared to fiscal 1999 is primarily attributable to the lower outstanding balance due WorldCom resulting from the WorldCom Debt to Equity Conversion. During the three months ended April 30, 2000, we had $35.0 million outstanding under our Secured Credit Facility, $4.5 million outstanding under the WorldCom Note with an interest rate of 11.5 percent per annum and $19.2 million outstanding under property taxes payable that is net of imputed interest at 15 percent per annum.

The $32.0 million outstanding under the WorldCom Advance is non-interest bearing.

Stock Appreciation Rights - The change in the value of the stock appreciation rights is a non-cash item related to the value of amounts potentially owed to WorldCom under the existing WorldCom stock appreciation rights (WorldCom SARs). Management expects the conversion of WorldCom SARs into options for our common stock at our next shareholders' meeting and will not result in a cash charge to the Company. The value of the WorldCom SARs will be increased or decreased based on the intrinsic value of the WorldCom SARs utilizing the price of our common stock at each reporting date until the WorldCom SARs are converted to options or exercised by WorldCom.

Equity in Losses/Impairment of Investment in Kanas - As reflected in Note 8, "Investment in Kanas (Held for Sale)," in the accompanying condensed consolidated financial statements, we wrote off our investment in Kanas during the three months ended April 30, 2000.

Extraordinary Loss on the Early Extinguishment of Debt - During the three months ended April 30, 1999, we purchased all of our outstanding Senior Subordinated Notes with an outstanding principal balance of $10.0 million resulting in an extraordinary loss from the early extinguishment of debt of $3.1 million. The Senior Subordinated Notes were purchased with proceeds from the WorldCom Advance.

LOSS APPLICABLE TO COMMON STOCK. Loss applicable to common stock was $46.7 million for the three months ended April 30, 2000, compared to $14.3 million for the same three month period of fiscal 1999, an increase of $32.4 million or
226.6 percent. During the three months ended April 30, 2000, we recorded approximately $0.3 million of dividends and accretion related to the Series C Preferred Stock.

Loss applicable to common stock was $57.5 million for the six months ended April 30, 2000, compared to $19.8 million for the same six month period of fiscal 1999, an increase of $37.7 million or 190.1 percent. During the six months ended April 30, 2000, we recorded approximately $1.4 million related to the increase in default redemption value of the Series B Preferred Stock and approximately $0.3 million of dividends and accretion related to the Series C Preferred Stock.

Loss applicable to common stock for the six months ended April 30, 1999, was adversely affected by charges of $12.6 million related to the February 1999 partial redemption and modification of the Series B Preferred Stock and related warrants.

FISCAL YEAR ENDED OCTOBER 31, 1999 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1998.

REVENUES. For the fiscal year ended October 31, 1999, revenues totaled $418.6 million compared to $217.5 million during the fiscal year ended October 31, 1998, an increase of $201.1 million or 92.0 percent. This increase in revenues is due primarily to growth in our operations through the acquisition of MFSNT on July 2, 1998. Revenues generated by MFSNT for the fiscal year ended October 31, 1999, totaled approximately $264.0 million and included sales of conduit capacity of approximately $35.7 million.

COST OF REVENUES. For the fiscal year ended October 31, 1999 cost of revenues totaled $365.1 million compared to $179.5 million during the fiscal year October 31, 1998, an increase of $185.6 million or 103.0 percent. This increase in cost of revenues is due primarily to growth in our operations through the acquisition of MFSNT on July 2, 1998. Cost of revenues incurred by MFSNT for the fiscal year ended October 31, 1999, totaled approximately $233.5 million and included cost associated with sales of conduit capacity of approximately $34.7 million.

Our construction and maintenance margins (Revenues less Cost of Revenues) were $53.5 million or 12.8 percent for the fiscal year ended October 31, 1999, compared to $38.0 million or 17.5 percent for the fiscal year ended October 31, 1998. The dollar increase in construction and maintenance margins is due primarily to the acquisition of MFSNT on July 2, 1998. Construction and maintenance margins generated by MFSNT for the fiscal year ended October 31, 1999, totaled approximately $31.6 million and included margins from sales of conduit capacity of $1.0 million. The decrease in construction and maintenance margins on a percentage basis from fiscal year 1999 to fiscal year 1998 was due primarily to increased emphasis on cost plus contracts (predominately with WorldCom) and negative margins generated by former subsidiaries Dial and AIS (which were closed in fiscal year 1999).

As of July 2, 1998, we estimated the need for reserves for contract losses with respect to MFSNT contracts of $40.5 million. These reserves relate to specific MFSNT jobs identified as Loss Jobs. Revenues and costs recognized in our consolidated statement of operations related to these identified Loss Jobs subsequent to the acquisition date have resulted in no net margin as all losses were recorded against the reserve balance. We utilized the reserves for losses on uncompleted contracts only on those jobs identified as Loss Jobs at the date of acquisition. The following is a summary of the reserves for losses on uncompleted contracts (amounts in thousands):

                                    Network        Transportation
                                   Services           Services             Total
                                  --------        --------------        --------

Balance, July 2, 1998(1)             16,266             24,234             40,500
Amount utilized                      (8,237)            (6,873)           (15,110)
                                   --------           --------           --------
Balance, October 31, 1998             8,029             17,361             25,390
Valuation adjustments(2)              2,463             (3,082)              (619)
Amount utilized                      (4,789)           (11,362)           (16,151)
                                   --------           --------           --------
Balance, October 31, 1999          $  5,703           $  2,917           $  8,620
                                   --------           --------           --------

(1) The valuation adjustments made during the fiscal year ended October 31, 1999, were the result of final projected cost estimates on previously identified Loss Jobs unavailable at the date of acquisition.

GENERAL AND ADMINISTRATIVE EXPENSES. For the fiscal year ended October 31, 1999 general and administrative expenses were $41.0 million compared to $19.0 million during the fiscal year ended October 31, 1998, an increase of $22.0 million or
116.0 percent. This increase in general and administrative expenses is due primarily to growth in our operations through the acquisition of MFSNT on July 2, 1998. General and administrative expenses incurred by MFSNT for the fiscal year ended October 31, 1999, totaled approximately $14.8 million. The remaining increase was due to i) significant professional fees associated with pending litigation and reviews by the Securities and Exchange Commission; ii) increases in our management structure necessary to support our increased revenue in accordance with our strategic objective; and iii) costs associated with ongoing efforts to recapitalize the Company.

DEPRECIATION AND AMORTIZATION. For the fiscal year period ended October 31, 1999, depreciation and amortization expense totaled $11.8 million compared to $7.6 million during the fiscal year ended October 31, 1998, an increase of $4.2 million or 55.0 percent. As a percentage of revenues, depreciation and amortization decreased from 3.5 percent during fiscal year 1998 to 2.8 percent during fiscal year 1999 due to an increase in revenues which did not require the same percentage increase in capital assets to support our operations.

IMPAIRMENT OF LONG-LIVED ASSETS. During the fiscal year ended October 31, 1999, we closed Dial and AIS that resulted in impairment of Dial goodwill of $1.3 million. We also wrote-off $1.2 million of equipment.

INCOME (LOSS) FROM OPERATIONS. For the fiscal year ended October 31, 1999, loss from operations was $1.9 million compared to income from operations of $ 11.4 million for the fiscal year ended October 31, 1998, a decrease of $13.3 million or 117.0 percent. This decrease, as discussed above, was due primarily to lower construction and maintenance margins and increased general and administrative expenses.

OTHER EXPENSE, NET. For the fiscal year ended October 31, 1999, other expense totaled $16.2 million compared to $8.9 million during the fiscal year ended October 31, 1998, an increase of $7.3 million or 82.0 percent. Other expense includes the following for the fiscal years ended October 31 (amounts in thousands):

                                                                1999             1998           $Change        %Change
                                                              --------         --------         --------       -------

Interest expense                                              $  9,512         $  5,534         $  3,978           72%
Extraordinary loss                                               3,067               --            3,067           --
Change in value of stock appreciation rights                     1,814               --            1,814           --
Provision for (benefit from) income taxes                         (138)           3,405           (3,543)        (104)%
Other                                                            1,921              (44)           1,965         4,466%

Interest Expense - The increase of $4.0 million in interest expense is due primarily to the $30.0 million, 11.5 percent debt associated with the acquisition of MFSNT on July 2, 1998 and accreted interest at 15 percent on property taxes payable assumed in the acquisition of MFSNT.

Extraordinary Loss - During the fiscal year ended October 31, 1999, we purchased all of our Senior Subordinated Notes with an outstanding principal balance of $10.0 million resulting in an extraordinary loss from the early extinguishment of debt of $3.1 million. The Senior Subordinated Notes were purchased by the Company with proceeds from the non-interest bearing WorldCom Advance.

Change in Value of Stock Appreciation Rights - The change in the value of stock appreciation rights is a non-cash charge associated with changes in the intrinsic value of the WorldCom SAR. We anticipate shareholder approval for the conversion of the WorldCom SAR into options for common stock at our next shareholders' meeting. If shareholder approval is received, the SARs will not result in cash payments by the Company. Pending approval, the WorldCom SAR liability will be increased or decreased based upon the difference in the market price of the common stock and the strike price of the SARs.

Provision for (Benefit from) Income Taxes - For the fiscal year ended October 31, 1999, the benefit from income taxes was $0.1 million compared to a provision for income taxes of $3.4 million during the fiscal year ended October 31, 1998, a decrease of $3.5 million or 103.0 percent which corresponds to decreases in our income before taxes.

NET INCOME (LOSS). For the fiscal year ended October 31, 1999, net loss was $18.1 million compared to net income of $2.5 million for the fiscal year ended October 31, 1998 a decrease of $20.6 million. Net loss applicable to common stock was $36.8 million after $18.7 million in charges related to the Series B Preferred Stock and Warrants (see Note 14 of Notes to Consolidated Financial Statements).

FISCAL YEAR ENDED OCTOBER 31, 1998 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1997.

RESULTS OF OPERATIONS. The following discussion and analysis relates to the financial condition and results of operations of the Company for the fiscal years ended October 31, 1998 and 1997. This information should be read in conjunction with our condensed consolidated financial statements appearing elsewhere in this document.

REVENUES. For the fiscal year ended October 31, 1998 revenues increased $131.2 million, from $86.3 million through October 31, 1997 to $217.5 million, for the fiscal year ended October 31, 1998. This increase in revenues is due primarily to growth in our operations through the acquisition of MFSNT in the third quarter and the acquisition of Patton and the COMSAT Contracts in the second quarter of fiscal 1998, as well as increased demands for services in the traffic management and telecommunications industry. For the fiscal year ended October 31, 1998, revenues increased approximately $87.0 million, $17.6 million and $17.4 million related to the acquisition of MFSNT, Patton, and the COMSAT Contracts, respectively.

COST OF REVENUES. For the fiscal year ended October 31, 1998 and 1997, cost of revenues as a percentage of revenues increased from 78.9 percent to 82.5 percent. The increase was due to increased costs related to the Network Services Group resulting from tighter margins and competition in the telecommunications industry, as well as inclement weather which restricted some work during the winter months and extended completion dates into later periods, offset by decreased costs as a result of COMSAT Contracts included in the Transportation Services Group's operations.

GENERAL AND ADMINISTRATIVE EXPENSES. For the fiscal year ended October 31, 1998 general and administrative expenses were $19.0 million, an increase of $8.2 million over the same period in the prior year. This increase was due to the overall increase in the management structure at the corporate level, as well as the division offices, necessary to support our increased revenue in accordance with our strategic objective of growth through acquisitions, and an increase in costs resulting from the acquisition of MFSNT. For the fiscal year ended October 31, 1998, general and administrative expenses relating to the operations of MFSNT were approximately $5.1 million.

DEPRECIATION AND AMORTIZATION. For the fiscal year period ended October 31, 1998, depreciation and amortization expense as a percentage of revenue decreased from 5.3 percent to 3.5 percent as compared to the same period in 1997. This decrease as a percentage of revenue is due to the significant increase in revenues which did not require the same percentage increase in capital assets to support our operations.

INCOME FROM OPERATIONS. For the fiscal year ended October 31, 1998, income from operations was $11.4 million compared to $4.8 million for the same period in the prior year, primarily as a result of our strategy of growth through acquisitions.

OTHER EXPENSE, NET. Other expense, net, increased by $3.9 million to $4.9 million for the fiscal year ended October 31, 1998 as compared to $1.0 million for the comparable period in 1997. This increase is due primarily to increased interest costs related to the acquisition of MFSNT. Other expense, net, was also impacted by non-cash charges associated with stock options granted below market prices, and amortization of loan costs associated with the Secured Credit Facility.

Income taxes increased from $0.7 million in fiscal 1997 to $3.4 million in fiscal 1998. This increase is due to increased income from operations, state taxes in the State of Georgia, and the write-off of foreign tax credits.

NET INCOME. For the fiscal year ended October 31, 1998, net income was $2.5 million compared to net income of $2.9 million for the comparable period in 1997 for the reasons described above. For the year ended October 31, 1998, the loss applicable to common stock of $(5.8) million, or $(0.59) per share, is a result of an $8.0 million charge associated with the beneficial conversion privileges on the Series B Preferred Stock, other non-recurring adjustments associated with our obtaining financing for a portion of the purchase price of MFSNT and preferred stock dividends. For the year ended October 31, 1997, income applicable to common stock was $1.3 million, or $0.16 per share.

QUARTERLY RESULTS OF OPERATIONS

The following table sets forth a summary of our unaudited quarterly operating results for each of the ten quarters in the period ended April 30, 2000. This information has been derived from unaudited interim consolidated financial statements that, in the opinion of management, have been prepared on a basis consistent with the consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                 Quarter Ended
                                                     ---------------------------------------------------------------------------
                                                     January 31,  April 30,    July 31,    October 31,    January 31,  April 30,
                                                       1998         1998         1998         1998           1999        1999
                                                     -----------  ---------    --------    -----------    -----------  ---------
Statement of Operations Data:
Revenue............................................. $22,268      $34,552      $58,305       $102,356      $93,080     $123,729
Income (Loss) from operations.......................  (1,164)       2,180        4,319          6,074        2,521       (2,857)
Income (Loss) before extraordinary item.............    (927)         867          790          1,784       (5,318)       1,472
Net income (loss)...................................    (927)         867          790          1,784       (5,318)      (1,595)
Income (Loss) applicable to common stock............  (1,081)         838       (7,186)         1,589       (5,498)     (14,306)
Income (Loss) applicable to common stock per share:
Basic:
Income (Loss) before extraordinary item.............   (0.12)        0.09        (0.72)          0.16        (0.47)       (0.96)
Extraordinary loss on early extinguishment of debt..      --           --           --             --           --        (0.26)
Income (Loss) applicable to common stock............   (0.12)        0.09        (0.72)          0.16        (0.47)       (1.22)
Diluted:
Income (Loss) before extraordinary item.............   (0.12)        0.09        (0.72)          0.16        (0.47)       (0.96)
Extraordinary loss on early extinguishment of debt..      --           --           --             --           --        (0.26)
Income (Loss) applicable to common stock............   (0.12)        0.09        (0.72)          0.16        (0.47)       (1.22)




                                                                           Quarter Ended
                                                          -------------------------------------------------
                                                          July 31,    October 31,    January 31,  April 30,
                                                            1999         1999           2000        2000
                                                          --------    -----------    -----------  ---------
Statement of Operations Data:
Revenue.............................................      $102,781     $98,975        $106,915    $131,826
Income (Loss) from operations.......................         1,455      (3,003)        (10,386)    (33,282)
Income (Loss) before extraordinary item.............        (5,485)     (5,662)         (9,334)    (46,555)
Net income (loss)...................................        (5,485)     (5,662)         (9,334)    (46,555)
Income (Loss) applicable to common stock............       (10,265)     (6,689)        (10,738)    (46,717)
Income (Loss) applicable to common stock per share:
Basic:
Income (Loss) before extraordinary item.............         (0.87)      (0.56)          (0.84)      (2.93)
Extraordinary loss on early extinguishment of debt..            --          --              --          --
Income (Loss) applicable to common stock............         (0.87)      (0.56)          (0.84)      (2.93)
Diluted:
Income (Loss) before extraordinary item.............         (0.87)      (0.56)          (0.84)      (2.93)
Extraordinary loss on early extinguishment of debt..            --          --              --          --
Income (Loss) applicable to common stock............         (0.87)      (0.56)          (0.84)      (2.93)


LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents were $11.4 million at April 30, 2000 compared to $16.6 million at October 31, 1999. The decrease in cash and cash equivalents of $5.1 million during the six months ended April 30, 2000 resulted from cash from financing activities of $3.8 million, offset by cash used in operating and investing activities of $3.6 million and $5.3 million, respectively.

CASH FROM OPERATING ACTIVITIES

Cash used in operating activities during the six months ended April 30, 2000 of $3.6 million consisted of the following:

  Net loss                                                                                                         $(55,789)
Adjustments to reconcile net loss to net cash used in operating activities, net of effects of acquisitions:
         Depreciation and amortization                                                                                5,632
         Equity in loss/impairment of Kanas                                                                          12,159
         Change in value of stock appreciation rights                                                                (3,710)
         Accretion of property tax payable                                                                            1,144
                                                                                                                   --------
                                                                                                                    (40,564)
  Changes in assets and liabilities, net of effects from acquisitions:
         Increase in accounts receivable                                                                            (24,251)
         Decrease in costs and profits in excess of billings on uncompleted contracts                                13,136
         Increase in other current assets                                                                            (2,797)
         Increase in networks under construction                                                                    (38,017)
         Increase in accounts payable and other current liabilities                                                  55,882
         Increase in reserves for losses on uncompleted contracts                                                    21,985
         Increase in long-term deferred revenues                                                                     11,073
         Other, net                                                                                                     (74)
                                                                                                                   --------
  Cash used in operating activities                                                                                $ (3,627)
                                                                                                                   --------

As discussed in Note 7, "Networks Under Construction," to our accompanying unaudited condensed consolidated financial statements, the $38.0 million increase in networks under construction related predominately to the ongoing construction of the CDOT Network. We expect to incur significant additional amounts to complete the construction of the CDOT Networks. Our failure to execute sufficient user agreements for the CDOT Networks could have a material adverse effect on the carrying value of our investment.

Cash flows from operations during the six months ended April 30, 2000, were adversely affected by cash payments of $2.4 million related to Loss Jobs that were charged to reserves for losses on uncompleted contracts. As discussed in
Note 9, "Reserves for Losses on Uncompleted Contracts," to the accompanying unaudited condensed consolidated financial statements, reserves for losses on uncompleted contracts at April 30, 2000, totaled $30.6 million, including $24.4 million of additions during the six months ended April 30, 2000, related primarily to the New Jersey Consortium. Funding of these expected losses will require cash resources not presently available to us.

CASH FROM INVESTING ACTIVITIES

Cash used in investing activities during the six months ended April 30, 2000, of $5.3 million is due to net capital expenditures of approximately $5.4 million required to support increased operations and replacement of existing equipment offset by cash acquired in the acquisition of SASCO and SES of approximately $0.1 million.

CASH FROM FINANCING ACTIVITIES

Cash provided by financing activities during the six months ended April 30, 2000 of $3.8 million is due primarily to proceeds from the issuance of the Series C Preferred Stock and exercise of stock options of $14.4 million and $1.1 million, respectively, offset by the redemption of the Series B Preferred Stock and payments of debt of $11.6 million and $0.3 million, respectively.

As discussed in Note 10, "Debt," to the accompanying unaudited condensed consolidated financial statements, we entered into an agreement with WorldCom during the six months ended April 30, 2000, whereby WorldCom agreed to convert approximately $25.5 million of its $30.0 million WorldCom Note into 3,050,000 shares of the Company's Common Stock. The conversion was based on the January 8, 2000 closing price of the Company's Common Stock at $8.375 per share. The remainder of the original WorldCom Note, approximately $4.4 million, was converted into an amended and restated 11.5 percent subordinated promissory note due February 2001. This note has subsequently been converted to an 8 percent, seven-year note, due July 12, 2007.

FUTURE LIQUIDITY

There can be no assurance that we will not experience adverse operating results or other factors that could materially increase our cash requirements or adversely affect our liquidity position.

GOING CONCERN. As described in Note 2, "Going Concern," to the accompanying condensed consolidated financial statements, there is substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent upon our ability to (a) generate sufficient cash flow to meet our obligations on a timely basis, (b) obtain additional financing as may be required, and (c) ultimately sustain profitability. Management's plans in regard to these matters are discussed in Note 2, "Going Concern," to the accompanying condensed consolidated financial statements.

SIRIT SETTLEMENT. As described in Note 11, "Contingencies," to the accompanying condensed consolidated financial statements, we have agreed to issue to Sirit up to 5.0 million common shares, subject to shareholder approval and registration rights. In the event we fail to deliver Sirit registered common stock by November 30, 2000, Sirit can instead execute a $20.0 million consent judgement against us (i.e. demand a cash payment of $20.0 million).

OTHER LITIGATION. As described in Note 11, "Contingencies," to the accompanying condensed consolidated financial statements, we are the defendant in various legal matters that individually or in aggregate could have a material adverse effect on our future liquidity.

CREDIT FACILITY. As described in Note 10, "Debt," to the accompanying condensed consolidated financial statements, we have borrowed the maximum available under our existing Credit Facility and are in default of the related covenants. The Credit Facility lenders have the right to demand payment and we have insufficient liquidity to pay such amounts, if called. We have not yet been successful in obtaining alternative financing and may have insufficient liquidity to fund our continuing operations.

PREFERRED STOCK. As described in Note 12, "Preferred Stock," to the accompanying condensed consolidated financial statements, we have certain outstanding securities related to past preferred stock issuances that may require mandatory cash redemption at premium prices if we fail to meet certain conditions. Those securities include 801,787 common shares and 266,646 exchange warrants issued in conjunction with the Series B Stock redemption and 200,000 warrants issued in conjunction with the Series C Stock offering.

As also described in Note 12, "Preferred Stock," to the accompanying unaudited condensed consolidated financial statements, we have agreed to issue to certain of our preferred stockholders 1,057,031 shares of our common stock prior to December 1, 2000; provided that our shareholders have approved such issuance. In the event the shareholders have not approved such issuance, these holders may demand a cash payment of $4.2 million. We expect to reflect a charge to income applicable to common stock and a current liability for $4.2 million in our financial statements for the quarter ended July 31, 2000. Upon shareholder approval, we will issue the shares to satisfy the liability and adjust the charge to equal the fair value of the shares on the date of approval.

CONTRACTS ACQUIRED FROM MFSNT. We have recorded reserves for losses on certain contracts assumed in the MFSNT acquisition that are expected to use cash from operations of approximately $30.6 million over the next two fiscal years.

We also assumed in the MFSNT acquisition certain obligations to perform under long-term service contracts for the operation and maintenance of fiber networks. Performance under these agreements, which were predominantly executed by MFSNT in 1996 and 1997, began during fiscal 1999. We subsequently determined that the costs to perform under these contracts are expected to be greater than amounts presently expected to be billable to network users under firm contractual commitments. We have also subsequently determined that such losses over the contract terms (up to 20 years) cannot be reasonably estimated due to potential changes in various assumptions.

In March 2000, our obligations and responsibilities with respect to the Kanas operations and maintenance agreement were terminated. Increases in management's estimates of costs to complete the Loss Jobs and to service the maintenance contracts, without an offsetting increase in revenues, could have a material adverse effect on our consolidated results of operations, financial condition and liquidity.

OTHER CONTRACT MATTERS. Some of our construction contracts require payment of liquidated damages if certain milestones are not achieved on schedule. Lack of sufficient liquidity to pay vendors and subcontractors for those contracts on a timely basis could result in delays and significant additional obligations to the Company that are currently not anticipated or reflected in our consolidated financial statements.

CAUTIONARY STATEMENTS

Certain of the information contained herein may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time ("the Act") and in releases made by the Securities and Exchange Commission ("SEC") from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements expressed or implied by such forward-looking statements. The words "estimate," "believes," "project," "intend," "expect" and similar expressions when used in connection with the Company, are intended to identify forward-looking statements. Any such forward-looking statements are based on various factors and derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those on the forward-looking statements. These cautionary statements are being made pursuant to the Act, with the intention of obtaining benefits of the "Safe Harbor" provisions of the Act. We caution investors that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to those set forth below.

Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) risks associated with leverage, including cost increases due to rising interest rates; (ii) risks associated with our ability to successfully integrate all of our recent acquisitions; (iii) our ability to make effective acquisitions in the future and to successfully integrate newly acquired businesses into existing operations and the risks associated with such newly acquired businesses; (iv) changes in laws and regulations, including changes in tax rates, accounting standards, environmental laws, occupational, health and safety laws; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations;
(vi) the effect of, or changes in, general economic conditions; (vii) weather conditions that are adverse to our specific businesses, and (viii) the outcome of litigation, claims and assessments involving us.

Other factors and assumptions not identified above may also be involved in the derivation of forward- looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to market risk from changes in interest rates on debt obligations that impact the fair value of these obligations. The Company's policy is to manage interest rates through a combination of fixed and variable rate debt. Currently, the Company does not use derivative financial instruments to manage its interest rate risk. The table below provides information about the Company's risk exposure associated with changing interest rates (amounts in thousands):

                                                    Expected Maturity During the Fiscal Year Ended October 31,
                                      ---------------------------------------------------------------------------------------
                                        2000             2001            2002           2003           2004        Thereafter
                                      --------         --------         ------         ------         ------       ----------
Variable rate debt:
   Amount                             $ 35,531               --             --             --             --             --
   Average interest rate                 11.45%              --             --             --             --             --
Fixed rate debt:
   Amount                             $    603         $  4,777         $   75         $   19         $   19         $   19
   Average interest rate                  9.00%           11.10%          9.00%          9.00%          9.00%          9.00%
Total:
   Amount                             $ 36,134         $  4,777         $   75         $   19         $   19         $   19
   Average                               11.06%           11.10%          9.00%          9.00%          9.00%          9.00%

The above presentation does not reflect the $32.0 million WorldCom Advance (refer to Note 10, "Debt" to the accompanying condensed consolidated financial statements) that was converted into Series D stock in August 2000. Additionally, the above presentation does not reflect the present value of future property taxes payable (over a period of 20 years). On the April 30, 2000, condensed consolidated balance sheet, the long-term portion of this liability totaled $16.6 million and is reflected as "Property Taxes Payable," while the current portion totaled $2.5 million and is reflected in "Accounts Payable and Accrued Liabilities."

The fair value of our debt approximates its carrying value.

Although we conduct business in foreign countries, the international operations were not material to our consolidated financial position, results of operations or cash flows as of October 31, 1999. Additionally, foreign currency transaction gains and losses were not material to the Company's results of operations for the six months ended April 30, 2000 and 1999. Accordingly, we were not subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currencies would have on our future costs or on future cash flows which we would receive from our foreign subsidiaries. To date, we have not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates.

                                    BUSINESS

GENERAL OVERVIEW

We develop, build and maintain communications systems for companies and government authorities. We have five main organizational groups. Each group is comprised of subsidiaries of the Company with each having local executive management functioning in a decentralized operating environment. We completed operational restructuring of our subsidiaries during fiscal 1999. As a result, we now have fourteen subsidiaries, eleven of which are wholly owned. We own at least 80% of the remaining three subsidiaries. The table below shows these subsidiaries in the operating group where the majority of their services are categorized.

                                                   AbleTelcom Holding
                                                         Corp.
                                                    Headquartered:
                                                     Atlanta, GA

Network Services          Network Development      Transportation Services          Construction           Communications
      Omaha, NE              ATLANTA, GA               Mt. Laurel, NJ                     Tampa, FL        Development
 FY99 Consolidated        FY99 CONSOLIDATED           FY99 Consolidated               FY99 Consolidated     Ft. Lauderdale, FL
  Revenue: 63%              REVENUE: --%                 Revenue: 9%                    Revenue: 27%       FY99 Consolidated
                                                                                                             Revenue: 1%

Adesta                    Adesta Ventures, Inc.    Adesta                           Georgia Electric         Able Telcom
Communications,Inc.       Ownership: 100%          Transportation,                  Company                International, Inc.
formerly                  Roswell, GA              Inc. formerly                    Ownership: 100%        Ownership: 100%
MFS Network                                        MFS Transportation               Albany, GA             Ft. Lauderdale, FL
Technologies, Inc.                                 Systems, Inc.
Ownership:  100%                                   Ownership: 100%
       Omaha, NE                                      Mt. Laurel, NJ

                                                   TransTech, Inc.                  Patton Management      Able Telcom CA
                                                   formerly                         Corp.                  Ownership: 80%
                                                   MFS TransTech, Inc.              Ownership: 100%             Venezuela
                                                   Ownership: 85%                        Tampa, FL
                                                       Mt. Laurel, NJ

                                                  Southern Aluminum &               Transportation Safety  Able Telcom Do
                                                  Steel Corp.                       Contractors, Inc.      Brasil, LTDA
                                                  Ownership: 100%                   Ownership: 100%        Ownership: 99.9%
                                                      Irondale, AL                        Tampa, FL              Brazil


                                                  SES of Florida, Inc.              Able                   Able Wireless, Inc.
                                                  Ownership: 100%                   Telecommunications     Ownership: 100%
                                                      Chantilly, VA                 & Power, Inc.          Ft. Lauderdale, FL
                                                                                    Ownership: 100%
                                                                                    Leesburg, FL

The services provided by each operating group are as follows:

         Organization Group                    Service Provided
         ------------------                    ----------------

         Network Service.................      Design, development, engineering, installation, construction, operation and maintenance services for telecommunications
                                               systems.

         Network Development.............      Own, operate and maintain local and regional
                                               telecommunication networks.

         Transportation Services.........      Design, development, integration, installation,
                                               construction, project management, maintenance and
                                               operation of automated toll collection systems.

         Construction....................      Design, development, installation, construction,
                                               maintenance and operation of electronic traffic
                                               management and control systems, and road signage and
                                               telcom infrastructure construction.

         Communications Development......      Design, installation and maintenance services to
                                               foreign telephone companies in South America.

In conjunction with our reorganization much of our executive management has changed. We have replaced several executives and Group Presidents and have added other senior people to our executive staff.

As part of our ongoing efforts to strategically align the profitable portions of our business, the following steps were taken during the fiscal year ended October 31, 1999 to discontinue the operations of, merge and/or manage unprofitable subsidiaries:


         - We assigned control of certain of our previously independent operating subsidiaries (Patton and ATP) to the Construction Group.

         - We merged several of our previously independent operating subsidiaries into currently profitable Construction Group subsidiaries.

         - As a result of significant turnover and the deterioration of underlying contracts, we discontinued the operations of our subsidiaries Dial and Able Integrated Systems, which together used cash flow from operations of approximately $7.4 million and $3.8 million during the fiscal years ended October 31, 1999 and 1998.

HISTORICAL DEVELOPMENT OF BUSINESS

We were incorporated in 1987 as "Delta Venture Fund, Inc.," a Colorado corporation. We adopted our current name in 1989 and changed our corporate domicile to Florida in 1991. We are presenting a proposal to shareholders at our upcoming annual meeting to change our corporate name to "The Adesta Group, Inc." Commencing in mid-1992 until mid-1994, 95 percent of our revenues and profits were derived from telecommunication services provided primarily through two majority owned subsidiaries located in Caracas, Venezuela. These services were provided to one customer, CANTV, the Venezuelan national telephone company. To decrease our exposure to foreign markets, in 1994, we expanded our business focus by marketing our services in the southeastern United States, with the acquisition of Florida-based Transportation Safety Contractors, Inc. and its affiliates (collectively "TSCI"). TSCI installs and maintains traffic control signage, signalization and lighting systems and performs outside plant telecommunication services. The majority of TSCI's business is conducted in Florida and Virginia with these states' respective Departments of Transportation and various city and county municipalities.

To further expand in the domestic market and to facilitate a continued acquisition program, we acquired the common stock of H.C. Connell, Inc. in December 1995. Connell performs primarily outside plant telecommunication and electric power services for local telephone and utility companies in central Florida. Connell was renamed Able Telecommunications and Power, Inc. ("ATP") in January 1999. In October 1996, we acquired the common stock of Georgia Electric Company ("GEC"), headquartered in Albany, Georgia. GEC operates in eight southeastern states and specializes in the installation, testing and maintenance of intelligent highway and communication systems including computerized traffic management, wireless and fiber optic data networks, weather sensors, voice data and video systems and computerized manufacturing and control systems. In April 1998, we acquired the common stock of Patton Management Company ("Patton") of Atlanta, Georgia which provides advanced telecommunication network services to upgrade existing networks and to provide connectivity to office buildings, local and wide area networks.

In July 1998, in a transaction that increased our revenues by approximately 300 percent, we acquired the network construction and transportation systems business of MFS Network Technologies, Inc. from WorldCom, Inc. MFSNT was then divided into two entities, 1) the network construction business became Adesta Communications, Inc. and 2) the transportation systems business became Adesta Transportation Systems, Inc. As part of the MFSNT acquisition, the Company, WorldCom and MFSNT entered into a Master Services Agreement pursuant to which we agreed to provide telecommunication infrastructure services to WorldCom on a cost-plus 12 percent basis for a minimum of $40.0 million per year. For additional detail about the MFSNT Acquisition, see the discussion under the heading "Acquisition of Network Construction and Transportation Systems Business of WorldCom and Issuance of Series B Securities" below.

In November 1999, we acquired the common stock of Southern Aluminum and Steel Corporation ("SASCO") and Specialty Electronic Systems, Inc., renamed SES of Florida, Inc. ("SES") which together provide expertise in design, installation and project implementation of advanced highway communication networks and Intelligent Transportation Systems.

In January 2000, we established Adesta Ventures, Inc. ("Adesta Ventures") which will own, operate and maintain local and regional telecommunication networks as part of our Network Development Group. Adesta Ventures is a development company that is expected to require significant capital expenditures related to network construction and which is not expected during fiscal 2000 to generate significant net income or earnings before interest, depreciation, taxes and amortization. Our ability to grow Adesta Ventures and to implement its business plan will be dependent on our ability to fund our capital expenditure needs, either internally or through borrowings and the sale of equity. No assurance can be given that we will be able to meet Adesta Ventures' funding needs on a timely basis or at all, on terms acceptable to us, or that Adesta Ventures will ever be profitable.

BRACKNELL MERGER

On August 24, 2000, we announced that we had entered into an agreement to merge with Bracknell Corporation of Toronto in a stock-for-stock transaction with a conversation rate of 0.6 shares of Bracknell's common stock for each share of our common stock. The completion of this merger is conditioned upon a number of items, including the receipt of regulatory and shareholder approval and the receipt by Bracknell of appropriate financing. Bracknell is a leading provider of value-added facilities and structure services to businesses across North America, servicing customers in the technology, telecommunications, industrial and commercial sectors.

In connection with our signing the merger agreement with Bracknell, and to comply with certain terms of our settlement with Sirit which is described below, we entered into a new Master Services Agreement with WorldCom which extends the term of that agreement and provides for a minimum purchase of $55.0 million by WorldCom each year. WorldCom also agreed to vote in favor of the merger with Bracknell when it is proposed to our shareholders. Further, WorldCom converted $37,000,000 of our indebtedness to WorldCom for advances under the Master Services Agreement into our Series D Preferred Stock. The Series D Preferred Stock is convertible into our common stock at a price of $10.01 per share. For a description of the terms of our Series D preferred stock see the discussion under the heading "Description of Securities -- Preferred Stock -- Series D Convertible Preferred Stock." Further, WorldCom agreed to extend the term of our $4.5 million note payable to WorldCom to a seven-year, 8% interest rate note. As extended, this note will expire on July 12, 2007.

ACQUISITION OF NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS BUSINESS OF WORLDCOM AND ISSUANCE OF SERIES B SECURITIES

In a transaction consummated on July 2, 1998, we acquired the network construction and transportation systems businesses of WorldCom from its indirect subsidiary MFS Network Technologies, Inc. The business acquired provides design, development, engineering, installation, construction, operation and maintenance services for telecommunication systems, as well as design, development, integration, installation, construction, project management, maintenance and operation of automated toll collection systems, electronic traffic management and control systems and computerized manufacturing systems. These businesses are now operated by our subsidiaries Adesta Communications and Adesta Transportation.

The acquisition was accounted for using the purchase method of accounting at a total price of approximately $67.5 million of which $30 million was paid by issuance of a promissory note to WorldCom. In addition, in connection with the acquisition, we granted an option to WorldCom to purchase up to 2,000,000 shares of our common stock, at an exercise price of $7.00 per share and the right to receive, upon satisfaction of certain conditions, phantom stock awards or stock appreciation rights, ("SARs") equivalent to up to 600,000 shares of common stock, payable in cash, stock or a combination of both at our option. For a discussion of the terms of the WorldCom securities, see the discussion under the heading "Description of Securities -- The WorldCom Option and the WorldCom SARs."

In conjunction with the acquisition, we entered into a Master Services Agreement with WorldCom to provide telecommunications infrastructure services to it, which was recently amended as stated above to provide for WorldCom to receive services for a minimum of $55.0 million per year through July 1, 2006. The agreement further calls for WorldCom to pay an aggregate sum of not less than $390 million, including a fee of 12% of reimbursable costs under the agreement.

A portion of the consideration for the acquisition of the MFS Network Technologies businesses from WorldCom was cash. To generate a portion of the cash, we issued 4,000 shares of Series B Convertible Preferred Stock and warrants to purchase up to an aggregate of 1,000,000 shares of our common stock at an exercise price of $19.80.

As a result of conversions and redemptions of the Series B Preferred Stock, no shares remain outstanding. In addition to the warrants initially granted to the Series B investors, in connection with redemptions of and amendment of the terms of the Series B securities we granted additional warrants to the Series B investors. As of August 30, 2000, warrants to purchase an aggregate of 570,000 shares remain outstanding. For a discussion of the Series B warrants, see "Description of Securities -- Warrants." Shares issuable upon exercise of these Series B warrants are being offered through this prospectus.

THE SERIES C SECURITIES

In February 2000, we created and sold 5,000 shares of a new series of preferred stock, the Series C Convertible Preferred Stock, and warrants to purchase 200,000 shares of common stock at $10.75 a share, for aggregate gross proceeds of $15 million to us. We used a portion of this $15 million to repurchase certain of our remaining shares of Series B Convertible Preferred Stock and the rest for general working capital purposes.

In connection with our settlement of the Sirit litigation, we modified the terms of the Series C Convertible Preferred Stock and agreed to issue to the Series C Convertible Preferred Stock holders additional warrants to purchase 375,000 shares of common stock at $6.00 per share and to purchase 375,000 shares of common stock at $8.00 per share.

For a discussion of the Series C Convertible Preferred Stock, see "Description of Securities -- Preferred Stock -- Series C Convertible Preferred Stock." For a discussion of the Series C warrants, see "Description of Securities -- Warrants." Shares issuable upon conversion of the Series C Convertible Preferred Stock and upon exercise of the Series C warrants are being offered through this prospectus.

 ACQUISITION OF SASCO AND SES

On November 5, 1999, we acquired all of the outstanding common stock of Southern Aluminum & Steel Corporation ("SASCO") along with Specialty Electronic Systems, Inc. ("SES"). SASCO has operations in Birmingham, Cape Canaveral and Atlanta and has 40 years experience in surveillance systems, signalization, Intelligent Transportation Systems ("ITS") and roadway lighting. It provides expertise in design, installation, and project implementation of advanced highway communication networks. SES is a systems/integration company in the ITS market, having designed, fabricated, installed and integrated ITS systems in 11 states from the East Coast to Ohio and Texas.

Consideration for SASCO and SES was 75,000 shares of common stock with a value of approximately $0.7 million. In addition to the initial consideration, an earn-out provision provides that additional consideration can result from attaining certain performance measurements. The additional consideration can be earned over a four-year period. We recorded this transaction using the purchase method of accounting. The pro forma effect on consolidated results of operations, from the acquisition of SASCO and SES, is not material.

The earn-out consideration for year one (ending October 31, 2000) will be converted into our common stock by dividing the earn-out consideration by $8.00. The earn-out consideration for year two through year four will be converted into our common stock by dividing the earn-out consideration by the 52-week average of the closing market price of our common stock for each respective year.

The consideration is to be paid in shares of our common stock. If the combined consideration calculated pursuant to the terms of the two agreements, and which includes the initial consideration and the earn-out consideration, ever equals
19.9 percent of the total Company common stock issued and outstanding, any and all consideration in excess of 19.9 percent of issued and outstanding Company common stock shall be paid in cash or promissory notes, as mutually agreed upon by the Company and the former shareholders, at the time of payment and shall include interest calculated on the notes at a market rate.

On a combined basis, SASCO and SES have total assets of less than $2.0 million and are expected to generate third-party revenues during fiscal year 2000 of approximately $15.0 million.

SERVICES, MARKETS AND CUSTOMERS

We conduct five distinct types of business activities, four of which are primarily conducted in the United States and one of which is conducted abroad. Domestically we provide network services, network development, transportation services and construction. Abroad, principally in Venezuela, we conduct communication development activities. Each of these activities is discussed in more detail below. In most of our business activities we face competitors that may be larger and may have substantially greater financing, distribution and marketing resources than us.

NETWORK SERVICES GROUP. The Network Services Group provides telecommunications network services through two divisions: (i) the Telecommunications Systems Integration Division provides general contracting services for large-scale telecommunications projects, and (ii) the Telecommunications Construction Division specializes in the construction of network projects or project phases.

We provide turnkey telecommunications infrastructure solutions through the Telecommunications Systems Integration Division. As a telecommunications systems integrator, we provide "one-stop" capabilities that include project development, design, engineering, construction management, and ongoing maintenance and operations services for telecommunications networks. The projects include the construction of fiber networks that provide advanced digital voice, data and video communications and wireless infrastructure deployment.

Our Telecommunications Construction Division provides construction and technical services for building both outside plant and inside plant telecommunications systems. Outside plant services are large-scale installation and maintenance of coaxial and fiber optic cable (installed either aerially or underground) and ancillary equipment for digital voice, data and video transmissions. These installations are most often undertaken to upgrade or replace existing communications networks. Inside plant services, also known as premise wiring, include design, engineering, installation and integration of telecommunications networks for voice, video and data inside customers' facilities. We provide outside plant telecommunications services primarily under hourly and per unit basis contracts to local telephone companies. We also provide these services to long distance telephone companies, electric utility companies, local municipalities and cable television multiple system operators.

NETWORK DEVELOPMENT GROUP. Our Network Development Group was established during fiscal 2000 to design, engineer, construct, operate and maintain state-of-the-art, "future proof" (designed for low cost upgrades to avoid obsolescence), fiber optic networks providing virtually unlimited bandwidth, and a comprehensive suite of cutting edge multimedia telecommunications services for users in cities with populations between 50,000 and 250,000.

TRANSPORTATION SERVICES GROUP. Our Transportation Services Group provides "one-stop" electronic toll and traffic management solutions for intelligent transportation system infrastructure projects, including project development and management, design, development, integration, installation, engineering, construction, and systems operation and maintenance. Additionally, we have and continue to develop proprietary software and applications designed to support these systems. The electronic toll and traffic management segment of the intelligent transportation system industry uses technology to automate toll collection for bridges and highways allowing for "non-stop" toll collection. Electronic toll and traffic management systems use advanced scanning devices to identify a vehicle's type, combined with the user's account information, as the vehicle passes a tolling station and immediately charges the appropriate toll to the user's account. In addition, significant support systems must be developed to maintain electronic toll and traffic management accounts, and process violations. We developed automatic vehicle identification technology jointly with Texas Instruments and used it in many of its electronic toll and traffic management projects. The Transportation Services Group markets its services to state and local government transportation departments. No significant new projects have been undertaken since 1999.

CONSTRUCTION GROUP. Our Construction Group installs and maintains traffic control and signalization devices. These services include the design and installation of signal devices (such as stop lights, crosswalk signals and other traffic control devices) for rural and urban traffic intersections, drawbridge and railroad track signals and gate systems, and traffic detection and data gathering devices. We also design, develop, install, maintain and operate "intelligent highway" communications systems that involve the interconnection of data and video systems, fog detection devices, remote signalization or computerized signage. These systems monitor traffic conditions, communicate such conditions to central traffic control computers, and provide real-time responses to dynamic changes in traffic patterns and climate conditions by changing speed limit display devices, lowering traffic control gates, or changing the text on remote signs and signals. We also install and maintains computerized manufacturing systems for various industrial businesses. Many of the functions of the Construction Group, particularly those involved in intelligent highway systems, complement those of the Network Services Group.

COMMUNICATIONS DEVELOPMENT GROUP. Our Communications Development Group operates primarily in Venezuela. Their activities consist of management of the joint venture arrangements, which were formed to provide telecommunication installation and maintenance services to privatized local phone companies. These joint ventures are in the form of subsidiaries in which we have an 80% voting and ownership interest and a 50% share of profits and losses.

INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION

Sales to unaffiliated customers, income (loss) from operations, and identifiable assets pertaining to the groups in which we operate are presented below (in thousands).

                                                For the Three Months        For the Six Months          For the Fiscal Years Ended
                                                  Ended April 30,            Ended April 30,                   October 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                  2000       1999              2000       1999          1999        1998        1997
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers:
Network Services                             $ 72,369      $ 86,420        $134,923     $134,942       $260,354   $ 62,243   $    --
Transportation Services                        29,699        29,201          46,129       40,902         39,394     24,455        --
Construction                                   28,221         7,151          55,337       39,009        113,948    125,270    82,171
Communication Development                       1,537           957           2,352        1,956          4,869      5,329     4,163
----------------------------------------------------------------------------- ------------------------------------------------------
                                             $131,826      $123,729        $238,741     $216,809       $418,565   $217,297   $86,334
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations:
Network Services                             $   (551)       $7,601        $  4,499     $ 11,277       $ 14,746   $  6,272        --
Transportation Services                       (32,665)       (5,915)        (45,723)      (4,493)       (10,618)     2,586        --
Construction                                      777        (2,244)           (885)      (2,258)        (5,730)     1,718     4,824
Communication Development                          13            13            (183)        (152)           346        182        17
Unallocated Corporate Overhead                   (856)       (2,312)         (1,376)      (4,710)          (628)       651        --
------------------------------------------------------------------------------------------------------------------------------------
                                             $(33,282)     $ (2,857)       $(43,668)    $   (336)      $ (1,884)  $ 11,409   $ 4,841
------------------------------------------------------------------------------------------------------------------------------------
Identifiable assets:
Network Services                             $185,617      $151,939        $185,617     $151,939       $139,460   $159,660   $    --
Transportation Services                        38,685        47,918          38,685       47,918         50,178     48,830        --
Construction                                   72,314        63,865          72,314       63,865         66,667     71,941    44,751
Communication Development                       3,270         3,468           3,270        3,468          3,813      4,496     2,509
Corporate                                       3,965         5,678           3,965        5,678          1,915      5,833     3,086
------------------------------------------------------------------------------------------------------------------------------------
                                             $303,851      $272,868        $303,851     $272,868       $262,033   $290,760   $50,346
------------------------------------------------------------------------------------------------------------------------------------

DEPENDENCE UPON KEY CUSTOMERS

We derive a significant portion of our revenues from a few large customers. Those customers are as follows

                                                                   For the Months Ended         Percentage of Total Revenues During
                                                                      April 30, 2000             The Fiscal Years Ended October 31,
Customer                              Operating Group                 Three       Six               1999         1998       1997
------------------------------------------------------------------------------------------------------------------------------------
New Jersey Consortium                Transportation and            $25,716       $44,294            18%           7%           --
                                     Network Services
WorldCom                             Network Services               29,506        55,368            15%          14%           --
Williams Communications, Inc.        Network Services                  620         2,435            12%           --           --
Cooper Tire Company                    Construction                  3,727         7,277             3%           6%          15%
Florida Power Corp.                    Construction                  4,589         8,525             3%           2%           9%
State of Illinois (ISTHA)            Network Services                  798         1,385             2%           8%          12%

We are party to multiple contracts with the New Jersey Consortium ("New Jersey Consortium Contracts") which includes the New Jersey Turnpike Authority, New Jersey Highway Authority, Port Authority of New York and New Jersey, South Jersey Transportation Authority, and the State of Delaware Department of Transportation/ The New Jersey Consortium Contracts generally provide for us to
(i) construct a fully integrated electronic toll collection ("ETC") system; (ii) maintain the related Customer Service Center ("CSC") and Violations Processing Center ("VPC") for periods of up to 10 years; and (iii) construct and maintain a supporting fiber optic network. The estimated future gross revenues from the New Jersey Consortium Contracts are projected to be at least $167 million, including estimated minimum revenues of $51.4 million for VPC operations and $40.0 million for fiber network operations and maintenance billable over the duration of the agreements.

As of October 31, 1999, the Company estimated that the electronic toll collection (ETC) construction segment of the New Jersey Consortium Contracts would generate total margins of approximately $2.6 million. Based upon an estimated completion percentage of 30 percent, the Company had recorded job-to-date margins of $0.8 million through October 31, 1999.

During the three months ended January 31, 2000, the Company determined through its ongoing analyses of the ETC construction segment of the New Jersey Consortium Contracts (i.e., excluding the VPC and fiber network construction and long-term service contracts) that costs to be incurred were expected to exceed amounts billable by approximately $7.7 million. The change from October 31, 1999, related primarily to changes in estimated costs associated with changing design specifications and certain near-term milestones. The loss recognized in the January quarter was approximately $8.2 million, including costs incurred in the quarter, reversal of previously recognized profit, and a loss reserve accrual of $4.7 million for the remaining projected loss.

During the three months ended April 30, 2000, we continued negotiation of a comprehensive amendment that was executed on June 1, 2000. While the scope of work for the remainder of the project was clarified, we made significant concessions to arrive at resolution and estimated losses for the construction portion of the contract were revised to $35.3 million, resulting in a loss for the quarter of $27.6 million. The remaining loss expected to be incurred in completing the contract and accrued at April 30, 2000 was $17.1 million.

The loss was partially attributable to vagaries in the original contract language that made it extremely difficult for us to meet performance criteria and targeted completion deadlines, resulting in penalties and costs in excess of original estimates. In addition, we were forced to engage subcontractors on a time and materials or cost-plus basis and experienced significant overruns in an attempt to meet our contractual obligations. The June 2000 amendment reduced the scope of the contract, provided previously undefined benchmarks, provided a revised and extended schedule for completion of the project and resolved various claims between the parties. At the same time, we negotiated a revised agreement with our primary subcontractor, comprising the majority of remaining contract costs, from time and materials to a fixed price. While these agreements reduced the uncertainty of some of the remaining costs on the project, they also eliminated the opportunity to recover certain previously incurred costs.

The revised schedule includes several significant milestone dates. If not met, the Consortium will have the right to terminate the contracts, including the VPC and fiber maintenance contracts. If terminated, we would lose the opportunity to earn potential future profits from these long-term service contracts.

At April 30, 2000, we had billed and unbilled receivables of $26.1 million and $14.4 million, respectively, related to WorldCom and $15.1 million and $15.8 million, respectively, related to the New Jersey Consortium.

The loss of the New Jersey Consortium, WorldCom or any other major customers could have a material adverse effect on our business, financial condition and results of operations.

SUPPLIERS AND RAW MATERIALS

We have no material dependence on any one supplier of raw materials.

CONSTRUCTION CONTRACTS. For construction contracts, we obtain fixed price or cost-plus contracts for projects, either as a prime contractor or as a subcontractor, on a competitive bid basis. Typically, for prime contracts, a state department of transportation ("DOT") or other governmental body provides a set of specifications for the project. We then estimate the total project cost based on input from engineering, production and materials procurement personnel and submit a bid along with a bid bond. For most government-funded projects, the scope of work extends across many industry segments. In those cases, we subcontract our expertise to a prime contractor. We must submit performance bonds on substantially all contracts obtained. Our financial viability is dependent on maintaining adequate bonding capacity and any loss of such could have a material adverse effect on us.

Government business is, in general, subject to special risks, such as delays in funding, termination of contracts or subcontracts for the convenience of the government or default by a contractor, reduction or modification of contracts or subcontracts, changes in governmental policies, and the imposition of budgetary constraints. Our contracts with governmental agencies provide specifically that such contracts are cancelable for the convenience of the government.

Contract duration is dependent on the size and scope of a project but typically is from six months to three years. Contracts generally set forth date-specific milestones and provide for liquidated damages for failure to meet the milestones. During fiscal 1999, we were subject to liquidated damages relating to the "Violations Processing Center" portion of the New Jersey Consortium Contract amounting to approximately $4.9 million.

In most cases, we supply the materials required for a particular project, including materials and component parts required for the production of highway signage and guardrails and the assembly of various electrical and computerized systems. Aluminum sheeting, steel poles, concrete, reflective adhesive, wood products, cabling and electrical components are the principal materials purchased domestically for the production of highway signage and guard railing. Conduit and fiber optic cable are the major materials purchased for network development. Generally, the supply and costs of most materials has been and is expected to continue to be stable, and we are not dependent upon any one supplier for these materials. We also purchase various components for the assembly of various electrical, lighting and computerized traffic control systems. Many of these materials must be certified as meeting specifications established by the customer. The unavailability of those components could have an adverse impact on meeting deadlines for the completion of projects which may subject us to liquidated damages; however, the availability of these materials, generally, has been adequate.

NETWORK DEVELOPMENT CONTRACTS. For development and construction of telecommunication networks we contract with customers to develop and construct conduit and/or fiber-optic cable for specific routes, normally on a negotiated price basis. In those instances that we are responsible for obtaining right-of-way usage, we contract with owners of rights of way. The development and project management is done by our employees; construction is normally sub-contracted, and we normally provide the material used.

Certain projects are "co-development" projects, whereby we undertake building out routes which include fiber-optic capacity for several customers. When such projects are on right of way such as interstate highways, we enter into contracts with right-of-way owners, generally providing compensation to such holders in the form of network systems or revenue sharing.

Projects to develop or expand local fiber-optic networks are done either on fixed-price or cost-plus basis. Generally, we manage such projects and sub-contract the construction activity.

Many network development contracts are several years in duration.

SERVICE CONTRACTS. We generally provide telecommunication, cable television, electric utility and manufacturing system services (i.e., non-governmental business) under comprehensive operation and maintenance and master service contracts that either give us the right to perform certain services at negotiated prices in a specified geographic area during the contract period or pre-qualify us to bid on projects being offered by a customer. Contracts for projects are awarded based on a number of factors such as price competitiveness, quality of work, on-time completion and the ability to mobilize equipment and personnel efficiently. We are typically compensated on an hourly or per unit basis or, less frequently, at a fixed price for services performed. Contract duration is either for a specified term, usually one to three years, or is dependent on the size and scope of the project. In most cases, our customers supply most of the materials required, generally consisting of cable, equipment and hardware, and we supply the expertise, personnel, tools and equipment necessary to perform its services.

SALES AND MARKETING

We market our systems integration services through a dedicated sales group. Our salespeople market directly to existing and potential customers, including municipalities and other government authorities and telecommunications companies. Our salespeople work with those responsible for project development and funding to facilitate network design and funding procurement.

Typically, the contracting process for systems integration projects entails the development of a list of qualified bidders and the establishment of a bid schedule, the distribution of, and response to, a request for proposal ("RFP"), and the awarding of the contract to an approved service provider. Important elements in determining the qualifications of a bidder are its reputation, its previous projects and its ability to secure bonding for the project. The selling cycle, which may be as much as 24 months in duration, is protracted due to the scope and complexity of the services provided.

We market our telecommunications services to local and long distance telephone companies, utility companies, local municipalities and certain corporations with particular communications needs. In addition, we market our construction services to certain systems integrators. A dedicated sales force, as well as members of each subsidiaries' senior management, actively market our services. Additionally, we market our transportation construction services to state and local departments of transportation, public/private toll authorities and certain international authorities.

Major development projects in which we retain an ownership interest after completion, such as our current Colorado Department of Transportation ("CDOT") projects, are marketed in differing ways. We contract for access to the right of way and, simultaneously, contact various carriers whom we believe, based upon our industry awareness, may have an interest in obtaining fiber capacity for a particular route. As development and construction get underway we continue to contact potential users of the capacity being built so that, by the time a particular segment is completed, all capacity not being retained is sold. Contracts with the customers normally provide for mobilization payments and progress payments.

COMPETITION

NETWORK SERVICES GROUP. The Telecommunications Systems Integration Division of the Network Services Group competes for business in two segments: the traditional request for proposal ("RFP")/bid based segment for the installation and integration of infrastructure projects and a less traditional "project development" segment. Our largest competitors in the traditional RFP/bid based segment are telecommunications service providers. The Telecommunications Systems Integration Division has identified and pursued the "project development" segment as a "niche" market for its services, providing network alternatives to large public agencies, utilities and telecommunications service providers through the use of public-private partnerships and other financing models unique to the industry. These customers often must choose between building their own networks and using an existing telecommunication service provider's network. Once a customer has decided to build its own network, we assist the customer in preparing a viable and customized project business plan that addresses the customer's specific telecommunications needs, including budgetary and other concerns. We also have focused on "project development" opportunities presenting ownership or participation opportunities that can generate recurring revenues. We believe that no other company provides this kind of complete, turnkey project development service for these customers.

The Telecommunications Construction Division competes for business with several large competitors. In addition, the Telecommunications Construction Division also competes in a market characterized by a large number of smaller size private companies that compete for business generally in a limited geographic area or with few principal customers. The Telecommunications Construction Division's largest competitors are MasTec, Inc. and Dycom Industries, Inc.

NETWORK DEVELOPMENT GROUP. The large metropolitan areas such as New York, Los Angeles, Chicago and Atlanta, already have an Incumbent Local Exchange Carrier ("ILEC") and multiple Competitive Local Exchange Carriers ("CLECs") competing for their large, high volume, business base. In addition, due to the high density of apartment complexes, many have more than one cable company.

In contrast, the cities of 50,000 to 250,000 people that the Network Development Group is targeting typically have an ILEC, one cable company and in some cases, facilities-based CLECs each targeting a limited area of business. In most cases both the cable company and the ILEC have legacy infrastructures with very limited capability to provide modern services.

TRANSPORTATION SERVICES GROUP. The Transportation Services Group believes its major competitor in the North American market is Transcore. Chase Manhattan and Lockheed Martin are also competitors in this area.

CONSTRUCTION GROUP. The market in which the Construction Group competes is characterized by large competitors who meet the experience, bonding and licensure requirements for larger projects and by small private companies competing for projects of $3 million or less in limited geographic areas. The Construction Group's largest competitors include Dycom Industries, Inc. and MasTec, Inc. The Construction Group has several smaller competitors some of which may be larger, may have substantially greater financial, distribution and marketing resources, and may have more established reputations than ours.

COMMUNICATION DEVELOPMENT GROUP. The Communications Development Group competes for business in the international market, primarily in Latin America. The operations of the Communications Development Group are in Venezuela and Brazil. In Venezuela, the market is characterized by a single customer, CANTV, the telephone company of Venezuela, and a large number of smaller private companies that compete for business generally in a limited geographic area. In Brazil, the market consists of myriad smaller companies competing for a growing but limited market, which forces margins down.

BACKLOG


Our estimated backlog at May 30, 2000, was as follows (in thousands):

                                                    Operations and

                                    Construction     Maintenance

 Organizational Group                Contracts        Contracts         Total

--------------------------------------------------------------------------------

Network Services                      $376,000         $111,000        $487,000

Transportation Services                110,000          110,000         220,000

Construction                           138,000           29,000         167,000

--------------------------------------------------------------------------------
                                      $624,000         $250,000        $874,000
--------------------------------------------------------------------------------

We expect to complete approximately 40% of the total backlog within the next fiscal year. In many instances our customers do not commit to the volume of services to be purchased under a contract but commit to obtain these services from us if they are not performed internally. Our contracts commit us to perform these services if requested by the customer. Many of the contracts are multi-year agreements, ranging up to 20 years. We include the full amount of services projected to be performed over the life of the contract in backlog due to our historical relationships with our customers and experience in procurements of this nature. Contract backlog of $500 million is under performance bonds and we may be subject to liquidated damages for failure to perform in a timely manner. Our backlog may fluctuate and does not necessarily indicate the amount of future sales. A substantial amount of our order backlog can be canceled at any time without penalty except, in some cases, we can recover actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress by our customers could have a material adverse effect on our business, operating results and financial condition. In addition, there can be no assurance as to customers' requirements during a particular period or that such estimates at any point in time are accurate.

RESEARCH AND DEVELOPMENT: PROPRIETARY TECHNOLOGY AND RIGHTS

We acquired proprietary software in the MFSNT acquisition including applications at the lane, plaza, host, and customer service center levels within a sophisticated electronic toll collection system architecture. Prior to the MFSNT acquisition, MFSNT had also developed a proprietary video and data multiplexing system used for surveillance, monitoring, and system audit purposes. The benefits of this proprietary software include reduced operating costs, non-stop tolling, reduced traffic congestion, efficient traffic management, and increased revenue accountability. However, we can make no assurances that products will not be developed in the future that will produce the same or a better result or be produced in a more economical manner. In connection with completion of electronic toll collection projects, we have continued to refine the software.

We rely on a combination of contractual rights, patents, trade secrets, know-how, trademarks, non-disclosure agreements, licenses and other technical measures to establish and protect our proprietary rights and to protect our proprietary applications and technologies. To the extent necessary, we intend to vigorously defend any and all rights we have, now or in the future, in our proprietary applications and technologies. However, we can make no assurances that we will be successful in pursuing any of our rights or, if successful, that it will be timely.

EMPLOYEES

At August 30, 2000, the Company and its subsidiaries had approximately 2,000 employees. The number of employees considered as laborers can vary significantly according to contracts in progress. Such employees are generally available to the Company through an extensive network of contacts within the communications industry.

PROPERTIES

Our corporate offices are in Roswell, Georgia, where we occupy 6,600 square feet under a lease that expires July 31, 2004. We also lease 5,110 square feet of office space under a lease that expires January 31, 2004 in West Palm Beach, Florida, which we are currently negotiating to sublet. We lease 35,815 square feet of office space in Omaha, Nebraska, under a lease that expires September 30, 2004 and which houses Adesta Communications, and 40,111 square feet in Mt. Laurel, New Jersey, under a lease that expires February 28, 2003 and which houses Adesta Transportation. We lease 6,800 square feet of space in Fort Lauderdale, Florida, under a lease, which expires September 30, 2003, which facility is presently available for sublet. We lease several field offices and numerous smaller offices. We also lease on a short-term or cancelable basis temporary equipment yards or storage locations in various areas as necessary to enable it to efficiently perform its service contracts.

We own (subject to a mortgage) and operate a 10,000 square foot facility for operations based in Chesapeake, Virginia. Our Venezuelan subsidiaries own and operate from a 33,000 square foot floor of an office building located in Caracas, Venezuela, and lease an additional 50,000 square feet of covered parking and shop facilities. We own a 15,000 square foot facility located on approximately three acres of land for operations in Tampa, Florida. We also own a small facility in Birmingham, Alabama.

We believe that our properties are in good condition and adequate for current operations and, if additional capacity becomes necessary due to growth, other suitable locations are available in all areas where we currently do business. See "Commitments and Contingencies" in the Notes to the Consolidated Financial Statements for additional information relating to leased facilities which includes mortgage/lease obligations. Certain of our properties are subject to federal, state and local provisions involving the protection of the environment. Compliance with these provisions has not had and is not expected to have a material effect upon our financial position.

LEGAL PROCEEDINGS

On or about September 10, 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, its then Chairman of the Board Gideon Taylor, then Chief Executive Officer Frazier L. Gaines, the Company's then Chief Accounting Officer, Jesus Dominguez, and then Chief Financial Officer Mark A. Shain (collectively the "Defendants"). At or near that time, six additional plaintiffs filed substantially similar lawsuits. By order dated December 30, 1998, all of these cases have been consolidated with the SFCS case. The plaintiffs assert claims under the federal securities laws against us and four of our officers that the defendants allegedly caused us to falsely represent and mislead the public with respect to:

         - two acquisitions: the MFSNT Acquisition and the acquisition of the COMSAT Contracts, and

         - our ongoing financial condition as a result of the acquisitions and the related financing of those acquisitions.

The plaintiffs seek an unspecified amount of damages and attorneys' fees. Additionally, plaintiffs are expected to seek certification as a class action on behalf of themselves and all others similarly situated persons. We have moved to dismiss the action and discovery is stayed during the pendancy of this motion. We intend to vigorously defend this matter. An adverse outcome in this lawsuit or in other shareholder lawsuits would likely have a material adverse effect upon Able's consolidated financial position, results of operations and cash flow.

In May 1998, SIRIT Technologies, Inc. filed a lawsuit against us and Thomas M. Davidson, a former member of our Board of Directors. Sirit sued for tortious interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with our acquisition of Adesta Communications and Adesta Transportation from WorldCom. In May 2000, the jury awarded Sirit compensatory damages against us in the amount of $1.2 million and punitive damages in the amount of $30.0 million. Additionally, the Court assessed punitive damages against Mr. Davidson.

In July 2000, we and Sirit, among others, entered into a settlement agreement which resulted in the court's entry of a consent judgment vacating the $31.2 million judgment. As part of the Sirit settlement, we agreed to issue Sirit and its affiliates, subject to using our best efforts to obtain shareholder approval,

         -        4,074,597 shares of our common stock, and

         - an additional 936,914 shares of common stock at such time as holders of the Series C Convertible Preferred Stock have converted their shares of Series C Convertible Preferred Stock into common stock. This amount assumes that the Series C Convertible Preferred Stock has a $15.0 million face value and is converted at a conversion price of $4.00 per share, which numbers were accurate as of July 17, 2000.

         We also made a cash payment to Sirit of $5,000,000. If we do not secure shareholder approval to issue the above described shares or fail to have the registration statement of which this prospectus is a part declared effective by November 30, 2000, we will be obligated under the settlement agreement to pay Sirit $20,000,000 instead of issuing the shares. Sirit also has the right to buy additional shares from us, if we sell additional shares within the next two years, on the same terms as the shares are sold to third parties in an amount sufficient to maintain its pro rata ownership of common stock. However, this right will not apply if we sell shares at a price of at least $10.00 per share.

Holders of the Series B Convertible Preferred Stock and warrants and holders of the Series C Convertible Preferred Stock and warrants modified their own rights to help convince Sirit to enter into the settlement agreement.

In addition to the shares that Sirit may receive when the Series C Convertible Preferred Stock is converted, if the holders of our Series B warrants or our Series C Preferred Stock are entitled to additional shares of our common stock or derivative securities, we must issue a pro rata portion to Sirit so that Sirit maintains the same percentage ownership interest it had immediately prior to the issuance. Sirit may acquire those shares for the same consideration as is paid by the holders of the other securities.

If we are required to make any cash payments to the holders of our Series B warrants or Series C Preferred Stock or warrants, including cash penalties and redemption payments, Sirit will become entitled to additional shares of common stock for no additional consideration. The number of shares to which they would become entitled would be the amount of funds paid to the holders in excess of $15,000,000, divided by $4.00. If any shares to which Sirit is entitled would increase its percentage ownership above 19.99 percent, Sirit has the right to those shares, but they will not be issued to Sirit without Sirit's consent.

In 1997, Bayport Pipeline, Inc. ("Bayport") filed a lawsuit against MFSNT seeking a declaratory judgment concerning the rights and obligations of Bayport and MFSNT under a Subcontract Agreement that was entered into on May 1, 1997 related to the NYSTA contract. The matter was referred to arbitration in January 1999. The total amount sought was not less than $5.5 million and subsequent to October 31, 1999, was increased to $19 million.

On February 24, 2000, the independent arbitrator ruled that we owed Bayport $4.1 million. The Company has appealed the award in Federal District Court (Northern District of Texas) and is subject to statutory interest from the date of the award in the event the award is not overturned.

In 1997, U.S. Public Technologies, Inc. ("USPT") filed a lawsuit in the United States District Court for the Southern District of California, (San Diego), against MFSNT for breach of contract, breach of an alleged implied covenant of good faith and fair dealing, tortuous interference, violation of the California Unfair Competition Act, promissory estoppel and unjust enrichment in connection with a Teaming Agreement between MFSNT and USPT concerning the Consortium Regional Electronic Toll Collection Implementation Program in the state of New Jersey. In this lawsuit, USPT seeks actual damages in excess of $8.5 million and unspecified exemplary damages. On April 4, 2000, the magistrate judge extended the discovery deadline until May 31, 2000, set July 14, 2000, as the deadline for MFSNT to file its expert report, and set the pretrial for October 2, 2000.

In 1999, Newbery Alaska, Inc. ("Newbery") filed a demand for arbitration seeking approximately $3.8 million. This dispute arises out of Newbery's subcontract with MFSNT related to the fiber optic network constructed by MFSNT for Kanas. Newbery's claims are for the balance of the subcontract, including retainage and disputed claims for extras based on alleged deficiencies in the plans and specifications and various other alleged constructive change orders. In June 2000, the arbitrator awarded Newbery $2.7 million plus fees of approximately $0.3 million and interest on the award of 8 percent until payment to Newbery is made. Interest on the award through August 31, 2000, totals approximately $55,000. We are challenging the arbitrators award in Federal District Court (Alaska) and intend to appeal the ruling, if necessary.

In 1998, Alphatech, Inc. ("Alphatech") filed a lawsuit in the U.S. District Court in Massachusetts against MFSNT. This suit alleges ten counts, including breach of Teaming Agreements on the E-470 project and the New Jersey Regional Consortium project, breach of implied duty of good faith and fair dealing on both projects, misappropriation of trade secrets, deceit, violation of Massachusetts General Laws Chapter 93A, promissory estoppel, quantum meruit, and unjust enrichment. Alphatech's claim is for $15 million. The court has denied our motion for summary judgment on breach of contract claims and granted our motion for summary judgment on the Chapter 93A claim. The lawsuit has not yet been set for trial.

The Company is subject to other lawsuits and claims for various amounts which arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The Company does not believe that any of these suits will have a material adverse effect on the Company's financial position.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information, as of August ___, 2000 about each person who is currently a Company director or executive officer.

    Name                                   Age               Position
    ----                                   ---               --------
    Billy V. Ray, Jr.                      42                Chief Executive Officer and Chairman of the
                                                             Board of Directors


    Edwin D. Johnson                       43                President, Chief Financial Officer, Director


    Frazier L. Gaines                      60                Former Chief Executive Officer, now President
                                                             - Able Telcom International


    Charles C. Maynard                     56                Chief Operating Officer


    James E. Brands                        63                Senior Executive Vice President


    Michael Brenner                        52                General Counsel and Executive Vice President


    Edward Z. Pollock                      61                Associate General Counsel


    Robert Sommerfeld                      50                President - Adesta Communications


    Philip A. Kernan, Jr.                  49                President - Adesta Transportation


    J. Barry Hall                          50                President - Transportation Safety
                                                             Contractors, Inc.


    Richard A. Boyle                       46                President - Patton Management Corp.

All directors are elected annually at our Annual Meeting of Shareholders and hold office following election or until their successors are elected and qualified. Once elected, the newly elected Directors will determine who will serve as members of our Audit Committee, Compensation Committee and Nominating Committee. The chief executive officer is elected by and serves at the discretion of our Board of Directors. All other executive officers are appointed by the Chief Executive Officer.

BILLY V. RAY, JR. has served as our Chief Executive Officer since December 1, 1998. From December 1, 1998 to May 2000, Mr. Ray also served as our President. Mr. Ray has served as a director since March 5, 1999 and was elected as Chairman of the Board of Directors on May 12, 2000. Mr. Ray also served as our acting Chief Financial Officer from November 30, 1998 to February 2000. From October 1, 1998 to November 30, 1998, Mr. Ray was our Executive Vice President of Mergers and Acquisitions and Treasurer. From May 1998 to October 1998 and from January 1997 to June 1997, Mr. Ray served as a consultant to us. Mr. Ray served as our Chief Financial Officer from June 1997 to April 1998. From December 1995 to January 1997 and from April 1997 to July 1997, Mr. Ray was the President of Ten-Ray Utility Construction, Inc., a utility construction company. During a part of that period, he also served as a consultant to Alcatel, a maker of intelligent highway systems.

EDWIN D. JOHNSON joined the Company in May 2000 and serves as President, Chief Financial Officer and a director. From November 1998 to April 2000, Mr. Johnson served as Executive Vice President and Chief Financial Officer of Mortgage.com, an on-line banking and lending company. From March 1996 to June 1998, Mr. Johnson served as Chief Financial Officer of

MasTec, Inc., a telecommunications infrastructure company. From January 1995 to March 1996, Mr. Johnson was a private real estate consultant.

FRAZIER L. GAINES was one of our Directors from August 1992 through March 19, 1999 and has served as President of Able Telcom International, Inc., one of our wholly owned subsidiaries, since June 1994. Mr. Gaines served as our Interim President and Chief Executive Officer from March 1998 to November 1998. From 1992 to 1994, Mr. Gaines was our Chief Operating Officer.

CHARLES C. MAYNARD was named Chief Operating Officer of the Company in February 2000. From July 1999 to January 2000, Mr. Maynard was an independent communications consultant primarily for Able. From July 1997 to June 1999, Mr. Maynard served as the Chief Executive Officer of International Satellite Group (INSAT), a satellite telephone sales and rental company. From October 1996 to June 1997, Mr. Maynard was an independent communications consultant to Cybernetic Services, Inc. From October 1992 to September 1996, Mr. Maynard served as the Managing Director, U.S. Business Development, of TeleDiffusion de France (TDF), a division of French Telecom, which was established to develop an international messaging network for the worldwide logistic industry.

JAMES E. BRANDS has served as our Senior Executive Vice President since March 1999. From November 1997 to March 1999, Mr. Brands was the CFO of Wilson Pest Control, Inc., a pest control services company. From July 1997 to November 1997. Mr. Brands served as the Executive Vice President and a Director of KBAS, Inc., an employee leasing company and from February 1997 to July 1997, he was the CFO of Arrow Exterminators, which provides pest control services. From January 1993 to March 1995, Mr. Brands served as Chairman, CEO and a Director of Marquest Medical Products, Inc. (NASDAQ: MMPI), which manufactures disposable products for respiratory, pulmonary and related medical segments and also served as Vice Chairman, CFO and a director of Scherer Healthcare, Inc. (Nasdaq:SCHR), which was involved in disposable medical products, pharmaceutical development and medical waste management.

MICHAEL BRENNER joined the Company in May 2000 and serves as General Counsel and Executive Vice President. From November 1998 to April 2000, Mr. Brenner served as General Counsel to Mortgage.com, an on-line mortgage and lending company. From July 1995 to November 1998, Mr. Brenner served as deputy city attorney for West Palm Beach, Florida.

EDWARD Z. POLLOCK became our General Counsel in November 1998; he became Associate General Counsel in May 2000. From 1963 to 1998, Mr. Pollock was a sole practitioner at the law firm of Edward Z. Pollock.

ROBERT SOMMERFELD was named President of Adesta Communications, Inc. in April 2000. From August 1998 to April 2000, Mr. Sommerfeld served as Vice President of Business Development for Adesta Communications, Inc., formerly MFS Network Technologies, Inc. ("MFSNT"). Prior to our purchase, Mr. Sommerfeld served MFSNT as project manager since its inception in 1988, which was formed as a subsidiary of Peter Kiewit Sons', Inc.

PHILIP A. KERNAN, JR. joined the company in February 2000 as President of Adesta Transportation, Inc. From July 1997 to June 1999, Mr. Kernan served as President and Chief Financial Officer of Skysite Communications, Inc, a satellite communications company. From January 1994 to June 1997, Mr. Kernan served as Vice President of David Werner International, an executive placement firm.

J. BARRY HALL serves as President of Transportation Safety Contractors, Inc. ("TSCI"). From October 1996 to October 1999, Mr. Hall served both as President of TSCI and Georgia Electric Company. From 1990 to October 1996, Mr. Hall was Vice President of Georgia Electric Company.

RICHARD A. BOYLE has been the President of Patton Management Corp., one of our subsidiaries since March 1996. From May 1991 to March 1996, Mr. Boyle was Vice President and General Manager of Wright & Lopez, Inc., a telecommunications contractor.

RESIGNATIONS OF DIRECTORS DURING FISCAL YEARS 1998 AND 1999

During the fiscal year ended October 31, 1998, three of our directors, Robert C. Nelles, John D. Foster and Richard J. Sandulli resigned to pursue other business interests.

During the fiscal year ended October 31 1999, five of our directors resigned for unrelated reasons. Gideon D. Taylor resigned in March 1999 to pursue other business interests. Frazier L. Gaines resigned in March 1999 to devote time to his duties as president of our wholly-owned subsidiary, Able Telcom International. Robert Young resigned in May 1999 to devote more time to his consulting business. Thomas Davidson resigned in January 2000 to devote more time to his personal business. Jonathan Bratt resigned in February 2000 because he found it difficult to attend board meetings from his residence in

Venezuela.

EXECUTIVE COMPENSATION

The following table contains summary information for the years indicated of compensation to (i) those persons serving as our Chief Executive Officer during the 1999 fiscal year, (ii) the other four of our most highly compensated executive officers who were serving as such at October 31, 1999, and (iii) up to two additional individuals who had served as one of our executive officers during the 1999 fiscal year but who were not executive officers at October 31, 1999. The persons referred to in clauses (ii) and (iii) above generally are not included in the table if they received total annual salary and bonus of $100,000 or less for the 1999 fiscal year end. The persons named in this table are collectively referred to as the "Named Executive Officers".

                           Summary Compensation Table
                               Annual Compensation

                                                                                               Long Term
                                                                                             Compensation
                                                                                             ------------

                                                                                  Other        Securities
                                                                                  Annual       Underlying
                                                                                  Compen-      Options      All other
                                                                                  sation          (6)/      Compensation
    Name and Principal Position           Year       Salary($)      Bonus($)        ($)         SARs(#)          ($)
Billy V. Ray, Jr. (1)                        1999       203,792       200,000       24,000        160,000           --
Chief Executive Officer and                  1998        48,462             0           --         35,000      110,818
Chairman of the Board of Directors           1997        34,615        40,000           --             --       56,961

Frazier L. Gaines (2)                        1999       201,138            --        2,500             --           --
Former Chief Executive Officer, and          1998       153,986            --           --        290,000        4,609
President - Able Telcom                      1997       110,000            --           --             --    1,024,375
International

Stacy Jenkins (4)                            1999       207,304        55,000        4,000        125,000           --
Former President of Adesta
Communications

Michael Arp (3)                              1999       149,565        30,000       24,000         65,000           --
Former Acting President - GEC and
      TSCI

J. Barry Hall (5)                            1999       240,000       150,000           --             --           --
President - Transportation Safety            1998       209,173             0           --             --       33,906

Richard Boyle (7)                            1999       159,000        70,000       19,200         65,000           --
President - Patton Management Corp.

         (1) Mr. Ray has served as our Chief Executive Officer since December 1, 1998. From December 1, 1998 to May 2000, Mr. Ray also served as President. He served as acting Chief Financial Officer from November 3, 1998 to February 2000. From October 1, 1998 to November 30, 1998, Mr. Ray served as Executive Vice President of Mergers and Acquisition and Treasurer. From May 1998 to October 1998 and from January 1997 to June 1997, he served as a consultant to us. From June 1997 to April 1998 he served as our Chief Financial Officer. For 1999, other compensation includes auto allowance of $6,000 and housing allowance of $18,000. In 1998, other compensation included consulting fees in the amount of $92,099, an automobile allowance of $5,400, a housing allowance of $12,600 and health insurance premiums paid on Mr. Ray's behalf of $719. In 1998, 25,000 options expired during the time Mr. Ray served as our consultant. In 1997, other annual compensation includes compensation for consulting services rendered prior to Mr. Ray's appointment in June 1997, as our Chief Financial Officer, and a travel and housing allowance.
         (2) Mr. Gaines served as our President and Chief Executive Officer from March 1998 through November 30, 1998. Prior thereto, Mr. Gaines was President of Able Telcom International, Inc. (a position which he continues to hold). For 1999, other compensation includes an auto allowance of $2,500. For 1998, other compensation includes an automobile allowance of $4,500 and health insurance premiums paid by us on Mr. Gaines behalf in the amount of $109. For 1997, other compensation consists of an automobile allowance, a housing allowance and an amount of $991,375, which represents the difference between the price paid by Mr. Gaines upon the exercise of certain stock options and the fair market value of the underlying common stock on the date of exercise.
         (3) Mr. Arp is no longer employed by us but will receive severance pay in the amount of $15,000 monthly through December 2000. Mr. Arp joined us in January 1999. In 1999, Mr. Arp's other compensation included a $1,500 monthly housing allowance and a $5,000 auto allowance.

                  Mr. Arp served as Acting President of Georgia Electric Company and Transportation Safety Contractors, Inc. from November 1999 to March 2000.
         (4) Mr. Jenkins' other compensation includes $4,000 for automobile allowance. Mr. Jenkins resigned from the Company in March 2000.
         (5) In 1998, other compensation includes a housing allowance of $24,000, an automobile allowance of $7,800 and contributions to our 401K plan of $2,106.
         (6) Includes options that have not yet been approved by shareholders.
         (7) Mr. Boyle's other compensation includes a housing allowance of $14,400 plus an automobile allowance of $4,800.

         OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                                                                              Annual Rates of
                                                                                                Stock Price
                                                                                              Appreciation for
                              Individual Grants                                                 Option Term
  ------------------------------------------------------------------------------------    -------------------------
                         Number of       % of Total
                         Securities     Options/SARs
                         Underlying      Granted to          Exercise or
                        Options/SARs      Employees in        Base Price        Expiration
  Name                 Granted (#)(1)    Fiscal Year (2)        ($/Sh)              Date          5% ($)      10% ($)
  ----                 --------------    ---------------        ------              ----          ------      -------
  Billy V. Ray               10,000            0.4%              $5.75           12/31/00          5,894       12,075
                            100,000            3.7                5.75           12/31/00         90,634      190,325
                             50,000            1.8               6.375           05/07/03         61,958      147,931
  Frazier L. Gaines         260,000            9.5                5.75           12/31/00        153,237      313,950
                             30,000            1.1                5.75           07/03/04         42,352       92,384
  Stacy Jenkins             100,000            3.6                5.75           04/12/02         99,790      211,024
                             25,000            0.9               6.375           04/12/02         24,481       51,318
  Michael Arp                40,000            1.5                5.75           12/31/00         49,566      106,743
                             25,000            0.9               6.375           05/07/03         34,346       73,965
  J. Barry Hall                  --             --                  --                 --             --           --
  Richard Boyle              65,000            2.4               6.375           05/07/01         42,473       87,018

------------------
(1) Each option has anti-dilution provisions for stock splits, stock dividends and similar events.
(2) Based on 2,734,000 options granted to employees during fiscal year 1999.

          OPTION EXERCISES AND PERIOD END VALUES

          No options were exercised during the last fiscal year by the Named Executive Officers. As of August 17, 2000, there were 150,000 options that were "in-the-money." Options are "in-the-money" if the exercise price is less than or equal to the market price of our common stock. These options are exercisable at $2.44 per share and the closing price for our common stock on August 17, 2000 was $2.50 per share.

          The following table sets forth information regarding exercisable and unexercisable stock options held as of October 31, 1999 by the named executive officers.

                    AGGREGATE FISCAL YEAR-END OPTION VALUES


                             Number of Securities                Value of Unexercised
                           Underlying Unexercised              In-the-Money Options at
                         Options at Fiscal Year-end                Fiscal Year End
                         ---------------------------         ---------------------------
Name                     Exercisable   Unexercisable         Exercisable   Unexercisable
----                     -----------   -------------         -----------   -------------
Bill V. Ray                127,000         33,000              $377,995       $80,355
Frazier L. Gaines          290,000             --               887,400            --
Stacy Jenkins               83,500         16,500               250,198        40,178
Michael Arp                 36,750         28,250               101,986        81,288
J. Barry Hall                   --             --                    --            --
Richard Boyle               43,500         21,500               105,923        52,353


          DIRECTOR COMPENSATION

          Our directors who are not our employees and who do not own more than 5% of any class of our outstanding capital stock ("Non-Affiliate Directors") are currently paid $12,000 annually plus $750 for each committee meeting attended and are reimbursed for expenses associated with Board responsibilities. In addition, pursuant to Able's 1995 Stock Option Plan, as amended, Non-Affiliate Directors currently receive one-time automatic grants of options to purchase 5,000 shares of common stock as of the date the Non-Affiliate Director is initially elected or appointed, at an exercise price equal to the fair market value at the date of grant.

          In April 1998, we granted options to purchase 10,000 shares of common stock to all directors, which grants were outside the Plan. These options are subject to shareholder approval. Employee directors receive no additional fees or remuneration for acting in their capacity as one of our directors.

         On May 7, 1999 and as ratified on May 12, 2000, our Board of Directors voted to increase the annual fees paid and to make additional annual grants of options under the 1995 Stock Option Plan to Non-Affiliate Directors as described in the table below. The options grants are subject to shareholder approval at our annual meeting.

                                                                                                NUMBER OF
                                                                                                 OPTIONS
                               POSITION                                    FEES                 (ANNUALLY)
                               --------                                    ----                 ----------

          Chairman of the Board                                       $2,500 per month           15,000
          Board Member (other than Chairman of the Board)             $1,750 per month           10,000
          Audit Committee Chairman                                    $1,000 per meeting          2,000
          Audit Committee Member                                      $  750 per meeting          1,000
          Compensation Committee Chairman                             $1,000 per meeting          2,000
          Compensation Committee Member                               $  750 per meeting          1,000
          Nominating Committee Chairman                               $1,000 per meeting          2,000
          Nominating Committee Member                                 $  750 per meeting          1,000

          The fees described above will be paid on a monthly basis so long as the Non-Affiliate Director attends at least 65% of properly noticed meetings. Any adjustments to fee payments will be done on a quarterly basis.

          During fiscal 1998 and fiscal 1999, the following options were granted to our directors as additional compensation for service as directors, some of whom no longer serve in that capacity and will not stand for reelection. The terms of these option grants are summarized below. Those of our directors who also serve or have served as our employees have received option grants in their capacity as employees as is discussed elsewhere in this proxy statement.

                                               NUMBER                                  DATE OF           EXPIRATION
           DIRECTOR                          OF SHARES           GRANT PRICE       INITIAL GRANT(1)         DATE
           --------                          ---------           -----------       ----------------      ----------
Thomas M. Davidson (2)                      20,000                  $5.75             12/31/98             12/31/04
                                            10,000                  $6.25               5/7/99               5/8/01

John D. Foster (3)                          10,000(4)               $6.20              4/24/98               7/3/04
                                            20,000(4)              $11.93              4/24/98               7/3/04

Robert C. Nelles (5)                        10,000(4)               $6.20              4/24/98               7/3/04
                                            20,000(4)            $11.9375              4/24/98               7/3/04
                                            15,000(4)               $5.34              2/19/98              9/19/05

Richard J. Sandulli (6)                     10,000(4)               $6.20              4/24/98               7/3/04
                                            20,000(4)            $11.9375              4/24/98               7/3/04

C. Frank Swartz (7)                         20,000                  $5.75             12/31/98             12/31/04
                                            10,000                  $6.75               6/9/99               5/9/02

Robert H. Young (8)                         10,000                  $6.25               5/7/99               5/8/01

Alec McLarty (9)                            10,000                  $8.75              7/29/99              7/29/02

(1) On December 31, 1998, in an effort to correct a number of ambiguities in the minutes of the Board of Directors' meetings, and in order to comply with the incentive stock option terms of our 1995 Stock Option Plan, our Board of Directors rescinded all of the then issued option grants prior to December 31, 1998, with the exception of the grants to Mr. Nelles, Mr. Foster and Mr. Sandulli which met the requirements of the Plan. The Board then reissued new options outside of the Plan as reflected in the table in the amounts set forth above at the calculated fair market value per share on December 31, 1998, which was $5.75. However, because these new options were granted outside the Plan, the Company was required to make the grants subject to shareholder approval to comply with the Nasdaq rules.

(2)      Mr. Davidson resigned from our Board of Directors in January 2000.

(3)      Mr. Foster resigned from our Board of Directors on June 5, 1998.
(4)      Non-qualified stock options granted pursuant to our 1995 Stock Option
         Plan.
(5)      Mr. Nelles resigned from our Board of Directors on May 5, 1998
(6)      Mr. Sandulli resigned from our Board of Directors on August 25, 1998.
(7) Mr. Swartz and Mr. McLarty are standing for reelection for our Board of Directors.
(8)      Mr. Young resigned from our Board of Directors in May 1999.

The options granted outside the Stock Option Plan, including those in the chart granted to Messrs. Bratt, Davidson and Swartz, are subject to shareholder approval.

THE ABLE TELCOM HOLDING CORP. 1995 STOCK OPTION PLAN, AS AMENDED

We adopted the 1995 Stock Option Plan (the "Plan") pursuant to which 550,000 shares of common stock were originally authorized for issuance. In April 1998, our shareholders approved amendments to the Plan to increase the number of shares outstanding under the Plan to 1,300,000. We intend to amend our registration statement on Form S-8 to register an additional 750,000 shares of common stock currently reserved for issuance under the Plan. Assuming we obtain shareholder approval to increase the number of shares reserved under the Plan to 5 million shares, we will amend our registration statement on Form S-8 to register an additional 5 million shares.

We may grant Nonqualified Stock Options and Incentive Stock Options, and restricted stock under the Plan to Non-Affiliate Directors, key employees, advisors and consultants. With respect to the grant of awards under the Plan to persons other than Non-Affiliate Directors, the Board of Directors, or a committee appointed by the Board of Directors will determine persons to be granted stock options and restricted stock, the amount of stock to be optioned or granted to each such person, and the terms and conditions of any stock options and restricted stock. Our Plan defines a "Non-Affiliate Director" as a person who is not our employee and who does not own more than 5 percent of our outstanding capital stock.

An Incentive Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Any Incentive Stock Option granted under the Plan will have an exercise price of not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting stock of the Company or any parent or subsidiary of the Company, the exercise price for such option must be at least 110% of the fair market value of the shares subject to the option on the date the option is granted. An option to purchase common stock that does not meet the Code's requirements for Incentive Stock Options is a Nonqualified Stock Option. Generally, a restricted stock award will not require the payment of any option price by the Participant but will call for the transfer of shares to the Participant subject to forfeiture, without payment of any consideration by the Company, if the Participant's employment terminates during a "restricted" period (which must be at least six months) specified in the award of the restricted stock.

Amendments to the Plan are being submitted for shareholder approval at our next annual meeting of shareholders currently planned for late September or early October. These amendments include:

- increasing the number of shares of Common Stock which may be issued pursuant to awards granted from 1,300,000 to 5,500,000,

- increasing the number of options granted to Non-Affiliate Directors from a one-time grant of 5,000 options to an annual grant of 10,000 options,

- granting additional options, on an annual basis, to Non-Affiliate Directors who serve as Chairman of the Board of the Company, or as Chairman or as a member of a Board committee, and

- extending the exercise period of the date of grants to Non-Affiliate Directors to the earlier of (A) September 19, 2005, or (B) the date which is two years after the date that such Non-Affiliate Director is no longer serving as a director.

EMPLOYMENT AGREEMENTS

BILLY V. RAY, JR., Chief Executive Officer and Chairman of the Board of Directors, is party to an employment agreement, dated June 15, 2000 with us (the "Ray Employment Agreement"). The Ray Employment Agreement terminates on May 1, 2003, and provides that Mr. Ray is to be paid a salary of $350,000 per year, plus a housing allowance of $1,800 per month and an automobile allowance of $500 per month, as well as health and life insurance benefits for the term of the agreement. The Ray Employment Agreement also provides for a minimum bonus of $150,000 annually, and stock options for 150,000 shares which were fully vested upon grant and are exercisable at $2.84 per share, fair market value at the date of grant. These options expire on July 15, 2010 and are subject to shareholder approval. This grant was in addition to a grant dated February 21, 2000 to purchase 100,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date our shareholders approve this additional grant and which will vest immediately on the date approval is received from the shareholders and a grant dated December 31, 1998 to purchase 100,000 shares of common stock at an exercise price of $5.75 per share. The February 21, 2000 options vest immediately on the date approval is received from the shareholders and the

December 31, 1998 options vested immediately upon grant. These options were issued to Mr. Ray under previous employment agreements all of which were otherwise superceded by the Ray Employment Agreement. The Ray Employment Agreement also contains a covenant by Mr. Ray not to compete with us for a period of three years following termination of his employment. Should Mr. Ray's employment be terminated without cause, or should Mr. Ray elect to terminate his employment following a change of control, Mr. Ray will be entitled to a lump sum payment equal to three times his current base salary and bonus, and to the continuation of certain fringe benefits for three years after the date of termination. To the extent he incurs any federal excise taxes on the severance benefits, he is entitled to be reimbursed by us for those tax consequences. On May 7, 1999, Mr. Ray was granted options to purchase 50,000 shares of common stock at $6.37 per share, one third of which vested May 7, 1999, one third of which vested May 31, 2000 and one third of which will vest on May 31, 2001.

EDWIN D. JOHNSON, President and Chief Financial Officer is a party to an employment agreement, dated May 8, 2000 with us (the "Johnson Employment Agreement"). The Johnson Employment Agreement terminates on May 7, 2003 and provides that Mr. Johnson is to be paid a salary of $300,000 per year, plus an automobile allowance of $1,500 per month, as well as health and life insurance benefits for the term of the agreement. The Johnson Employment Agreement also provides for a minimum bonus of $150,000 annually and stock options for 150,000 shares, which were fully vested upon grant and are exercisable at $2.44 per share, fair market value at date of grant. These options expire on May 7, 2010 and are subject to shareholder approval. The Johnson Employment Agreement also contains a covenant by Mr. Johnson not to compete with us for a period of three years following termination of his employment. Should Mr. Johnson's employment be terminated without cause, or should Mr. Johnson elect to terminate his employment following a change of control, Mr. Johnson will be entitled to a lump sum payment equal to three times his current base salary and bonus, and to the continuation of certain fringe benefits for three years after the date of termination. To the extent he incurs any federal excise taxes on the severance benefits, he is entitled to be reimbursed by us for those tax consequences.

FRAZIER L. GAINES, President of Able Telcom International, Inc., is party to an employment agreement, dated November 12, 1998 with us (the "Gaines Employment Agreement"). The Gaines Employment Agreement terminates on November 11, 2001, may be extended for one additional year by mutual agreement, allows for a consulting agreement to be signed at the end of the initial three year term, and provides that Mr. Gaines is to be paid a salary of $200,000 per year, plus health and life insurance and a monthly automobile allowance of $500. The Gaines Employment Agreement also provides that we will pay all health and life insurance benefits plus $60,000 per year for the number of years equal to Mr. Gaines' years of service currently 11 years and payable beginning at Mr. Gaines' termination date. The Gaines Employment Agreement also contains a covenant by Mr. Gaines not to compete with us for a period of three years following termination of his employment. The Gaines Employment Agreement also provides that if Mr. Gaines' employment is terminated with cause Mr. Gaines will be entitled to 30 days prior notice. However, should Mr. Gaines' employment be terminated without cause, Mr. Gaines will be paid one-year's severance plus regular health and insurance benefits. $100,000 of this amount would be payable immediately upon termination with the remainder of the $100,000 payable within 45 days from termination. In addition, the Gaines Employment Agreement provides for the grant of options to purchase 100,000 shares of common stock, subject to approval by our Board of Directors, which vest over a three year period, or immediately upon either a change in control or ownership of us. To date, these options have not been approved by our Board of Directors and thus have not yet been granted.

CHARLES C. MAYNARD, Chief Operating Officer, is a party to an employment agreement dated February 21, 2000 with us (the "Maynard Employment Agreement"). The Maynard Employment Agreement terminates on February 20, 2003 and provides that Mr. Maynard is to be paid a salary of $240,000 per year, plus insurance and other benefits. The Maynard Employment Agreement also provides that if Mr. Maynard's employment is terminated with cause, that Mr. Maynard will be entitled to 90 days prior notice. However, if Mr. Maynard's employment is terminated without cause, Mr. Maynard will be paid out the remainder of his contract plus fringe benefits without any rights of mitigation. In addition, the Maynard Employment Agreement provides for the grant of options to purchase 200,000 shares of common stock, subject to approval of our shareholders, which will vest over a two-year period at prices ranging from $6.00 to $9.50 per share.

JAMES E. BRANDS, Senior Executive Vice President, is party to a consulting and employment agreement, dated March 15, 1999 with us (the "Brands Employment Agreement"). The Brands Employment Agreement terminates on April 5, 2001, and may be extended by mutual agreement for an additional one-year period. The Brands Employment Agreement provides that Mr. Brands was paid (i) a consulting fee of $20,000 for the period commencing March 15, 1999 and ending May 15, 1999, and (ii) a salary of (A) $5,750 for the period between April 2, 1999 to April 30, 1999, and (B) $2,500 for the period between May 1, 1999 to May 31, 1999 and that will be paid at least $12,500 per month from June 1, 1999 through April 5, 2001; provided that if another executive or management employee other than a CEO is hired during the initial term of the Brands Employment Agreement at a rate of more than $12,500 per month, Mr. Brands' monthly rate shall immediately become the same as such employee. Mr. Brands is also entitled to an automobile allowance of $500 per month or at our option, we may provide Mr. Brands with a late model Lincoln Town Car and reimbursement of its operating costs, a housing allowance of $1,500 per month effective August 1, 1999 (during the period April 2, 1999 to July 31, 1999, Mr. Brands was reimbursed for actual expenses incurred), plus health and life insurance benefits. However, no housing allowance has been paid to Mr. Brands. In addition, the Brands Employment Agreement provides for the grant of options to purchase 100,000 shares of common stock at $6.375 per share, of which 75,000 vested as of April 5, 1999 and 25,000 vested June 21, 2000. Shareholder approval is required for these options. The exercise period terminates two years from each vesting date. Mr. Brands was granted a salary increase to $175,000 per year as of January 1, 2000 and to $240,000 per year as of February 21, 2000.

MICHAEL BRENNER, General Counsel and Executive Vice President, is party to an employment agreement, dated May 3, 2000 with us (the "Brenner Employment Agreement"). The Brenner Employment Agreement terminates on May 2, 2003 and provides that Mr. Brenner is to be paid a salary of $200,000 per year, plus an automobile allowance of $1,000 per month, as well as health and life insurance benefits. The Brenner Employment Agreement also calls for a minimum bonus of $50,000 annually, and stock options for 100,000 shares, which vest immediately and are exercisable at $2.69 per share, fair market value at date of grant. These options expire on May 2, 2010 and are subject to shareholder approval. The Brenner Employment agreement also contains a covenant by Mr. Brenner not to compete with us for a period of three years following termination of his employment. Should Mr. Brenner's employment be terminated without cause, or should Mr. Brenner elect to terminate his employment following a change of control, he will be entitled to a lump sum payment equal to three times his current base salary and bonus, and to the continuation of certain fringe benefits for three years after the date of termination. To the extent he incurs any federal excise taxes on the severance benefits, he is entitled to be reimbursed by us for those tax consequences.

EDWARD POLLOCK, Associate General Counsel, is party to an employment agreement, dated January 1, 1999 with us (the "Pollock Employment Agreement"). The Pollock Employment Agreement terminates on December 31, 2000 and provides for Mr. Pollock to be paid an initial salary of $10,000 per month for the period from January 1, 1999 to June 30, 1999, increased to $11,000 per month for the period from July 1, 1999 to December 31, 1999, increased to $12,000 monthly for the period from January 1, 2000 to June 30, 2000, and increased to $12,500 monthly for the period from July 1, 2000 to December 31, 2000. In addition, the Pollock Employment Agreement provides an automobile allowance of $300 per month, plus health insurance and other benefits. The Pollock Employment Agreement may be extended for an additional two-year period by mutual agreement. The Pollock Employment Agreement also contains a covenant by Mr. Pollock not to compete with us for a period of three years following termination of his employment. The Pollock Employment Agreement also provides that if Mr. Pollock's employment is terminated with cause, Mr. Pollock will be entitled to 90 days prior notice. However, should Mr. Pollock's employment be terminated without cause, Mr. Pollock will be paid out the remainder of his contract. In addition, the Pollock Employment Agreement provides for the grant of options to purchase 40,000 shares of common stock, as approved by our Board of Directors, which vest over a three year period (20,000 options vested on January 1, 1999, 10,000 options vested on January 1, 2000 and 10,000 options will vest on January 2, 2001), unless there is a change in control or ownership of us, in which case, the options vest. Effective May 7, 1999, Mr. Pollock's salary increased to $150,000 per year and he was granted options to purchase 25,000 shares at $6.375 per share, one-third of which vested as of May 7, 1999, one-third vested on May 7, 2000 and one-third will vest on May 7, 2001. All of these options are subject to shareholder approval. The exercise period for the options granted on May 7, 1999 to Mr. Pollock commences as of the date of vesting and continues through the earlier of
(i) September 19, 2005 or (ii) two years from the date he is no longer employed by us.

PHILIP A. KERNAN, Jr., President of Adesta Transportation, is a party to an employment agreement dated February 21, 2000 with us (the "Kernan Employment Agreement"). The Kernan Employment Agreement terminates on February 20, 2003 and provides that Mr. Kernan is to be paid a salary of $182,000 per year, plus insurance and other benefits. The Kernan Employment Agreement also provides that if Mr. Kernan's employment is terminated with cause, that Mr. Kernan will be entitled to 90 days' prior notice. However, if Mr. Kernan's employment is terminated without cause, Mr. Kernan will be paid out the remainder of his contract plus fringe benefits without any rights of mitigation. In addition, the Kernan Employment Agreement provides for the grant of options to purchase 125,000 shares of common stock, subject to approval of our shareholders, which will vest over a two-year period at prices ranging from $6.00 to $9.50 per share.

J. BARRY HALL, President of Transportation Safety Contractors, Inc. ("TSCI"), is party to an employment agreement dated October 12, 1996 with TSCI (the "Hall Employment Agreement"). The Hall Employment Agreement terminates on October 11, 2001, and provides that Mr. Hall is to be paid a salary of $150,000 per year, plus insurance and other benefits. The Hall Employment Agreement also contains a covenant by Mr. Hall not to compete with us for a period of two years following termination of his employment, unless we terminate the Hall Employment Agreement for cause or if Mr. Hall terminates the agreement with good reason, in which case the non-competition period will terminate after six (6) months (which period may be extended by us up to one year in exchange for additional compensation). Effective May 7, 1999, Mr. Hall received a cash bonus of $100,000, based upon compensation that has been assigned to Mr. Hall from Gerry Hall, a former Chief Executive Officer of ours.

RICHARD A. BOYLE, President of the Patton Management Group, is party to an employment agreement, dated April 1, 1998 with us (the "Boyle Employment Agreement"). The Boyle Employment Agreement terminates on March 31, 2000, and provides that Mr. Boyle is to be paid a salary of $159,000 per year, plus insurance and other benefits. The Boyle Employment Agreement also contains a covenant by Mr. Boyle not to compete with us for a period of two years following termination of his employment. Also, pursuant to the terms of the Patton Management Corporation acquisition documents, Mr. Boyle's non-competition agreement has been extended for one additional year by mutual agreement. The Boyle Employment Agreement also provides that if Mr. Boyle is terminated with cause, Mr. Boyle will not be entitled to any notice. Effective May 7, 1999, Mr. Boyle was granted options to purchase 65,000 shares of common stock at $6.375 per share, one-third of which vested as of May 7, 1999, one-third vested on May 7, 2000 and one-third vest on May 7, 2001. The exercise period for the options granted on May 7, 1999 to Mr. Boyle commences as of the date of vesting and continues through the earlier of (i) September 19, 2005 or (ii) two years from the date Mr. Boyle is no longer employed by us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended October 31, 1999, compensation for our executive officers was determined by our Compensation Committee, consisting of Messrs. C. Frank Swartz, H. Alec McLarty and Billy V. Ray, Jr. Mr. Swartz is Chairman of the Committee and he and Mr. McLarty are the two non-employee members of the Compensation Committee. In addition to being a director of Able, Mr. Ray is our Chief Executive Officer. Mr. Ray excused himself from all discussions and abstained from voting on any issues relating to the compensation and bonuses to be paid to Mr. Ray as Chief Executive Officer.

In April 1998, we engaged Washington Equity Partners ("WEP") as an advisor in connection with the MFSNT acquisition. At the time of the engagement, Mr. Thomas
A. Davidson, a member of our Board of Directors and a former member of the Compensation Committee, who resigned as a director in January 2000, was Managing Director of WEP. In connection with the engagement, we agreed to pay WEP a fee if we consummated the financing of the MFSNT acquisition through an investor contacted by WEP. We also committed to reimburse WEP for its reasonable travel and out-of-pocket expenses (up to a maximum of $20,000 without prior approval) incurred in connection with its engagement. Mr. Davidson subsequently left his position as Managing Director of WEP in April 1998 and WEP assigned its rights in the agreement to Mr. Davidson. Mr. Davidson became one of our directors in June 1998. On October 21, 1998, we agreed with Mr. Davidson to pay him $1,332,000 in satisfaction of amounts owing under our agreement with WEP. During the 1999 fiscal year, Mr. Davidson was paid $350,000 of this amount and on April 30, 1999, Mr. Davidson converted the remaining $828,002 due, into 118,286 shares of common stock at the then market price of $7.00 per share.

Mr. Davidson was a codefendant with us in the Sirit lawsuit described elsewhere in this prospectus. Under our indemnification obligations to Mr. Davidson as a director and now a former director, we have paid attorneys fees and costs for the defense of this lawsuit. One counsel has represented us and Mr. Davidson so it is not possible to segregate amounts paid on his behalf from the amounts paid on our behalf. However, Mr. Davidson has benefited materially from these payments. Mr. Davidson paid the settlement amount related to claims against him without our assistance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 12, 1996, we acquired all of the issued and outstanding capital stock of Georgia Electric Company ("GEC"), which prior to the acquisition was owned equally by Gerry W. and J. Barry Hall (collectively, the "Halls"). Following the acquisition, Gerry Hall was elected to our board of directors, and on June 12, 1997, was elected our President and Chief Executive Officer. Gerry Hall resigned as our President, Chief Executive Officer and a director on March 2, 1998. Barry Hall is president of our subsidiary Transportation Safety Contractors Inc. The purchase price for the GEC acquisition was $3 million in cash, plus the issuance at the end of each of the next five fiscal years of a number of shares of common stock to be determined pursuant to a formula contained in the acquisition agreement. The formula involves dividing a dollar figure derived from GEC's actual pre-tax profits and operating margins compared with target profits and margins for each fiscal year by a discounted per share price. The GEC acquisition agreement was amended in February 1998 to increase the percentage discount applicable to the price of the common stock for purposes of this formula, thus increasing the potential earn-out consideration to the Halls. At the same time the amendment limited the total market value of the shares of common stock which could be issued under the agreement. In the event that GEC is sold by us prior to the end of fiscal year 2001, we are obligated to issue to Gerry Hall and Barry Hall a number of shares of common stock having a market value (as determined in accordance with the contract) of $1 million for each year that earn-out consideration remains payable. Gerry Hall's resignation as our President, CEO and director had no relationship to the amendment to the GEC acquisition Agreement. The shares issued to the Halls for fiscal year 1998 totaled 508,398 and for fiscal year 1999 totaled 204,944.

We have various agreements, and have entered into various transactions, with WorldCom which beneficially owns 29.7% of our outstanding stock as of August 17, 2000. Among these agreements and transactions are the Master Services Agreement and debt obligations and the conversion of debt into Series D Preferred Stock, described elsewhere in the prospectus. We believe the terms of these agreements are no less favorable to us than would have been obtained in arm's-length transactions.

During fiscal 2000, we have loaned $300,000 to Edwin D. Johnson, our President, $300,000 to Billy V. Ray, our Chief Executive Officer and Chairman and $200,000 to Michael Brenner, our General Counsel and Executive Vice President. Each of these loans was made pursuant to requirements of the employment agreements between us and these individuals. Interest accrues on these loans at the prime rate and is payable annually. All outstanding principal and accrued interest is due on the third anniversary of the loans to Messrs Johnson and Brenner and the sixth anniversary of the loan to Mr. Ray.

In August 2000, we made a $2,000,000 loan to Billy V. Ray, Jr., our Chief Executive Officer and Chairman. The purpose of this loan was to provide funds for Mr. Ray to purchase a Certificate of Deposit which was then pledged on our behalf to secure a performance bond required in connection with our performance under a newly awarded contract. The bonding agency required that a third-party provide collateral for such bond and, in light of our need to provide such collateral quickly, Mr. Ray agreed to post a Certificate of Deposit if we would loan the funds to him to purchase such Certificate of Deposit. The loan is payable on or before June 30, 2001 and bears interest at a rate of 9.5 percent per annum. The loan has been secured by a second priority pledge of the Certificate of Deposit, but this security interest has not yet been perfected.

See also "Compensation Committee Interlocks and Insider Participation" regarding certain related party transactions between members of our Compensation Committee and with Mr. Thomas Davidson, one of our former directors.

                             PRINCIPAL SHAREHOLDERS

The following table shows, as of August 17, 2000 the common stock owned beneficially by (i) each of our executive officers, (ii) each of our current directors, (iii) all directors and executive officers as a group, and (iv) each person known by us to be the "beneficial owner" of more than five percent of our common stock. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. For example, you "beneficially" own common stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have or share the power to vote the stock, or sell the stock, or you have the right to acquire it within 60 days. Except as disclosed in the footnotes below, each of the directors and executive officers listed have sole voting and investment power over his shares. As of August 17, 2000 there were 16,374,504 shares of common stock issued and outstanding and approximately 386 holders of record.


                                                                               SHARES BENEFICIALLY OWNED (2)
                                                                           ------------------------------------
              NAME OF BENEFICIAL OWNER(1)                                   NUMBER                   PERCENTAGE
                                                                           ---------                 ----------
              EXECUTIVE OFFICERS AND DIRECTORS:
              Billy V. Ray, Jr(3)                                            410,000                     2.4%
              Edwin D. Johnson(4)                                            157,000                       *
              Frazier L. Gaines(5)                                           217,000                     1.3%
              Charles A. Maynard                                             200,000                     1.2%
              James E. Brands                                                100,000                       *
              Michael Brenner                                                100,000                       *
              Philip A. Kernan, Jr                                           125,000                       *
              Edward Z. Pollock(6)                                            66,000                       *
              Robert Sommerfeld                                              100,000                       *
              J. Barry Hall(7)                                               102,472                       *
              Richard A. Boyle                                                65,000                       *
              C. Franklin Swartz                                              30,000                       *
              H. Alec McLarty(8)                                              11,610                       *
              Gerald Pye                                                          --                       *

              All Executive Officers and Directors                         1,684,082                     9.9%
              as a Group (15 Persons)

              BENEFICIAL OWNER OF 5% OR MORE OF VOTING
              SECURITIES
              Gideon D. Taylor(9)                                            946,638                     5.8%
              Worldcom(10)                                                 5,650,000                    29.7%

              *Less than 1%.

(1) Unless otherwise indicated, the address of each Executive Officer, Director and beneficial owner of more than 5% of the Company's voting securities is 1000 Holcomb Woods Parkway, Suite 440, Roswell, Georgia 30076.

(2) Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 17, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)      Mr. Ray owns 410,000 options subject to shareholders approval.

(4) Mr. Johnson owns 7,000 shares and options to purchase 150,000 shares subject to shareholder approval.

(5) Includes 80,000 shares underlying stock options, which are immediately exercisable subject to shareholder approval, 128,000 shares held in a trust controlled by Mr. Gaines and an aggregate of 9,000 shares held by Mr. Gaines as trustee to four minor children.

(6) Includes 65,000 shares underlying options which are immediately exercisable subject to shareholder approval and 1,000 shares owned by Mr. Pollock.

(7) Mr. Hall received these shares in payment of the October 31, 1999 portion of an earn-out owed from our acquisition of the Georgia Electric Company.

(8) Includes 1,610 shares owned by Mr. McLarty's wife and 10,000 shares underlying options, which are immediately exercisable subject to shareholder approval.

(9) Includes 21,619 shares owned by Mr. Taylor's wife and 220 shares underlying stock options which are immediately exercisable subject to shareholder approval. Mr. Taylor's address is 265 Harper Road, Dry Fork, VA 24549.

(10) Includes 3,050,000 shares issued to WorldCom by converting debt into shares at $8.375 per share on January 13, 2000 and 2,600,000 shares are issuable to WorldCom upon its exercise of the option and SAR granted to WorldCom in 1998. Does not include 3,696,303 shares issuable upon conversion of Series D Preferred Stock issued to WorldCom on August
         24, 2000. WorldCom's address is 515 East Amite Street, Jackson, Mississippi 39201. After considering the August 2000 issuance of the Series D stock to WorldCom in exchange for amounts due under the WorldCom Advance, WorldCom would have voting interests of 33.6 percent.

                           DESCRIPTION OF INDEBTEDNESS

The following discussion of certain of the provisions of our indebtedness are not intended to be complete or exhaustive and are qualified in its entirety by references to the provisions of the documents and agreements with respect to such indebtedness. These documents and agreements have been filed as exhibits to the Registration Statement of which this prospectus forms a part.

SECURED CREDIT FACILITY. Pursuant to a Secured Credit Facility, a syndicate of lenders lent us $35.0 million in the form of senior secured revolving credit facilities. The Secured Credit Facility has a letter of credit sublimit of $5.0 million. The Secured Credit Facility matures on November 1, 2000.

The interest rate under the Secured Credit Facility is, at our option, based upon either (i) a Eurodollar rate or (ii) a base rate, for any day, the greater of the prime rate announced from time to time by the Administrative Agent as its U.S. dollar prime commercial lending rate (which rate may or may not be the lowest rate of interest charged by the Administrative Agent) and the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System in effect on such day, plus 1 percent. Currently, we are paying a default interest rate of an additional 2 percent.

The Secured Credit Facility is guaranteed by all of our existing and future subsidiaries other than our international subsidiaries. The Secured Credit Facility is secured by a pledge of all of the capital securities of those subsidiaries, including all existing intercompany notes issued to any subsidiary by any of its subsidiaries and all shares of capital securities set forth in the Pledge Agreement.

The Secured Credit Facility contains covenants restricting our ability and our Restricted Subsidiaries ability to, among others, (i) incur additional debt,
(ii) declare dividends or redeem or repurchase capital stock, (iii) prepay, redeem or purchase debt, (iv) incur liens, (v) make loans and investments, (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, and (viii) engage in transactions with affiliates. We are required to comply with financial covenants with respect to certain minimum ratios, including debt coverage, interest, fixed charges and quick ratio. We currently are in default under several of these covenants.

WORLDCOM NOTE. In order to finance the MFSNT Acquisition, we issued the WorldCom Note to WorldCom, which has a current principal balance of $4.5 million as a result of the conversion of $25 million of principal debt under this note into common stock. We must repay the WorldCom Note in full on July 12, 2007. The WorldCom Note bears interest at 8.0 percent per year. Our obligations under the WorldCom Note are junior and fully subordinated to those under the Secured Credit Facility. No amounts may be paid on the WorldCom Note so long as any debt is outstanding under the Secured Credit Facility.

If we do not repay the WorldCom Note in full by July 12, 2007, WorldCom will be able to:

         - Require us to pay a 13.5 percent annual default rate of interest while we are in default

         - Reduce the minimum yearly and aggregate revenues we would receive under the WorldCom Master Services Agreement

         - Refuse to give us additional work under the WorldCom Master Services Agreement while we are in default

DESCRIPTION OF PERFORMANCE BONDS. There are numerous risks inherent in providing services in the telecommunications industry, which may result in a contractor or subcontractor being unable to complete the contracted work. As a contractor, we are required to supply the project owners with a performance and payment bond and a certificate of insurance to protect the owners from liability. Internally, we make use of builders' risk insurance to protect our own interests. If we decide to subcontract a portion of the work, we also require our subcontractors to provide performance and payment bonds and certificates of insurance to protect us from liability. Depending upon the contract and/or the state and local laws, we may also need to make use of other types of insurance or bonds. As of April 30, 2000, we have contract backlog of approximately $444,000 under performance bonds.

                            DESCRIPTION OF SECURITIES

We are currently authorized to issue 25,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.10 per share. We intend to ask our shareholders to approve an increase in our authorized capital stock to 100,000,000 shares of common stock and 5,000,000 shares of common stock at our next annual meeting of shareholders, currently planned for late September or October.

The following summary description of our common stock and preferred stock is not intended to be complete or exhaustive and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the "Articles") and Bylaws, copies of which are included as exhibits to the Registration Statement of which this prospectus forms a part.

COMMON STOCK. As of August 17, 2000, we had 16,374,504 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by Selling Shareholders will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

PREFERRED STOCK. The Board of Directors has the authority, without further action of our shareholders, to issue up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

The Board of Directors, without shareholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock. Issuing preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company.

As of August 30, 2000, we have designated 1,200 shares of Series A Convertible Preferred Stock, 4,000 shares of Series B Convertible Preferred Stock, 5,000 shares of Series C Convertible Preferred Stock and 1,000 shares of Series D Preferred Stock. No shares of Series A or Series B preferred stock are outstanding. The following table shows the number of shares of Series C and Series D preferred stock outstanding on August 30, 2000, the number of shares of common stock unto which they are convertible and the percentage of our outstanding shares of common stock they would represent if converted on August 17, 2000:

                              Number
                                of       Shares of Common Stock
Series of Preferred Stock     Shares     Issuable Upon Conversion     Percentage
-------------------------     ------     ------------------------     ----------
Series C                      5,000          3,750,000                 18.6% (1)
Series D                      1,000          3,696,304                 18.4  (1)
                              -----          ---------                 ----
   Total                      6,000          7,446,304                 31.3% (2)

----------

(1) Assumes conversion of only the Series C or Series D, as the case may be.
(2) Assumes conversion of both the Series C and Series D.

SERIES C CONVERTIBLE PREFERRED STOCK. We have designated and issued 5,000 shares of preferred stock Series C Convertible Preferred Stock. The Series C Preferred Stock is non-voting, pays dividends at a rate of 5.9% of the stated $3,000 value of each share and is convertible at the option of the holder into common stock at a conversion price of $4.00 per share. The conversion rights may be exercised on the earlier of the date that we receive shareholder approval of this conversion or December 1, 2000. We must pay dividends accrued through November 30, 2000 by December 31, 2000, in cash, or the accrued dividends will be added to the $3,000 stated value of each share.

Conversion Rights. If holders of Series C Convertible Preferred Stock could convert to common stock as of August 30, 2000, they would be entitled to 3,750,000 shares of common stock ($3,000 (stated value) divided by $4.00 (conversion price) multiplied by 5,000 (number of Series C shares outstanding)), or 18.6% of our outstanding shares immediately following the conversion. The $4.00 conversion price is subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of our common stock or if we issue common stock or convertible securities at a price less than the conversion price or at a variable price. The conversion price is also subject to adjustment if certain events, like the registration of the underlying common stock by November 30, 2000, do not occur. Because of these potential adjustments, these securities may become convertible at a price that is not now readily determinable. Because the conversion price may be reduced, resulting in our issuing more shares of common stock than originally contemplated, our then-existing holders of the common stock will face additional dilution.

Holder Redemption Rights. In addition to our redemption obligations if we do not timely register the common stock as described below, we may be required to redeem the Series C Convertible Preferred Stock at the holders' option. We would have five business days to make the redemption payments. Furthermore, if we enter into a major transaction such as a merger, sale of all or substantially all of our assets or a purchase, tender or exchange offer accepted by holders of more than 30% of our outstanding shares of common stock, the holders can require us to redeem the Series C Convertible Preferred Stock for 120% of the liquidation value. For reference purposes, the aggregate liquidation value of the Series C Convertible Preferred Stock on August 17, 2000 was $15 million. This redemption payment would be required to be made before consummation of the major transaction. The holders have agreed not to exercise their redemption rights for the Bracknell merger.

Registration Rights. Holders of the Series C Convertible Preferred Stock have the right to have the common stock issued upon conversion of the Series C Convertible Preferred Stock and upon exercise of their warrants registered under the Securities Act of 1933 on Form S-1. Our registration obligations cover all of the common stock issuable upon conversion of the Series C Convertible Preferred Stock, plus 997,500 shares issuable pursuant to exercise of the warrants, plus any shares issued as anti-dilution adjustments. We have until November 30, 2000 to register these securities.

If we fail to timely register the shares, the holders will have the right after December 1, 2000 to require us to redeem for cash all of the Series C Convertible Preferred Stock, for the greater of 120% of the liquidation value or a price based on a formula incorporating the trading price of our common stock. As measured on August 17, 2000, the trading price of our common stock would have to be greater than $4.80 per share for the formula to produce a redemption price greater than 120% of the liquidation value measured as of August 17, 2000.

For 90 days after the registration statement is effective, neither we nor any of our subsidiaries may issue any equity securities or instruments or rights convertible into or exchangeable or exercisable for any equity securities except:

         - issuances pursuant to currently outstanding convertible securities;

         - shares issued pursuant to our Stock Option Plan; or

         - options otherwise issued to our employees.

Delinquent Payments. If we fail to timely pay any redemption price or any other penalty that we are obligated to pay to holders of the Series C Convertible Preferred Stock, the holders can require us to redeem all of the Series C Convertible Preferred Stock, all of the Series C warrants held by them, and any shares of common stock issued upon conversion or exercise of those securities. The redemption price would be the greater of

         - 1.20 multiplied by the conversion price on the date of redemption multiplied by the total number of shares of common stock being redeemed plus common stock issuable upon conversion or upon exercise; or

         - a price based on a formula incorporating the trading price of our common stock. Based on the conversion value of the Series C Convertible Preferred Stock on July 17, 2000, the trading price of our common stock would have to be greater than $6.01 per share for the formula to produce a redemption price greater than the formula based on the conversion price measured as of July 17, 2000.

We also would be required to pay default interest at 2% per month for any delinquent amounts.

SERIES D CONVERTIBLE PREFERRED STOCK. We have designated and issued 1,000 shares of preferred stock as Series D Convertible Preferred Stock. The Series D Preferred Stock pays dividends at a rate of 6 percent of the stated value of $37,000 for each share and is convertible at the option of the holder into common stock at a conversion price of $10.01 per share. The conversion rights may be exercised at any time after the date of issuance of the shares, but in no event prior to the effective time of the proposed merger with Bracknell or the termination of that proposed merger. Dividends on the Series D Preferred Stock are not cumulative but must be paid if we are liquidated or dissolved, there is an acquisition of us by another entity that results in a transfer of 50 percent or more of our outstanding voting power or there is a sale of all or substantially all of our assets.

Voting Rights. Holders of Series D Preferred Stock are entitled to one vote for each share of common stock into which the Series D Preferred Stock may be converted on all matters on which holders of common stock are entitled to vote, voting as a class with the common stock.

Conversion Rights. If holders of Series D Preferred Stock could convert to common stock as of August 30, 2000, they would be entitled to 3,696,303 shares of common stock ($37,000 (stated value) divided by $10.01 (conversion price) multiplied by 1,000 (number of Series D shares outstanding)) or 18.4% percent of outstanding shares immediately following the conversion. The $10.01 conversion price is subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of our common stock or if we issue common stock or convertible securities at a price less than the conversion price.

In addition, if there is a liquidation event, including the Bracknell merger, the conversion price will be reduced to the price per share paid to holders of common stock in the liquidation event. For example, if a liquidation event occurred on August 29, 2000, the Series D Preferred Stock would convert to 12,869,565 shares of common stock ($37,000 (stated value) divided by $2.875 (adjusted conversion price based on the August 29, 2000 closing price) multiplied by 1,000 (number of Series D shares outstanding)) or 44.0% of outstanding shares immediately following the conversion. Because of these potential adjustments, these securities may become convertible at a price that is not now readily determinable. Because the conversion price may be reduced, resulting in our issuing more shares of Common Stock than originally contemplating, our then-existing holders of the Common Stock will face additional dilution.

Liquidation Preference. Upon the occurrence of any of the events described above which gives the holders the right to receive dividends, the holders of Series D Preferred Stock will be entitled to receive in preference to any distribution of assets to holders of common stock, but after satisfaction of the liquidation preference of our Series C Preferred Stock, an amount equal to $37,000 per share.

Company Redemption. We may at our option at any time after August 23, 2004 redeem all of the outstanding Series D Preferred Stock for a price equal to the amount payable upon a liquidation together with an accrued dividend at the rate stated above, whether or not actually declared.

SERIES B SECURITIES. In 1998, we issued 5,000 shares of Series B Preferred Stock and related warrants to purchase our common stock. All of the Series B Preferred Stock has been converted or redeemed. The following table summarizes current holdings of common stock and warrants by the former holders of our Series B Preferred Stock.

Shares of Series B Convertible Preferred Stock outstanding                                                                   0

Shares of Common Stock issued upon conversion of Series B Convertible
Preferred Stock(1)                                                                                1,007,927

Shares of Common Stock issued in redemption of Series B Convertible
Preferred Stock(1)                                                                                  801,787

Shares of Common Stock issued upon exercise of Warrants to purchase
Common Stock at $.01 per share(1)                                                                    66,246

TOTAL SHARES ISSUED TO SERIES B CONVERTIBLE PREFERRED STOCK HOLDERS                                                  1,875,960

Shares of Common Stock to be issued in redemption of Series B Convertible
Preferred Stock upon shareholder approval(1)(5)                                                   1,057,031

Shares of Common Stock issuable upon exercise of Warrants to purchase
Common Stock at $13.50 per share and upon shareholder approval(1)(2)(3)(4)                          370,000

Shares of Common Stock issuable upon exercise of Warrants to purchase Common
Stock at $10.125 per share and upon shareholder approval(1)(2)(4)                                   200,000

TOTAL SHARES SUBJECT TO SHAREHOLDER APPROVAL
                                                                                                                     1,627,031

Total shares of Common Stock issued and issuable to Series B Convertible
Preferred Stock holders after receipt of shareholder approval                                                        3,502,991

(1)      Subject to registration rights.

(2) Each of these warrants has a "cashless exercise" feature. A "cashless exercise" means that a person exercising their warrants does not pay cash, but elects to receive a lesser number of shares by using the value of the shares issuable under the warrants to satisfy the exercise price. In a "cashless exercise," the holder will receive shares of common stock with a total market value equal to the per share excess of the market value of the common stock over the exercise price multiplied by the number of shares being exercised.

(3) We have the right to redeem these warrants for $35.00 per share unless we are in default under the warrants. Because we have not yet registered the underlying common stock, we currently do not have the right to redeem these warrants.

(4) No holder may exercise warrants that would cause it to own more than 4.99% of the outstanding shares of our common stock on the date of exercise.

(5) If we do not obtain shareholder approval to issue these shares before November 30, 2000, we must pay former holders of the Series B Preferred $4,228,124 instead of issuing the shares.

Registration Rights. Generally, the holders of the securities listed above have a right to cash payments and other consideration if we do not timely register the shares or maintain our listing on Nasdaq or another approved market. Specifically, if we do not timely register the holders' shares, the exercise price of the various warrants is reduced by 1% if our registration is late by 1 to 30 days, and 1.5% for each 30-day period thereafter. If during the registration period our common stock is delisted, we owe cash penalty payments of 3% of the value of the common stock owned or issuable to the holder for each 30 day period the common stock is not listed. If we fail to make any of these payments, the warrant exercise price is reduced by 30% and the holder can require us to redeem the common stock at 130% of their value, plus the delinquent amounts.

The Warrants. Holders of the Series C Convertible Preferred Stock hold the following warrants to purchase common stock:

         - 200,000 at $10.75 per share, expiring February 4, 2005;

         - 375,000 at $6.00 per share, expiring July 6, 2002; and

         - 375,000 at $8.00 per share, expiring July 6, 2002.

The exercise prices of these warrants are subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of our common stock, or if we issue common stock or convertible securities at a price less than the exercise price or the fair market value of our common stock.

THE WORLDCOM OPTION AND THE WORLDCOM SARs

Generally

As part of the MFSNT Acquisition, we granted an option (the WorldCom Option) to WorldCom to purchase up to 2,000,000 shares of the common stock at an exercise price of $7.00 per share. We also granted WorldCom an equity award in the form of stock appreciation rights ("SARs") equivalent to 600,000 shares of common stock, payable in cash, stock, or a combination of both at our option. The WorldCom SARs are exercisable, in whole or in part, on the following days: July 2, 2001, or July 2, 2002.

The following chart summarizes the terms of the securities held by WorldCom.


                                                    WORLDCOM OPTION                               WORLDCOM SARS(1)

  Type of Security                           Stock options                                Stock appreciation right awards

  Type of Property Issuable                  2,000,000 shares of Common Stock             Cash, Common Stock, or any
  Pursuant to Exercise of Security                                                        combination, at our discretion

  Aggregate Base Common Stock                N/A                                          600,000 shares

  Exercise Price(2)                          $7.00 per share                              $5.0938 per share(3)

  Ceiling Collar Price, if any(2)            None                                         $32.0938 per share(3)

  Determination of Amount of                 Number of shares exercised by                Difference between the exercise price
  Property Issuable                          WorldCom                                     and the fair market value of our
                                                                                          Common Stock on the date of exercise
                                                                                          of the SAR, subject to the Ceiling
                                                                                          Collar Price

  Exercise Period/Dates                      January 1, 2000 through January 2, 2002      July 2, 2001 or July 2, 2002

  Other Material Terms                       Any stock issued pursuant to the SARs        Any stock issued pursuant to the SARs
                                             must be registered with the SEC              must be registered with the SEC

  Maximum Consideration Payable              $14 million                                  $0
  to Us

  Maximum Consideration Payable              2,000,000 shares of Common Stock             $15 million in cash, stock or a
  to WorldCom                                                                             combination

(1) The value of an SAR is determined by subtracting the exercise price from the fair market value of Common Stock on the exercise date. For example, if WorldCom exercised 1,000 SARs when the fair market value of our Common Stock was $10.0938 per share, then the value of the SARs exercised would be equal to $5,000 ($10.0938 (fair market value) less $5.0938 (exercise price) x 1,000 shares (SARs exercised)).

(2) May be adjusted in the event of any capital restructuring such as stock splits, recapitalization or reclassification of our Common Stock.

(3) If the fair market value of our Common Stock as of the date immediately preceding our issuing the WorldCom SAR is greater than the exercise price of $5.0938, then we will adjust the exercise price to then fair market value, and the ceiling collar price shall be adjusted to a dollar amount equal to the then fair market value plus $25.00. Additionally, the Aggregate Base Common Stock will be adjusted by

                  - multiplying 600,000 by a fraction,

                  - the numerator of which shall be the adjusted exercise price, and

                  - the denominator of which shall be $5.0938;

         up to a maximum of 700,000 shares of Common Stock.

A general description of the common stock, underlying the WorldCom Option and the WorldCom SARs is provided above. Other than as described above, WorldCom is not entitled to any pre-emptive rights under the terms of either the WorldCom Option or the WorldCom SARs. The rights granted to WorldCom under the WorldCom Option and the WorldCom SARs are not limited or qualified by any rights of any other class of securities.

LIMITED LIABILITY AND INDEMNIFICATION

Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA. Our Bylaws provide that we shall indemnify our officers and directors against liability resulting from their service as an officer or director of the Company and the Company has executed indemnification agreements so providing.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN PROVISIONS OF THE FBCA AND THE ARTICLES

We are subject to (i) Section 607.0901 of the FBCA, which generally requires super-majority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10 percent of the outstanding shares of the corporation (or their affiliates), and (ii)
Section 607.0902 of the FBCA, which generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders.

The authorized but unissued shares of common stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender, offer, merger or otherwise, and thereby protect the continuity of the Company's management.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of August 17, 2000, we had 16,374,504 shares of common stock issued and outstanding. Assuming that as of August 30, 2000 all the Selling Shareholders had converted or exercised the securities included in this prospectus into or for common stock and the Series D Preferred Stock had been converted, the Company would have had 34,508,854 shares of common stock issued and outstanding on that date, substantially all of which would have been freely tradeable, except for the 3,696,303 shares issuable upon conversion of the Series D Preferred Stock, which will constitute restricted securities when issued.

On May 22, 1996, we filed a registration statement on Form S-8 with the SEC to register 550,000 shares of common stock issuable under the Plan and 510,000 shares of common stock issuable under other agreements entered into with certain of our current and former directors, officers and employees. On June 18, 1997, we filed a post-effective amendment to this Form S-8 with the SEC to register the resale of 459,800 of such shares by affiliates. On April 24, 1998, the Company's shareholders amended the Plan to increase the aggregate number of shares of common stock issuable under the Plan from 550,000 to 1,300,000 (an increase in 750,000 shares). We intend to file a registration statement under the Securities Act to register the additional 750,000 additional shares of common stock reserved for issuance under the Plan and, to the extent that the shareholders approve an additional increase of 4,200,000 shares (for a total of 5,500,000 shares), the Company will file a registration statement of Form S-8 to register these additional shares. As of August 30, 2000, options to purchase 734,000 shares of common stock were outstanding under the Plan and options to purchase 2,189,897 shares of common stock were outstanding outside the Plan.

Sales of substantial amounts of our securities in the public market could have a significant adverse effect on prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

                              SELLING SHAREHOLDERS

The following table shows for all Selling Shareholders the number of shares of common stock currently owned or which are currently issuable to them upon the conversion or exercise of outstanding securities or under our contractual obligations prior to the offering and the number of shares they will own assuming the maximum shares registered hereunder are sold.


                                                         SHARES BENEFICIALLY OWNED       NUMBER         SHARES BENEFICIALLY OWNED
                                                           PRIOR TO OFFERING(1)         OF SHARES           AFTER OFFERING(2)
                                                         -------------------------       OFFERED        -------------------------
     NAME OF SELLING SHAREHOLDER                          NUMBER        PERCENTAGE       HEREBY          NUMBER        PERCENTAGE
     ------------------------------                      ---------      ----------      ---------       ---------      ----------
     John Hancock Mutual Life Insurance Company            409,505             2.4       409,505               --              --
     DeAm Convertible Arbitrage Fund Limited               310,555             1.9       310,555               --              --
     Halifax Fund, L.P.                                  2,911,654            15.0     2,911,654               --              --
     Lancer Securities (Cayman) Limited                    263,083             1.6       263,083               --              --
     Palladin Partners I., L.P.                            244,972             1.5       244,972               --              --
     Palladin Overseas Fund Limited                        310,555             1.9       310,555               --              --
     Palladin Securities, L.L.C.                            47,472             *          47,472               --              --
     PGEP III, LLC                                         197,500             1.2       197,500               --              --
     Quattro Fund Limited                                  150,250             *         150,250               --              --
     RGC International Investors, LDC                      479,092             2.8       479,092               --              --
     Sirit Technologies, Inc.                            5,011,511            23.4      5,011,511              --              --
     WorldCom, Inc./MFS Communications Company,
     Inc.(3)                                             5,650,000            29.7      2,600,000       3,050,000             9.9%



     ------------

     *Less than 1%.

(1) In addition to shares currently owned by each Selling Shareholder, the number of shares set forth in the table represents an estimate of the number of shares of common stock that will be offered by each Selling Shareholder. The actual number of shares of common stock offered hereby and included in the Registration Statement of which this prospectus forms a part, includes such additional number of shares of common stock as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. We have agreed to register 105 percent of the actual number of shares of common stock issuable pursuant to an assumed exercise of the Series C warrants, as determined by us.

(2) Based on shares outstanding on August 17, 2000, assuming the sale of all shares offered in this prospectus.

(3) Includes 2,000,000 shares of common stock exercisable pursuant to an option granted by us in connection with the MFSNT acquisition and 600,000 shares of common stock that may be issued upon the exercise of the SARs. Does not include 3,696,303 issuable upon conversion of Series D Preferred Stock issued to WorldCom on August 24, 2000.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may, from time to time, sell all or a portion of the shares on Nasdaq (or such other exchange on which the common stock may from time to time be trading), in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the Selling Shareholders by one or more of the following methods, without limitation: (i) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus, (iii) an exchange distribution in accordance with the rules of such exchange, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (v) privately negotiated transactions, (vi) short sales and (vii) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive discounts from the Selling Shareholders (or, if any such broker-dealer acts as agent for the purchaser of such Shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares discounts as described above. The Selling Shareholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any discounts received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting or discounts under the Securities Act.

From time to time, the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith or in settlement of securities loans. From time to time, the Selling Shareholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged shares from time to time.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Shareholders or any other such person. The foregoing may affect the marketability of the shares.

The Company has agreed to indemnify in certain circumstances the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.

To the extent required, this prospectus will be updated to reflect any change in the Selling Shareholders for whose account shares are to be offered, the number of shares so offered for such Selling Shareholder's account and, if such offering is to be made by or through underwriters or dealers, the names of such underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and the Selling Shareholders for whose account such offering is made.

The Company has agreed to use its best efforts to keep the Registration Statement, of which this prospectus constitutes a part, effective until the shares of common stock underlying such stock and warrants may be or have been sold pursuant to Rule 144(k) of the Securities Act. The Company has agreed with WorldCom to file and maintain an effective registration statement with respect to the shares of common stock underlying the WorldCom Option until such time, if any, as the holder of the WorldCom Option would be able to sell the shares on an unrestricted basis without being required to comply with the volume limitations contained in Rule 144(e) promulgated under the Securities Act. The Company has agreed with the holders of the John Hancock Warrants to file and maintain an effective Registration Statement until the earlier of (i) January 1, 2000, or
(ii) such time as all of the shares of common stock underlying the John Hancock Warrants have been sold.

The Company will not receive any proceeds from the sale of the shares by any Selling Shareholder pursuant to this prospectus. There can be no assurance that any Selling Shareholder will sell any of the shares offered pursuant to this prospectus. We have agreed to pay all expenses of registration of the shares, which expenses are expected to be approximately $1.2 million.

                                  LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for the Company by Michael Brenner, General Counsel to the Company.

                                     EXPERTS

The consolidated financial statements of Able Telcom Holding Corp. and its subsidiaries at October 31, 1999 and 1998 and for the years then ended included in this prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated statements of operations, shareholders' equity and cash flows of Able Telcom Holding Corp. and its subsidiaries for the year ended October 31, 1997, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

During the year ended October 31, 1997 and during the subsequent interim period prior to engaging Arthur Andersen LLP, neither the Company nor anyone on our behalf consulted with Arthur Andersen LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements. Previously, however, Arthur Andersen LLP was the independent auditors for MFS Network Technologies, Inc. and Patton Management Corporation, both of which were acquired by us during fiscal year 1998.

On September 7, 1998, Ernst & Young LLP, our former accountants, resigned and, on October 12, 1998, Arthur Andersen LLP was appointed our accountants. On September 2, 1998, prior to the resignation by Ernst & Young LLP, we sent out a request for proposals for the audit of our consolidated financial statements for the fiscal year ending October 31, 1998 to several national accounting firms, including Ernst & Young LLP. The reports of Ernst & Young LLP on Able's financial statements for the two fiscal years ended October 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for each of the two fiscal years ended October 31, 1997 and 1996, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their reports.

Ernst & Young LLP informed us of the following "reportable events" (as defined in Item 304(a)(i)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended):

         - In their report to the Audit Committee for the year ended October 31, 1997, Ernst & Young LLP advised Able as to the existence of reportable conditions in Able's system of internal controls. These reportable conditions related to (i) the lack of segregation of duties over the cash disbursements function, (ii) the failure to provide adequate documentation to support the business purpose of certain significant transactions with related parties, and (iii) the lack of monitoring controls over operations of its foreign subsidiaries.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                              PAGE
                                                                                                                             NUMBER
                                                                                                                             ------
INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of April 30, 2000 (Unaudited) and October 31, 1999 ................................. F-2

Condensed Consolidated Statements of Operations (Unaudited) for the three and six months ended April 30, 2000 and 1999 ...... F-3

Condensed Consolidated Statements of Cash Flows (Unaudited) for six months ended April 30, 2000 and 1999 .................... F-4

Notes to Condensed Consolidated Financial Statements (Unaudited) ............................................................ F-5

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants .................................................................................... F-29

Report of Independent Certified Public Accountants .......................................................................... F-30

Consolidated Balance Sheets - October 31, 1999 and 1998 ..................................................................... F-31

Consolidated Statements of Operations - Years Ended October 31, 1999, 1998 and 1997 ......................................... F-32

Consolidated Statements of Shareholders' Equity - Years Ended October 31, 1999, 1998 and 1997 ............................... F-33

Consolidated Statements of Cash Flows -Years Ended October 31, 1999, 1998 and 1997 .......................................... F-34

Notes to Consolidated Financial Statements - October 31, 1999 ............................................................... F-35

FINANCIAL STATEMENT SCHEDULE

II. Valuation and Qualifying Accounts - Years Ended October 31, 1999, 1998 and 1997 ......................................... F-61




                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


ASSETS                                                                                       April 30, 2000  October 31, 1999(1)
                                                                                             --------------  -------------------
Currents Assets:                                                                              (UNAUDITED)
         Cash and cash equivalents .......................................................      $  11,441         $  16,568
         Accounts receivable, including retainage of $18,809 and $16,158 and net of allowances for bad debts of $3,323 and $3,514 at April 30, 2000 and
              October 31, 1999, respectively .............................................        104,326            73,645
         Costs and profits in excess of billings on uncompleted contracts ................         56,841            69,977
         Prepaid expenses and other current assets .......................................          9,332             5,853
                                                                                                ---------         ---------
                 Total current assets ....................................................        181,940           166,043
Property and equipment:
         Land and buildings ..............................................................          3,801             3,801
         Equipment, furniture and fixtures ...............................................         47,642            43,989
                                                                                                ---------         ---------
                                                                                                   51,443            47,790
         Less - Accumulated depreciation .................................................        (22,854)          (19,987)
                                                                                                ---------         ---------
         Property and equipment, net .....................................................         28,589            27,803
Other assets:
         Goodwill, net of accumulated amortization of $5,208 and $4,078 at April 30,
              2000 and October 31, 1999, respectively ....................................         40,485            41,222
         Networks under construction .....................................................         39,848             1,831
         Investment in Kanas .............................................................             --            12,159
         Other non-current assets ........................................................         12,989            12,975
                                                                                                ---------         ---------
                  Total other assets .....................................................         93,322            68,187
                                                                                                ---------         ---------
         Total assets ....................................................................      $ 303,851         $ 262,033
                                                                                                =========         =========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
         Current portion of long-term debt ...............................................      $  41,043         $  35,754
         Accounts payable and accrued liabilities including retainage of $18,737
              and $11,618 at April  30, 2000 and October 31, 1999, respectively ..........        117,120            66,617
         Accruals for incurred job costs .................................................         49,444            45,593
         Advance from WorldCom ...........................................................         32,000                --
         Reserves for losses on uncompleted contracts ....................................         30,605             8,620
         Billings in excess of costs and profits on uncompleted contracts ................          9,387             6,478
         Notes payable to shareholders and employees .....................................            607                --
         Stock appreciation rights payable ...............................................             --             3,710
                                                                                                ---------         ---------
                 Total current liabilities ...............................................        280,206           166,772
         Long-term debt, non-current portion .............................................            732            30,618
         Advance from WorldCom ...........................................................             --            32,000
         Property tax payable, non-current portion .......................................         16,661            15,468
         Long-term deferred revenues .....................................................         11,073                --
         Other non-current liabilities and minority interest .............................            301               422
                                                                                                ---------         ---------
                  Total liabilities ......................................................        308,973           245,280

Commitments and contingencies

Series B Preferred Stock, $.10 par value; stated at aggregate accumulated redemption value at October 31, 1999; 779 shares issued and outstanding at
         October 31, 1999 ................................................................             --            16,322
Series C Preferred Stock, $.10 par value; aggregate liquidation value of $15,000 plus accumulated dividends of $208; 5,000 shares issued and outstanding at
         April 30, 2000 ..................................................................         13,665                --
Common securities subject to mandatory redemption:
        Common stock (801,787 shares at April 30, 2000) ..................................          4.911                --
        Series B Preferred Stock Exchange Warrants .......................................          1,213                --
        Series C Preferred Stock Warrants ................................................            784                --
                                                                                                ---------         ---------
                  Total temporary equity .................................................         20,573            16,322
                                                                                                ---------         ---------
Shareholders' Equity (Deficit):
         Common stock, $.001 par value, authorized 25,000,000 shares; 15,206,428 and
           11,891,338 shares issued and outstanding, respectively ........................             15                12
         Additional paid-in capital ......................................................         69,303            38,290
         Senior Note Warrants ............................................................          1,244             1,244
         Series B Preferred Stock Warrants ...............................................          2,735             2,735
         Warrants issued to financial advisor ............................................            313                --
         WorldCom Phantom Stock ..........................................................            606               606
         Retained deficit ................................................................        (99,911)          (42,456)
                                                                                                ---------         ---------
                  Total shareholders' equity (deficit) ...................................        (25,695)              431
                                                                                                =========         =========
         Total liabilities and shareholders' equity (deficit) ............................      $ 303,851         $ 262,033
                                                                                                =========         =========

(1) The balance sheet at October 31, 1999 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

            See notes to condensed consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                           For the Three Months             For the Six Months
                                                                              Ended April 30                  Ended April 30
                                                                       ----------------------------    ----------------------------
                                                                           2000            1999            2000            1999
                                                                       ------------    ------------    ------------    ------------
                                                                                      (Restated)(1)                   (Restated)(1)
Revenue:
            Construction and maintenance ...........................   $    131,826    $     88,008    $    238,741    $    181,088
            Conduit sale ...........................................             --          35,721              --          35,721
                                                                       ------------    ------------    ------------    ------------
            Total revenue ..........................................        131,826         123,729         238,741         216,809

Costs and expenses:
            Construction and maintenance ...........................        144,641          77,560         247,167         155,656
            Costs of conduit sale ..................................             --          34,673              --          34,673
            General and administrative expense .....................         17,642           8,681          29,609          18,367
            Impairment of intangible assets ........................             --           2,465              --           2,465
            Depreciation and amortization expense ..................          2,825           3,207           5,633           5,984
                                                                       ------------    ------------    ------------    ------------

            Total costs and expenses ...............................        165,108         126,586         282,409         217,145
                                                                       ------------    ------------    ------------    ------------

Loss from operations ...............................................        (33,282)         (2,857)        (43,668)           (336)

Other income (expense):
            Interest expense .......................................         (1,516)         (2,210)         (3,965)         (4,688)
            Change in value of stock appreciation rights ...........             --           7,230           3,710           1,896
            Equity in losses/impairment of investment in Kanas .....        (11,875)             --         (12,184)             --
            Other ..................................................             44            (551)            368            (554)
                                                                       ------------    ------------    ------------    ------------

            Total other income (expense) ...........................        (13,347)          4,469         (12,071)         (3,346)
                                                                       ------------    ------------    ------------    ------------

Income (loss) before income taxes, minority interest
  and extraordinary item ...........................................        (46,629)          1,612         (55,739)         (3,682)
Provision for (benefit from) income taxes ..........................           (296)             15              --             (35)
                                                                       ------------    ------------    ------------    ------------

Income (loss) before minority interest and
  extraordinary item ...............................................        (46,333)          1,597         (55,739)         (3,647)
Minority interest ..................................................            122             125              50             199
                                                                       ------------    ------------    ------------    ------------
Income (loss) before extraordinary item ............................        (46,455)          1,472         (55,789)         (3,846)
Extraordinary loss on early extinguishment of debt .................             --          (3,067)             --          (3,067)
                                                                       ------------    ------------    ------------    ------------

Net loss ...........................................................        (46,455)         (1,595)        (55,789)         (6,913)
Increase in default redemption value of Series B Preferred Stock ...             --              --          (1,404)             --
Redemption of 2,785 shares of Series B Preferred Stock .............             --          (4,323)             --          (4,323)
Modification of exercise price of Series B Preferred
  Stock Warrants ...................................................             --          (1,894)             --          (1,894)
Modification of conversion price of Series B Preferred Stock .......             --          (6,430)             --          (6,430)
Series C Preferred Stock dividends and accretion ...................           (262)             --            (262)             --
Series B Preferred Stock dividends .................................             --             (64)             --            (244)
                                                                       ------------    ------------    ------------    ------------
Loss applicable to common stock ....................................   $    (46,717)   $    (14,306)   $    (57,455)   $    (19,804)
                                                                       ============    ============    ============    ============

Weighted average shares outstanding:
Basic ..............................................................     15,966,215      11,717,244      14,339,220      11,709,839
Diluted ............................................................     15,966,215      11,717,244      14,339,220      11,709,839
Loss applicable to common stock per share:
Basic:
Loss before minority interest and extraordinary item ...............          (2.93)          (0.96)          (4.01)          (1.43)
Extraordinary loss on early extinguishment of debt .................             --           (0.26)             --           (0.26)
Loss applicable to common stock ....................................          (2.93)          (1.22)          (4.01)          (1.69)
Diluted:
Loss before minority interest and extraordinary item ...............          (2.93)          (0.96)          (4.01)          (1.43)
Extraordinary loss on early extinguishment of debt .................             --           (0.26)             --           (0.26)
Loss applicable to common stock ....................................          (2.93)          (1.22)          (4.01)          (1.69)


(1) The fiscal 1999 unaudited amounts have been adjusted from amounts previously reported by the Company in quarterly filings with the Securities and Exchange Commission. Refer to Note 4, "Quarterly Financial Data."


            See notes to condensed consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                              For the Six Months
                                                                                               Ended April 30,
                                                                                           -----------------------
                                                                                             2000           1999
                                                                                           --------       --------
                                                                                                        Restated (1)
Cash provided by (used in) operating activities .....................................      $ (3,627)      $ 17,645

Cash flows from Investing Activities:
     Capital expenditures, net ......................................................        (5,396)        (1,646)
     Cash acquired from acquisition of businesses ...................................           122             --
                                                                                           --------       --------
         Net cash used in investing activities ......................................        (5,274)        (1,646)

Cash flows from Financing Activities:
     Repayments of long-term debt and other borrowings ..............................          (291)       (31,232)
     Proceeds from the issuance of long-term debt and other borrowings ..............            --         32,163
     Redemption of Series B Preferred Stock .........................................       (11,601)            --
     Proceeds from the issuance of preferred stock and warrants, net ................        14,400            (92)
     Proceeds from the exercise of stock options ....................................         1,102            330
     Dividends paid on preferred stock ..............................................            --           (244)
     Other ..........................................................................           164             34
                                                                                           --------       --------

     Net cash provided by financing activities ......................................         3,774            959
                                                                                           --------       --------

Change in cash and cash equivalents .................................................        (5,127)        16,958
Cash and cash equivalents, beginning of period ......................................        16,568         13,544
                                                                                           --------       --------

Cash and cash equivalents, end of period ............................................      $ 11,441       $ 30,502
                                                                                           ========       ========

Supplemental disclosures:
     Increases in goodwill resulting from acquisition of SASCO/SES ..................           392             --
     Common stock issued in conjunction with the acquisition of SASCO/SES ...........           739             --
     Conversion of WorldCom debt to common stock ....................................        25,544             --
     Contribution of interest payable to WorldCom ...................................         3,483             --
     Increase in default redemption value of Series B Preferred Stock ...............         1,404             --
     Warrants issued to financial advisor for Series C Preferred Stock offering .....           313             --
     Common stock issued to redeem Series B Preferred Stock .........................         4,911             --
     Warrants issued to redeem Series B Preferred Stock .............................         1,213             --
     Valuation of stock appreciation rights .........................................         3,710          1,896
     Common stock issued or accrued in conjunction with GEC earnout provisions ......           205          4,595
     Common stock issued in exchange for note payable to director ...................            --            828
     Modification of conversion price of Series B Preferred Stock ...................            --          6,430
     Modification of exercise price of Series B Preferred Stock Warrants ............            --          1,894
     Compensation recognized on deferred compensation plans .........................            --            710


(1) The fiscal 1999 unaudited amounts have been adjusted from amounts previously reported by the Company in quarterly filings with the Securities and Exchange Commission. Refer to Note 4, "Quarterly Financial Data."


            See notes to condensed consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.       BASIS OF PRESENTATION

In the opinion of management of Able Telcom Holding Corp. ("Able" or the "Company"), the unaudited condensed consolidated financial statements furnished herein include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for the interim periods presented. These interim results of operations are not necessarily indicative of results for the entire year. The condensed consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and related notes contained in the Company's 1999 Annual Report on Form 10-K.

The accompanying unaudited condensed consolidated financial statements are prepared on an accrual basis and include the accounts of the Company and all its subsidiaries. A substantial portion of consolidated total assets, liabilities and revenues are generated by one subsidiary of the Company, Adesta Communications, Inc. ("Adesta"), formerly MFS Network Technologies, Inc.

All material intercompany accounts and transactions have been eliminated. Certain items in the condensed consolidated financial statements for the three and six months ended April 30, 1999, and as of October 31, 1999, have been reclassified to conform with the current presentation.

2.       GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The following conditions raise substantial doubt about the Company's ability to continue as a going concern.

(1) The Company has negative working capital of $98.3 million and a shareholders' deficit of $21.2 million as of April 30, 2000.

(2) The Company incurred losses from operations of $43.7 million, net losses of $55.8 million, and losses applicable to common stock of $57.5 million during the six months ended April 30, 2000. The Company also incurred losses from operations of $1.9 million, net losses of $18.1 million, and losses applicable to common stock of $36.8 million during the fiscal year ended October 31, 1999.

(3) The Company has borrowed the maximum available under its existing Credit Facility and is in default of the related covenants. The Credit Facility lenders have the right to demand payment and the Company has insufficient liquidity to pay such amounts, if called. The Company has not yet been successful in obtaining alternative financing and may have insufficient liquidity to fund its continuing operations.

(4) As discussed in Note 9, "Reserves for Losses on Uncompleted Contracts" and Note 16, "Segment Information", reserves for losses on uncompleted contracts at April 30, 2000, totaled $30.6 million, including a $24.4 million increase during the six months ended April 30, 2000 related primarily to the New Jersey Consortium contract. Funding of these expected losses will have a material adverse effect on the Company's future liquidity.

(5) Some of the Company's construction contracts require payment of liquidated damages if certain milestones are not achieved on schedule. Lack of sufficient liquidity to pay vendors and subcontractors for those contracts on a timely basis could result in delays and significant additional obligations to the Company that are currently not anticipated or reflected in the Company's consolidated financial statements.

(6) As discussed in Note 11, "Contingencies," the Company is the defendant in various legal matters that individually or in aggregate could have a material adverse effect on the Company's financial position.

         Subsequent to April 30, 2000, a significant judgement was awarded by a jury against the Company in favor of SIRIT Technologies, Inc. ("SIRIT"). Thereafter, the Company executed a settlement agreement with SIRIT which is described in Note 11. Because the settlement was made after the preparation and release of the April 30, 2000 financial statements, the accompanying unaudited condensed consolidated financial statements do not reflect any liability resulting from the SIRIT litigation. Refer to Note 19, "Pro Forma Financial Information" for the pro forma effects of the SIRIT settlement agreement.

(7) The Company has been involved in discussions with NASDAQ regarding the Company's ability to meet certain minimum listing requirements, including minimum net equity. Failure of the Company to meet such requirements or present a plan approved by NASDAQ to meet such requirements could result in delisting of the Company's common stock by NASDAQ. As discussed in Note 12, "Preferred Stock," delisting by NASDAQ is an event of default under certain of the Company's non-registered securities that may require the Company to pay punitive interest and/or redeem such securities at punitive liquidation values. The Company has insufficient liquidity to redeem such securities if required to do so.

The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts, including goodwill, or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to (a) generate sufficient cash flow to meet its obligations on a timely basis, (b) obtain additional financing as may be required, and (c) ultimately sustain profitability.

In response to these conditions, Management has consummated the following over the past 12 months:

(1) As part of the Company's ongoing efforts to align strategically the profitable portions of its business and as a result of significant turnover and the deterioration of underlying contracts, the Company closed Dial Communications, Inc. ("Dial") and Able Integrated Systems, Inc. ("AIS") during the fiscal year ended October 31, 1999, which together used cash flows from operations of approximately $7.4 million and $3.8 million during the fiscal years ended October 31, 1999 and 1998.

(2) As discussed in Note 10, "Debt," approximately $25.5 million of the Company's indebtedness to WorldCom was converted to common stock of the Company during January 2000. In addition, as also described in Notes 10, 18 and 19, in connection with the SIRIT settlement, WorldCom has subsequently advanced an additional $5 million to the Company and agreed to convert aggregate advances of $37.0 million to Series D Preferred Stock.

(3) As discussed in Note 12, "Preferred Stock," approximately $6.1 million of the accrued redemption value of the Company's Series B Preferred Stock was paid by issuing common stock and warrants of the Company during the quarter ended April 30, 2000. Concurrently, the remaining Series B Preferred Stock redemption obligation of approximately $10.9 million was paid with cash funded through the issuance of $15.0 million of Series C Preferred Stock.

(4) As discussed in Note 16, "Segment Information," the Company executed a comprehensive amendment to the New Jersey Consortium Contracts in June 2000.

(5) As discussed in Note 11, "Contingencies," the Company has executed a settlement agreement with SIRIT.

In addition to meeting the terms of the SIRIT settlement agreement, Management's ongoing plans to deal with these conditions are as follows:


(1) As described in Note 18, "Subsequent Event," the Company has agreed to merge with Bracknell Corporation. This transaction is scheduled to close in December 2000 or early in calendar 2001.

(2) The Company is allocating its resources to meet its current contractual commitments, particularly those commitments that could result in contractual default and liquidated damages.

(3) With regard to certain jobs, the Company continues to negotiate significant change orders for out-of-scope and other work that the Company has previously completed. Such change orders are not reflected in the condensed consolidated financial statements.

(4) The Company continues with its efforts to raise replacement or additional financing which include ongoing discussions with current investors and the Credit Facility lenders.

3.       REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION

The Company has worked, over approximately the past year, with the staff of the Securities and Exchange Commission ("SEC") to resolve certain issues relating to accounting and other disclosures made by the Company in connection with the acquisition of Adesta from WorldCom effective July 2, 1998. As a result of the SEC's review, the following events have taken place:

(1) The Company has restated the preacquisition financial statements of Adesta (formerly known as MFS Network Technologies, Inc. or MFSNT). The restatement included the financial statements of MFSNT as of and for the year ended December 31, 1997 and as of and for the period ended July 2, 1998. See the Company's Form 8-K/A-4 that has been filed with the SEC.

(2) The Company's 1998 Form 10-K/A-2 has been filed with the SEC to include certain additional disclosures and to include changes required to the "Pro Forma Financial Information" relating to the acquisition of MFSNT.

(3) The Company has also filed Forms 10-Q/A for the quarters ended January 31, 1999, April 30, 1999 and July 31, 1999. The financial statements for the quarters were restated as disclosed in the Company's 1999 Form 10-K and certain additional disclosures in the notes to the financial statements were added. The Company's 1999 Form 10-K/A has also been filed to incorporate additional disclosures requested by the SEC staff.

The Company has received verbal acceptance from the SEC regarding resolution of the accounting and disclosure issues related to the acquisition of Adesta. However, the SEC has reserved the right to review the Company's Form 10-K/A for 1999 and the Form 10-Q for the quarter ended January 31, 2000.

The Company has also resubmitted its Notice of Annual Meeting, Proxy Statement and Proxy (collectively the "Proxy") for the years ended October 31, 1999 and 1998 and responded to comments of the SEC Staff. As of August 31, 2000, the SEC had not completed its review of the Proxy. As a result of the ongoing review by the SEC, Able has not been able to hold a shareholders' meeting since April 1998 and shareholder approval of certain proposals included in the Proxy is necessary to avoid punitive provisions relating to the Company's preferred stock as described in Note 12, "Preferred Stock." Able expects to schedule and hold a shareholders' meeting as soon as practicable after receiving clearance of its Proxy from the SEC.

4.       QUARTERLY FINANCIAL DATA

The quarterly unaudited amounts for the three and six months ended April 30, 1999, have been adjusted from amounts originally reported by the Company in its quarterly filings with the Securities and Exchange Commission. The adjustments relate to accounting errors discovered subsequent to October 31, 1999. Their nature and effects on the results of operations for the three and six months ended April 30, 1999, are summarized below (in thousands, except per share data):

                                                                          As Reported    Adjustments      Adjusted
                                                                          -----------    -----------     ---------
For the Three Months Ended April 30, 1999:
     Revenues                                                              $ 124,481       $  (752)      $ 123,729
     Operating income (loss)                                                     536        (3,393)         (2,857)
     Net income (loss)                                                            41        (1,636)         (1,595)
     Loss applicable to common stock                                         (15,151)          845         (14,306)
     Loss applicable to common stock per share                                 (1.29)         0.07           (1.22)

For the Six Months Ended April 30, 1999:
     Revenues                                                              $ 216,258       $   551       $ 216,809
     Operating income (loss)                                                   5,899        (6,235)           (336)
     Net loss                                                                   (540)       (6,373)         (6,913)
     Loss applicable to common stock                                         (15,912)       (3,892)        (19,804)
     Loss applicable to common stock per share                                 (1.35)        (0.34)          (1.69)
                                                                          ----------       -------       ---------

                                                                                         Net income (loss)
                                                         Net Income (loss) for         Applicable to Common
                                                            the Months Ended           Stock for the Months
                                                             April 30, 1999            Ended April 30, 1999
                                                        -----------------------       -----------------------
                                                         Three           Six           Three           Six
                                                        --------       --------       --------       --------
Amounts previously reported                             $     41       $   (540)      $(15,151)      $(15,912)
Adjustments:
     WorldCom SAR obligation (1)                             821         (1,085)           821         (1,085)
     Improperly deferred costs (2)                        (2,382)        (3,145)        (2,382)        (3,145)
     Costs improperly charged against reserves (3)           623            491            623            491
     Prior year accrual adjustment (4)                        --           (957)            --           (957)
     Equipment impairment loss (5)                        (1,146)        (1,146)        (1,146)        (1,146)
     Tax effects of all adjustments                          807            689            807            689
     Series B redemption and modification (6)                 --             --          2,481          2,481
     Other adjustments (7)                                   (18)          (643)           (18)          (643)
     Long-term service contracts adjustments (8)            (341)          (577)          (341)          (577)
                                                        --------       --------       --------       --------
  Total adjustments                                       (1,636)        (6,373)           845         (3,892)
                                                        --------       --------       --------       --------

Restated amounts                                        $ (1,595)      $ (6,913)      $(14,306)      $(19,804)
                                                        --------       --------       --------       --------

(1) The obligation under the WorldCom SARs was calculated using a Black-Scholes option-pricing model. The obligation should have been accounted for at "intrinsic value" determined as the difference between the closing price of the Company's common stock on the balance sheet date and the strike price of $7.00.

(2) The Company deferred certain costs relating to its operation of the Violation Processing Center for the New Jersey Consortium that should have been expensed as incurred.

(3) Indirect costs were not consistently allocated to Transportation Services Group jobs. In addition, certain other costs were inappropriately charged against the reserves for losses on uncompleted contracts.

(4) A prior year consolidating adjustment to reduce accrued expenses was inappropriately not reversed in the preparation of the 1999 consolidations.

(5) An impairment loss for certain equipment for one of the Company's subsidiaries should have been recognized in the second quarter of fiscal 1999.

(6) The February 1999 redemption of Series B Preferred Stock and the modification of the terms of the then remaining Series B shares was not correctly determined.

(7) Other adjustments made as a result of the year-end audit affected the previously reported quarterly amounts as shown.

(8) These adjustments recognize losses on long-term service contracts as incurred as discussed more fully in the following paragraph.

LONG-TERM SERVICE CONTRACTS

During the three months ended July 31, 1999, an accrual of $8.4 million was made with an offsetting increase to goodwill for projected losses on long-term service contracts assumed as part of the acquisition of Adesta for operation and maintenance of fiber networks. The contracts extend for fifteen to twenty years. Performance under these agreements, which were predominately executed in 1996 and 1997, began during fiscal 1999. The Company subsequently determined that the costs to perform under these contracts are expected to be greater than amounts presently expected to be billable to network users under firm contractual commitments. The appropriate accounting treatment for long-term service contracts of this nature is not clearly defined, particularly when the contracts have been assumed as part of a purchase business combination. The Company subsequently determined that such losses cannot be reasonably estimated due to potential changes in various assumptions. Consequently, the Company has determined the appropriate accounting for these obligations is to record any such losses in the periods in which the losses are incurred. In March 2000, the SEC informed the Company that it would not object to the conclusion that such revised accounting is appropriate under generally accepted accounting principles. The Company has restated its quarterly results for the first, second and third quarters of 1999 to reflect these losses as incurred and to reverse the additional $8.4 million accrued for these obligations.

5.       ACQUISITIONS

SASCO/SES

On November 5, 1999, the Company acquired all of the outstanding common stock of Southern Aluminum & Steel Corporation ("SASCO") along with Specialty Electronic Systems, Inc. ("SES"). SASCO has operations in Birmingham, Cape Canaveral and Atlanta and has 40 years' experience in surveillance systems, signalization, Intelligent Transportation Systems ("ITS") and roadway lighting. It provides expertise in design, installation, and project implementation of advanced highway communication networks. SES is a systems/integration company in the ITS market, having designed, fabricated, installed and integrated ITS systems in 11 states from the East Coast to Ohio and Texas.

Consideration for SASCO and SES was 75,000 shares of common stock with a value of approximately $0.7 million. In addition to the initial consideration, the Company has provided an earn-out provision to the prior shareholders whereby additional consideration will be given based on certain performance measurements. The additional consideration can be earned over a four-year period. The Company has recorded this transaction using the purchase method of accounting. The pro forma effect on consolidated results of operations, from the acquisition of SASCO and SES, is not material.

The earn-out consideration for year one (ending October 31, 2000) shall be converted into the Company's common stock by dividing the earn-out consideration by $8. The earn-out consideration for year two through year four shall be converted into the Company's common stock by dividing the earn-out consideration by the 52-week average of the closing market price of the Company's common stock for each respective year.

The consideration shall be paid in shares of the Company's common stock. However, the cumulative shares issued (initial and earn-out) may never exceed
19.9 percent of the total Company common stock issued and outstanding. Should the 19.9 percent threshold be reached, any additional consideration earned will be paid in cash or promissory notes with interest calculated at a market rate, as mutually agreed upon by the Company and the former shareholders, at the time of payment.

As of April 30, 2000, the Company has outstanding approximately $0.6 million of debt to former shareholders of SASCO and SES. Such amounts are reflected in the accompanying condensed consolidated balance sheet as "Notes Payable to Shareholders and Employees" and bear interest at 10 percent per annum.

6.       ASSUMPTION OF COMSAT CONTRACTS

On February 25, 1998, Georgia Electric Company ("GEC") assumed obligations to complete 12 contracts (the `COMSAT Contracts') with the Texas Department of Transportation from CRSI Acquisition, Inc., a subsidiary of COMSAT Corporation ("COMSAT"). The COMSAT Contracts were for the installation of intelligent traffic management systems and the design and construction of wireless communication networks. In exchange for assuming the obligations to perform under the COMSAT Contracts, GEC received consideration from COMSAT of approximately $15.0 million and assumed existing payables of approximately $2.6 million.

On February 25, 1998, the date when GEC assumed the COMSAT contracts, the remaining amounts billable to the customers for these contracts totaled $17.0 million. The estimated costs to complete these contracts for COMSAT was from $17.0 million to $27.3 million. GEC made the following entry to reflect the assumption of the COMSAT contracts (amounts in thousands):


Consideration received:
     Cash                                                                         $  4,663
     Accounts receivable                                                             3,754
     Equipment and other assets                                                      6,548
                                                                                  --------
Subtotal                                                                            14,965
Accounts payable assumed                                                            (2,549)
                                                                                  --------
Deferred revenue (net amount received from COMSAT to complete the contracts)      $(12,416)
                                                                                  --------

The following is a summary of revenues and costs associated with the COMSAT contracts for the periods ended April 30, 1999 (amounts in thousands):

                                          Three        Six
                                          Months      Months
                                          ------      ------
Billings on the COMSAT contracts (1)      $3,251      $5,556
Deferred revenue recognized                1,032       2,531
                                          ------      ------
                                           4,283       8,087
Direct contract costs                      2,048       5,115
                                          ------      ------
Gross margin from COMSAT contracts        $2,235      $2,972
                                          ------      ------

(1) Billings on the COMSAT contracts include approved change order revenues associated with these contracts but not anticipated when GEC assumed such contracts.

All of the COMSAT Contracts were substantially complete as of October 31, 1999. The revenues, cost of revenues and gross margins are non-recurring and are not generally indicative of returns the Company expects to achieve on future contracts.

7.       NETWORKS UNDER CONSTRUCTION

Networks under construction at April 30, 2000, and October 31, 1999, consisted primarily of telecommunication infrastructure projects (the "CDOT Network") on rights-of-way leased for 20 years, with renewal rights, from the Colorado Department of Transportation ("CDOT"). The duct capacity varies along the CDOT Network and is being constructed, marketed and sold or leased by Adesta under long-term user (irrevocable rights of use) agreements. In addition to long-term user agreements, the Company may execute fiber installation and long-term maintenance contracts with the CDOT Network users.

As of April 30, 2000, there are three primary segments of the CDOT Network: (i) the I-70 corridor from Denver, Colorado to Salt Lake City, Utah ("I-70 West");
(ii) I-70 corridor from Denver, Colorado to the Kansas border ("I-70 East"); and
(iii) the Denver, Colorado metro loop ("Denver Metro Loop"). The status of these CDOT Network segments at April 30, 2000, was as follows:

                                   Long-Term
                     Construction   Deferred       Percent   Percent of Total
                        Costs       Revenues       Complete  Capacity Leased
                     ------------  ---------       --------  ----------------
I-70 West              $17,448      $    --           18            --
I-70 East                4,643        3,335           99            18
Denver Metro Loop       15,037        5,901           28            50
Other                    2,720        1,837           45            45
                       -------      -------           --            --
                       $39,848      $11,073
                       -------      -------

Adesta and an independent telecommunications company ("the Co-owner") will jointly own the I-70 West network. Future plans include extension of the network to Salt Lake City, Utah. Adesta and the Co-owner will separately own one conduit each. The other six conduits will be jointly owned by the parties. Initially, one of the jointly-owned conduits will include fiber optic cable. Adesta and the Co-owner will separately own 36 fibers each, 72 fibers will be jointly-owned, and all rights to 24 fibers ("the CDOT fiber") will be transferred to CDOT as consideration for the right-of-way along I-70. The right-of-way is for an initial term of 20 years, with a 20-year renewal option.

Generally, Adesta and the Co-owner will share the costs of the network equally. Adesta is accounting for this project as a "cost-sharing" agreement and the Co-owner's share of network costs is not being recognized as revenues by Adesta. The Co-owner has agreed to pay Adesta a percentage of the costs for constructing the network which Adesta is recognizing as fee revenue as the construction takes place. Fees earned of $1.8 million and $1.8 million were recognized for the three and six months ended April 30, 2000, respectively.

Adesta and the Co-owner will jointly market the capacity of the network. Adesta plans to enter into fiber installation agreements with users that contract for use of the network. No installation agreements have been signed for this network as of April 30, 2000. The accounting policies for revenues and costs applicable to installation agreements will be based on the terms of the individual agreements. FASB Interpretation No. 43, "Real Estate Sales" ("FIN 43"), issued in June 1999, broadens the definition of real estate to include some or all elements of fiber optic networks. Among other requirements, FIN 43 effectively requires title to transfer to the user for up-front revenue recognition to be appropriate.

Adesta and the Co-owner will jointly share the costs of maintaining the CDOT fibers. Sharing of revenues and costs of maintenance for other users is to be negotiated. Adesta plans to account for its share of the maintenance revenues and costs as the revenues are earned and as the costs are incurred.

User fees received by Adesta through April 30, 2000, have been deferred. Generally, the Company expects to recognize revenue from the user agreements ratably over the lives of the agreements, while the cost of the CDOT network, including the cost assigned to the capacity provided to CDOT as consideration for the use of the rights-of-way, will be depreciated over the expected useful life of the network. As of April 30, 2000, no revenues, except for the fees of $1.8 million discussed above, or direct costs of construction associated with the CDOT Network have been recognized in determining the results of operations.

The Company is not in the telephone service or data distribution business, so no part of the networks have been viewed as the construction of productive assets for its own use. Rather, the future sale/lease to third-party users of telecommunication infrastructures represents a significant component of the Company's operating plan, and the Company believes it should be reported as such.

The Company expects to incur significant additional amounts to complete the construction of the CDOT Networks. Failure of the Company to execute sufficient user agreements for the CDOT Networks could have a material adverse effect on the carrying value of the Company's investment.

8.       INVESTMENT IN KANAS (HELD FOR SALE)

An equity interest in Kanas was acquired in the Adesta Acquisition, and has been held for sale since that time. The original carrying value of the Company's interest in Kanas, which was assigned in purchase accounting, represents the net proceeds originally expected to be received from the sale of Kanas stock and was based, in part, on active negotiations with potential buyers.

Until March 2000, the Company was a 25% owner of Kanas, with the remaining 75 percent owned by native corporations of Alaska. Kanas was established by its shareholders with a $100,000 total equity contribution ($25,000 per shareholder) to construct a telecommunications network along the Alaskan Pipeline system between Prudhoe Bay, Alaska, and Valdez, Alaska (the "Alyeska Network"). Adesta had been contracted by Kanas to build the fiber optic network which cost in excess of $83.0 million and was funded by Kanas through a credit agreement that is guaranteed by WorldCom.

While Kanas provided Adesta with notice of substantial completion in December 1998, the owner of the Alyeska Network has yet to give Kanas final acceptance of the system and significant outstanding claims exist among the parties. Reserves were provided in purchase accounting for estimated amounts payable by the Company to complete the project and to settle outstanding claims against Adesta. While Adesta had outstanding claims of at least $15.8 million against Alyeska for work it believed was outside the scope of the contract, no accounting recognition was given to these claims because of the uncertainty of resolution favorable to the Company.

Kanas owns and is responsible for maintaining the Alyeska Network. Kanas contracted with Adesta to operate and maintain the Alyeska Network for 15 years, beginning in December 1998. Through April 30, 2000, service contract revenues were insufficient to cover related costs. In March 2000, the service contract was terminated and the Company was released from further responsibilities and obligations related to that arrangement.

At the date of the acquisition of Adesta, the Company anticipated a near-term sale of its interest in Kanas. Accordingly, the estimated amount expected to be realized on sale was allocated to this investment in purchase accounting and, in accordance with the guidance of EITF Issue 87-11, "Allocation of Purchase Price to Assets to be Sold," the equity method of accounting was not employed. However, the timing of any sale of this interest by the Company became uncertain. Consequently, effective one year from the date of acquisition, the Company began to apply equity method accounting to this investment based on the guidance of EITF Issue 90-06, "Accounting for Certain Events Not Addressed in EITF 87-11 Relating to an Acquired Operating Unit to be Sold."

Through January 31, 2000, the Company recorded equity in losses of Kanas and amortized the difference between the carrying value of the Kanas investment and its equity in the net assets of Kanas over 19 years which was the remaining goodwill life related to the acquisition of Adesta. The amount of loss the Company recorded during the six months ended April 30, 2000, against the carrying value of the asset was approximately $0.2 million, while the associated amortization of the difference in carrying value was approximately $0.2 million.

WorldCom was and continues to be the guarantor of the payment obligations of Kanas under its credit agreement. In conjunction with the acquisition of Adesta, the Company agreed to indemnify WorldCom under its guarantee. The debt under the Kanas credit agreement at October 31, 1999 was approximately $87.5 million which was payable in full on September 15, 2000.

The Company learned on February 25, 2000 that, on February 24, 2000, Alyeska declared Kanas to be in default under the terms of their contract. Alyeska asserted that Kanas did not have the right to cure the default and notified Kanas that the contract was terminated. Adesta did not receive any notice of default from Kanas nor did it receive any request regarding the indemnification agreement with WorldCom.

During March 2000, Kanas sold newly-issued shares to WorldCom that reduced the 25% equity interest of Adesta and each of the three other original shareholders of Kanas to 5%. The equity infusion resulted in an implied value of the Company's residual 5% interest in Kanas of less than $100,000.

During May 2000, Kanas and Adesta executed an agreement that provides the following:

(1) Adesta remains liable for any and all claims that Kanas or third parties (including, without limitation, Alyeska and subcontractors) may have against Adesta arising out of the services performed by Adesta for Kanas.

(2) As consideration for Adesta's transfer of assets provided in item (3) below, Adesta has no payment obligation in respect of damages, loss, liability or expense, exclusive of the fees and expenses of Adesta's own attorneys and other professional fees (collectively the "Losses") arising from alleged defects in the Alyeska Network, unless and until the aggregate amount of such Losses incurred by Kanas exceeds $18.0 million.

(3)      As consideration for Kanas' release of Adesta in accordance with item
         (2) above, Adesta (i) transferred to Kanas its rights to $15.8 million of claims against Aleyska; and (ii) transferred inventory and equipment with a book value of approximately $0.3 million to Kanas.

(4) As additional consideration, the Company was released from its indemnification related to WorldCom's guarantee of the Kanas credit facility and WorldCom forgave $3.5 million of accrued interest due on the WorldCom Note (see Note 10, "Debt"). Because of WorldCom's ownership interest in the Company, the forgiveness of interest was credited to equity as a contribution to capital.

As a result of the events described above, during the three months ended April 30, 2000, the Company (i) recognized an impairment of its interest in Kanas of approximately $11.9 million, equal to its carrying amount; (ii) recorded a loss of $0.3 million related to the transfer of inventory and equipment and (iii) wrote-off approximately $0.4 million of receivables from Kanas that will not be collected.

9.       RESERVES FOR LOSSES ON UNCOMPLETED CONTRACTS

The following is a summary of the reserves for losses on uncompleted contracts (amounts in thousands):

                                  Network Services Group     Transportation Services Group             Total
                                  -----------------------    -----------------------------    -----------------------
                                    2000           1999           2000           1999           2000           1999
                                  --------       --------       --------       --------       --------       --------
Balance, beginning of fiscal
year                              $  5,703       $  8,029       $  2,917       $ 17,361       $  8,620       $ 25,390
Additions (1)                          141             --          4,744             --          4,885             --
Amount utilized                       (393)        (1,231)          (961)        (6,068)        (1,354)        (7,299)
                                  --------       --------       --------       --------       --------       --------
Balance, January 31                  5,451          6,798          6,700         11,293         12,151         18,091
Additions (1)                          627             --         18,885          1,858         19,512          1,858
Amount utilized                        (53)        (1,250)        (1,005)        (1,044)        (1,058)        (2,294)
                                  --------       --------       --------       --------       --------       --------
Balance, April 30                 $  6,025       $  5,548       $ 24,580       $ 12,107       $ 30,605       $ 17,655
                                  --------       --------       --------       --------       --------       --------

(1) Additions during the three and six months ended April 30, 2000, related primarily to the New Jersey Consortium Contracts. Additions and amounts utilized exclude previously unprojected losses incurred during each period (refer to Note 16, "Segment Information").

10.      DEBT

CREDIT FACILITY

On June 11, 1998, the Company obtained a $35.0 million three-year senior secured revolving credit facility ("Credit Facility") with a $5.0 million sub-limit for the issuance of standby letter(s) of credit. The Credit Facility allows the Company to select an interest rate based upon the prime rate or on a short-term LIBOR, in each case plus an applicable margin, with respect to each draw the Company makes thereunder. Interest is payable monthly in arrears on base rate advances and at the expiration of each interest period for LIBOR advances. The Credit Facility contains certain financial covenants that require, among other conditions, that the Company maintain certain minimum ratios, minimum fixed charge coverage, and interest coverage, as well as limitations on total debt and dividends to shareholders. The Credit Facility is secured by a perfected first priority security interest on all tangible assets of the Company and a pledge of the shares of stock of each of the Company's subsidiaries operating in the United States. On June 30, 1998, the Credit Facility was amended to include (i) the Company's acquisition of Adesta and the related financing of such transaction, (ii) changes in financial covenants related thereto, and (iii) other amendments relating to investments, pledging and intercompany matters.

At April 30, 2000 and October 31, 1999, the Company is in default of certain provisions of the Credit Facility. As such, the Credit Facility is immediately callable by the holder and is therefore classified as a current liability in the accompanying consolidated balance sheets. During the default period, the Company is required to pay a default penalty of two percent per annum over the contract rate on all outstanding balances and is required to make interest payments monthly.

WORLDCOM NOTE

On January 11, 2000, the Company entered into an agreement with WorldCom whereby WorldCom converted approximately $25.5 million of its $30.0 million WorldCom
Note into 3,050,000 shares of the Company's Common Stock. The conversion was based on the January 8, 2000 closing price of the Company's Common Stock at $8.375 per share. The remainder of the original WorldCom Note, approximately $4.5 million, was converted into an amended and restated 11.5 percent subordinated promissory note due February 2001. As described in Note 8, "Investment in Kanas (Held for Sale),' and Note 10, "Debt," WorldCom agreed in May 2000 to forgive approximately $3.5 million of accrued interest on the WorldCom Note, which was recorded by the Company as a credit to paid in capital.

Subsequent to April 30, 2000, WorldCom has agreed to extend the terms of the $4.5 million promissory note to a seven-year, 8 percent note. As amended, this note is subordinate to the Credit Facility, will expire in 2007 and is not prepayable.

WORLDCOM ADVANCE

In February 1999, WorldCom advanced the Company $32 million ("WorldCom Advance") as an advance against amounts otherwise payable by WorldCom under the WorldCom Master Services Agreement. The WorldCom Advance is subordinate to the Credit Facility, bears no interest, and includes a stated repayment date of November 30, 2000. However, payments under the WorldCom Advance were further subordinated to liabilities associated with certain construction projects that are now expected to be completed in March 2001. Consequently, the implied maturity date is currently March 2001 and the WorldCom Advance is presented in the accompanying balance sheet as of April 30, 2000 as a current liability.

Subsequent to April 30, 2000, WorldCom advanced the Company an additional $5.0 million to pay the cash portion of the SIRIT Settlement (refer to Note 11, "Contingencies").

Effective August 23, 2000, in exchange for the $37.0 million in advances, WorldCom was issued 1,000 shares of $.10 par value Series D Convertible Preferred Stock ("Series D Stock"). The Series D Stock is entitled to dividends at 6% per annum based on the Liquidation Price of $37,000 per share. Dividends are to be payable only if and when declared by the Board of Directors and are not cumulative. However, dividends will nevertheless be deemed declared and payable upon the occurrence of a Liquidation Event. A Liquidation Event is defined as an acquisition of the Company that transfers 50% or more of the Company's voting power, or the sale of substantially all of the Company's assets. The Series D Stock is convertible to common stock at an initial conversion price of $10.01 per share. However, the conversion price is subject to adjustment if new securities (i.e., other than those outstanding at August 23, 2000, and employee options) are issued at an effective price less than the conversion price. In particular, in the event of a Liquidation Event (such as the proposed sale to Bracknell described in Note 18), the conversion price will automatically be reset to the price per share received in such transaction by holders of the Company's common stock.

The pro forma effects of this subsequent event are presented in Note 19, "Pro Forma Financial Information."

OTHER DEBT

The following is a summary of other debt as of April 30, 2000 (in thousands):

Revolving line of credit;  aggregate commitment amount of $1.3 million; priced at 1 percent above the bank's floating prime rate;  secured by the assets of SASCO and guaranteed by the former
     shareholders of SASCO                                                                             $ 1,000
Revolving line of credit; aggregate commitment amount of $0.5 million; priced at
     1 percent above the bank's floating prime rate; secured by the assets of
     SES and guaranteed by SASCO
                                                                                                           459
Other term debt                                                                                            256
                                                                                                       -------
     Total SASCO and SES debt                                                                            1,715
Credit Facility                                                                                         35,000
Remaining balance of WorldCom Note                                                                       4,456
Capital lease obligations                                                                                  604
                                                                                                       -------
                                                                                                        41,775
Less current portion                                                                                    41,043
                                                                                                       -------
Long-term debt                                                                                         $   732
                                                                                                       -------

11.      CONTINGENCIES

LITIGATION

SIRIT TECHNOLOGIES, INC. VERSUS ABLE TELCOM HOLDING CORP. AND THOMAS M. DAVIDSON
- In 1998, SIRIT filed a lawsuit in the United States District Court for the Southern District of Florida, against the Company and Thomas M. Davidson (a former director of the Company). SIRIT asserted claims against the Company for tortuous interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with the Company's agreement to purchase the shares of Adesta and seeks injunctive relief and compensatory damages in excess of $100.0 million. The Company agreed to indemnify Thomas M. Davidson related to any loss suffered by him in this matter.

On May 16, 2000, a jury awarded SIRIT the amount of $1.2 million in compensatory damages. In addition, punitive damages were assessed against Able in the amount of $30.0 million and $1.3 million against Thomas M. Davidson. The Company submitted a "motion for remittitur and judgement as a matter of law" to the court and planned to appeal the judgement, if not altered or amended by the court as requested in the remittitur. Among other things, the motion asserted that Sirit failed to prove essential elements of its claims and further, that Florida law limits punitive damages to three times compensatory damages. On the same date, Sirit moved for a new trial on the issue of compensatory damages. The court scheduled June 19, 2000, for hearing the post-trial motions and stayed execution of the judgement through June 20, 2000.

The accompanying unaudited condensed consolidated financial statements as of April 30, 2000 do not reflect any liability from this litigation. In spite of the SIRIT jury verdict, the Company believed there were significant uncertainties and insufficient information regarding the ultimate outcome of the SIRIT litigation, and therefore, the SIRIT liability, if any, was not reasonably estimable prior to the filing date (June 19, 2000) of the Company's Form 10-Q for the quarterly period ended April 30, 2000.

SIRIT SETTLEMENT - It was subsequently concluded that settlement of the SIRIT litigation was necessary in order for the Company to move forward with financing alternatives under consideration. As a result, on July 7, 2000, the Company executed a settlement with SIRIT (the "SIRIT Settlement"). The terms of the SIRIT Settlement generally provide for the following:

1. Cash Settlement - Able paid SIRIT $5.0 million cash as consideration for entering into the Settlement. Mr. Davidson also paid SIRIT $650,000 cash and he will not be reimbursed by the Company.

2. Equity Settlement - Able also agreed to issue to SIRIT common shares equal to 19.99 percent of the outstanding shares of Able. The number of shares to be issued totals approximately 4,074,597 (subject to certain anti-dilution provisions), subject to shareholder approval and registration rights. The value of 4,074,597 common shares of the Company, based upon the closing market price on July 7, 2000, was $12.2 million.

         In addition, SIRIT is entitled to receive, for no additional consideration, 936,914 additional common shares upon conversion of the outstanding Series C Preferred Stock to common. The Series C has a face value of $15 million and, as adjusted by the Settlement Agreement, is convertible to common at $4.00 per share. Upon conversion of the Series C Stock to 3,750,000 shares of common stock, SIRIT would receive the additional shares to maintain its 19.99% interest, subject to the impact (if any) of the shares issued pursuant to the following paragraph.

         SIRIT was also granted anti-dilution rights for a two-year period commencing when the initial 19.99 percent of outstanding shares have been issued, which issuance cannot occur unless and until shareholder approval is obtained. Upon any issuance of common shares at a price less than $10.00 per share during the two-year period, SIRIT would have the right to buy additional shares of the Company's common stock. The number of shares SIRIT could buy would be sufficient to maintain its percentage interest immediately before each such issuance and at the same price per share received by the Company upon such issuance. SIRIT would have 30 days from each such issuance to exercise this right.

3. Cash in Lieu of Equity. In the event Able fails to deliver SIRIT registered common stock by November 30,

         2000 in accordance with paragraph 2, SIRIT can execute a $20.0 million consent judgement against Able (i.e. demand a cash payment of $20.0 million). The consent judgement was also executed on July 7, 2000.

The Company expects to record, during the quarterly period ended July 31, 2000, a charge of $25.0 million related to the SIRIT Settlement. This will consist of the $5 million of cash paid and a liability for $20.0 million equal to the consent judgment. If and when the conditions for issuance of equity securities to SIRIT is satisfied, the Company will record those securities in equity at their then fair value. Any difference between the aggregate fair value of the shares issued and the $20 million liability will be recognized as an adjustment to the original charge for the litigation settlement. The anti-dilution rights may result in further contingent charges to earnings to the extent of any intrinsic value to SIRIT, if and when such rights occur and are exercised by SIRIT.

The pro forma effects of this subsequent event are presented in Note 19, "Pro Forma Financial Information."

SHIPPING FINANCIAL SERVICES CORP. VERSUS ABLE TELCOM HOLDING CORP. AND CERTAIN COMPANY OFFICERS - In 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, and certain of its officers. SFSC asserts claims under the federal securities laws against the Company and four of its officers that the defendants allegedly caused the Company to falsely represent and mislead the public with respect to two acquisitions, COMSAT and Adesta, and the ongoing financial condition of the Company as a result of the acquisitions and the related financing of those acquisitions. SFSC seeks certification as a class action on behalf of itself and all others similarly situated and seeks unspecified damages and attorneys' fees. The class period for the SFSC lawsuit is all persons who purchased the Company's common stock between December 4, 1997 and December 1, 1999.

BAYPORT PIPELINE, INC. VERSUS ADESTA COMMUNICATIONS, INC. - In 1997, Bayport Pipeline, Inc. ("Bayport") filed a lawsuit against Adesta seeking a declaratory judgment concerning the rights and obligations of Bayport and Adesta under a Subcontract Agreement that was entered into on May 1, 1997 related to the NYSTA contract. The matter was referred to arbitration in January 1999. The total amount sought was not less than $5.5 million and subsequent to October 31, 1999, was increased to $19 million.

On February 24, 2000, the independent arbitrator ruled that Adesta owed Bayport $4.1 million, which is consistent with amounts previously accrued by the Company. The Company has appealed the award in Federal District Court (Northern District of Texas) and is subject to statutory interest from the date of the award in the event the award is not overturned.

U.S. PUBLIC TECHNOLOGIES, INC. VERSUS ADESTA COMMUNICATIONS, INC. - In 1997, U.S. Public Technologies, Inc. ("USPT") filed a lawsuit in the United States District Court for the Southern District of California, (San Diego), against Adesta for breach of contract, breach of an alleged implied covenant of good faith and fair dealing, tortuous interference, violation of the California Unfair Competition Act, promissory estoppel and unjust enrichment in connection with a Teaming Agreement between Adesta and USPT concerning the Consortium Regional Electronic Toll Collection Implementation Program in the state of New Jersey. In this lawsuit, USPT seeks actual damages in excess of $8.5 million and unspecified exemplary damages. On April 4, 2000, the magistrate judge extended the discovery deadline until May 31, 2000, set July 14, 2000, as the deadline for Adesta to file its expert report, and set the pretrial for October 2, 2000.

NEWBERRY ALASKA, INC. VERSUS ADESTA COMMUNICATIONS, INC. - In 1999, Newberry Alaska, Inc. ("Newberry") filed a demand for arbitration seeking approximately $3.8 million. This dispute arises out of Newberry's subcontract with Adesta related to the fiber optic network constructed by Adesta for Kanas. Newberry's claims are for the balance of the subcontract, including retainage and disputed claims for extras based on alleged deficiencies in the plans and specifications and various other alleged constructive change orders. In June 2000, the arbitrator awarded Newberry $2.7 million plus fees of approximately $0.3 million and interest on the award of 8 percent until payment to Newberry is made. Interest on the award through June 2000, totals approximately $0.3 million. The Company is challenging the arbitrators award in Federal District Court (Alaska) and intends to appeal the ruling, if necessary. The amount of the award, fees and interest is not materially different than amounts previously accrued by the Company.

ALPHATECH, INC. VERSUS ADESTA COMMUNICATIONS, INC. AND ADESTA TRANSPORTATION, INC. - In 1998, Alphatech, Inc. ("Alphatech") filed a lawsuit in the U.S. District Court in Massachusetts. This suit alleges ten counts, including breach of Teaming Agreements on the E-470 project and the New Jersey Regional Consortium project, breach of implied duty of good faith and fair dealing on both projects, misappropriation of trade secrets, deceit, violation of Massachusetts General Laws Chapter 93A, promissory estoppel, quantum meruit, and unjust enrichment. Alphatech's claim is for $15 million. A hearing for a summary judgment is scheduled in the summer of 2000.

T.A.M.E. CONSTRUCTION, INC. VERSUS GEORGIA ELECTRIC COMPANY - In 1998, T.A.M.E. Construction, Inc. ("TAME") sued for breach of contract, promissory estoppel, discrimination and defamation related to certain contracts performed by GEC. TAME alleges that it was wrongfully terminated as a subcontractor. TAME claims contract damages in the amount of $250,000, punitive damages for discrimination of $1,000,000 and defamation damages of an additional $1,000,000. GEC has moved for summary judgment. This matter is not set for trial.

AMERICAN TRAFFIC SYSTEMS, INC. VERSUS ADESTA COMMUNICATIONS, INC. - Subsequent to April 30, 2000 (on July 10, 2000), an independent arbitrator awarded against Adesta in the amount of $1.5 million related to a dispute between Adesta and American Traffic Systems, Inc. ("ATS"). The dispute arose out of a subcontract agreement between Adesta and ATS for development of the violations processing software for the New Jersey Consortium Contracts (refer to Note 16, "Segment Information"). Because of what it considered to be ATS' ongoing failures to deliver software within contractual guidelines, Adesta terminated the subcontract in February 1999. Arbitration between the parties thereafter ensued resulting in the aforementioned award. The accompanying unaudited condensed consolidated financial statements do not reflect any liability that may result from such award. The Company is currently evaluating its remedies with regard to this award.

OTHER LITIGATION AND CLAIMS - The Company is subject to a number of shareholder and other lawsuits and claims for various amounts that arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.

CONTRACTS - The Company has and will continue to execute various construction and other contracts which may require the Company to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by the Company to meet its obligations under these contracts may result in the loss of the contracts and subject the Company to litigation and various claims, including liquidated damages. WorldCom continues to provide performance bonds on certain contracts acquired in the acquisition of Adesta.

12.      PREFERRED STOCK

REDEMPTION OF SERIES B CONVERTIBLE PREFERRED STOCK - On February 4, 2000, the Company reacquired and retired the remaining Series B Stock outstanding. The Series B Stock was originally issued to and held by two groups of accredited investors, the RoseGlen group and the Palladin group. The exchange/redemption transaction is summarized as follows:

                                              RoseGlen Group                    Palladin Group                         Total
----------------------------------------------------------------------------------------------------------------------------

Number of Series B Shares retired                        375                               404                           779
Cash paid by Company (in thousands)          $         5,032                   $         5,819               $        10,851
Common shares issued                                 500,000                     (a)   301,787                       801,787
Exchange Warrants issued                      100,000 shares                    100,000 shares                200,000 shares
     Exercise price per share (b)            $        10.127                   $        10.127               $        10.127
Special Exchange Warrants issued                        None                     66,246 shares                 66,246 shares
     Exercise price per share (c)                        n/a                   $           .01               $           .01

The exchange agreements with RoseGlen and Palladin were amended on July 7, 2000, as indicated below, in connection with the SIRIT Settlement.

(a) The Original agreements provided that additional shares may be issuable to the Palladin group if the average price of the Company's common stock for the 100 trading days after February 4, 2000 (June 27, 2000) is less than $7.79 per share. The average price was to be calculated using the 50 low trading prices for each pair of two consecutive trading days and was approximately $3.54. However, the average price so calculated for this purpose may not be less than $4.00. Assuming the $4.00 minimum price applied, the maximum additional shares issuable would be determined as follows (total value in thousands):


                                                                        Shares        Share Price          Total Value
         -------------------------------------------------------------------------------------------------------------
         Common shares issued                                          301,787
         Shares underlying Special Exchange Warrants                    66,246
         -------------------------------------------------------------------------------------------------------------
         Total shares                                                  368,033              $7.79               $2,867
         -------------------------------------------------------------------------------------------------------------
         Lowest average price (same total value)                       716,744              $4.00               $2,867
         -------------------------------------------------------------------------------------------------------------
         Incremental shares issuable to Palladin group                 348,711
         -------------------------------------------------------------------------------------------------------------

         If the incremental shares cannot be issued because of failure to obtain shareholder approval, the holders may require the Company to pay them cash equal to the number of incremental shares so calculated times $12.125 (i.e., 348,711 shares times $12.125, or $4.2 million).

         In conjunction with the SIRIT Settlement (Refer to Note 11, "Contingencies"), this provision was modified such that the Company has agreed to issue to the Palladin group 1,057,031 incremental shares of the Company's common stock prior to December 1, 2000; provided that the Company's shareholders have approved such issuance. In the event the shareholders have not approved such issuance, the Palladin group may demand a cash payment of $4.2 million.

         In conjunction with this modification, the Company expects to record a charge to income applicable to common stock of $4.2 million during the three months ended July 31, 2000. If and when shareholder approval is obtained for issuance of the incremental shares, the charge will be adjusted to the fair market value of those shares at the date of approval. The pro forma effects of this subsequent event are presented in Note 19, "Pro Forma Financial Information."

(b) May be exercised on a "cashless" basis. Exercisable through February 3, 2005, as extended by 1.5 days for every day between November 30, 2000 (as amended) and February 3, 2005 that a registration statement covering the underlying shares is not effective.

(c) May be exercised on a "cashless" basis. Exercise period is for 30 days beginning with the date the average price discussed in (a) above is determined.

The RoseGlen group also continues to hold Initial Warrants for the purchase of 370,000 shares of common stock that were issued as part of the Series B offering in June 1998. The exercise price of the Initial Warrants is $13.25 per share (refer to Note 14, "Preferred Stock," to the Consolidated Financial Statements included in the Company's Form 10-K for the year ended October 31, 1999), but they may be exercised on a "cashless" basis. The Initial Warrants are exercisable through June 30, 2003, as extended by 1.5 days for every day between December 27, 1998 and June 30, 2003 that a registration statement covering the underlying shares is not effective.

A charge to loss applicable to common stock was made for the quarter ended January 31, 2000, determined as follows (amounts in thousands):

Cost to redeem the Series B Stock -
            Cash paid to Series B Shareholders                                                              $  10,851
            Value of 801,787 shares of common stock issued                                                      4,912
            Black Scholes value of warrants to purchase 266,246 common shares                                   1,213
            Fees paid to financial advisors                                                                       750
---------------------------------------------------------------------------------------------------------------------
                  Total cost of redemption                                                                     17,726
            Accumulated default redemption value recorded through October 31, 1999                            (16,322)
---------------------------------------------------------------------------------------------------------------------
            Increase in default redemption value recognized during the six months ended April 30, 2000      $   1,404
---------------------------------------------------------------------------------------------------------------------

If the 500,000 common shares issued to the RoseGlen group and the 100,000 shares issuable under their Exchange Warrants are not registered and listed with Nasdaq by May 4, 2000, then the Company must pay the holders 3% of the aggregate market value of those shares for each 30-day period thereafter until the shares are listed. In conjunction with the SIRIT Settlement (refer to Note 11, "Contingencies"), the registration date has been amended to November 30, 2000.

If the Company fails to pay any default payments when due, the holders may require the Company to purchase their common stock and warrant shares on demand at a price equal to 130% of the fair market value of such shares or if the Warrants have not been exercised, reduce the then exercise price by 30%. Further, if the registration statement is not effective by November 30, 2000 (as amended), the exercise price of the Exchange Warrants will be reduced by 1% for the first 30-day period after November 30, 2000, and an additional 1.5% for each additional 30-day period thereafter until it is effective.

THE SERIES C OFFERING - On February 4, 2000, the Company issued 5,000 shares of Series C Convertible Preferred Stock ("Series C Stock") and warrants exercisable for 200,000 shares of common stock ("Series C Warrants") for aggregate consideration of $15.0 million. Approximately $10.9 million of the proceeds was used to redeem the Series B Stock, approximately $1.0 million was used to pay transaction costs, and the remainder was used for working capital. The net consideration was allocated to the Series C Stock and the Series C Warrants as follows (in thousands)


                                                Series C Stock      Series C Warrants           Total
-----------------------------------------------------------------------------------------------------
Gross proceeds                                         $14,165                   $835         $15,000
Cash paid to financial advisor                            (567)                   (33)           (600)
Warrants issued to financial advisor                      (296)                   (17)           (313)
-----------------------------------------------------------------------------------------------------
Net consideration                                      $13,302                   $785         $14,087
-----------------------------------------------------------------------------------------------------

As described below, the Series C investors were issued additional Series C Warrants for the purchase of 750,000 shares of common stock in connection with the July 7, 2000 amendment.

The Series C Warrants and the financial advisor warrants were valued using a Black Scholes model. The Series C Stock net valuation of $13.3 million will be accreted to the initial Liquidation Value of $15 million over five years until maturity as a charge against income available to common shareholders.

Transaction costs included $1.7 million of fees to financial advisors. These fees consisted of $0.8 million in cash related to redemption of the Series B Stock, $0.6 million in cash related to the Series C offering, and the fair value of warrants for the purchase of 75,000 shares of common stock, with terms the same or similar to the terms of the Series C Exchange Warrants, issued to the financial advisors.

The individual holders may convert the Series C Stock to common stock at any time. However, generally, a holder and its affiliates may own not more than 4.99% of all outstanding common shares. That limitation may be increased to 9.99% under certain circumstances. If any Series C Stock remains outstanding and not converted to common stock by February 4, 2005, subject to extensions of 1.5 days for each day after November 30, 2000 (as amended) the registration statement described below is not effective, then all such Series C Stock will automatically convert to common shares at the conversion price then in effect.

Through September 30, 2000, the Series C investors had the right to purchase additional Series C Stock for an aggregate of $15.0 million, at $3,000 per share, having the rights, designations and preferences then in effect for the Series C Stock. The September 30 date could have been extended if the registration statement was not effective when required. Pursuant to the July 7, 2000 amendment, the Series C investors waived this right to purchase additional Series C shares.

REGISTRATION RIGHTS - The Series C holders and the former Series B holders have registration rights with respect to the following Registerable Securities:

- the shares of common stock underlying the Series C Stock and the Series C Warrants, and

- 1,858,818 common shares and Exchange Warrants for the purchase of 266,246 common shares issued to the Series B holders for cancellation of the remaining Series B Stock.

If a registration statement for the Registerable Securities is not effective by November 30, 2000 the exercise period for the Series C Warrants will be extended by 1.5 times the number of days after November 30, 2000 (as amended) that the registration statement is not effective.

LIQUIDATION VALUE AND CONVERSION PRICE - The Series C Shares have a preference in liquidation equal to the Liquidation Value. The Liquidation Value is equal to the stated value of $3,000 per share plus unpaid default interest through the date of determination, plus any accrued dividends. Dividends are cumulative and accrue daily at 5.9% per annum on the stated value of $3,000 per share. The Series C shares may be converted to common stock at any time based on the Liquidation Value divided by the conversion price then in effect. The initial conversion price is $9.35. However, starting on August 4, 2000, and then on the fourth day of the month at the end of each following six month period (Reset Dates) the conversion price may be reduced to equal:

- the average closing bid price of the common stock for the ten consecutive trading days preceding the applicable Reset Date; however, the conversion price will never be increased from the conversion price then in effect, and

- if any recalculation results in a conversion price of less than $4.00, generally, the conversion price will thereafter be $4.00; the conversion price would have been reset to the $4.00 floor on August 4, 2000; however, the July 7, 2000 amendment reduced the conversion price to $4.00 as of that date and provided for no further reductions, regardless of when the registration statement may be declared effective or whether the Company may subsequently issue securities at less than $4.00 per equivalent common share.


MANDATORY REDEMPTION - The holders of the Registerable Securities may require the Company to redeem their shares in the event of a Triggering Event or a Major Transaction. A Triggering Event will have occurred upon any of the following:

- if the registration statement is not declared effective on or prior to November 30, 2000 (as amended);

- after declared effective, if the effectiveness of the registration statement lapses for any reason or is unavailable for more than five consecutive days or ten days in any calendar year; and

- delisting or suspension from listing of the Company's common stock from Nasdaq for a period of five consecutive days or for an aggregate of at least ten days in any 365-day period.

A Major Transaction would include:

- a merger or business combination in which the voting power of the Company's shareholders in the surviving entity or entities is insufficient to elect a majority of the Board of Directors;

- the sale or transfer of all or substantially all of the Company's assets; or

- a purchase, tender or exchange offer made to and accepted by the holders of more than 30% of the Company's outstanding shares of common stock.

The redemption price for the Series C Stock and other Registerable Securities would be as follows:

                                            Series C Stock                                 Other Registerable Securities
-----------------------------------------------------------------------------------------------------------------------------

Triggering event             Greater of 120% of Liquidation Value or the             Premium Redemption Price (defined below)
                             Conversion Benefit

Major transaction            120% of Liquidation Value                               No specific provisions exist

The Conversion Benefit is equal to the product of:

-        the number of shares of common stock issuable on conversion, and

- the greater of the closing bid price on the trading day immediately preceding the Triggering Event, or the closing bid price on the date the holder requests redemption.

In addition to the right of redemption, simultaneous with or after a Triggering Event occurs, the Company may be required to pay in cash to each holder default interest equal to 3% of the Liquidation Value of the Series C Stock for each subsequent 30-day period until redeemed. Such interest not paid timely will increase the Liquidation Value of the Series C Stock.

PREMIUM REDEMPTION PRICE - If the Company fails to pay any default payment or honor any penalty or similar amounts when due, the holders may require the Company to purchase, within five days of demand, all or a portion of the Series C Stock or other registerable securities they hold at the Premium Redemption Price. That price is to be the greater of (i) 1.2 times the product of the number of equivalent common shares to be redeemed and the conversion price, or
(ii) the Conversion Benefit.

Mandatory redemption at 120% of Liquidation Value is also provided if conversion by a holder of any Series C Stock for common shares could result in the Company being delisted from the Nasdaq National Market for issuing in excess of 20% of the Company's outstanding common stock without shareholder approval. The Company's proxy statement will include a proposal to obtain such shareholder approval.

RESTRICTIONS IMPOSED BY THE SERIES C STOCK -- Holders of Series C Stock have no voting rights, except as required by law. However, the Series C holders may impose significant restrictions on certain activities of the Company.

So long as at least 20% of the Series C Stock or Warrants remain outstanding, the Company can not declare or pay any dividends or make any distributions to holders of common stock, or purchase or acquire for value, directly or indirectly, any of the Company's equity securities.

Until 90 days after the registration statement has been declared effective, neither the Company, nor any of its subsidiaries, may issue any equity securities, except for currently outstanding convertible securities, shares issued under the stock option plan, and other options to employees.

Further, unless agreed to by the Series C holders, prior to February 4, 2001, or such additional time if the registration statement is not effective by November 30, 2000 (as amended), the Company may not issue or grant any convertible securities for which the rate of conversion is not fixed, or any option, warrant or other right to purchase Company securities for which exercise is contingent upon, or whose price is determined with respect to, the market price of the common stock.

SERIES C INVESTORS' RIGHT OF FIRST REFUSAL-- The Company agreed not to sell or issue any securities, other than in connection with an employee stock purchase or similar plan or an acquisition of another company, unless first offered to the Series C investors. This right does not apply to (i) transactions between the Company and WorldCom, and certain pre-existing investment discussions, (ii) strategic investments in the Company or in any of its subsidiaries by an industry joint venture partner, industry supplier, or one or more of their customers, or (iii) a public or private secondary offering for net proceeds of at least $20.0 million.

THE SERIES C WARRANTS -- The Series C Warrants are exercisable through February 3, 2005, subject to extension of 1.5 days for every day after November 30, 2000 (as amended) the registration statement is not effective. However, exercisability is limited if any holder and its affiliates would own more than 4.99% of the outstanding shares of Common Stock. However, that restriction may be waived by the holder up to 9.99%.

The exercise price is initially $10.75 per share. The exercise price and number of common shares issuable upon exercise of the Series C Warrants are subject to proportional adjustments in the event of stock splits, stock dividends, and similar transactions that would effect the holders' proportionate interest in the Company. In addition, except for previously existing securities, if at any time prior to February 4, 2001, the Company issues common stock or convertible securities at a purchase or conversion price per share less than the greater of
(i) the exercise price or, (ii) the fair market value of the common stock at the time, then the exercise price will be reduced concurrently by applying a prescribed formula intended to compensate the holders for the dilution resulting from such issuance.

WARRANTS ISSUED IN CONJUNCTION WITH SIRIT SETTLEMENT - In conjunction with the SIRIT Settlement (refer to Note 11, "Contingencies"), the Company agreed, subject to shareholder approval, to issue the holders of the Series C Stock additional warrants to purchase 375,000 shares of the Company's common stock at $6.00 per share and to purchase 375,000 shares of common stock at $8.00 per share, exercisable through July 7, 2002. During the quarter ended July 31, 2000, the Company expects to record a charge to income applicable to common stock of approximately $0.7 million, representing the Black Scholes value of these warrants as of July 7, 2000. The pro forma effects of this subsequent event are presented in Note 19, "Pro Forma Financial Information."

FUTURE PRICED SECURITIES -- The Series C Stock and the Series C Warrants are "future-priced securities" in that the total number of common shares actually issuable cannot be presently determined because the conversion rate and the exercise price are subject to change, depending on whether certain future events do or do not occur. It is possible that the Series C securities could result in issuance of more than 20% of the outstanding common shares to the Series C investors, at less than market value, which would require shareholder approval in accordance with Rule 4460(i)(1)(C) of the NASD. Consequently, the Company will submit a proposal to its shareholders to request such approval.

If Shareholder approval is not obtained, the Company believes that the holders of the Series C securities may be entitled to require the Company to redeem all of the shares of the Series C Stock for an aggregate redemption price of at least $18.3 million as of April 30, 2000. Such amount will increase at the rate of 120 percent of dividends and default interest, if any, that accumulate with respect to the Series C Stock. The Company may also be required to redeem approximately 1,859,000 common shares or more, and warrants for the purchase of approximately 466,000 shares, that may be held by the RoseGlenn and Palladin groups for amounts not presently determinable. Payment of any redemption amounts would materially and adversely affect the Company's liquidity because of the short time frame to pay for such redemption (five business days upon a Triggering Event).

In addition, depending on the number of shares of Series C Stock to be redeemed, such redemption could severely diminish the Company's existing cash, working capital and availability under a credit facility. Payment upon demand for redemption would also result in default of one or more of the Company's other obligations, including its obligations to senior lenders under the Credit Facility. Such defaults would have a material adverse impact on the Company's business, financial condition, results of operations and cash flow.

Shareholder approval, however, would not negate other Triggering Events, including the obligation to have the registration statement declared effective by November 30, 2000 (as amended). Even if shareholder approval is obtained, the Company could still be in default of other obligations described above, resulting in additional monetary penalties as well as redemption of the Registerable Securities at the Premium Redemption Price.

CLASSIFICATION OF COMMON SECURITIES WITH MANDATORY REDEMPTION PROVISIONS - As discussed above, certain common securities issued in conjunction with the February 4, 2000, Series B Stock redemption and Series C Stock issuance are subject to mandatory redemption provisions if certain future contingent events occur. Those securities include the 801,787 common shares and the 266,646 Palladin exchange warrants issued in conjunction with the Series B Stock redemption and the 200,000 warrants issued in conjunction with the Series C Stock offering.

13.      SHAREHOLDERS' EQUITY

The following is a summary of the activity in shareholders' equity (deficit) during the six months ended April 30, 2000 (in thousands):


                                                                          Series B      Warrants
                                                   Additional    Senior   Preferred    Issued to   WorldCom
                                          Common     Paid-in      Note      Stock      Financial    Phantom   Retained
                                          Stock      Capital    Warrants   Warrants     Advisor      Stock     Deficit      Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, November 1, 1999                  $ 12       $38,290     $1,244     $2,735      $   --      $ 606     $(42,456)   $    431

Issuance of common stock for
   acquisition of SASCO                      --           739         --         --          --         --           --         739
Conversion of WorldCom Debt                   3        25,541         --         --          --         --           --      25,544
Increase in default redemption value of
   Series B Preferred Stock                  --            --         --         --          --         --       (1,404)     (1,404)
Redemption of Series B Preferred Stock       --         2,532         --         --          --         --           --       4,911
Issuance of Series B Preferred Warrants      --            --         --         --          --         --           --          --
Issuance of Series C Preferred Warrants      --            --         --         --         313         --           --         313
Contribution of interest payable from
   WorldCom                                  --         3,483         --         --          --         --           --       3,483
Exercise of stock options and other          --         1,250         --         --          --         --           --       1,250
Accretion and dividends on Series C
   Preferred Stock                           --            --         --         --          --         --         (262)       (262)
Net loss                                     --            --         --         --          --         --      (55,789)    (55,789)
------------------------------------------------------------------------------------------------------------------------------------
Balance, April 30, 2000                    $ 15       $71,835     $1,244     $2,735      $  313      $ 606     $(99,911)   $(23,163)
------------------------------------------------------------------------------------------------------------------------------------

The difference between the Company's weighted basic average shares outstanding and diluted shares outstanding is due to the dilutive effect of stock options and convertible securities. There are no significant differences in the numerators for the Company's computations of basic and diluted earnings per share for any period presented. The effect of securities that could dilute basic earnings per share would be antidilutive for all periods presented. The Company has potentially dilutive securities that could have a dilutive effect in the future. Those securities and their potentially dilutive effects are as follows (dilutive shares in thousands):


                                                                                                    Potentially
                                                                                                      Dilutive        Average
                                                                                                       Shares       Strike Price
--------------------------------------------------------------------------------------------------------------------------------
Potentially dilutive securities outstanding at April 30, 2000:
    Series C Preferred Stock (1)                                                                        3,750             $ 4.00
    WorldCom Options (subject to shareholder approval)                                                  2,000               7.00
    Employee stock options (subject to shareholder approval) (2)                                        2,146               6.07
    Employee stock options (621,000 vested)                                                               841               6.56
    Senior Subordinated Note Warrants                                                                     410               8.25
    Series B Preferred Stock Warrants                                                                     370              13.25
    Additional shares that may be issuable to the Palladin group (refer to Note 12,
         "Preferred Stock")                                                                               348                 --
    GEC Earnout (shares issued May 4, 2000)                                                               205                 --
    Exchange Warrants issued to redeem Series B Preferred Stock (refer to Note 12,
         "Preferred Stock")                                                                               200              10.13
    Series C Preferred Stock Warrants (refer to Note 12, "Preferred Stock")                               200              10.75
    Warrants issued to financial advisors related to the Series C Preferred Stock
         (refer to Note 12, "Preferred Stock")                                                             75              10.75
    Special Exchange Warrants issued to redeem Series B Preferred Stock Warrants                           66               0.01
    Series A Preferred Stock Warrants                                                                      62               9.82
    Employee stock grants (subject to shareholder approval)                                                50                 --
--------------------------------------------------------------------------------------------------------------------------------
Subtotal outstanding at April 30, 2000                                                                 10,723               5.73
--------------------------------------------------------------------------------------------------------------------------------
Potentially dilutive securities issued subsequent to April 30, 2000:
    SIRIT Settlement (subject to shareholder approval) (refer to Note 11,
         "Contingencies")(3)                                                                            5,012                 --
    Series D Preferred Stock(4)                                                                         3,696              10.01
    Increase in additional shares issuable to the Palladin group (subject to shareholder
         approval) (refer to Note 12, "Preferred Stock")                                                  709                 --
    Additional Series C Warrants (subject to shareholder approval)                                        750               7.00
    Employee stock options (subject to shareholder approval)(5)                                           250               2.54
    Stock offered to settle litigation                                                                     25                 --
--------------------------------------------------------------------------------------------------------------------------------
Subtotal granted subsequent to April 30, 2000                                                          10,442               4.11
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                  21,165             $ 4.93
--------------------------------------------------------------------------------------------------------------------------------

(1)      Based on a conversion price of $4.00 (as amended).

(2) In February 2000 the Company granted options to purchase a total of 525,000 to three new employees of the Company. The options, if approved by shareholders, will vest as follows: 125,000 as of February 1, 2000; 200,000 on February 1, 2001; and 200,000 on February 1, 2002 with the exercise prices being $6.00, $8.50 and $9.00 respectively. These options will expire on February 1, 2004.

(3) SIRIT is to receive 19.99% of common shares outstanding as of the date shareholder approval is obtained, and has general anti-dilution rights to maintain that percentage interest for a period of two years. Consequently, the number of shares issuable to SIRIT may exceed the number of shares shown in the table.

(4) The Series D Stock issued to WorldCom effective August 23, 2000, has a stated conversion price of $10.01 per share. However, in the event of a Liquidation Event (such as the proposed sale to Bracknell described in Note 18), the conversion price will automatically be reset to the price per share received in such transaction by holders of the Company's common stock. For example, the closing price of the Company's common stock on August 30, 2000, was $3.00. If common shareholders received that amount per share in a sale transaction, the Series D Stock would automatically convert to approximately 12.3 million shares, plus dividends would be payable to the Series D holders at 6% per annum from the date of issue.

(5) In May 2000, options were granted to two new employees of the Company. The options, if approved by shareholders, will vest immediately with exercise prices ranging from $2.44 to $2.69. These options will expire in May 2010.

In connection with the acquisition of Adesta, the Company granted to WorldCom rights to receive upon satisfaction of certain conditions, including shareholder approval, phantom stock awards for up to 700,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option.

The Company is committed to issue shares of common stock as contingent consideration earned by the sellers of Georgia Electric Company through 2001. Common stock issued to date as contingent consideration earned for the years ended October 31, 1998 and 1997 was 628,398 shares and 204,448 shares, respectively. Contingent consideration earned for the year ended October 31, 1999, amounted to $1.8 million and was accrued at October 31, 1999, in accounts payable and accrued liabilities. Approximately 205,000 shares were issued in May 2000. The Company has made a similar commitment related to the acquisition of SASCO and SES (refer to Note 5, "Acquisitions"). The number of shares that may be issued as earn-out consideration under these commitments in the future is not presently determinable.

The Company has executed an equity swap agreement with 186K.NET. Either the Company or 186K.NET can exercise the swap at any time from July 2000 to July 2003. Upon exercise, the Company has committed to issue shares of its common stock to 186K.NET in exchange for common shares of 186K.NET of equivalent value at the date of exercise. The value of the shares to be issued and received is to be determined by the lower of 10% of the increase in the fair market value of the Company or of 186K.NET from July 1999 to the date of exercise. 186K.NET is a privately-owned start-up company that provides data and communications facilities consulting services.

14.         FINANCIAL ADVISORY SERVICES

The Company incurred approximately $1.5 million in financial advisory fees to two related firms, L. Dolcenea, Inc. and Platinum Advisory Services, Inc. during the six months ended April 30, 2000. Those fees were for the following services (in thousands):


                                                                          Paid Prior to         Accrued at
                                                                         April 30, 2000     April 30, 2000      Total Incurred
------------------------------------------------------------------------------------------------------------------------------
Series B Conversion (refer to Note 12, "Preferred Stock")                        $  750               $ --              $  750
Series C Issuance (refer to Note 12, "Preferred Stock")                             600                 --                 600
Fair value of warrants issued related to Series C offering                          313                 --                 313
Compensation for settlement of past common stock warrant disputes
                                                                                    300                 50                 350
------------------------------------------------------------------------------------------------------------------------------
                                                                                 $1,963               $ 50              $2,013
------------------------------------------------------------------------------------------------------------------------------

Certain of these fees were paid during the fiscal year ended October 31, 1999. The Company may be committed to pay these advisors additional amounts related to future transactions for which the advisors may claim compensation.

15.      COMPENSATION ARRANGEMENTS

On March 31, 2000, the Board of Directors approved supplemental compensation arrangements for six members of management in addition to the compensation provided for in their employment agreements. Upon a change of control or the termination of each individual's employment without cause, the aggregate minimum amount payable to these individuals would be $4,750,000. The payments would be based on units equivalent to shares of Company common stock. A total of 475,000 units were granted. The minimum payment is based on $10.00 per unit, but if greater, would be based on the per share value of a change in control transaction or the prior day closing price of the Company's common stock in the event of termination without cause. The plan also includes 175,000 units reserved for future executives of the Company but not yet granted. In Conjunction with the SIRIT Settlement (Refer to Note 11, "Contingencies"), these supplemental compensation arrangements were terminated.


EMPLOYMENT CONTRACTS -- The employment contracts of two new executives hired in May 2000 provide for full payment of the three-year compensation without mitigation. Salaries of these individuals were set at an aggregate amount of $550,000 per year.

In June 2000, a new three-year employment agreement was executed with the Company's Chief Executive Officer. The new contract provides for annual cash compensation of $500,000, allowances of approximately $40,000 per year, and the grant of stock options as disclosed in the Company's Proxy Statement. In the event the CEO is terminated without cause, he will be paid out the full remainder of his contract without any duty to mitigate.

The above contracts also authorized loans made by the Company to these three executives in the aggregate amount of $800,000.


16.      SEGMENT INFORMATION

The Company manages and analyzes the operations of the Company in four separate groups, Network Services Group, Transportation Services Group, Construction Group and Communications Development Group. The Company has established the Networks Development Group, which had no significant income or expenses during the three and six months ended April 30, 2000.


                                                               For the Three Months              For the Six Months Ended
                                                                 Ended April 30,                         April 30,
----------------------------------------------------------------------------------------------------------------------------
                                                            2000                1999                2000                1999
----------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers:
      Network Services                                 $  72,369           $  86,420           $ 134,923           $ 134,942
      Transportation Services                             29,699              29,201              46,129              40,902
      Construction                                        28,221               7,151              55,337              39,009
      Communication Development (International)            1,537                 957               2,352               1,956
----------------------------------------------------------------------------------------------------------------------------
                                                       $ 131,826           $ 123,729           $ 238,741           $ 216,809
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations:
      Network Services                                 $    (551)          $   7,601           $   4,499           $  11,277
      Transportation Services                            (32,665)             (5,915)            (45,723)             (4,493)
      Construction                                           777              (2,244)               (885)             (2,258)
      Communication Development (International)               13                  13                (183)               (152)
      Unallocated Corporate Overhead                        (856)             (2,312)             (1,376)             (4,710)
----------------------------------------------------------------------------------------------------------------------------
                                                       $ (33,282)          $  (2,857)          $ (43,668)          $    (336)
----------------------------------------------------------------------------------------------------------------------------
Identifiable assets:
      Network Services                                 $ 185,617           $ 151,939           $ 185,617           $ 151,939
      Transportation Services                             38,685              47,918              38,685              47,918
      Construction                                        72,314              63,865              72,314              63,865
      Communication Development (International)            3,270               3,468               3,270               3,468
      Corporate                                            3,965               5,678               3,965               5,678
----------------------------------------------------------------------------------------------------------------------------
                                                       $ 303,851           $ 272,868           $ 303,851           $ 272,868
----------------------------------------------------------------------------------------------------------------------------

The Company derives a significant portion of its revenues from a few large customers. Those customers and their revenues for the three and six months ended April 30, 2000, are as follows:


                                                                                      For the Months Ended April 30, 2000
-------------------------------------------------------------------------------------------------------------------------
      Customer                                   Operating Group                           Three                   Six
-------------------------------------------------------------------------------------------------------------------------
WorldCom                                         Network Services                         $29,506                $55,368
New Jersey Consortium                  Transportation and Network Services                 25,716                 44,294
Florida Power Corp.                                Construction                             4,589                  8,525
Cooper Tire Company                                Construction                             3,727                  7,277

In conjunction with the acquisition of Adesta, the Company entered into a five-year agreement with WorldCom to provide telecommunications infrastructure services to WorldCom (the "WorldCom Master Services Agreement") for a minimum of $40.0 million per year ("Annual Minimum"), provided that the aggregate sum payable to Adesta shall be not less than $325.0 million ("Aggregate Minimum"), including a fee of 12 percent of reimbursable costs under the agreement. On August 24, 2000, the terms of the WorldCom Master Services Agreement was extended through August 24, 2006. Under the modified WorldCom Master Service Agreement, WorldCom has agreed to award Adesta a minimum volume of 75 percent of all outside plant work related to WorldCom's local network projects but in no event will the Annual Minimum be less than $55.0 million and the Aggregate Minimum less than $390.0 million.

Adesta is party to multiple contracts with the New Jersey Consortium ("New Jersey Consortium Contracts") which includes the New Jersey Turnpike Authority, New Jersey Highway Authority, Port Authority of New York and New Jersey, South Jersey Transportation Authority, and the State of Delaware Department of Transportation. The New Jersey Consortium Contracts generally provide for Adesta to (i) construct a fully integrated electronic toll collection ("ETC") system;
(ii) maintain the related Customer Service Center ("CSC") and Violations Processing Center ("VPC") for periods of up to 10 years; and (iii) construct and maintain a supporting fiber optic network. The estimated future gross revenues from the New Jersey Consortium Contracts are projected to be at least $167 million, including estimated minimum revenues of $51.4 million for VPC operations and $40.0 million for fiber network operations and maintenance billable over the duration of the agreements.

As of October 31, 1999, the Company estimated that the electronic toll collection (ETC) construction segment of the New Jersey Consortium Contracts would generate total margins of approximately $2.6 million. Based upon an estimated completion percentage of 30 percent, the Company had recorded job-to-date margins of $0.8 million through October 31, 1999.

During the three months ended January 31, 2000, the Company determined through its ongoing analyses of the ETC construction segment of the New Jersey Consortium Contracts (i.e., excluding the VPC and fiber network construction and long-term service contracts) that costs to be incurred were expected to exceed amounts billable by approximately $7.7 million. The change from October 31, 1999, related primarily to changes in estimated costs associated with changing design specifications and certain near-term milestones. The loss recognized in the January quarter was approximately $8.2 million, including costs incurred in the quarter, reversal of previously recognized profit, and a loss reserve accrual of $4.7 million for the remaining projected loss.

During the three months ended April 30, 2000, the Company continued negotiation of a comprehensive amendment that was executed on June 1, 2000. While the scope of work for the remainder of the project was clarified, significant concessions were made by the Company to arrive at resolution and estimated losses for the construction portion of the contract were revised to $35.3 million, resulting in a loss for the quarter of $27.6 million. The remaining loss expected to be incurred in completing the contract and accrued at April 30, 2000 was $17.1 million.

The loss was partially attributable to vagaries in the original contract language that made it extremely difficult for the Company to meet performance criteria and targeted completion deadlines, resulting in penalties and costs in excess of original estimates. In addition, the Company was forced to engage subcontractors on a time and materials or cost-plus basis and experienced significant overruns in an attempt to meet its contractual obligations. The June 2000 amendment reduced the scope of the contract, provided previously undefined benchmarks, provided a revised and extended schedule for completion of the project and resolved various claims between the parties. At the same time, the Company negotiated a revised agreement with its primary subcontractor, comprising the majority of remaining contract costs, from time and materials to a fixed price. While these agreements reduced the uncertainty of some of the remaining costs on the project, they also eliminated the opportunity to recover certain previously incurred costs.

The revised schedule includes several significant milestone dates. If not met, the Consortium will have the right to terminate the contracts, including the VPC and fiber maintenance contracts. If terminated, the Company would lose the opportunity to earn potential future profits from these long-term service contracts.

At April 30, 2000, the Company had billed and unbilled receivables of $26.1 million and $14.4 million, respectively, related to WorldCom and $15.1 million and $15.8 million, respectively, related to the New Jersey Consortium.

The loss of the New Jersey Consortium, WorldCom or any other major customers could have a material adverse effect on the Company's business, financial condition and results of operations.

17.      FINANCING COMMITMENT

The Company previously reported in its Form 10-Q for the quarterly period ended January 31, 2000, that on March 15, 2000, it had received financing commitments from investors which would have allowed the Company to repay its existing Credit Facility of $35 million through new financing of approximately $56 million. The transaction would have provided for funding of an initial $35 million for certain current and future Network and Right-of Way development projects.

The Company was subsequently notified that, as a result of certain unrelated activities and the uncertainties created by the SIRIT verdict, one of the major investors did not expect to proceed with the proposed financing.

18.      SUBSEQUENT EVENT

On August 24, 2000, the Company executed an agreement to merge with Bracknell Corporation ("Bracknell") of Toronto in a stock-for-stock transaction with a conversion rate of .6 shares of Bracknell for each share of Able stock (the "Bracknell Merger"). The Bracknell Merger is subject to certain conditions, including shareholder approval and is expected to close in December 2000 or early in calendar 2001.

19.      PRO FORMA FINANCIAL INFORMATION

The pro forma effects of the SIRIT Settlement (refer to Note 11, "Contingencies" and Note 12, "Preferred Stock") and the conversion of the WorldCom Advance to Series D Preferred Stock on the April 30, 2000 consolidated balance sheet is presented below:


                                                                               Series B&C
                                                                              Modifications
                                                                                Resulting
                                                                                from the
                                        As                  SIRIT                SIRIT               WorldCom             Pro Forma
                                     Reported            Settlement            Settlement           Conversion
------------------------------------------------------------------------------------------------------------------------------------
Cash                                 $  11,441           $     --              $    --              $     --              $  11,441
Current Assets                         181,940                 --                   --                    --                181,940
Total Assets                           303,851                 --                   --                    --                303,851
Current liabilities                    280,206             25,000(a)             4,228(b)            (41,456)(c)            267,978
Long-term debt                             732                 --                   --                 4,456 (c)              5,188
Total liabilities                      308,973             25,000(a )            4,228(b)            (37,000)(c)            301,201
Preferred stock                         13,665                 --                   --                37,000                 50,665
Temporary equity                        20,573                 --                  674                    --                 21,247
Total shareholders' deficit            (25,695)           (25,000)(a)           (4,902)(b)            37,000 (c)            (18,597)

(a) Refer to Note 11, "Contingencies." Current liabilities are increased by $5.0 million advanced to the Company by WorldCom and paid to SIRIT. An additional current liability of $20.0 million is reflected for the remainder of the "Consent Judgment" due SIRIT. If shareholder approval is obtained and shares issuable to SIRIT are registered prior to November 30, 2000, the $20.0 million liability will be satisfied by issuing common stock to SIRIT.

(b) Refer to Note 12, "Preferred Stock." The $4.2 million represents the maximum cash payment the Company may be required to make to the Palladin Group if the issuance of 1,057,031 shares to them is not approved by the shareholders and the shares are not registered by November 30, 2000. If the required approval and registration is achieved, the liability will be satisfied by issuing the common shares. These pro forma disclosures do not include the effect of the additional warrants given to the Series C Preferred Stock holders, because they have no net effect on "Total Shareholders' Deficit." The warrants' fair value of $674,000 will be recorded as an increase to temporary equity (Additional Series C Warrants) and $674,000 will be an increase to retained deficit for the charge to "Loss Applicable to Common Stock."

(c) Refer to Note 10, "Debt." In August 2000, WorldCom agreed to convert $4.5 million of short-term notes payable to long-term debt and $37.0 million of advances to Series D Stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Able Telcom Holding Corp.:

We have audited the accompanying consolidated balance sheets of Able Telcom Holding Corp. (a Florida Corporation) and subsidiaries as of October 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Able Telcom Holding Corp. and subsidiaries as of October 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred significant operating losses during the fiscal year ended October 31, 1999. Significant payments were also made, both during and subsequent to October 31, 1999, to redeem the Series B Preferred Stock and to reduce obligations for loss contracts assumed in 1998 in the acquisition of MFS Network Technologies, Inc. The Company has borrowed the maximum available under its existing Credit Facility and is in default of the related covenants. The lender has the right to demand payment and the Company has insufficient liquidity to pay such amounts, if called. The Company has not yet been successful in obtaining alternative financing and may have insufficient liquidity to fund its continuing operations. Consequently, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule listed in the index to the consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Omaha, Nebraska
February 11, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors of
Able Telcom Holding Corp.:

         We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of Able Telcom Holding Corp. and subsidiaries for the year ended October 31, 1997. Our audit also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Able Telcom Holding Corp. and subsidiaries for the year ended October 31, 1997, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                              ERNST & YOUNG LLP

West Palm Beach, Florida
January 19, 1998

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                OCTOBER 31,      OCTOBER 31,
                                                                                                   1999             1998
                                                                                                -----------      -----------
ASSETS
Currents Assets:
         Cash and cash equivalents............................................................   $ 16,568         $ 13,544
         Accounts receivable, including retainage of $16,158 and $10,182 and net of allowances
                 for bad debts of $3,514 and $866 at October 31, 1999 and 1998, respectively..     73,645           64,159
         Costs and profits in excess of billings on uncompleted contracts.....................     71,808          105,478
         Prepaid expenses and other current assets............................................      5,853            2,641
                                                                                                 --------         --------
                 Total current assets.........................................................    167,874          185,822

Property and equipment:
         Land and buildings...................................................................      3,801            4,473
         Equipment, furnitures and fixtures...................................................     43,989           42,522
                                                                                                 --------         --------
                                                                                                   47,790           46,995
         Less - Accumulated depreciation......................................................    (19,987)         (14,921)
                                                                                                 --------         --------
         Property and equipment, net..........................................................     27,803           32,074

Other assets:
         Goodwill, net of accumulated amortization of $4,078 and $2,162 at
                 October 31, 1999 and 1998, respectively......................................     41,222           31,374
         Assets held for sale.................................................................         --           38,750
         Investment in Kanas..................................................................     12,159               --
         Other non-current assets.............................................................     12,975            2,740
                                                                                                 --------         --------
                 Total other assets...........................................................     66,356           72,864
                                                                                                 --------         --------
                 Total assets.................................................................   $262,033         $290,760
                                                                                                 ========         ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
         Current portion of long-term-debt....................................................   $ 35,754         $ 14,438
         Accounts payable and accrued liabilities including retainage of $11,618 and $10,374
                 at October 31, 1999 and 1998, respectively...................................     66,617           61,229
         Accruals for incurred job costs......................................................     45,593           51,111
         Billings in excess of costs and profits on uncompleted contracts.....................      6,478            6,328
         Reserves for losses on uncompleted contracts.........................................      8,620           25,390
         Notes payable shareholders/directors.................................................         --            1,182
         Stock appreciation rights payable....................................................      3,710               --
                                                                                                 --------         --------
                 Total current liabilities....................................................    166,772          159,678

         Long-term debt, non-current portion..................................................     30,618           61,685
         Advance from WorldCom................................................................     32,000               --
         Property tax payable, non-current portion............................................     15,468           15,118
         Other non-current liabilities and minority interest..................................        422            2,737
                                                                                                 --------         --------
         Total liabilities....................................................................    245,280          239,218
Commitments and contingencies.................................................................
Series B Preferred Stock, $.10 par value; stated at aggregate accumulated redemption value at
         October 31, 1999; 4,000 shares authorized;
         779 and 3,564 shares issued and outstanding..........................................     16,322           11,325
                                                                                                 --------         --------
Shareholders' Equity:
         Common stock, $.001 par value, authorized 25,000,000 shares;  11,891,338 and
           11,065,670 shares issued and outstanding, respectively.............................         12               11
         Additional paid-in capital...........................................................     38,290           35,164
         Senior Note Warrants.................................................................      1,244            1,244
         Series B Preferred Stock Warrants....................................................      2,735            5,400
         WorldCom Stock Options...............................................................         --            3,490
         WorldCom Phantom Stock...............................................................        606              606
         Retained deficit.....................................................................    (42,456)          (5,698)
                                                                                                 --------         --------
         Total shareholders' equity...........................................................        431           40,217
                                                                                                 --------         --------
         Total liabilities and shareholders' equity...........................................   $262,033         $290,760
                                                                                                 ========         ========

See notes to consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        FOR THE YEARS
                                                                                       ENDED OCTOBER 31,

                                                                             1999             1998               1997
                                                                         ----------        ---------         ---------
Revenue:
           Construction and maintenance.................................   $382,844         $217,481           $86,334
           Conduit sale.................................................     35,721               --                --
                                                                         ----------        ---------         ---------
           Total revenue................................................    418,565          217,481            86,334
Costs and expenses:
           Construction and maintenance.................................    330,387          179,505            68,164
           Costs of conduit sale........................................     34,673               --                --
           General and administrative expense...........................     41,041           18,967             8,797
           Depreciation.................................................      9,644            6,638             4,124
           Amortization.................................................      2,189              962               408
           Impairment of long-lived assets..............................      2,515               --                --
                                                                         ----------        ---------         ---------
           Total costs and expenses.....................................    420,449          206,072            81,493
                                                                         ----------        ---------         ---------
Income (loss) from operations...........................................     (1,884)          11,409             4,841

Other income (expense):
           Interest expense.............................................     (9,512)          (5,534)           (1,565)
           Change in value of stock appreciation rights ................     (1,814)              --                --
           Equity in losses of investment in Kanas......................       (591)              --                --
           Other........................................................       (761)             662               601
                                                                         ----------        ---------         ---------
           Total other income (expense).................................    (12,678)          (4,872)             (964)
                                                                         ----------        ---------         ---------
Income (loss)  before income taxes, minority interest
           and extraordinary item.......................................    (14,562)           6,537             3,877
Provision for (benefit from) income taxes...............................       (138)           3,405               727
                                                                         ----------        ---------         ---------
Income before minority interest and extraordinary item..................    (14,424)           3,132             3,150
Minority interest.......................................................       (569)            (618)             (293)
                                                                         ----------        ---------         ---------
Income (loss) before extraordinary item.................................    (14,993)           2,514             2,857
Extraordinary loss on the early extinguishment
           of debt, net of tax of zero in 1999..........................     (3,067)              --                --
                                                                         ----------        ---------         ---------
Net income (loss).......................................................    (18,060)           2,514             2,857

Beneficial conversion privilege of preferred stock......................         --           (8,013)           (1,266)
Repurchase of Series B Preferred Stock..................................     (4,496)              --                --
Modification of conversion price of Series B Preferred Stock............     (6,430)              --                --
Modification of exercise price of Series B Preferred Stock Warrants.....     (1,894)              --                --
Increase in default redemption value of Series B Preferred Stock........     (5,878)              --                --
Preferred stock dividends...............................................         --             (341)             (260)
                                                                         ----------        ---------         ---------
Income (loss) applicable to common stock................................   ($36,758)         ($5,840)           $1,331
                                                                         ==========        =========         =========

Weighted average shares outstanding:
           Basic........................................................ 11,776,072        9,907,060         8,504,972
           Diluted...................................................... 11,776,072        9,907,060         8,504,972
Income (loss) per share (see Note 2):
           Basic:
               Income (loss) applicable to common stock before
                   extraordinary item...................................     ($2.86)          ($0.59)            $0.16
               Extraordinary loss.......................................      (0.26)              --                --
               Income (loss) applicable to common stock.................      (3.12)           (0.59)             0.16
           Diluted:
               Income (loss) applicable to common stock before
                   extraordinary item...................................     ($2.86)          ($0.59)            $0.16
               Extraordinary loss.......................................      (0.26)              --                --
               Income (loss) applicable to common stock.................      (3.12)           (0.59)             0.16

See notes to consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED OCTOBER 31, 1999, 1998, AND 1997
                                 (IN THOUSANDS)

                                                             Common            Additional                    Series B
                                                        ------------------      Paid-in        Senior        Preferred     WorldCom
                                                        Shares   $.001 Par      Capital     Note Warrants    Warrants       Options
                                                        ---------------------------------------------------------------------------
Balance, October 31, 1996                                8,203      $ 9          $12,833      $   --         $   --       $    --

Issuance of common stock in
     connection with acquisition                           109       --              620          --             --            --
Issuance of common stock for services                        2       --               12          --             --            --
Issuance of common stock for exercise of
     options                                               262       --              732          --             --            --
Compensation recognized on stock options                    --       --              338          --             --            --
Issuance of common stock for conversion of
     convertible preferred stock                             5       --               34          --             --            --
Changes in unrealized loss on investments                   --       --               --          --             --            --
Convertible preferred dividends paid                        --       --               --          --             --            --
Embedded dividend recognized on convertible
     preferred shares                                       --       --               --          --             --            --
Tax benefit from exercise of options                        --       --              527          --             --            --
Net income                                                  --       --               --          --             --            --
-----------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1997                                8,581        9           15,096          --             --            --

Issuance of common stock for GEC earnout                   204       --            1,278          --             --            --
Compensation expense for below
     market options                                         --       --               93          --             --            --
Issuance of common stock for
     exercise of options                                   352       --            2,071          --             --            --
Tax benefit from exercise of options                        --       --              516          --             --            --
Dividends on Series A preferred stock                       --       --               --          --             --             -
Embedded dividend recognized on Series
     A Preferred Stock                                      --       --               --          --             --            --
Issuance of common stock for conversion
     of Series A Preferred Stock                           921        1            6,817          --             --            --
Valuation of subordinated note warrants                     --       --               --       1,244             --            --
Valuation of Series B Preferred Stock Warrants              --       --               --          --          5,400            --
Embedded dividend recognized on Series
     B Preferred Stock                                      --       --            7,909          --             --            --
Valuation of WorldCom options                               --       --               --          --             --         3,490
Valuation of WorldCom phantom stock awards                  --       --               --          --             --            --
Issuance of common stock for conversion
     of Series B Preferred Stock                         1,008        1            1,384          --             --            --
Dividends on Series B Preferred Stock                       --       --               --          --             --            --
Net income                                                  --       --               --          --             --            --
-----------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1998                               11,066       11           35,164       1,244          5,400         3,490

Conversion of the WorldCom Option to SARs                   --       --            1,594          --             --        (3,490)
Issuance of common stock for GEC earnout                   628        1            4,595          --             --            --
Series B Preferred Stock Transactions:
     Repurchase of Series B Preferred Stock                 --       --           (5,506)         --             --            --
     Modification of conversion price of Series B
          Preferred Stock                                   --       --            6,430          --             --            --
     Modification of conversion price of Series B
          Preferred Stock Warrants                          --       --               --          --          1,894            --
     Repurchase of Series B Preferred Stock Warrants        --       --            2,669          --         (4,559)           --
     Increases to Series B default redemption value         --       --           (7,970)         --             --            --
Issuance of common stock in settlement of
     notes payable to directors                            118       --              828          --             --            --
Issuance of common stock for
     exercise of options                                    79       --              355          --             --            --
Value of options granted to non--employees                  --       --              131          --             --            --
Net loss                                                    --       --               --          --             --            --
-----------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1999                               11,891       12           38,290       1,244          2,735            --
-----------------------------------------------------------------------------------------------------------------------------------

                                                                        Unrealized Loss    Retained
                                                          WorldCom       on Investments    Earnings
                                                        Phantom Stock     Net of Taxes     (Deficit)    TOTAL
                                                        -------------------------------------------------------
Balance, October 31, 1996                                   $--             $ (54)         $ (1,189)     11,599

Issuance of common stock to directors in
     connection with acquisition                             --                --                --         620
Issuance of common stock for services                        --                --                --          12
Issuance of common stock for exercise of
     options                                                 --                --                --         732
Compensation recognized on stock options                     --                --                --         338
Issuance of common stock for conversion of
     convertible preferred stock                             --                --                --          34
Changes in unrealized loss on investments                    --                54                --          54
Convertible preferred dividends paid                         --                --              (260)       (260)
Embedded dividend recognized on convertible
     preferred shares                                        --                --            (1,266)     (1,266)
Tax benefit from exercise of options                         --                --                --         527
Net income                                                   --                --             2,857       2,857
---------------------------------------------------------------------------------------------------------------
Balance, October 31, 1997                                    --                --               142      15,247

Issuance of common stock for GEC earnout                     --                --                --       1,278
Compensation expense for below
     market options                                          --                --                --          93
Issuane of common stock for
     exercise of options                                     --                --                --       2,071
Tax benefit associated with stock options                    --                --                --         516
Dividends on Series A preferred stock                        --                --               (79)        (79)
Embedded dividend recognized on Series
     A Preferred Stock                                       --                --              (104)       (104)
Issuance of common stock for conversion
     of Series A Preferred Stock                             --                --                --       6,818
Valuation of subordinated note warrants                      --                --                --       1,244
Valuation of Series B Preferred Stock Warrants               --                --                --       5,400
Embedded dividend recognized on Series
     B Preferred Stock                                       --                --            (7,909)         --
Valuation of WorldCom options                                --                --                --       3,490
Valuation of WorldCom phantom stock awards                  606                --                --         606
Issuance of common stock for conversion
     of of Series B Preferred Stock                          --                --                --       1,385
Dividends on Series B Preferred Stock                        --                --              (262)       (262)
Net income                                                   --                --             2,514       2,514
---------------------------------------------------------------------------------------------------------------
Balance, October 31, 1998                                   606                --            (5,698)     40,217

Conversion of the WorldCom Option to SARs                    --                --                --      (1,896)
Issuance of common stock for GEC earnout                     --                --                --       4,596
Series B Preferred Stock Transactions:
     Repurchase of Series B Preferred Stock                  --                --            (4,496)    (10,002)
     Modification of conversion price of Series B
          Preferred Stock                                    --                --            (6,430)         --
     Modification of conversion price of Series B
          Preferred Stock Warrants                           --                --            (1,894)         --
     Repurchase of Series B Preferred Stock Warrants         --                --                --      (1,890)
     Increases to Series B default redemption value          --                --            (5,878)    (13,848)
Issuance of common stock in settlement of
     notes payable to directors                              --                --                --         828
Issuance of common stock for                                                   --
     exercise of options                                     --                --                --         355
Value of options granted to non-employees                    --                --                --         131
Net loss                                                     --                --           (18,060)    (18,060)
---------------------------------------------------------------------------------------------------------------
Balance, October 31, 1999                                   606                --           (42,456)        431
---------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                          FOR THE YEARS
                                                                                        ENDED OCTOBER 31,

                                                                     1999                      1998                     1997
                                                                   --------                   ------                   ------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                  $(18,060)                  $2,514                   $2,857
Adjustment to reconcile net income (loss) to net cash
   provided by (used in) operating activities, net of
   effects of acquisitions:
Extraordinary loss on early extinguishment of debt                    3,067                       --                       --
Depreciation                                                          9,644                    6,638                    4,532
Amortization                                                          2,189                      962                       --
Deferred income taxes                                                  (265)                     717                      727
Minority interest                                                       569                      618                      293
Impairment of long-lived assets                                       2,515                       --                       --
Equity in losses of investment in Kanas                                 591                       --                       --
Change in value of stock appreciation rights                          1,814                       --                       --
Gain on sale of assets held for sale                                 (1,048)                      --                       --
Accretion of property tax payable                                     2,284                       --                       --
Compensation recognized for conversion of stock options                  --                       93                      338
Reduction in revenue for litigation                                      --                       --                     (433)
Gain on disposal of property and equipment                             (234)                      --                       --
Issuance of options to non-employees                                    131                       --                       --
Other - net                                                               4                      156                       10
                                                                   --------                   ------                   ------
                                                                      3,201                   11,698                    8,324
Changes in assets and liabilities, net of effects from
   acquisitions:
Change in accounts receivable                                       (10,886)                   2,694                    1,002
Change in costs and profits in excess of
   billings on uncompleted contracts                                 25,000                  (16,987)                  (4,661)
Change in other current assets                                       (2,947)                   2,334                      431
Change in other assets                                                  327                    1,247                     (280)
Change in accounts payable and accrued liabilities                    4,750                   17,383                     (199)
Change in accruals for incurred job costs                            (9,318)                      --                       --
Change in billings in excess of costs and
   profits on uncompleted contracts                                     150                      569                     (927)
Change in reserves for losses on uncompleted contracts              (16,170)                 (15,110)                      --
Change in other non-current liabilities                              (2,658)                   2,789                      230
                                                                   --------                   ------                   ------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                  (8,551)                   6,617                    3,920
                                                                   --------                   ------                   ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net                                            (8,438)                  (9,966)                  (4,487)
Net proceeds from sale of property and equipment                      2,103                       90                       96
Proceeds from sale of assets held for sale                           27,048                       --                       --
Sales of investments                                                     --                       --                      567
Cash acquired in acquisitions                                            --                    4,661                      404
Cash paid for acquisitions                                               --                   (8,681)                  (3,000)
Cash invested in escrow account                                      (7,182)                      --                       --
                                                                   --------                   ------                   ------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                  13,531                  (13,896)                  (6,420)
                                                                   --------                   ------                   ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under lines of credit                                         --                   50,518                   (4,626)
Payment of shareholder / director loans                                (354)                  (2,925)                    (250)
Borrowings from shareholder / director                                   --                    2,050                       --
Proceeds from long-term debt                                            667                   10,000                   11,014
Proceeds from debt to finance acquisition                                --                   10,000                    3,000
Advances from WorldCom                                               32,000                       --                       --
Repayments on long-term debt                                        (13,485)                 (74,388)                  (9,272)
Distributions to minority interests                                    (226)                    (502)                    (293)
Repurchase of Series B Preferred Stock Warrants                      (1,890)                      --                       --
Redemption of Series B Preferred Stock                              (18,857)                      --                       --
Proceeds from the issuance of Preferred Stock, net                       --                   18,110                    5,418
Proceeds from the exercise of stock options                              --                    2,071                      732
Proceeds from issuance of common stock for options                      355                       --                       --
Dividends paid                                                         (166)                    (341)                    (260)
                                                                   --------                   ------                   ------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                  (1,956)                  14,593                    5,463
                                                                   --------                   ------                   ------
Increase in cash and cash equivalents                                 3,024                    7,314                    2,963
Cash and cash equivalents at beginning of year                       13,544                    6,230                    3,267
                                                                   --------                   ------                   ------
Cash and cash equivalents at end of year                           $ 16,568                  $13,544                  $ 6,230
                                                                   ========                  =======                  =======
Supplemental disclosures of cash flow information:
Valuation of detachable warrants                                         --                  $ 6,644                  $    --
Discount on preferred stock                                              --                    7,909                       --
Conversion of Series B Preferred Stock                                   --                    1,385                       --
Conversion of Series A Preferred Stock                                   --                    6,818                       --
Valuation of below market options on acquisition                         --                    4,096                       --
Issuance of common stock for services                                    --                       --                       11
Compensation recognized on below market options                          --                       93                      338
Common stock issued in accordance with GEC earnout provisions         4,596                    1,278                      621
Common stock issued in exchange for note payable to director            828                       --                       --
Valuation of modification of conversion price of
  Series B Preferred Stock Warrants                                   1,894                       --                       --
Conversion of WorldCom Options to SARs                                1,896                       --                       --
Valuation of modification of
  conversion of Series B Preferred Stock                              6,430                       --                       --
Increases to Series B Preferred Stock default redemption value       13,848                       --                       --
Increases to goodwill for:
              Accrued GEC earnout payments                            1,806                   (4,596)                  (1,278)
              Recognition of deferred taxes for Patton
                acquisition                                           1,460                       --                       --
              Reallocation of MFSNT purchase price                    9,773                       --                       --
Cash paid for:
              Interest                                                3,689                    4,226                    1,684
              Income taxes                                            4,643                       29                       --

                 See notes to consolidated financial statements

                            ABLE TELCOM HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 31, 1999

1. THE COMPANY:

Able Telcom Holding Corp. ("Able" or the "Company") develops, builds and maintains communications systems for companies and governmental authorities. The Company is headquartered in Atlanta, Georgia, and operates its subsidiaries throughout the United States. The Company also has limited activities in South America. The Company has five main organizational groups:

--------------------------------------------------------------------------------
ORGANIZATIONAL GROUP                SERVICE PROVIDED
--------------------------------------------------------------------------------
Network Services .................  Design, development, engineering, installation, construction, operation and
                                    maintenance services for telecommunications
                                    systems.
--------------------------------------------------------------------------------
Network Development...............  Established subsequent to October 31, 1999, to own, operate and maintain local and
                                    regional telecommunication networks.
--------------------------------------------------------------------------------
Transportation Services...........  Design, development, integration, installation, construction, project
                                    management, maintenance and operation of
                                    automated toll collection systems.
--------------------------------------------------------------------------------
Construction......................  Design, development, installation, construction, maintenance and operation of
                                    electronic traffic management and control
                                    systems, and road signage.
--------------------------------------------------------------------------------
Communications Development........  Design, installation and maintenance services to foreign telephone companies in
                                    South America.
--------------------------------------------------------------------------------

Each group is comprised of subsidiaries of the Company with each having local executive management functioning under a decentralized operating environment.

The Company's customers primarily include local and long distance telephone companies, utilities and local, state and federal governments.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements are prepared on an accrual basis and include the accounts of the Company and its subsidiaries, including MFS Network Technologies, Inc., Georgia Electric Company, Patton Management Corporation, Transportation Safety Contractors, Inc., Able Telecommunications & Power, Inc. and Able Telcom International, Inc., Able Telcom CA and Able Telcom Do Brasil, LTDA.

Minority shareholders of Able Telcom CA are entitled to share in 50 percent of the earnings and losses of Able Telcom CA. The Company's share of ownership and voting control is 80 percent. During the fiscal years ended October 31, 1999, 1998 and 1997, minority interests of $0.6 million, $0.6 million and $0.3 million, respectively, are reflected in the accompanying consolidated statements of operations.

A substantial portion of consolidated total assets, liabilities and revenues are generated by one subsidiary of the Company, MFS Network Technologies, Inc. ("MFSNT"), which was acquired effective July 2, 1998. Revenues and expenses of businesses acquired in purchase transactions are included in the consolidated results of operations since the date of acquisition. All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES AND SIGNIFICANT RISKS

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company's construction and service activities are highly technical and its contracts are complex. Some contracts have or will require several years to complete. Work awarded to the Company is often the result of competitive bidding and many of the Company's significant contracts are based on a fixed price rather than cost-plus or time and materials. Initial cost estimates supporting the Company's bids are necessarily based on facts and circumstances known at the time the estimates are made. Estimates of projected contract costs must be continuously updated over the period of contract performance. Contracts with governmental agencies may include onerous requirements that adversely affect the cost and efficiency of the Company's performance. High-profile public works can present difficulties in obtaining final acceptance of completed work because of local political considerations. Disputes regarding the scope of the work are not uncommon and change order requests often require protracted negotiations and concessions on the part of the Company. Unsatisfactory performance of subcontractors or failure of installed equipment to function in accordance with contract specifications may also adversely affect the Company's ultimate profitability. Most contracts pose risks for both the quality and timeliness of performance. Many contracts include liquidating or liquidated damage clauses to penalize the Company for failure to meet contractual deadlines.

Considerable judgment must be applied to reasonably evaluate the potential outcomes of issues that arise during the contract performance period and the effect their resolution will have on the ultimate margins or losses that may be realized by the Company. Consequently, the estimates that support the Company's revenue recognition and cost accrual decisions have a very significant impact on the results of operations reported by the Company.

CASH AND CASH EQUIVALENTS

The Company considers all unrestricted highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided for using the straight-line and accelerated methods over the estimated useful lives of the assets that generally range from three to ten years.

GOODWILL

Goodwill represents the amount by which the purchase price of businesses acquired exceeds the fair value of the net assets acquired under the purchase method of accounting. Goodwill is being amortized on a straight-line basis over 20 years. A rollforward of goodwill from November 1, 1998 is as follows (amounts in thousands):

Net goodwill, at November 1, 1998                                      $31,374
Patton Management Corporation ("Patton") (1)                             1,460
Dial Communications, Inc. ("Dial") (2)                                  (1,319)
Georgia Electric Company ("GEC") (3)                                     1,806
MFSNT (4)                                                                9,773
Amortization                                                            (1,872)
-------------------------------------------------------------------------------
Net goodwill, at October 31, 1999                                      $41,222
-------------------------------------------------------------------------------

As discussed in Note 5 "Acquisitions," adjustments made to goodwill during the fiscal year ended October 31, 1999, related to:

(1) Goodwill was increased to recognize deferred tax and other liabilities of approximately $1.1 million and $0.4 million, respectively, assumed in the 1998 acquisition of Patton.
(2) The Company terminated the operation of Dial and wrote-off the related goodwill.
(3) The increase is for contingent earn-out consideration associated with the 1996 acquisition of GEC.
(4) Goodwill was increased by approximately $9.8 million for adjustments to the MFSNT purchase price allocation.

Amortization expense was $1.9 million, $1.0 million, and $0.4 million for the fiscal years ended October 31, 1999, 1998 and 1997, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company, at each balance sheet date, evaluates whether events or changes in circumstances have occurred that indicate the carrying value of its long-lived assets and identifiable intangibles may not be recoverable. If such events or changes in circumstances are deemed to have occurred, the Company estimates the future cash flows related to the assets and compares the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying amount of the assets to determine if there has been an impairment. If an impairment has occurred, the Company will write the assets down to their estimated fair value. The estimated fair value of the assets is typically calculated using the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. As described in Note 5, "Acquisitions", the Company wrote-off $1.3 million of Dial goodwill during the year ended October 31, 1999. In addition, the Company also wrote-off $1.2 million of equipment during the year ended October 31, 1999.

SELF-INSURED CLAIMS LIABILITY

The Company retains the risk, up to certain limits, for automobile, workers' compensation, and employee group health claims. As of July 1, 1999, the Company switched its self-insured automobile and workers' compensation policies to a premium based, fully-insured policy, but continues to self-insure the employee group health claims. A liability for unpaid claims and the associated claim expenses, including incurred but not reported claims, is determined and reflected in the consolidated financial statements as an accrued liability. The self-insured claims liability includes estimates of incurred but not reported claims of $1.6 million and $1.1 million at October 31, 1999 and 1998, respectively. The determination of such claims and expenses and the appropriateness of the related liability is continually reviewed and updated.

STOCK BASED COMPENSATION

The Company accounts for stock based compensation under Accounting Principles Board Opinion No. 25, ("APB No. 25") "Accounting for Stock Issued to Employees," and related interpretations, and follows the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123. "Accounting for Stock-Based Compensation." Refer to Note 15, "Stock Options and Other Stock Awarded to Employees."

REVENUE RECOGNITION

Construction and Installation Contracts. Revenues recognized equal contract costs incurred plus a percentage of the projected margin that will be earned on each contract over the entire contract term. Measurements of cumulative progress to completion approximate the cost-to-cost method. Contract costs include all direct material and labor costs, as well as those indirect costs relating to the contract such as indirect labor, supplies and equipment costs. Subcontractor work completed and other costs not yet invoiced to the Company or processed for payment are accrued at each balance sheet date as "Accruals For Incurred Job Costs." Claims from sub-contractors are individually evaluated based upon the merit of the claim, and if necessary, accruals for such claims are established. Generally, the customer makes the determination of substantial contract completion.

Changes in job performance, conditions and estimated costs result in changes in the estimates for project profits unless change orders can be negotiated and accepted by the customer. The cumulative effect of revised estimates are recognized in the period in which the changes are determined. When the current estimates of total contract revenue and contract costs indicate a loss ("Loss Jobs"), a provision for the entire estimated loss on the contract is made.

Service Contracts. Service contracts consist primarily of recurring contracts with telecommunication companies to maintain networks and grids; municipalities to maintain electronic traffic management and control systems; and utility companies to maintain utility facilities. Revenues from these contracts are recognized at the time the services are rendered and accepted by the customer in accordance with the provisions of the related contracts. Costs associated with these contracts are incurred and recognized as the services are performed. Losses on service contracts are recognized as incurred.

Change Orders. The Company begins to recognize revenues associated with change orders once they have been approved by the customer.

Segmentation. Each of the Company's contracts are evaluated to determine the appropriate level of segmentation, if any, for revenue recognition purposes. Contracts that include construction and installation elements and a long-term service commitment are appropriately segmented and the long-term service contract is separately accounted for as described above.

INCOME TAXES

The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactment of or changes in the tax law or rates. The Company files consolidated federal income tax returns.

INCOME (LOSS) PER COMMON SHARE

Basic earnings (loss) per share is determined by dividing net income (loss) from continuing operations available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share includes the effects of potentially issuable Common Stock, but only if dilutive. The treasury stock method, using the average price of the Company's Common Stock for the period, is applied to determine dilution from options and warrants. The if-converted method is used for convertible securities. Because of reported losses, there are no differences between basic and diluted per share amounts for the Company for 1999 or 1998.

The Company has potentially dilutive securities that could have a dilutive effect in the future. Those securities and their potentially dilutive effects are as follows (dilutive shares in thousands):

                                                                                              Potentially
                                                                                               Dilutive       Average
                                                                                                Shares      Strike Price
------------------------------------------------------------------------------------------------------------------------
Potentially dilutive securities outstanding at October 31, 1999:
   WorldCom Options (subject to shareholder approval) (Refer to Note 5)                          2,000        $ 7.00
   Employee stock options (subject to shareholder approval) (Refer to Note 15)                   1,604          6.14
   Employee stock options (572,000 vested) (Refer to Note 15)                                      992          6.59
   Shares issued to redeem Series B Convertible Preferred Stock in February
       2000 (Refer to Note 23)                                                                     802          6.13
   Senior Subordinated Note Warrants (Refer to Note 11)                                            410          8.25
   Series B Preferred Stock Warrants (Refer to Note 14)                                            370         13.25
   GEC Earnout (Refer to Note 5)                                                                   205            --
   Series A Preferred Stock Warrants (Refer to Note 14)                                             62          9.82
   Employee stock grants (subject to shareholder approval) (Refer to Note 15)                       50            --
------------------------------------------------------------------------------------------------------------------------
Subtotal outstanding at October 31, 1999                                                         6,495          6.80
------------------------------------------------------------------------------------------------------------------------
Potentially dilutive securities issued subsequent to October 31, 1999:
   Conversion of WorldCom debt to equity (Refer to Note 23)                                      3,050          8.38
   Warrants issued to redeem Series B Preferred Stock (Refer to Note 23)                           200         10.13
   Series C Convertible Preferred Stock (Refer to Note 23)                                       1,604          9.35
   Series C Preferred Stock Warrants (Refer to Note 23)                                            200         10.75
   Warrants issued to redeem Series B Preferred Stock (Refer to Note 23)                            66         10.13
   Shares issued for the acquisition of SASCO/SES (Refer to Note 23)                                75            --
   Warrants issued to financial advisors related to the Series C Convertible
       Preferred Stock (Refer to Note 17)                                                           75         10.72
   Stock issued to settle litigation                                                                25            --
------------------------------------------------------------------------------------------------------------------------
         Subtotal issued subsequent to October 31, 1999                                          5,295         $8.73
------------------------------------------------------------------------------------------------------------------------
         Total                                                                                  11,790         $7.67
------------------------------------------------------------------------------------------------------------------------

The conversion price of the Series C Preferred Stock may be reset to a floor of $4.00 per share. If reset to the floor, conversion would result in the issuance of 3.75 million common shares.

The Company has also granted to WorldCom rights to receive upon satisfaction of certain conditions, including shareholder approval, phantom stock awards for up to 700,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. Refer to Note 5, "Acquisitions."

As described in Note 5, "Acquisitions", the Company is committed to issue shares of common stock as contingent consideration earned by the sellers of Georgia Electric Company through 2001. Common stock issued to date as contingent consideration earned for the years ended October 31, 1998 and 1997 was 628,398 shares and 204,448 shares, respectively. Contingent consideration earned for the year ended October 31, 1999, amounted to $1.8 million and is accrued at that date in accounts payable and accrued liabilities. Approximately 205,000 shares will be issued in fiscal 2000. The Company has made a similar commitment subsequent to October 31, 1999, related to the acquisition of SASCO and SES (refer to Note 23). The number of shares that may be issued as earn-out consideration under these commitments in the future is not presently determinable.

The Company has also executed a deferred value added equity swap agreement with 186K.NET. Either the Company or 186K.NET can exercise the swap at any time from July 2000 to July 2003. Upon exercise, the Company has committed to issue shares of its common stock to 186K.NET in exchange for common shares of 186K.NET of equivalent value at the date of exercise. The value of the shares to be issued and received is to be determined by the lower of 10% of the increase in the fair market value of the Company or of 186K.NET from July 1999 to the date of exercise. 186K.NET is a privately-owned start-up company that provides data and communications facilities consulting services.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable (generally unsecured), accounts payable and notes payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. The fair values of lines-of-credit and long-term debt approximate their carrying amount since the currently effective rates reflect market rates for debt of similar credit quality.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS NO. 133. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities," (amended by SFAS No. 137, "Accounting for Derivative Instrument and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133"). This statement revises the accounting for the recognition and measurement of derivatives and hedging transactions and is effective for fiscal years beginning after June 15, 2000. The Company does not anticipate the early adoption of this statement and has not determined the impact it will have on the consolidated financial statements.

FIN 43. In June 1999, the FASB issued Interpretation No. 43, "Real Estate Sales." The prospective effects of FIN 43 are addressed in Note 8, "Network Assets Held For Sale."

RECLASSIFICATIONS

Certain items in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the 1999 presentation.

3.       GOING CONCERN:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses from operations of $1.9 million, net losses of $18.1 million, and losses applicable to common stock of $36.8 million during the fiscal year ended October 31, 1999. Significant payments were also made, both during and subsequent to October 31, 1999, to redeem the Series B Preferred Stock and to reduce obligations for loss contracts assumed in 1998 in the acquisition of MFSNT. The Company has borrowed the maximum available under its existing Credit Facility (refer to Note 11, "Debt") and is in default of the related covenants. While the Company is current with respect to amounts due under the Credit Facility, the lender has the right to demand payment and the Company has insufficient liquidity to pay such amounts, if called. The Company has not yet been successful in obtaining alternative financing and may have insufficient liquidity to fund its continuing operations. Consequently, there is substantial doubt about the Company's ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to (a) generate sufficient cash flow to meet its obligations on a timely basis, (b) obtain additional financing as may be required, and (c) ultimately sustain profitability.

Management's plans in regard to these matters are as follows:

(1) As part of the Company's ongoing efforts to strategically align the profitable portions of its business and as a result of significant turnover and the deterioration of underlying contracts, the Company closed Dial Communications, Inc. ("Dial") and Able Integrated Systems, Inc. ("AIS") during the fiscal year ended October 31, 1999, which together used cash flows from operations of approximately $7.4 million and $3.8 million during the fiscal years ended October 31, 1999 and 1998.

(2) As discussed in Note 11, "Debt," and Note 23, "Subsequent Events," approximately $25.5 million of the Company's indebtedness to WorldCom was converted to common stock of the Company subsequent to October 31, 1999.

(3) As discussed in Note 14, "Preferred Stock," and Note 23, "Subsequent Events," approximately $6.3 million of the accrued redemption value of the Company's Series B Preferred Stock was paid by issuing common stock and warrants of the Company subsequent to October 31, 1999. Concurrently, the remaining Series B Preferred Stock redemption obligation of approximately $10.0 million was paid with cash funded through the issuance of $15.0 million of Series C Preferred Stock.

(4) The Company is attempting to obtain a new credit facility with another financial institution and is pursuing additional financing through discussions with independent investors.

4.       REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION:

The Company is working to resolve questions by the staff of the Securities and Exchange Commission ("SEC") regarding certain accounting and other disclosures made by the Company in connection with the acquisition of MFSNT (the "MFSNT Acquisition") from WorldCom effective July 2, 1998. As a result of the ongoing review by the SEC, the Company's Annual Report on Form 10-K for the year ended October 31, 1998, filed February 24, 1999, as amended March 1, 1999 (as amended, the "1998 10-K") may be further amended by the Company following completion of the SEC's review. Additionally, because the Company's Notice of Annual Meeting, Proxy Statement and Proxy (collectively the "1998 Proxy") for the year ended October 31, 1998 incorporates the 1998 10-K, the SEC has also not completed its review of the 1998 Proxy and Able has not been able to hold a shareholder meeting since April 1998. Once the SEC's reviews have been completed, Able expects to hold an Annual Meeting.

While the MFSNT Acquisition closed on July 2, 1998, subsequent negotiations with WorldCom resulted in a $41.9 million reduction in purchase price. The reduction related primarily to projected losses on contracts assumed by Able from MFSNT. The allocation of the purchase price, as reported in the Company's 1998 10-K, established additional reserves for losses on assumed contracts that exceeded reserves reflected in the unaudited balance sheet of MFSNT ($11.7 million) as of July 2, 1998, by $28.8 million. The net assets reported by MFSNT at July 2, 1998 exceeded the adjusted purchase price by approximately the same amount.

The SEC's principal questions have centered on the following:

(1) The allocation of the $28.8 million in additional loss accruals to the proper preacquisition period in the financial statements of MFSNT.

     Resolution of these issues may result in the restatement of MFSNT's preacquisition financial statements and related pro forma disclosures included in Able's prior SEC filings.

(2) The appropriate accounting for obligations to perform under long-term network operation and maintenance agreements acquired as part of the MFSNT Acquisition. Refer to Note 22, "Unaudited Quarterly Financial Data", for an explanation of the Company's accounting for long-term operation and maintenance contracts.

(3) The Company's accounting for its investment in Kanas. Refer to Note 9, "Investment in Kanas (Held For Sale)," for an explanation of the Company's accounting for Kanas.

(4) The Company's accounting for the sale during the current year of the NYSTA conduit. Refer to Note 8, "Network Assets Held For Sale," for an explanation of the Company's accounting for the NYSTA conduit sale.

     The SEC has not yet agreed with the Company that such accounting for the above issues is appropriate and may require the Company to further change its accounting for these matters.

5.       ACQUISITIONS:

On July 2, 1998, the Company acquired the network construction and transportation systems business of MFSNT from WorldCom, Inc. ("WorldCom") pursuant to a merger agreement dated April 26, 1998 ("Plan of Merger"). On September 9, 1998, the Company and WorldCom finalized the terms of the Plan of Merger through the execution of an amended agreement. The acquisition of MFSNT was accounted for using the purchase method of accounting at a total price of approximately $67.5 million. In addition, the MFSNT acquisition agreements, as amended, provide that on November 30, 2000, the Company shall pay to WorldCom certain amounts, if positive: (i) the difference between $12.0 million related to losses on MFSNT projects in existence on March 31, 1998 and recorded by MFSNT as of June 30, 1998, and the amount actually lost on such contracts through November 30, 2000, and (ii) the difference between $5.0 million and the aggregate costs incurred by Able for defense of litigation, and payments made in settlement or in payment of judgments with respect to preacquisition litigation. The range of this contingent consideration potentially payable to WorldCom is from $0 to $17.0 million. Presently, Company management expects to pay no additional consideration to WorldCom for these matters. The purchase price for MFSNT included the following consideration (in millions):

Contract price                                           $58.8
Transaction related costs                                  4.6
WorldCom Option                                            3.5
WorldCom Phantom Stock Awards                              0.6
--------------------------------------------------------------
Total purchase price                                     $67.5
--------------------------------------------------------------

The consolidated balance sheet as of October 31, 1998, reflects the Company's preliminary allocation of the purchase price to the assets acquired and the liabilities assumed based on initial estimates of their fair values. During the fiscal year ended October 31, 1999, the Company obtained the information needed to complete its valuations and finalized the allocation as set forth below: (in millions)

                                                                            As Previously                       Final
                                                                               Reported     Adjustments      Allocation
-----------------------------------------------------------------------------------------------------------------------
Accounts receivable (1)                                                        $  47.0        $ (1.4)        $  45.6
Costs and profits in excess of billings on uncompleted contracts (2)              93.7          (5.0)           88.7
Assets held for sale                                                              38.8          --              38.8
Prepaid expenses                                                                   1.0          --               1.0
Property                                                                           5.7          --               5.7
Goodwill                                                                          16.5           9.8            26.3
Accounts payable (3)                                                             (13.7)         (0.5)          (14.2)
Billings in excess of costs and profits on uncompleted contracts                 (56.6)         --             (56.6)
Reserves for losses on uncompleted contracts (4)                                 (40.5)          0.6           (39.9)
Accrued restructuring costs (5)                                                   (2.0)          0.3            (1.7)
Property taxes payable                                                           (15.0)         --             (15.0)
Other accrued liabilities (6)                                                     (7.4)         (3.8)          (11.2)
-----------------------------------------------------------------------------------------------------------------------
         Total allocated purchase price                                        $  67.5        $ --           $  67.5
-----------------------------------------------------------------------------------------------------------------------

(1) It was determined that a receivable from WorldCom of $1.4 million should not have been recorded as part of the purchase price allocation. Therefore, the Company has adjusted accounts receivable and goodwill.
(2) It was determined that certain long-term receivables were recorded at their gross values versus their present values. These receivables are to be paid to MFSNT over 20 years. Therefore, an adjustment of approximately $5.0 million to cost and profits in excess of billings (i.e. unbilled receivables) and goodwill was necessary to properly reflect the present value of these receivables. Refer to Note 8, "Network Assets Held For Sale."
(3) It was determined that $0.5 million of accounts payable assumed had not been included in the original purchase price allocation. The Company adjusted accounts payable and goodwill to reflect these accounts payable.
(4) The Company reviewed its estimates of losses on loss contracts and recorded adjustments to such reserves. The adjustments decreased the reserves and goodwill by $0.6 million.
(5) Accrued restructuring costs related primarily to severance and benefit costs associated with the involuntary termination of employees pursuant to an approved restructuring plan. During the fiscal year ended October 31, 1998, approximately $1.7 million was incurred and charged against this reserve. The excess reserve of $0.3 million was reversed and goodwill was reduced.
(6) Subsequent to the acquisition of MFSNT, the Company recorded an additional accrued liability of $3.8 million relating to a claim not previously recognized by MFSNT.

In conjunction with the acquisition of MFSNT, the Company granted an option to WorldCom (the "WorldCom Option") to purchase up to 2,000,000 shares of the Company's common stock, at an exercise price of $7.00 per share, but subject to a 1,817,941 share maximum issuance limitation through "cashless" exercise, and the right to receive upon satisfaction of certain conditions phantom stock awards (the "Phantom Stock Awards") equivalent to 600,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. The WorldCom Phantom Stock Awards are exercisable only on the following three days: July 1, 2000, July 2, 2001, or July 2, 2002. WorldCom will be entitled to receive any appreciation of the Common Stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share. The Phantom Stock Awards may be adjusted to be based on up to 700,000 shares and the base price may be increased, but the maximum payment per share will not change. The fair values of the WorldCom Option and Phantom Stock Awards were estimated at the date of grant at $3.5 million and $0.6 million, respectively, and were included as a component of the total consideration paid for the acquisition of MFSNT.

The Phantom Stock Awards will be settled on a net basis and are payable in cash or stock at the Company's option. In accordance with EITF 96-13, the Phantom Stock Awards were initially measured at fair market value and reported as permanent equity. Subsequent changes in fair value of the Phantom Stock Awards will not be recognized. If the Phantom Stock Awards are ultimately settled in a manner that requires that the Company deliver cash, the amount of cash paid will be reported as a reduction of contributed capital.

Subsequent to the agreement to issue the Phantom Stock Awards, WorldCom agreed not to exercise the Phantom Stock Awards until: (1) the registration statement filed by the Company with respect to resale of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall have been declared effective, and (2) the Company shall obtain the consent or waiver of its lenders under its secured credit facility permitting the Company to issue the Phantom Stock Awards. Since it was considered remote that the Company would not satisfy the above conditions, the Phantom Stock Awards were included in the MFSNT purchase price.

On January 8, 1999, the Company and WorldCom agreed to convert the WorldCom Option into stock appreciation rights ("SARs") with similar terms and provisions, except that the SARs provide for the payment of cash to WorldCom based upon the appreciation of the Company's common stock over a base price of $7.00 per share. The SARs may revert back to the WorldCom Option allowing for the exercise of all 2,000,000 shares (no longer subject to the 1,817,941 share limitation) if required shareholder approval of the options is received. The conversion of the WorldCom Option to SARs was treated as the reacquisition of the WorldCom Option in exchange for a cash-settled obligation indexed to changes in the fair market value of the Company's stock. The intrinsic value of the SARs at the date of exchange of approximately $1.9 million was charged to equity and reflected as a current liability. The liability will be adjusted at each balance sheet date for increases or decreases in the intrinsic value, with an offsetting charge or credit to income, until the SARs are paid, or if approved by the shareholders, converted back to an Option. The exercise period for the SARs granted commenced on July 1, 1999, and ends on January 2, 2002. As of October 31, 1999, the intrinsic value of the stock appreciation rights liability was $3.7 million. Changes in the valuation of the SARs have resulted in non-cash charges of $1.8 million during the year ended October 31, 1999.

In conjunction with the acquisition of MFSNT, the Company entered into a five-year agreement with WorldCom to provide telecommunications infrastructure services to WorldCom (the "WorldCom Master Services Agreements") for a minimum of $40.0 million per year, provided that the aggregate sum payable to MFSNT shall be not less than $325.0 million, including a fee of 12 percent of reimbursable costs under the agreement ("Aggregate Sum"). If MFSNT declines any of the first $130.0 million of contract work in any year of the agreement, the value of the declined work reduces the Aggregate Sum. MFSNT has agreed that WorldCom will have met all of its obligations to MFSNT to the extent that payments to MFSNT reach an aggregate of $500.0 million at any time during the five-year term. During the fiscal years ended October 31, 1999 and 1998, the Company recognized revenues of approximately $61.6 million and $30.3 million, respectively, from the WorldCom Master Services Agreement.

In compliance with a contractual obligation with WorldCom, effective February 2000, the names of all subsidiaries were changed to eliminate "MFS." MFS Network Technologies, Inc. changed its name to Adesta Communications, Inc. ("Adesta Communications"), MFS Transportation Systems, Inc. changed its name to Adesta Transportation, Inc. ("Adesta Transportation") and MFS TransTech, Inc. changed its name to TransTech, Inc.

PATTON MANAGEMENT CORPORATION

On April 1, 1998, the Company purchased all of the outstanding common stock of Patton Management Corporation ("Patton") for a total purchase price of approximately $4.0 million. The acquisition was accounted for using the purchase method of accounting. Goodwill of approximately $4.3 million (as adjusted) was recorded and is being amortized on a straight-line basis over 20 years. The results of operations are included in the consolidated statements of operations since the date of acquisition.

DIAL COMMUNICATIONS, INC.

On December 2, 1996, Able acquired all the outstanding common stock of Dial. As consideration, the Company paid $3.0 million in cash, issued 108,489 shares of common stock (fair value of $0.6 million) and issued a $0.9 million promissory note with a three-year term. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the consolidated statements of operations since the date of acquisition. Goodwill of $1.5 million was recorded in this transaction for amortization over 20 years using the straight-line method.

As part of the Company's ongoing efforts to strategically align the profitable portions of its business and as a result of significant turnover and the deterioration of underlying contracts, the Company terminated the operations of Dial during the fiscal year ended October 31, 1999. For the year ended October 31, 1999, Dial had negative contract margins of $1.6 million and losses before income taxes of $8.4 million which included a $1.3 million write-off of goodwill.

GEORGIA ELECTRIC COMPANY

On October 12, 1996, the Company, through a wholly owned subsidiary, acquired all of the outstanding common stock of Georgia Electric Company ("GEC"). As initial consideration, the Company paid $3.0 million in cash. Under the terms of the earn-out provision of the acquisition agreement, the Company will issue shares of common stock over a five-year period beginning in fiscal 1997, contingent upon the operating performance of GEC and the market value of the Company's stock. Such amounts will be accounted for as purchase price adjustments. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the consolidated statements of operations since the date of acquisition.

The Company increased goodwill by $1.8 million, $4.6 million and $1.3 million for the years ended October

31, 1999, 1998 and 1997, respectively, as a result of additional purchase price due to the former owner of GEC under the terms of the earn-out provisions of the acquisition agreement. The goodwill is being amortized over 20 years from the acquisition date, using the straight-line method. Corresponding amounts are reflected as accounts payable and accrued liabilities in the consolidated balance sheets pending the issuance of the Company's common stock.

Pro Forma Financial Information (Unaudited)

Unaudited pro forma financial information for the Company is presented below as if the acquisitions of MFSNT and Patton had taken place as of November 1, for each of the following fiscal years ended October 31, (in thousands, except per share amounts):

                                                            1998             1997
-------------------------------------------------------------------------------------
Revenues                                                  $388,905          $481,707
Net loss                                                   (44,497)          (26,796)
Loss applicable to common stock                            (53,384)          (37,031)
Basic loss applicable to common stock per share              (5.39)            (4.35)

The reserves for losses on uncompleted MFSNT contracts established by the Company through purchase accounting of $28.8 million have been included as losses in the 1998 pro forma information.

This unaudited pro forma information does not purport to be indicative of the results of operations which would have resulted had the acquisitions been consummated at the dates assumed.

6.       ASSUMPTION OF COMSAT CONTRACTS:

On February 25, 1998, GEC assumed obligations to complete 12 contracts (the "COMSAT Contracts") with the Texas Department of Transportation from CRSI Acquisition, Inc., a subsidiary of COMSAT Corporation ("COMSAT"). The COMSAT Contracts were for the installation of intelligent traffic management systems and the design and construction of wireless communication networks. In exchange for assuming the obligations to perform under the COMSAT Contracts, GEC received consideration from COMSAT of approximately $15.0 million and assumed existing payables of approximately $2.6 million.

On February 25, 1998, the date when GEC assumed the COMSAT contracts, the remaining amounts billable to the customers for these contracts totaled $17.0 million. The estimated costs to complete these contracts for COMSAT was from $17.0 million to $27.3 million. GEC made the following entry to reflect the assumption of the COMSAT contracts (amounts in thousands):

Consideration received:
     Cash                                                                         $  4,663
     Accounts receivable                                                             3,754
     Equipment and other assets                                                      6,548
-------------------------------------------------------------------------------------------
Subtotal                                                                            14,965
Accounts payable assumed                                                            (2,549)
-------------------------------------------------------------------------------------------
Deferred revenue (net amount received from COMSAT to complete the contracts)      $(12,416)
-------------------------------------------------------------------------------------------

The following is a summary of revenues and costs associated with the COMSAT contracts for the fiscal years ended October 31 (amounts in thousands):

                                                          1999       1998
--------------------------------------------------------------------------
Billings on the COMSAT contracts (1)                    $ 7,952    $11,327
Deferred revenue recognized                               3,935      8,481
--------------------------------------------------------------------------
Total revenues recognized                                11,887     19,808
Direct contract costs                                     8,675     10,672
--------------------------------------------------------------------------
Gross margin from COMSAT contracts                      $ 3,212    $ 9,136
--------------------------------------------------------------------------

(1) Billings on the COMSAT contracts also include approved change order revenues associated with these contracts but not anticipated when GEC assumed such contracts.

At October 31, 1999, all of the COMSAT Contracts were substantially complete. The revenues, cost of revenues and gross margins are non-recurring and are not generally indicative of returns the Company expects to achieve on future contracts.

7.       UNCOMPLETED CONTRACTS:

Uncompleted contracts consist of the following at October 31, (in thousands):

                                                    1999           1998
--------------------------------------------------------------------------
Costs incurred on uncompleted contracts          $ 212,590       $ 116,073
Earning recognized on uncompleted contracts         36,704          29,086
--------------------------------------------------------------------------
     Total                                         249,294         145,159
Less billings to date                             (229,557)        (97,120)
--------------------------------------------------------------------------
     Net                                         $  19,737       $  48,039
--------------------------------------------------------------------------

Included in the accompanying consolidated balance sheets under the following headings at October 31, (in thousands):

                                                   1999           1998
-------------------------------------------------------------------------
Costs and profits in excess of billings on
    uncompleted contracts                       $ 71,808       $ 105,478
Billings in excess of costs and profits on
    uncompleted contracts                         (6,478)         (6,328)
Accruals for incurred job costs                  (45,593)        (51,111)
-------------------------------------------------------------------------
     Net                                        $ 19,737       $  48,039
-------------------------------------------------------------------------

8.       NETWORK ASSETS HELD FOR SALE:

Assets held for sale at October 31, 1998, included approximately $26.0 million of certain fiber optic conduit that was constructed by MFSNT prior to the MFSNT Acquisition (the "NYSTA Network") and sold during the year ended October 31, 1999.

A portion (approximately 528 miles) of the NYSTA Network, was constructed on rights of way obtained from the New York State Thruway Authority (i.e., "NYSTA"). This portion of the network is referred to as the "On-NYSTA network." Separately, MFSNT was granted use of the right of way from others for a contiguous network (the "Off-NYSTA" network) that connects the "On-NYSTA" network to Cleveland, Ohio.

MFSNT owned or owns the conduit and equipment shelters installed in both portions of the network. The conduit network was substantially complete and sold at the date of acquisition in July 1998. As the system was constructed, the costs had been initially deferred as "inventory" because it was MFSNT's intention to sell undivided interests (indefeasible rights of use, or "IRU's") in the owned ducts and shelters to other users. The fiber and electronics for the network are generally owned by the users, although the Company retained rights to a limited amount of excess capacity for some minor segments of the network. The right of way for the On-NYSTA portion of the network is owned by NYSTA (see revenue sharing with NYSTA below). Title to the On-NYSTA portion of the network will transfer to NYSTA after twenty years.

The Company is not in the telephone or data distribution business, so no part of the networks have been viewed as the construction of productive assets for their own use.

The construction accounting was implemented with respect to the NYSTA Network as follows:

- Total construction costs were estimated and accumulated in the job cost ledgers as incurred. Costs incurred were effectively charged to cost of construction and maintenance or left on the balance sheet as "costs and profits in excess of billings on uncompleted contracts" based on signed contracts from users.
- The approach treated each new contract signed as a sale of partially completed "inventory." Some of the revenue would be recognized on signing based on the calculated percentage complete and a proportionate part of the "inventory" costs would be charged off. In this way, revenues from each new contract were effectively recognized on a progress to completion basis.
- When it became apparent that total revenues to be received from sale of the inventory, as well as profits from separate installation agreements with the users, would be less than the costs to construct the conduit network, an estimated loss expected to be incurred to complete the project was accrued.

As owner of the right of way, NYSTA shares in user fees from the "On-NYSTA" system. The arrangement entitled MFSNT to retain 100% of user fees up to approximately $50.7 million. Then, NYSTA was entitled to 10% of user fees until MFSNT had received and retained, as cost recovery, approximately $95.5 million (i.e., from cumulative user fees of approximately $101.3 million); thereafter, NYSTA is entitled to 50% of user fees and 20% of revenues received by MFSNT for performance under operation and maintenance ("O&M") contracts with the users. The O&M contracts provide for installment payments to MFSNT, generally over twenty years, to offset costs of providing this service.

As part of the agreement, MFSNT also installed and maintains for NYSTA, free of charge, a 16-strand fiber optic communications network within the conduit system owned by MFSNT for the sole use of NYSTA.

At the date of acquisition of MFSNT by the Company, negotiations were in process with a telecommunications company for purchase of nearly all the remaining network capacity. In purchase accounting, the Company applied a similar conceptual "inventory" approach to the valuation of this asset. It was estimated that the user would pay a one-time, up-front fee of $34.5 million for the IRU's with respect to both the On-NYSTA and Off-NYSTA portions of the network. Of that amount it was estimated that approximately $8.5 million would be payable to NYSTA based on the revenue sharing arrangement. Consequently, the Company allocated $26.0 million of the purchase price to this asset. When the sale closed in April 1999, Able recorded actual revenues of $35.7 million, and costs of approximately $34.7 million, equal to $26.0 million assigned to the conduit in purchase accounting, plus a revenue sharing payment due NYSTA from the transaction of approximately $8.7 million.

The agreement with NYSTA also provides for sharing of "profits" experienced by MFSNT in excess of certain specified percentages of related costs with respect to fiber and equipment installation contracts for the "On-NYSTA" system separately entered into by MFSNT with the users. Disputes have arisen between MFSNT and NYSTA with respect to sharing of revenues from a specific installation contract. Upon closing the April 1999 sale of the remaining conduit inventory, a Partial Release and Settlement Agreement was made with NYSTA. From those proceeds, $6.8 million was placed into escrow until NYSTA's rights to share in revenues equal to twice that amount can be decided through arbitration or otherwise settled. The escrowed funds are included in other non-current assets as of October 31, 1999.

With only two exceptions, user fees were paid in their entirety at or shortly after the time of execution of the user agreements. However, two of the user agreements provide for the fees to be paid in installments over twenty years. MFSNT had included these amounts in unbilled receivables (costs and profits in excess of billings) at their gross, undiscounted future amounts. Consequently, an adjustment was recorded by the Company to reallocate the purchase price to recognize a discount on these long-term receivables. The discounted (at 10%) present value of these long-term receivables was approximately $3.8 million at October 31, 1999. Interest income from amortization of the discount was approximately $0.2 million for the year ended October 31, 1999.

While MFSNT and the Company have sold IRU's that constitute virtually all the usuable value of the network, MFSNT is still the legal owner and responsible for property taxes assessed on the network. Ownership of the On-NYSTA portion of the network automatically transfers to NYSTA after twenty years. Consistent with the concept of having sold the network, MFSNT accrued and expensed, prior to the acquisition, the estimated present value of future property taxes that would be payable over the twenty-year term of the agreements. The Company recorded this liability in purchase accounting at approximately $15.0 million, using a discount rate of 15%. Amortization of the discount is included in interest expense and amounted to $2.3 million and $0.8 million for the years ended October 31, 1999 and 1998, respectively.

Prospective Accounting for Sales of Iru's: FIN 43 broadens the definition of real estate and will likely require that some or all elements of fiber optic networks (e.g., right-of-way and conduit) must now be defined as real estate and revenue recognition criteria for the sale or lease of IRU's will be provided by SFAS No. 66,

"Accounting for Sales of Real Estate." SFAS 66 is a different accounting model and is likely to result in the deferral and amortization of both costs and revenues related to network assets that would have previously been accounted for as described above. Among other requirements, SFAS 66 requires title to transfer to the buyer for up-front revenue recognition to be appropriate. FIN 43 is effective for all sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Consequently, none of the transactions entered into by MFSNT prior to July 2, 1998, or the conduit sale closed by the Company in April 1999 are subject to those provisions. However, for transactions subsequent to June 30, 1999, the Company will be required to apply the guidance of FIN 43.

Much of the conceptual basis for the IRU accounting historically followed by MFSNT is that the arrangements for use of the conduit qualify for revenue recognition as sales-type leases under SFAS No. 13. No part of the transaction was viewed as a "real estate" transaction, so the legal transfer of title to the "leased" assets was not considered determinative as to whether or not the transactions could be recorded as sales versus operating leases.

9.       INVESTMENT IN KANAS (HELD FOR SALE):

An equity interest in Kanas was acquired in the MFSNT Acquisition, and has been held for sale since that time. The original carrying value of the Company's interest in Kanas, which was assigned in purchase accounting, represents the net proceeds originally expected to be received from the sale of Kanas stock and was based, in part, on active negotiations with potential buyers.

The Company is a 25% owner of Kanas, with the remaining 75 percent owned by native corporations of Alaska. Kanas was established by its shareholders with a $100,000 total equity contribution ($25,000 per shareholder) to construct a telecommunications network along the Alaskan Pipeline system between Prudhoe Bay, Alaska and Valdez, Alaska (the "Alyeska Network"). MFSNT had been contracted by Kanas to build the fiber optic network which cost in excess of $83.0 million and was funded by Kanas through a credit agreement that is guaranteed by WorldCom.

While Kanas provided MFSNT with notice of substantial completion in December 1998, the owner of the Alyeska Network has yet to give Kanas final acceptance of the system and significant outstanding claims exist among the parties. As described in Note 4, "Review By the Securities and Exchange Commission," Note 5, "Acquisitions," and Note 10, "Reserves For Losses on Uncompleted Contracts," reserves were provided in purchase accounting for estimated amounts payable by the Company to complete the project and settle outstanding claims. While MFSNT has outstanding claims against Alyeska for work it believes was outside the scope of the contract of at least $15.8 million, no recognition has been given to those claims in the accompanying consolidated financial statements as resolution of those matters remains uncertain. The construction costs incurred by MFSNT significantly exceeded the revenues recognizable under the contract terms.

Kanas owns and is responsible for maintaining the Alyeska Network. While the Company does not participate in the day-to-day management of Kanas, Kanas has contracted with MFSNT to operate and maintain the Alyeska Network for 15 years. The term of the Kanas O&M agreement began in December 1998. To date, service contract revenues have been insufficient to cover costs of performance and are not projected to be sufficient to do so for at least the foreseeable future. As described in Note 2, "Summary of Significant Accounting Policies," and Note 4, "Review By the Securities and Exchange Commission," these operating losses are being recognized as incurred.

As of October 31, 1999, the unaudited financial statements of Kanas reflected total assets, liabilities and net deficit of $80.1 million, $87.8 million and $7.7 million, respectively. The deficit includes approximately $8.9 million of network depreciation. Management has been informed that as of October 31, 1999, Kanas was current with respect to payment of interest on its debt, but it was in technical default of loan covenants and has been assessed interest at a default rate.

At the date of the acquisition of MFSNT, the Company anticipated a near-term sale of its interest in Kanas. Accordingly, the estimated amount expected to be realized on sale was allocated to this investment in purchase accounting and, in accordance with the guidance of EITF Issue 87-11, "Allocation of Purchase Price to Assets to be Sold," the equity method of accounting was not employed. However, the anticipated final acceptance of the network by Alyeska has yet to occur and the timing of any sale of this interest by the Company is uncertain. Consequently, effective one year from the date of acquisition, the Company began to apply equity method accounting to this investment based on the guidance of EITF Issue 90-06, "Accounting for Certain Events Not Addressed in EITF 87-11 Relating to an Acquired Operating Unit to be Sold."

In addition to equity in losses of Kanas, the Company is amortizing the difference between the carrying value of the Kanas investment and its net equity of Kanas over 19 years which is the remaining goodwill life related to the acquisition of MFSNT. The amount of loss the Company recorded against the carrying value of the asset was approximately $0.4 million, while the associated amortization of the difference in carrying value was $0.2 million.

During the construction of the Alyeska Network, which was completed in December 1998, Kanas was a development-stage company. The Company has received no dividends from Kanas.

WorldCom was and continues to be the guarantor of the payment obligations of Kanas under its credit agreement. In conjunction with the acquisition of MFSNT, the Company has agreed to indemnify WorldCom under its guarantee. The aggregate commitment of the lenders under the Kanas credit agreement at October 31, 1999 was approximately $87.5 million.

10.      RESERVES FOR LOSSES ON UNCOMPLETED CONTRACTS:

As of July 2, 1998, the Company estimated the need for reserves for contract losses with respect to MFSNT contracts of $40.5 million. These reserves relate to specific MFSNT jobs identified as Loss Jobs. Revenues and costs recognized in the Company's consolidated statement of operations related to these identified Loss Jobs subsequent to the acquisition date have resulted in no net margin as all losses were recorded against the reserve balance. The Company utilized the reserves for losses on uncompleted contracts only on those jobs identified as Loss Jobs at the date of acquisition. The following is a summary of the reserves for losses on uncompleted contracts (amounts in thousands):

                                         Network     Transportation
                                         Services       Services        Total
-------------------------------------------------------------------------------
Balance, July 2, 1998                      16,266         24,234         40,500
Amount utilized                            (8,237)        (6,873)       (15,110)
-------------------------------------------------------------------------------
Balance, October 31, 1998                   8,029         17,361         25,390
Valuation adjustments (1)                   2,463         (3,082)          (619)
Amount utilized                            (4,789)       (11,362)       (16,151)
-------------------------------------------------------------------------------
Balance, October 31, 1999                $  5,703       $  2,917       $  8,620
-------------------------------------------------------------------------------

(1) The valuation adjustments recorded during the fiscal year ended October 31, 1999, were the result of final projected cost estimates on previously identified Loss Jobs unavailable at the date of acquisition.

11.       DEBT:

The Company's debt consists of the following at October 31, (in thousands):

                                                                                                   1999       1998
---------------------------------------------------------------------------------------------------------------------
Revolving Credit Facility with bank that is currently in default which gives the lender the right to accelerate payment, maturing November 2000, interest payment dates and rates vary
(9.61 percent at October 31, 1999, including default interest of 2 percent and 7.69 percent
at October 31, 1998), secured by the Company's existing and future restricted subsidiaries        $35,000     $35,000

Note payable to WorldCom maturing November 2000, interest is payable quarterly at an annual rate of 11.5 percent. Subsequent to October 31, 1999, $25.5 million was converted to common
stock. Refer to Note 23, "Subsequent Events."                                                      30,000      30,000

Senior Subordinated Notes, repaid during fiscal year 1999, original agreement provided for annual payments of $5.0 million January 6, 2004 and 2005, 12.0 percent interest per annum, in
arrears, paid semi-annually                                                                            --      10,000

Notes payable                                                                                         303         860
---------------------------------------------------------------------------------------------------------------------
                                                                                                   65,303      75,860

Capital leases                                                                                      1,069       1,350
---------------------------------------------------------------------------------------------------------------------
                                                                                                   66,372      77,210
Less discount on Senior Subordinated Notes                                                             --      (1,087)
---------------------------------------------------------------------------------------------------------------------
                                                                                                   66,372      76,123
Less current portion                                                                               35,754      14,438
---------------------------------------------------------------------------------------------------------------------
Long-term debt, non-current portion                                                               $30,618     $61,685
---------------------------------------------------------------------------------------------------------------------

CREDIT FACILITIES

On June 11, 1998, the Company obtained a $35.0 million three-year senior secured revolving credit facility ("Credit Facility") with a $5.0 million sub-limit for the issuance of standby letter(s) of credit. The Credit Facility allows the Company to select an interest rate based upon the prime rate or on a short-term LIBOR, in each case plus an applicable margin, with respect to each draw the Company makes thereunder. Interest is payable monthly in arrears on base rate advances and at the expiration of each interest period for LIBOR advances. The Credit Facility contains certain financial covenants which require, among other conditions, that the Company maintain certain minimum ratios, minimum fixed charge coverage, interest coverage, as well as limitations on total debt and dividends to shareholders. The Credit Facility is secured by a perfected first priority security interest on all tangible assets of the Company and a pledge of the shares of stock of each of the Company's subsidiaries operating in the United States. On June 30, 1998, the Credit Facility was amended to include (i) the Company's acquisition of MFSNT and the related financing of such transaction, (ii) changes in financial covenants related thereto, and (iii) other amendments relating to investments, pledging and intercompany matters. At October 31, 1998, and thereafter, the Company was in violation of certain of the covenants in the Credit Facility, which were subsequently waived through November 1, 1999.

At October 31, 1999, the Company is in technical default of certain provisions of the Credit Facility. As such, the Credit Facility is immediately callable by the holder and is therefore classified as a current liability in the accompanying October 31, 1999, consolidated balance sheet. During the default period, the Company is required to pay a default penalty of two percent per annum on all outstanding balances.

WORLDCOM NOTE

In conjunction with the acquisition of MFSNT, the Company executed a $30.0 million promissory note to WorldCom ("WorldCom Note"). Subsequent to October 31, 1999, the Company entered into an agreement with WorldCom to convert approximately $25.5 million of the WorldCom Note into the Company's Common Stock. The Company issued a note for the difference between the $30.0 million and $25.5 million with interest at 11.5 percent per annum due February 2001. Refer to Note 23, "Subsequent Events."

SENIOR SUBORDINATED NOTES

Effective January 6, 1998, the Company issued $10.0 million of unsecured 12 percent Senior Subordinated Notes due January 6, 2005 (the "Senior Subordinated Notes") with detachable warrants to purchase 409,505 shares of common stock at a price of $8.25 per share, which were valued at approximately $1.2 million resulting in a corresponding discount applicable to the Senior Subordinated Notes.

In February 1999, the Company repurchased the Senior Subordinated Notes for approximately $11.6 million using part of the proceeds from the WorldCom Advance described in Note 12, "WorldCom Advance." The purchase of

Senior Subordinated Notes resulted in an extraordinary loss on the early extinguishment of debt of approximately $3.0 million, net of tax of zero.

AGGREGATE MATURITIES

The aggregate maturities of long-term debt and capital leases for years subsequent to October 31, 1999, are as follows:

2000                                                $35,754
2001                                                 30,321
2002                                                     75
2003                                                     19
2004                                                     19
Thereafter                                              184
-----------------------------------------------------------
                                                    $66,372
-----------------------------------------------------------

12.       WORLDCOM ADVANCE:

In February 1999, WorldCom advanced the Company $32.0 million ("WorldCom Advance") as an advance against amounts otherwise payable by WorldCom to the Company pursuant to the WorldCom Master Services Agreement. The proceeds of the WorldCom Advance were used to facilitate the purchase of 2,785 shares, or approximately 78% of the outstanding shares of Series B Preferred Stock (refer to Note 14, Preferred Stock), and the purchase of the outstanding Senior Subordinated Notes.

The WorldCom Advance bears no interest and is subordinate to the Credit Facility. Payments under the WorldCom Advance were further subordinated to liabilities associated with certain construction projects that are expected to be completed during fiscal 2001.

The WorldCom Advance agreement also provides for additional advances to the Company through November 30, 1999, of up to $15.0 million against amounts otherwise payable pursuant to the WorldCom Master Services Agreement. These additional advances are non-interest bearing and, subject to the subordination agreements described above, include a stated date for repayment to WorldCom of November 30, 2000. To date, the Company has not received any additional advances against the $15.0 million available.

13.       COMMITMENTS AND CONTINGENCIES:

LITIGATION

In 1998, SIRIT Technologies, Inc. ("SIRIT") filed a lawsuit in the United States District Court for the Southern District of Florida, against the Company and Thomas M. Davidson, who subsequently became a member of the Company's Board of Directors. SIRIT asserts claims against the Company for tortuous interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with the Company's agreement to purchase the shares of MFSNT and seeks injunction relief and compensatory damages in excess of $100.0 million.

In 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, and certain of its officers. SFSC asserts claims under the federal securities laws against the Company and four of its officers that the defendants allegedly caused the Company to falsely represent and mislead the public with respect to two acquisitions, COMSAT and MFSNT, and the ongoing financial condition of the Company as a result of the acquisitions and the related financing of those acquisitions. SFSC seeks certification as a class action on behalf of itself and all others similarly situated and seeks unspecified damages and attorneys' fees.

In 1997, Bayport Pipeline, Inc. ("Bayport") filed a lawsuit against MFSNT seeking a declaratory judgment concerning the rights and obligations of Bayport and MFSNT under a Subcontract Agreement that was entered into on May 1, 1997 related to the NYSTA contract. The matter was referred to arbitration in January 1999. The total amount sought was not less than $5.5 million and subsequent to October 31, 1999, was increased to $19 million.

In 1997, U.S. Public Technologies, Inc. ("USPT") filed a lawsuit in the United States District Court for the Southern District of California, (San Diego), against MFSNT for breach of contract, breach of an alleged implied covenant of good faith and fair dealing, tortuous interference, violation of the California Unfair Competition Act, promissory estoppel and unjust enrichment in connection with a Teaming Agreement between MFSNT and USPT concerning the Consortium Regional Electronic Toll Collection Implementation Program in the state of New Jersey. In this lawsuit, USPT seeks actual damages in excess of $8.5 million and unspecified exemplary damages. Discovery has not yet commenced in this lawsuit.

In 1999, Newbery Alaska, Inc. ("Newbery") filed a demand for arbitration seeking approximately $3.8 million. This dispute arises out of Newbery's subcontract with MFSNT related to the fiber optic network constructed by MFSNT for Kanas. Newbery's claims are for the balance of the subcontract, including retainage and disputed claims for extras based on alleged deficiencies in the plans and specifications and various other alleged constructive change orders. The parties are currently conducting discovery. Arbitration hearings on this matter should take place in the spring or summer of 2000.

In 1998, Alphatech, Inc. ("Alphatech") filed a lawsuit in the U.S. District Court in Massachusetts. This suit alleges ten counts, including breach of Teaming Agreements on the E-470 project and the New Jersey Regional Consortium project, breach of implied duty of good faith and fair dealing on both projects, misappropriation of trade secrets, deceit, violation of Massachusetts General Laws Chapter 93A, promissory estoppel, quantum meruit, and unjust enrichment. Alphatech's claim is for $15 million. A hearing for a summary judgment is scheduled in May 2000.

In 1998, T.A.M.E. Construction, Inc. ("TAME") sued for breach of contract, promissory estoppel, discrimination and defamation related to certain contracts performed by GEC. TAME alleges that it was wrongfully terminated as a subcontractor. TAME claims contract damages in the amount of $250,000, punitive damages for discrimination of $1,000,000 and defamation damages of an additional $1,000,000. GEC has moved for summary judgment. This matter is not set for trial.

The Company is subject to a number of shareholder and other lawsuits and claims for various amounts which arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.

CONTRACTS

The Company has and will continue to execute various construction and other contracts which may require the Company to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by the Company to meet its obligations under these contracts may result in the loss of the contract and subject the Company to litigation and various claims, including liquidated damages. WorldCom continues to provide performance bonds on certain contracts acquired in the acquisition of MFSNT.

LEASED PROPERTIES

As of October 31, 1999, the Company leased office space and equipment under various noncancellable long-term operating lease arrangements. Rental expense for operating leases amounted to approximately $2.3 million, $2.4 million and $0.8 million for the fiscal years ended October 31, 1999, 1998 and 1997, respectively.

During fiscal year 1999, the Company leased certain equipment under capitalized lease agreements, which have been included in Property and Equipment. Cost and accumulated amortization of such assets as of October 31, 1999, totaled $3.2 million and $1.8 million, respectively.

Future minimum lease payments required under operating and capital leases with initial terms in excess of one year are as follows (in thousands):

YEARS ENDING OCTOBER 31,                                                          CAPITAL LEASES       OPERATING LEASES
-----------------------------------------------------------------------------------------------------------------------

2000                                                                                  $  707               $ 3,549
2001                                                                                     488                 2,573
2002                                                                                      60                 1,938
2003                                                                                      --                 1,386
2004                                                                                      --                   811
Thereafter                                                                                --                    --
-----------------------------------------------------------------------------------------------------------------------
         Total minimum lease payments                                                 $1,255               $10,257
-----------------------------------------------------------------------------------------------------------------------
Present value of net minimum lease payments                                           $1,069
Less current installments or obligations under capital leases                            707
-----------------------------------------------------------------------------------------------------------------------
Obligations under capital leases, excluding current installments                      $  362
-----------------------------------------------------------------------------------------------------------------------

14.       PREFERRED STOCK:

SERIES A PREFERRED

Effective December 20, 1996, the Company completed a private placement transaction of 1,000 shares of $10 par value, Series A Convertible Preferred Stock (the "Series A Preferred Stock") and warrants to purchase 200,000 shares of the Company's common stock at $9.82 per share. Proceeds from the offering totaled $6.0 million. Each share of Series A Preferred Stock was convertible into shares of the Company's common stock after April 30, 1997, at the lesser of $9.82 per share or at a discount (increased to a maximum of 20 percent for conversions after December 20, 1997) of the average closing bid price of a share of common stock for three days preceding the date of conversion. The Company recognized the discount attributable to the beneficial conversion privilege of approximately $1.3 million by accreting the amount from the date of issuance, December 20, 1996, through the last date the discount rate increase could occur, December 20, 1997, as an adjustment of net income attributable to common shareholders. This accretion adjustment, which also represents the adjustment needed to accrete to the redemption value of the Preferred Stock, resulted in a charge to retained earnings and accompanying credit to the Preferred Stock. The Preferred Stock accrued dividends at an annual rate of five percent and was payable quarterly in arrears in cash or through a dividend of additional shares of Preferred Stock.

During fiscal 1998, all remaining Series A Preferred Stock was converted into common stock pursuant to the terms thereof and the related number of warrants was reduced to 62,000, due to either conversion or forfeiture.

SERIES B PREFERRED

Effective June 30, 1998, the Company completed a private placement transaction of 4,000 shares of $0.10 par value, non-voting Series B Convertible Preferred Stock bearing an annual dividend rate of four percent (the "Series B Preferred Stock") and warrants to purchase 1,000,000 shares of the Company's common stock at a then exercise price of $19.80 per share (the "Series B Preferred Stock Warrants"). The net proceeds from the transaction, after transaction costs of $1.9 million, totaled $18.1 million. The Series B Preferred Stock Warrants are exercisable for a five-year period commencing June 30, 1998, and were assigned a value of $5.4 million on the date of the transaction.

The Series B Preferred Stock was convertible immediately into shares of the Company's common stock at 97 percent of the trading price of the common stock, determined by a prescribed calculation, immediately preceding the conversion date. The conversion amount of each share of Series B Preferred Stock was equal to its face value of $5,000, plus any unpaid dividends thereon. The proceeds from the Series B offering were allocated as follows (in millions):

Gross offering proceeds (face value of preferred stock)                                 $20.0
Offering costs                                                                           (1.9)
Value of Series B Preferred Stock warrants issued                                        (5.4)
----------------------------------------------------------------------------------------------------------
Amount attributable to preferred stock and beneficial conversion privilege               12.7        $12.7
Value of common stock issuable on conversion (face value divided by 97%)                   --         20.6
----------------------------------------------------------------------------------------------------------
Amount deemed paid for the beneficial conversion privilege                               (7.9)       $(7.9)
----------------------------------------------------------------------------------------------------------
Amount deemed paid for Series B Preferred Stock                                         $ 4.8
----------------------------------------------------------------------------------------------------------

Because the Series B Preferred Stock was immediately convertible, the discount attributable to the beneficial conversion privilege was fully amortized at the date of issue and reflected as a reduction in income applicable to common stock for the year ended October 31, 1998.

In September 1998, 436 shares of the Series B Preferred Stock were converted to approximately 1.0 million shares of the Company's common stock.

The terms of the Series B Preferred Stock provided that if certain events of default occurred, the holders could require the Company to redeem their shares for cash at a premium price. During the first quarter of fiscal 1999, the Company was deemed to be in technical violation of the Series B Preferred Stock due to its failure to have a registration statement declared effective by December 27, 1998, covering the common stock underlying the Series B Preferred Stock and Warrants. During the first quarter of fiscal 1999, the holders of the Series B Preferred Stock notified the Company of their intent to exercise their redemption rights, however, the notice was subsequently deferred. The carrying value of the Series B Preferred Stock was excluded from shareholders' equity at October 31, 1998.

In February 1999, the Company purchased 2,785 shares of the Series B Preferred Stock from the original holders for $18.9 million. The transaction was treated as a repurchase of the shares and the related beneficial conversion feature. The excess of the amount paid over the carrying value of the preferred stock and the intrinsic value of the beneficial conversion privilege was recognized as an additional loss applicable to common stock of approximately $4.5 million. The holders of the remaining shares agreed to either waive all outstanding defaults under the remaining Series B Preferred Stock or refrain from exercising any remedies with respect to any such outstanding defaults until May 18, 1999. During such period of time, the Company agreed to use its best efforts to have a registration statement declared effective. Subsequent to May 18, 1999, the Company received further extensions. As of October 31, 1999, the Company has not been successful in getting a registration statement declared effective related to the remaining Series B Preferred Stock.

In connection with the repurchase of the Series B Preferred Stock shares in February 1999, the Company agreed to a modification of the conversion price with respect to the remaining 779 shares of Series B Preferred Stock. The conversion price was changed to a fixed amount of approximately $3.50 per share, which was further reduced by 1.5 percent per month until a registration statement was declared effective. The modification of the conversion price of the remaining 779 shares of Series B Preferred Stock resulted in a charge to income applicable to common stock of approximately $6.4 million in the second quarter of fiscal 1999.

In February 1999, the Company also agreed to certain modifications in the conversion price of the Series B Preferred Stock Warrants. The conversion price of warrants to purchase 370,000 shares of the Company's common stock was reduced to $13.25 per share and the conversion price of warrants to purchase 630,000 shares of the Company's common stock was reduced to $13.50 per share. The modification of the conversion prices of the Series B Preferred Stock Warrants resulted in a charge to income applicable to common stock of approximately $1.9 million in the second quarter of fiscal 1999. The charge was determined based on valuation of the Series B Preferred Stock warrants immediately before the modification and immediately after the modification using a Black Scholes pricing model.

In May 1999, the Company repurchased the warrants to purchase 630,000 shares of the Company's common stock for approximately $1.9 million, which amount was approximately $2.7 million less than the previous valuations of those warrants that was made when the warrants were issued and modified.

In May 1999, the Company acknowledged that it was in default on the Series B Preferred Stock and agreed that further punitive default provisions included in the terms of the Series B Preferred Stock had been triggered. Those provisions effectively allowed the holders to convert their shares to common stock and put the common stock to the Company for a redemption price per common share of $12.125. Because of the put provision being invoked, the carrying value of the Series B Preferred Stock was adjusted in May 1999 to reflect the calculated redemption value. As the conversion price is decreased by 1.5 percent per month, additional common shares issuable on conversion have been calculated and the redemption amount has been increased as additional charges against income applicable to common stock. As of October 31, 1999, the calculated redemption price was approximately $16.3 million. The recharacterization of the Series B Preferred Stock as a cash obligation of the Company resulted in charges to income applicable to common stock of approximately $4.8 million and $1.1 million in the third and fourth quarters of fiscal 1999, respectively.

A summary of the above described transactions and their effects on equity and income applicable to common stock is presented below (amounts in $millions):


                                                                                        Additional
                                                             Series B                    Paid-in      Charged to
                                                              Stock         Warrants      Capital       Earnings
----------------------------------------------------------------------------------------------------------------
Proceeds from Series B offering                              $  12.7        $  5.4        $  7.9       $  (7.9)
Conversion of 436 Series B shares                               (1.4)           --           1.4            --
----------------------------------------------------------------------------------------------------------------
Balances at October 31, 1998                                    11.3           5.4           9.3          (7.9)
                                                                                                       ---------
Repurchase of 2,785 Series B shares                             (8.9)           --          (5.5)         (4.5)
February 1999 modifications of terms-
     Additional embedded dividend                                 --            --           6.4          (6.4)
     Additional warrant valuation                                 --           1.9            --          (1.9)
Repurchase of 630,000 warrants for $1.9 million                   --          (4.6)          2.7            --
May 1999 recharacterization of Series B Stock as put
liability                                                       13.9            --          (8.0)         (5.9)
                                                                                                       ---------
Total charged to earnings, year ended October 1999                                                       (18.7)
----------------------------------------------------------------------------------------------------------------
Balances at October 31, 1999                                 $  16.3        $  2.7        $  4.9       $ (26.6)
----------------------------------------------------------------------------------------------------------------

As described in Note 23, "Subsequent Events," the Company repurchased the remaining Series B Preferred Stock in February 1999. At October 31, 1999, the original warrants to purchase 370,000 shares of the Company's common stock remain outstanding.

15.      STOCK OPTIONS AND OTHER STOCK AWARDED TO EMPLOYEES:

In fiscal 1996, the Company's shareholders adopted a stock option plan for the issuance of up to 550,000 shares which included provisions for both incentive and non-qualified stock options (the "Stock Option Plan") and which expires on September 19, 2005. On April 24, 1998, the Company's shareholders amended the Stock Option Plan to increase the aggregate number of shares of Common Stock issuable under the Stock Option Plan from 550,000 to 1,300,000. The Company intends to file a registration statement under the Securities Act of 1933 to register these 750,000 additional shares of Common Stock reserved for issuance under the Stock Option Plan.

Stock options are generally granted with an exercise price equal to the fair market value of the Common Stock as of the date of grant. All outstanding options have an option term ranging from 3 to 10 years with an average outstanding life of 4.8 years as of October 31, 1999. Vesting terms range from immediately vested to three year vesting terms. Stock options are summarized below (shares in thousands):


                                                1999                         1998                       1997
-----------------------------------------------------------------------------------------------------------------------
                                                    Option Price                Option Price               Option Price
                                          Shares     Per Share         Shares    Per Share         Shares    Per Share
-----------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year               664     $6.20-$14.00       372     $6.00-$7.81         160    $5.75-$6.88
Grants                                     1,134      5.75-9.94         592      5.34-14.00         323     6.00-7.81
Exercises                                    (79)     5.75-7.25        (212)     5.34-7.81          (72)    6.00-6.88
Cancellations                               (647)     5.75-14.00        (88)     6.38-7.81          (39)    5.88-7.81
-----------------------------------------------------------------------------------------------------------------------
Outstanding, end of year                   1,072        5.75-9.94       664      6.20-14.00         372      6.00-7.81
-----------------------------------------------------------------------------------------------------------------------
Options exercisable, end of year             652        5.75-9.94        91      6.20-14.00          95      6.00-7.81
-----------------------------------------------------------------------------------------------------------------------
Weighted average fair value of
     options granted during the
     year                                            $       6.61               $      8.56                $        --
-----------------------------------------------------------------------------------------------------------------------

                      Options Outstanding                                 Options Exercisable
--------------------------------------------------------------------------------------------------
                                    Weighted
                                     Average                                           Weighted
   Range of          Number         Remaining         Average           Number         Average
Exercise Prices   Outstanding   Contractual Life   Exercise Price     Exercisable   Exercise Price
--------------------------------------------------------------------------------------------------
  $5.75-$5.75           780           4.81             $5.75               507          $5.75
   6.00- 7.25            90           5.31              7.04                67           6.97
   7.43- 8.75            67           8.73              8.05                32           7.57
   9.94- 9.94           135           2.73              9.94                46           9.94
--------------------------------------------------------------------------------------------------
  $5.75-$9.94         1,072           4.84             $6.59               652          $6.34
--------------------------------------------------------------------------------------------------

The Board of Directors has committed to issue, subject to shareholder approval, approximately 1.6 million options with strike prices ranging from $5.75 to $8.00 to directors, officers and consultants. The Company may report significant compensation expense at or subsequent to the date of shareholder approval, if and when obtained, for any excess of the fair market value at that date over the strike prices of these options. The Company will occasionally issue options to consultants. The expense related to options granted to consultants was approximately $0.1 million in 1999 based on the fair value of the services or the options in accordance with SFAS No. 123.

The Company accounts for stock options in accordance with APB No. 25. SFAS 123 requires supplemental disclosure of stock-based compensation determined based on the fair value of options as of the date of grant. The compensation so determined is recognized for pro forma purposes over the vesting period of the options. For the purpose of determining the pro forma amounts shown below, the fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for options granted in 1999, 1998 and 1997, respectively; risk-free interest rates of 5.97 percent, 5.40 percent, 5.65 percent; dividend yield of zero percent for each year; expected lives of 1.5 years, two to six years and two years; volatility of .59, .549-.561 and .463. Had compensation expense been recognized in accordance with SFAS No. 123 the Company's income (loss) applicable to common stock would approximate the pro forma amounts shown below (in thousands except per share amounts):

                                                  Year Ended October 31,
----------------------------------------------------------------------------
                                              1999        1998         1997
----------------------------------------------------------------------------
Income (loss) applicable to common stock:
     As reported                            (36,758)     (5,840)       1,331
     Pro forma                              (38,302)     (7,303)       1,121
Diluted income (loss) applicable to
  common stock per share:
     As reported                           $  (3.10)    $ (0.59)      $ 0.16
     Pro forma                                (3.23)      (0.74)        0.13

Subject to shareholder approval, the Board of Directors has approved a grant of 50,000 shares of common stock to the Company's Chief Executive Officer ("CEO") at no cost to him. The Board has also approved the payment by the Company of taxes that will be payable by the CEO with respect to the grant. When and if shareholder approval is received, the Company will recognize compensation expense, the amount of which may be significant, for the fair market value of the shares, on the date of shareholder approval, and cash paid to tax protect the CEO.

16.      FIBER MARKETING RIGHTS:

The following fiber optic network construction projects were executed by MFSNT prior to the July 1998 acquisition of MFSNT and contain continuing fiber marketing rights:

Bay Area Rapid Transit (San Francisco Bay Area) ("BART"). The network was fully constructed at the date of acquisition and the Company has no ownership rights. It does have a right to market excess capacity on the system and is entitled to receive commissions from BART based on a percentage of any resulting user fees received by BART. During the years ended October 31, 1999 and 1998, commissions of approximately $0.4 million and $0.3 million were earned by the Company under this arrangement.

Illinois State Toll Highway Authority ("ISTHA"). This conduit network was under construction at the date of acquisition and the Company has no ownership rights. The Company does have marketing rights and is entitled to a percentage of user fees successfully negotiated on behalf of ISTHA. The Company can also separately negotiate with users for installation of fiber and electronic equipment. During the years ended October 31, 1999 and 1998, the Company earned commissions of $2.0 million and $1.2 million. Revenues from separate installation contracts with the users were approximately $10.1 million and zero during the fiscal years ended October 31, 1999 and 1998, respectively.

17.      FINANCIAL ADVISORY SERVICES:

Two related firms, L. Dolcenea, Inc. and Platinum Advisory Services, Inc., were paid approximately $1.0 million by the Company for various advisory services during the year ended October 31, 1999, including services related to extensions of default waivers under the Series B Preferred Stock. L. Dolcenea, Inc. was also paid $1.0 million by the Company in July 1998 related to the original issuance of the Series B Preferred Stock. The services billed to the Company include assistance with negotiation of a proposed settlement with SIRIT (Refer to Note 13, "Commitments and Contingencies"), involvement with potential business acquisitions, obtaining officers and directors' liability insurance for the Company and proposals for the issuance of additional securities by the Company with terms similar to the Series B and Series C Preferred Stock. Amounts paid include both amounts designated as retainers and success fees. The Company may be committed to pay these advisors additional amounts or issue warrants to them for the purchase of the Company's common stock related to future transactions for which the advisors may claim compensation.

These advisors were paid an additional $1.7 million in February 2000, at the time of conversion and redemption of the remaining outstanding Series B Preferred stock and issuance of the Series C Preferred Stock. These advisors also received 75,000 warrants to acquire the Company's common stock. Refer to
Note 23, "Subsequent Events"

18.      DEFINED CONTRIBUTION RETIREMENT PLAN AND POST-EMPLOYMENT OBLIGATIONS:

The Company sponsors a defined contribution retirement plan covering substantially all employees of the Company. Participants may contribute up to fifteen percent of their annual salaries, subject to certain limitations, as pre-tax salary deferral. The Company makes certain matching and service related contributions to the plan that totaled approximately $0.7 million during the fiscal year ended October 31, 1999.

During the fiscal year ended October 31, 1999, the Company executed deferred compensation arrangements with two former directors that provide for payments to them of $60,000 to $75,000 per year plus fringe benefits for the number of years equal to the years of service, subject to a minimum of ten years. During the fiscal year ended October 31, 1999, the Company incurred expense of approximately $0.8 million related to these arrangements and paid benefits to one former employee of $0.1 million. The present value of these future obligations, $0.8 million, was accrued as of October 31, 1999.

19.      INCOME TAXES:

An analysis of the components of income (loss) before income taxes and minority interest is presented below for the fiscal years ended October 31 (amounts in thousands):

                                 1999         1998        1997
----------------------------------------------------------------
Domestic                       $(18,285)      $6,084      $3,304
Foreign                             656          453         573
----------------------------------------------------------------
                               $(17,629)      $6,537      $3,877
----------------------------------------------------------------

The provision (benefit) for income taxes is composed of the following for the fiscal years ended October 31 (in thousands):

                                                  1999         1998         1997
--------------------------------------------------------------------------------
Current:
    Federal                                    $  (540)      $ 1,937       $ --
     State                                         402           751         --
--------------------------------------------------------------------------------
                                                  (138)        2,688         --
--------------------------------------------------------------------------------
Deferred:
     Federal                                     4,003           792        657
     State                                         149           (75)        70
     Change in valuation allowance              (4,152)           --         --
--------------------------------------------------------------------------------
                                                    --           717        727
--------------------------------------------------------------------------------
Total provision (benefit) for income taxes     $  (138)      $ 3,405       $727
--------------------------------------------------------------------------------

The difference between the provision (benefit) for income taxes computed at the statutory federal income tax rate and the financial statement provision (benefit) for income taxes is summarized as follows for the fiscal year ended October 31:

                                          1999          1998         1997
--------------------------------------------------------------------------
Expected statutory amount                (34.0)%        34.0%        34.0%
Change in valuation allowance             26.4            --           --
Non-deductible goodwill                    4.7           4.0          4.0
Foreign operations, net                    3.0           4.0        (20.0)
State income taxes                         1.5           7.0          0.2
Other                                     (2.4)          3.0          3.8
--------------------------------------------------------------------------
Actual tax provision (benefit)            (0.8)%        52.0%        22.0%
--------------------------------------------------------------------------

Deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial reporting purposes. The sources of these differences are as follows at October 31 (amounts in thousands):

                                                          1999          1998
------------------------------------------------------------------------------
Current deferred tax assets (liabilities):
     Allowance for doubtful accounts                     $ 1,243       $   312
     Accrued liabilities                                   1,029            --
     Other                                                   (25)          747
------------------------------------------------------------------------------
                                                           2,247         1,059
------------------------------------------------------------------------------
Non-current deferred tax assets (liabilities):
     Property and equipment                               (3,183)         (755)
     Net operating loss (NOL) carryforwards                2,806            --
     Stock appreciation rights payable                       744            --
     Accrued liabilities                                     389            --
     Other                                                   204           (39)
------------------------------------------------------------------------------
                                                             960          (794)
------------------------------------------------------------------------------
Net deferred tax asset prior to valuation allowance        3,207           265
Valuation allowance                                       (3,207)           --
------------------------------------------------------------------------------
                                                         $    --       $   265
------------------------------------------------------------------------------

At October 31, 1997, the Company had NOL carryforwards for Federal income tax purposes of approximately $3.3 million. These NOL carryforwards were fully utilized in fiscal year 1998. During fiscal 1999, the Company had a NOL for income tax purposes of approximately $9.7 million, approximately $2.0 million of which will be carried back to fiscal 1998 and the remainder of approximately $7.7 million will be carried forward and will expire in 2019. A valuation allowance of $3.2 million has been recognized at October 31, 1999, due to the uncertainty that the Company will realize the income tax benefit from its net deferred tax assets.

20.      RELATED-PARTY TRANSACTIONS:

In payment of certain finders fees associated with the acquisition of MFSNT, the Company issued a three-year, 10 percent note for $1.3 million to a third party who subsequently became a member of the Company's Board of Directors. At October 31, 1998, the outstanding balance of this note was $1.2 million and is reflected in current liabilities in the accompanying consolidated balance sheet. During the year ended October 31, 1999, the Company issued 118,000 shares of Common Stock to the Director in payment of the then remaining balance of the note of $0.8 million.

In November 1997, a subsidiary of the Company assumed the obligations of Ten-Ray Utility Construction, Inc. ("Ten-Ray"), a North Carolina corporation, as contractor under two network construction contracts and paid the costs Ten-Ray had accrued under the contracts of approximately $0.1 million. On January 30, 1998, the Company purchased from Ten-Ray certain construction equipment used in connection with the contracts. The purchase price for the equipment was the satisfaction of Ten-Ray's bank loans secured by the equipment in the amount of $0.3 million, including principal and interest, which in the opinion of the executives of the subsidiary was not more than the fair market value of the equipment at the time of this transaction. The Company's then Chief Financial Officer, beneficially owned approximately 7.7 percent of the voting stock of Ten-Ray and had personally guaranteed the equipment loans to the bank.

21.      SEGMENT INFORMATION:

The Company currently operates primarily in two industry segments: network services and transportation services. Transportation services are conducted primarily in the United States with small projects in South America, Canada and Asia, while telecommunication network services are conducted both in the United States and Latin America. The Company manages and analyzes the operations of the Company in four separate groups, Network Services Group, Transportation Services Group, Construction Group and Communications Development Group. Subsequent to October 31, 1999, the Company established the Network Development Group. Refer to Note 1, "The Company," for descriptions of services provided by each operating group. The Company's international operations are primarily within the Communications Development Group and are immaterial to the Company's consolidated operations.

                                               For the Fiscal Year Ended October 31,
------------------------------------------------------------------------------------
                                                  1999           1998          1997
------------------------------------------------------------------------------------
Sales to unaffiliated customers:
Network Services                               $ 260,354       $ 62,243      $    --
Transportation Services                           39,394         24,639           --
Construction                                     113,948        125,270       82,171
Communication Development (International)          4,869          5,329        4,163
------------------------------------------------------------------------------------
                                               $ 418,565       $217,481      $86,334
------------------------------------------------------------------------------------
Income (loss) from operations:
Network Services                               $  14,746       $  6,272      $    --
Transportation Services                          (10,618)         2,586           --
Construction                                      (5,730)         1,718        4,824
Communication Development (International)            346            182           17
Unallocated Corporate Overhead                      (628)           651           --
------------------------------------------------------------------------------------
                                               $  (1,884)      $ 11,409      $ 4,841
------------------------------------------------------------------------------------
Identifiable assets:
Network Services                               $ 139,460       $159,660      $    --
Transportation Services                           50,178         48,830           --
Construction                                      66,667         71,941       44,751
Communication Development (International)          3,813          4,496        2,509
Corporate                                          1,915          5,833        3,086
------------------------------------------------------------------------------------
                                               $ 262,033       $290,760      $50,346
------------------------------------------------------------------------------------

The Company derives a significant portion of its revenues from a few large customers. Those customers are as follows:

                                                                          Revenue for the    Percentage of Total Revenues
                                                                            Fiscal Year      During The Fiscal Years Ended
                                                                               Ended                October 31,
             Customer                        Operating Group             October 31, 1999     1999       1998       1997
--------------------------------------------------------------------------------------------------------------------------
New Jersey Consortium              Transportation and Network Services        $78,515          18%         8%        --
WorldCom                                    Network Services                   61,636          15%        14%        --
Williams Communications, Inc.               Network Services                   49,621          12%         --        --
Cooper Tire Company                           Construction                     13,050           3%         6%       15%
Florida Power Corp.                           Construction                     13,514           3%         7%        9%
State of Illinois (ISTHA)                   Network Services                   11,680           2%         5%        --

MFSNT is party to multiple contracts with the New Jersey Consortium ("New Jersey Consortium Contracts") which includes the New Jersey Turnpike Authority, New Jersey Highway Authority, Port Authority of New York and New Jersey, South Jersey Transportation Authority and the State of Delaware Department of Transportation. The New Jersey Consortium Contracts provide for, among other items, MFSNT to construct and maintain a fully integrated automated toll collection system and supporting fiber optic network. The gross revenues the Company has or expects to receive from the New Jersey Consortium Contracts are estimated to be approximately $280.0 million. During the fiscal year ended October 31, 1999, the Company incurred net losses related to the New Jersey Consortium Contracts of approximately $4.0 million, including penalties of approximately $4.9 million associated with the failure to meet certain milestones provided for in the contracts. The Company is not currently incurring additional penalties related to the New Jersey Consortium Contracts. However, scheduled minimum payments due the Company for operation of the violations processing center have been deferred until certain work is completed by the Company and accepted by the Consortium and may not be recouped as minimum payments.

At October 31, 1999, the Company had billed and unbilled receivables of approximately $18.3 million and $20.4 million relating to the New Jersey Consortium, $10.9 million and $8.7 million relating to WorldCom and $6.2 million and $1.1 million relating to Williams Communications, Inc., respectively.

The loss of the New Jersey Consortium, WorldCom or any other such customers could have a material adverse effect on Able's business, financial condition and results of operations.

22. UNAUDITED QUARTERLY FINANCIAL DATA (amounts in thousands except per share data)

The fiscal 1999 quarterly unaudited amounts have been adjusted from amounts previously reported by the Company in their quarterly filings with the Securities and Exchange Commission. The adjustments relate to accounting errors discovered subsequent to October 31, 1999. Their nature and effects on the results of operations for each of the quarterly periods during fiscal 1999 are summarized below (in thousands, except per share data):

                                                                As Reported     Adjustments       Adjusted
-------------------------------------------------------------------------------------------------------------------
First quarter:
         Revenues                                                $  91,777       $  1,303       $  93,080
         Operating income (loss)                                     5,363         (2,842)          2,521
         Net income (loss)                                            (581)        (4,737)         (5,318)
         Income (loss) applicable to common stock                     (761)        (4,737)         (5,498)
         Income (loss) applicable to common stock per share          (0.06)         (0.41)          (0.47)

Second quarter:
         Revenues                                                  124,481           (752)        123,729
         Operating income (loss)                                       536         (3,393)         (2,857)
         Net income (loss)                                              41         (1,636)         (1,595)
         Income (loss) applicable to common stock                  (15,151)           845         (14,306)
         Income (loss) applicable to common stock per share          (1.29)          0.07           (1.22)

Third quarter:
         Revenues                                                  102,562            219         102,781
         Operating income (loss)                                     6,546         (5,091)          1,455
         Net income (loss)                                             161         (5,646)         (5,485)
         Income (loss) applicable to common stock                      122        (10,387)        (10,265)
         Income (loss) applicable to common stock per share            .01          (0.88)          (0.87)

Fourth quarter:
         Revenues                                                   98,975             --          98,975
         Operating income (loss)                                    (3,003)            --          (3,003)
         Net income (loss)                                          (5,662)            --          (5,662)
         Income (loss) applicable to common stock                   (6,689)            --          (6,689)
         Income (loss) applicable to common stock per share          (0.56)            --           (0.56)


                                                                                               NET INCOME (LOSS) APPLICABLE
                                                                NET INCOME (LOSS)                      TO COMMON STOCK
                                                       ------------------------------------------------------------------------
                                                         FIRST       SECOND       THIRD         FIRST       SECOND      THIRD
                                                        QUARTER     QUARTER      QUARTER       QUARTER     QUARTER     QUARTER
                                                       ------------------------------------------------------------------------
Amounts previously reported                            $  (581)     $    41      $   161     $   (761)   $ (15,151)    $    122
                                                       ------------------------------------------------------------------------
Adjustments:

     WorldCom SAR obligation (1)                        (1,906)         821         (687)      (1,906)         821         (687)
     Improperly deferred costs (2)                        (763)      (2,382)      (2,778)        (763)      (2,382)      (2,778)
     Costs improperly charged against reserves (3)        (132)         623       (1,514)        (132)         623       (1,514)
     Prior year accrual adjustment (4)                    (957)          --           --         (957)          --           --
     Equipment impairment loss (5)                          --       (1,146)          --           --       (1,146)          --
     Tax effects of other adjustments (6)                 (118)         807          309         (118)         807          309
     Series B redemption and modification (7)               --           --           --           --        2,481       (3,338)
     Series B liquidation value adjustment (8)              --           --           --           --           --       (1,403)
     Other adjustments (9)                                (625)         (18)         (92)        (625)         (18)         (92)
     Long-term service contract adjustments (10)          (236)        (341)        (884)        (236)        (341)        (884)
                                                       ------------------------------------------------------------------------
     Total adjustments                                  (4,737)      (1,636)      (5,646)      (4,737)         845      (10,387)
                                                       ------------------------------------------------------------------------
Restated Amount                                        $(5,318)     $(1,595)     $(5,485)     $(5,498)    $(14,306)    $(10,265)
                                                       ------------------------------------------------------------------------

Quarterly adjustments:

(1) The obligation under the WorldCom SARs (Note 5) was calculated using a Black-Scholes option-pricing model. The obligation should have been accounted for at "intrinsic value" determined as the difference between the closing price of the Company's common stock on the balance sheet date and the strike price of $7.00.

(2) For the first three quarters, the Company deferred certain costs relating to its operation of the Violation Processing Center for the New Jersey Consortium that should have been expensed as incurred.

(3) Indirect costs were not consistently allocated to Transportation Services Group jobs. In addition, costs were charged against reserves for Loss Jobs that were not related to those jobs.

(4) A prior year consolidating adjustment to reduce accrued expenses was inappropriately not reversed in the preparation of the 1999 consolidations.

(5) An impairment loss for certain equipment for one of the Company's subsidiaries should have been recognized in the second quarter.

(6) The tax provision for all quarters has been restated, including reversal of approximately $1.2 million tax benefit originally offset against the extraordinary loss on the early extinguishment of debt.

(7) The February 1999 redemption of Series B Preferred Stock and the modification of the terms of the then remaining Series B shares was not correctly determined.

(8) The Series B Preferred Stock should have been reflected at its liquidation value upon recharacterization as a default obligation in May 1999 Refer to Note 14, "Preferred Stock"

(9) Other adjustments made as a result of the year-end audit affected the previously reported quarterly amounts as shown.

(10) These adjustments recognize losses on long-term service contracts as incurred as discussed more fully in the following paragraph.

LONG-TERM SERVICE CONTRACTS

During the third quarter, an accrual of $8.4 million was made with an offsetting increase to goodwill for projected losses on long-term service contracts assumed as part of the acquisition of MFSNT for operation and maintenance of fiber networks. The contracts extend for fifteen to twenty years. Performance under these agreements, which were predominately executed in 1996 and 1997, began during fiscal 1999. The Company subsequently determined that the costs to perform under these contracts are expected to be greater than amounts presently expected to be billable to network users under firm contractual commitments.
The appropriate accounting treatment for long-term service contracts of this nature is not clearly defined, particularly when the contracts have been assumed as part of a purchase business combination. However, based on the Company's ongoing discussions with the SEC, the Company believes the SEC does not believe accruals for future losses on these types of long-term service obligations are appropriate. The Company has also subsequently determined that such losses cannot be reasonably estimated due to potential changes in various assumptions. Consequently, the Company has determined the appropriate accounting for these obligations is to record any such losses in the periods in which the losses are incurred. The Company has restated its quarterly results for the first, second and third quarters of 1999 to reflect these losses as incurred and to reverse the additional $8.4 million accrued for these obligations. The SEC has not yet agreed with the Company that such accounting is appropriate and may require the Company to further change its accounting policies for operations and maintenance contracts.

Quarterly unaudited amounts for the fiscal years ended October 31, 1998 and 1997 are as follows (in thousands, except per share data):

                                                                   First         Second         Third        Fourth
                                                                  Quarter       Quarter        Quarter       Quarter
--------------------------------------------------------------------------------------------------------------------
1998:
     Revenues                                                     $22,268       $34,552        $58,305      $102,356
     Operating income (loss)                                       (1,164)        2,180          4,319         6,074
     Net income (loss)                                               (927)          867            790         1,784
     Income (loss) applicable to common stock                      (1,081)          838         (7,186)        1,589
     Income (loss) applicable to common stock per share             (0.12)         0.09          (0.72)         0.16

1997:
     Revenues                                                      18,326        20,871         21,984        25,153
     Operating income (loss)                                        1,144         1,785          1,024           888
     Net income (loss)                                                507           851            932           567

     Income (loss) applicable to common stock                         470           337            491            33
     Income (loss) applicable to common stock per share              0.04          0.04           0.06          0.02

23.        SUBSEQUENT EVENTS

WORLDCOM DEBT TO EQUITY CONVERSION

On January 11, 2000, WorldCom agreed to convert approximately $25.5 million of its $30.0 million WorldCom Note into 3,050,000 shares of the Company's Common Stock ("WorldCom Conversion Agreement"). The conversion was based on the January 8, 2000 closing price of the Company's Common Stock of $8.375 per share. The remainder of the original WorldCom Note of approximately $4.5 million was converted into an amended and restated 11.5 percent subordinated promissory note due February 2001.

SERIES B AND SERIES C PREFERRED STOCK

In February 2000, the Company purchased the remaining Series B Preferred Stock outstanding for a redemption price of approximately $16.8 million. The consideration paid included cash of $10.9 million, 802,000 shares of the Company's common stock, and warrants to purchase 267,000 shares of common stock. The warrants are exercisable with respect to 200,000 shares at $10.13 per share. The price for the remaining 67,000 shares will be established at the end of 100 trading days, using a market-based formula, but could be as low as $.01 per share. To fund the Series B redemption, the Company issued a new class of Series C Convertible Preferred Stock with detachable warrants ("Series C Stock") for cash of $15.0 million.

The Series C Stock has a dividend rate of 5.9% and is convertible immediately at $9.35 per common share. The conversion price is subject to change every six months. If the common stock is trading below the previously adjusted conversion price, the conversion price will be reduced, but not to less than $4.00 per common share. Under certain terms and conditions, the Company may redeem the Series C Stock beginning 60 days after a registration statement for the underlying common shares is declared effective at a price of $15 million plus 10% for each full or partial six-month period elapsed until redemption. The terms of the Series C Preferred Stock include certain punitive provisions in the event of default, including interest to accrue at 3% per month. The Series C Stock was issued with detachable warrants for the purchase of 200,000 shares of the Company's common stock at a price of $10.75 per share. The Financial Advisors (Note 17) also are entitled to warrants for 75,000 common shares at $10.75 per share.

The pro forma effect of the WorldCom Conversion Agreement and the Series B and Series C Transactions on the October 31, 1999, consolidated balance sheet is as follows:

                                           WorldCom
                          As Reported     Conversion       Series B        Series C          Pro Forma
------------------------------------------------------------------------------------------------------
Cash                       $ 16,568        $     --       $(10,879)        $ 14,400          $ 20,089
Current assets              167,874              --        (10,879)          14,400           171,395
Total Assets                262,033              --        (10,879)          14,400           265,554
Current liabilities         166,772              --             --              --            166,772
Long-term debt               46,086         (25,500)            --              --             20,586
Preferred stock              16,322              --        (16,322)          13,637            13,637
Equity                          431          25,500          5,443              763            32,137

ACQUISITION

On November 5, 1999, the Company acquired all of the outstanding common stock of Southern Aluminum & Steel Corporation ("SASCO") along with Specialty Electronic Systems, Inc. ("SES"). SASCO has operations in Birmingham, Cape Canaveral and Atlanta and has 40 years' experience in surveillance systems, signalization, Intelligent Transportation Systems ("ITS") and roadway lighting. It provides expertise in design, installation, and project implementation of advanced highway communication networks. SES is a systems/integration company in the ITS market, having designed, fabricated, installed and integrated ITS systems in 11 states from the East Coast to Ohio and Texas.

Consideration for SASCO and SES was 75,000 shares of common stock with a value of approximately $0.7 million. In addition to the initial consideration, the Company has provided an earn-out provision to the prior shareholders whereby additional consideration will be given based on certain performance measurements. The additional consideration can be earned over a four year period. The Company intends to record this transaction using the purchase method of accounting. The pro forma effect on consolidated results of operations, from the acquisition of SASCO and SES, is not material.

The earn-out consideration for year one (ending October 31, 2000) shall be converted into the Company's common stock by dividing the earn-out consideration by $8. The earn-out consideration for year two through year four shall be converted into the Company's common stock by dividing the earn-out consideration by the 52-week average of the closing market price of the Company's common stock for each respective year.

The consideration shall be paid in shares of the Company's common stock. However, the cumulative shares issued (initial and earn-out) may never exceed
19.9 percent of the total Company common stock issued and outstanding. Should the 19.9 percent threshold be reached, any additional consideration earned will be paid in cash or promissory notes with interest calculated at a market rate, as mutually agreed upon by the Company and the former shareholders, at the time of payment.

                   Able Telcom Holding Corp. and Subsidiaries

                                   Schedule II

                        Valuation and Qualifying Accounts

                   Years ended October 31, 1999, 1998 and 1997

                                                Balance at                       Charged to                    Balance at
                                               Beginning of                      Costs and                       End of
                                                  Period       Acquisitions       Expenses      Deductions       Period
-------------------------------------------------------------------------------------------------------------------------
Allowance for doubtful accounts:
         October 31, 1999                           $866          $    --          $5,044        $2,396          $3,514
         October 31, 1998                            686               75             782           677             866
         October 31, 1997                            828               --             160           302             686

Restructuring and other acquisition reserves:
         October 31, 1999                          1,541               --              --           959             582
         October 31, 1998                             --            4,997              --         3,456           1,541
         October 31, 1997                             --               --              --            --              --

Reserves for litigation and claims:
         October 31, 1999                          4,014               --              --           700           3,314
         October 31, 1998                             --            5,000              --           986           4,014
         October 31, 1997                             --               --              --            --              --

Reserves for losses on uncompleted contracts:
         October 31, 1999                         25,390            2,463              --        19,233           8,620
         October 31, 1998                             --           40,500              --        15,110          25,390
         October 31, 1997                             --               --              --            --              --

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are estimated expenses (other than any discounts that may be incurred by the Selling Shareholders) to be incurred in connection with the offering described in this Registration Statement:


              SEC Registration Fee (actual)                 $ 28,613
              Accounting Fees and Expenses                   250,000
              Legal Fees and Expenses                        500,000
              Blue Sky Fees and Expenses                            (1)
              Nasdaq Listing Fees                                   (1)
              Printing                                              (1)
              Miscellaneous                                         (1)

              Total                                         $       (1)

*  Estimated

(1)      To be filed by amendment.

The Company intends to pay all of the expenses of registration with respect to the shares being offered hereby. The Selling Shareholders will pay their respective expenses related to the sale of the shares offered hereby, including any discounts, stock transfer taxes and independent legal fees.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

Section 607.0850(3), however, provides that a Florida corporation must indemnify any director or officer of a corporation who has been successful in the defense of any proceeding referred to in Section 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him or her in connection therewith.

Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

Section 607.0850 of the FBCA further provides that the indemnification provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was not unlawful, (b) derived an improper personal benefit from a transaction,
(c) was or is a director in a circumstance where the liability under Section
607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

Pursuant to (i) the Registration Rights Agreement with respect to the shares of common stock underlying the Series B Preferred Stock and the Series B Warrants,
(ii) the Warrant Agreement with respect to the John Hancock Warrants, and (iii) the Merger Agreement, the Selling Shareholders have agreed to indemnify the Company and its affiliates, officers, directors, and controlling persons, against certain liabilities, including liabilities arising under the Securities Act.

The Company's Bylaws provide that the Company shall indemnify the Company's officers and directors against liability resulting from their service as an officer or director of the Company, and the Company has entered into indemnification agreements with its officers and directors, the form of which is filed as an exhibit to this Registration Statement.

Reference is also made to the undertaking made with respect to indemnification matters involving the Company's directors, officers and controlling persons, set forth in Item 17(c) below.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

All of the following sales of unregistered securities were sold pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, or pursuant to Regulation D thereunder, as transactions by an issuer not involving any public offering.

SERIES B PREFERRED STOCK

On June 30, 1998, the Company issued 4,000 shares of its Series B Convertible Preferred Stock, par value $.10 per share. The Series B Preferred Stock was sold at a price of $5,000 per share to accredited investors, as such term is defined in Rule 501(a) under the Securities Act, for aggregate consideration of $20.0 million.

On June 30, 1998, as part of the Company's offering of its Series B Preferred Stock, the Company issued to the holders thereof warrants to purchase in the aggregate 1,000,000 shares of common stock, par value $.001 per share, to the purchasers of the Series B Preferred Stock, for aggregate consideration to us of $18.1 million. The warrants are immediately exercisable for a five year period at a price of $19.80 per share, subject to certain adjustment as provided in the warrant agreement.

During fiscal year 1998, the holders of Series B Preferred Stock converted 436 shares into 1,007,927 shares of common stock at a conversion price of $2.18 per share.

In February 2000 we redeemed 779 shares of Series B Preferred Stock by issuing 801,787 shares of common stock, issuing warrants to purchase 66,246 shares of common stock with an exercise price of $.01 per share, and paying cash. We also agreed to issue 1,057,031 shares of common stock and warrants to purchase 200,000 shares of common stock with an exercise price of $10.125 per share, also as part of the redemption price. These latter shares and warrants were sold subject to receiving shareholder approval at our upcoming annual meeting.

In July 2000, we issued 66,246 shares of common stock upon the exercise of outstanding warrants. We received aggregate consideration of $662.46 from the holders.

SENIOR NOTES

On January 6, 1998, the Company sold $10.0 million in principal amount of its 12% Senior Subordinated Notes Due January 6, 2005 to a single accredited investor.

As part of the Company's offering of the Senior Notes, the Company issued to the holders thereof warrants to purchase in the aggregate 409,505 shares of common stock. The warrants are exercisable at an exercise price of $8.25 per share.
The warrants were issued for no additional consideration.

SERIES A PREFERRED STOCK

In the last 3 months of 1997, we issued 921,000 shares of common stock to two purchasers in conversion of 500 shares of Series A Convertible Preferred Stock previously issued in 1997, at a conversion price of $7.40 per share.

STOCK OPTIONS

From time to time, the Company has issued and will continue to issue to certain of the Company's employees, officers, directors, consultants and advisors options to purchase common stock. As of August 30, 2000, options under the Stock Option Plan to purchase 734,000 shares of common stock remain exercisable at various exercise prices. The Company has registered on a Form S-8 registration statement 550,000 shares of common stock for sale pursuant to the exercise of options granted under the Stock Option Plan. In addition, the Company has issued to employees options to purchase 2,189,897 shares of common stock outside the Stock Option Plan that remain exercisable at various exercise prices. These options issued outside the Stock Option Plan are subject to shareholder approval at the Company's upcoming annual meeting.

THE WORLDCOM OPTION

As part of the MFSNT acquisition, we granted an option to WorldCom to purchase up to 2,000,000 shares of the Company's common stock at an exercise price of $7.00 per share.

THE WORLDCOM EQUITY AWARD

We also granted WorldCom an equity award in the form of stock appreciation rights which is equivalent to 600,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. The exercise price for these stock appreciation rights is $5.0938 per share. The issuance of the stock appreciation rights was part of the consideration for the MFSNT acquisition.

SERIES C PREFERRED STOCK

In February 2000, the Company sold 5,000 shares of Series C Convertible Preferred Stock and warrants to purchase 200,000 shares of common stock exercisable at $10.75 per share. The aggregate consideration was $15.0 million. The securities were sold to a small group of accredited investors affiliated with each other. The Series C Preferred Stock has a conversion price of $4.00 per share.

In consideration of assistance with settling the Sirit litigation in February 2000, the Company issued the Series C holders additional warrants to purchase 375,000 shares of common stock at $6.00 per share and 375,000 shares of common stock at $8.00 per share.

SERIES D PREFERRED STOCK

In August 2000, we issued 1,000 shares of Series D Convertible Preferred Stock to WorldCom to pay off $37.0 million in debt owed to Worldcom. The Series D Preferred Stock has a conversion price of $10.01 per share.

OTHER SALES OF COMMON STOCK

On April 30, 1999, the Company converted a payable to a Director of the Company in the amount of $0.8 million into 118,286 shares of common stock, based upon a conversion rate equal to the fair market value of the Company's common stock on the date of conversion, or $7.00 per share.

In August 2000, we agreed to issue 5,011,511 shares of common stock to Sirit Technologies, Inc. in settlement of a $31.2 million judgment Sirit obtained against us. Issuance of these shares is subject to shareholder approval at our upcoming annual meeting.

ITEM 16. EXHIBITS.

EXHIBIT NO.       DESCRIPTION
-----------       -----------

2.1               Asset Purchase Agreement, dated November 26, 1997, among Able
                  Telcom Holding Corp., Georgia Electric Company, Transportation
                  Safety Contractors, Inc., COMSAT RSI Acquisitions, Inc. and
                  COMSAT Corporation(1)

2.2               Indemnification Agreement, dated February 25, 1998, among Able
                  Telcom Holding Corp., Georgia Electric Company, Transportation
                  Safety Contractors, Inc., COMSAT RSI Acquisitions, Inc. and
                  COMSAT Corporation(1)

2.3               Stock Purchase Agreement, dated as of April 1, 1998, among
                  Able Telcom Holding Corp., James P. Patton, Rick Boyle and
                  Claiborne K. McLemore III(2)

2.4               Closing Memorandum and Schedule, dated April 1, 1998, among
                  Able Telcom Holding Corp., James P. Patton, Rick Boyle and
                  Claiborne K. McLemore III(2)

2.5               Agreement and Plan of Merger by an among MFS Acquisition
                  Corp., Able Telcom Holding Corp., MFS Network Technologies,
                  Inc. and MFS Communications Company, Inc. dated as of April
                  22, 1998(9)

2.5.1             Amendment to Agreement and Plan of Merger among MFS
                  Acquisition Corp., Able Telcom Holding Corp., MFS Network
                  Technologies, Inc. and MFS Communications Company, Inc. dated as of July 2, 1998(10)

2.5.1.1           Amendment No. 2 dated as of July 21, 1998 to Agreement and
                  Plan of Merger among MFS Acquisition Corp., Able Telcom
                  Holding Corp., MFS Network Technologies, Inc. and MFS
                  Communications Company, Inc.(11)

2.5.1.2           Agreement between WorldCom Network Services, Inc. and Able
                  Telcom Holding Corp. dated as of September 9, 1998(13)

2.5.1.3           Agreement between WorldCom Network Services, Inc. and Able
                  Telcom Holding Corp. dated January 26, 1999(12)

2.5.2             Promissory Note of Able Telcom Holding Corp. dated July 2,
                  1998 to MFS Communications Company, Inc.(10)

2.5.2.1           11.5% Promissory Note between Able Telcom Holding Corp., and
                  WorldCom Network Services, Inc. dated as of September 1, 1998(12)

2.5.3             Stock Pledge Agreement dated as of July 2, 1998 by Able Telcom
                  Holding Corp. in favor of WorldCom, Inc.(10)

2.5.4             Master Services Agreement between WorldCom Network Services,
                  Inc. and MFS Network Technologies, Inc. dated as of July 2,
                  1998 (exhibits omitted)(11)

2.5.5 Assumption and Indemnity Agreement dated as of July 2, 1998 among Able Telcom Holding Corp., WorldCom Inc., MFS
                  Communications Company, Inc., MFS Intelenet, Inc., MFS
                  Datanet, Inc., MFS Telcom, Inc. and MFS Communications, Ltd.
                  (schedule omitted)(10)

2.5.6             License Agreement between MFS Communications Company, Inc. and
                  Able Telcom Holding Corp. dated as of July 2, 1998(10)

2.5.7             Modification to Stock Option Agreement between the Company and
                  WorldCom, Inc. dated January 8, 1999(12)

2.5.8 Agreement to Enter Into Stock Appreciation Rights Agreement between the Company and WorldCom, Inc. dated January 8, 1999(12)

2.5.9             Financing Agreement between WorldCom Network Services, Inc.
                  and Able Telcom Holding Corp. dated February 16, 1999(12)

2.5.9.1 Amendment and Restatement of Financing Agreement by and between WorldCom Network Services, Inc. and Able Telcom
                  Holding Corp. dated February 16, 1999(12)

2.5.10 Modification to the WorldCom Option and WorldCom Equity Award, dated March 15, 1999 between the Company and WorldCom, modifying certain terms and extending the exercise period of the WorldCom Option (16)

2.5.11            Amended and Restated Master Services Agreement by and between
                  MCI WorldCom Network Services, Inc. and Able Telcom Holding
                  Corp. dated as of August 24, 2000.

2.5.12 Second Amended and Restated Subordinated Promissory Note between Able Telcom Holding Corp. and Worldcom Network
                  Services, Inc. dated as of August 24, 2000

2.6               Agreement and Plan of Merger dated as of August 23, 2000 among
                  Bracknell Corporation, Bracknell Acquisition Corporation and
                  Able Telcom Holding Corp.



3.1 Articles of Incorporation of Able Telcom Holding Corp., as amended(3)(4)

3.1.1             Articles of Amendment to the Articles of Incorporation of Able
                  Telcom Holding Corp.(13)

3.1.2 Articles of Amendment to the Articles of Incorporation of Able Telcom Holding Corp.

3.2               Bylaws of Able Telcom Holding Corp., as amended(3)

4.2               Specimen common stock Certificate(3)

4.3               Specimen Series A Preferred Stock Certificate(6)

4.4               Form of Warrant issued to Credit Suisse, First Boston and
                  Silverton International Fund Limited(4)

4.6               Able Telcom Holding Corp. 1995 Stock Option Plan(13)

4.7 Amendment to Able Telcom Holding Corp. 1995 Stock Option Plan, dated April 24, 1998(13)

4.8               Series B Convertible Preferred Stock Purchase Agreement(13)

4.9               Registration Rights Agreement for Series B Convertible
                  Preferred Stock Purchase Agreement and 350,000 Warrants(13)

4.10 Registration Rights Agreement for 650,000 Warrants associated with Series B Convertible Preferred Stock Purchase Agreement(13)

4.11 Form of common stock Purchase Warrants for 350,000 Shares in connection with Series B Convertible Preferred Stock Purchase
                  Agreement(13)

4.12 Form of common stock Purchase Warrants for 650,000 Shares in connection with Series B Convertible Preferred Stock Purchase
                  Agreement(13)

4.13              Preferred Stock Purchase Agreement by and among Able Telcom
                  Holding Corp., RGC International Investors, LDC, and Cotton
                  Communications, Inc. dated February 17, 1999(12)

4.14              Warrant Amendment between Able Telcom Holding Corp., and
                  Purchasers (as defined) dated February 17, 1999(12)

4.15 Securities Purchase Agreement by and between the Sellers (as defined) and Cotton Communications, Inc. dated February 17,
                  1999(12)

4.15.1            Letter Agreement dated February 17, 1999 from Cotton
                  Communications, Inc. to John Hancock Mutual Life Insurance
                  Company(17)

4.15.2            Letter Agreement dated February 17, 1999 from Cotton
                  Communications, Inc. to Able Telcom Holding Corp.(17)

4.15.3            Termination Agreement dated March 22, 1999 by and between
                  Able Telcom Holding Corp. and Cotton Communications, Inc.(17)

4.16 Series B Convertible Preferred Stock Exchange Agreement by and between Able Telcom Holding Corp. and the Palladin Group dated
                  February 4, 2000(17)

4.16.3            Letter Agreement dated February 17, 1999 from the Palladin
                  Group to Able Telcom Holding Corp.(17)

4.16.4            Letter dated March 19, 1999 from Able Telcom Holding Corp.
                  to the Palladin Group associated with the termination of Financing Agreement dated February 17, 1999(17)

4.17 Form of First Common Stock Purchase Warrants in connection with Series B Convertible Preferred Stock Exchange
                  Agreement with the Palladin Group(17)

4.18 Form of Second Common Stock Purchase Warrants in connection with Series B Convertible Preferred Stock Exchange Agreement with the Palladin Group(17)

4.19 Series B Convertible Preferred Stock Exchange Agreement by and between Able Telcom Holding Corp. and the RoseGlen
                  Group dated February 4, 2000(17)

4.19.1            Amendment No. 1 to Securities Exchange Agreement and Related
                  Registration Rights Agreement of Able Telcom Holding Corp.
                  [RGC International Investors, LDC], dated July 7, 2000.(20)


4.20              Form of Common Stock Purchase Warrants in connection with
                  Series B Convertible Preferred Stock Exchange Agreement with the RoseGlen Group(17)

4.21              Registration Rights Agreement associated with Series B
                  Convertible Preferred Stock Exchange Agreement(17)

4.21.1            Amendment No. 1 to Securities Exchange Agreement and Related
                  Registration Rights Agreement of Able Telcom Holding Corp., dated July 7, 2000.(20)

4.22              Series C Convertible Preferred Stock Purchase Agreement(17)

4.22.1            Amendment No. 1 to Able Telcom Holding Corp. Series C
                  Convertible Preferred Stock Purchase Agreement and Related
                  Agreements, dated July 7, 2000.(20)

4.23              Form of Common Stock Purchase Warrants in connection with
                  Series C Convertible Preferred Stock Purchase Agreement(17)

4.24              Registration Rights Agreement associated with Series C
                  Convertible Preferred Stock Purchase Agreement(17)

5.1               Opinion regarding legality of common stock*

10.15             Stock Purchase Agreement between Able Telcom Holding Corp.,
                  Traffic Management Group, Inc., Georgia Electric Company,
                  Gerry W. Hall and J. Barry Hall(5)

10.16             Stock Purchase Agreement between Able Telcom Holding Corp.,
                  Telecommunications Services Group, Inc., Dial Communications,
                  Inc., William E. Newton and Sybil C. Newton(8)

10.17             Promissory Note of Able Telcom Holding Corp. Payable to
                  William E. Newton and Sybil C. Newton(8)

10.23             Form of Stock Purchase Agreement among Able Telcom Holding
                  Corp., Traffic Management Group, Inc., Georgia Electric
                  Company, Gerry W. Hall and J. Barry Hall(5)

10.25 Securities Purchase Agreements, dated as of January 6, 1998, between Able Telcom Holding Corp. and each of the Purchasers named therein(6)

10.25.1           Letter Agreement dated July 2, 1998 related to Securities
                  Purchase Agreements dated as of January 6, 1998(13)

10.26             Senior Secured Revolving Credit Agreement dated as of April 6,
                  1998, between Able Telcom Holding Corp. and Suntrust Bank,
                  South Florida, N.A. and Bank of America, FSB(9)

10.27             Credit Agreement among Able Telcom Holding Corp., NationsBank,
                  N.A. and The Several Lenders from Time to Time Parties Hereto dated as of June 11, 1998 (exhibits and schedules omitted)(13)

10.29             Employment Agreement with Jesus G. Dominguez, dated April 27,
                  1998(13)

10.30             Employment Agreement with Stacy Jenkins, dated July 16, 1998(13)

10.32             Amendment to June 11, 1998 Credit Agreement among Able Telcom
                  Holding Corp. NationsBank N.A., and the Several Lenders from
                  Time to Time Parties thereto, dated as of June 30, 1998(13)

10.32.1           Amendment and Amended and Restated Limited Waiver to June 11,
                  1998 Credit Agreement among Able Telecom Holding Corp.,
                  NationsBank N.A., and the Several Lenders from Time to Time
                  Parties thereto, dated as of June 30, 1998**

10.33             Employment Agreement with Billy V Ray, Jr., dated October 1,
                  1998(12)

10.34             Employment Agreement with Curtis A. "Butch" Dale, dated August
                  17, 1998(14)

10.35             Financial Advisor and Placement Engagement Letter, dated April
                  3, 1998, between Washington Equity Partners and Able Telcom
                  Holding Corp.(14)

10.36             Employment Agreement with G. Vance Cartee, dated January 4,
                  1999(12)

10.37             Employment Agreement with Edward Pollock, dated January 1,
                  1999(12)

10.38             Employment Agreement with Frazier L. Gaines, dated November
                  12, 1998(12)

10.39             Employment Agreement with Gideon D. Taylor, dated December 7,
                  1998(12)

10.40             Employment Agreement with Rick Boyle, dated April 1, 1998(12)

10.41             Financing Agreement between Able Telcom Holding Corp. and
                  Cotton Communications, Inc. dated February 17, 1999 (without exhibits)(12)

10.41.1           Termination Agreement between Able Telecom Holding Corp. and
                  Cotton Communications, Inc. dated March 22, 1999**

10.42             11.5% Non-Recourse Promissory Note between Cotton
                  Communications, Inc. and Able Telcom Holding Corp. dated
                  February 17, 1999(12)

10.43             Stock Pledge Agreement between Able Telcom Holding Corp. and
                  Cotton Communications, Inc. dated February 17, 1999(12)

10.44             Employment Agreement with Michael Arp, dated January 1, 1999**

10.45             Consulting Agreement and Employment Agreement with James E.
                  Brands, dated March 15, 1999**

10.46             Employment Agreement with Billy V. Ray, Jr., dated
                  June 15, 2000

10.47             $2,000,000 Promissory Note between Billy V. Ray, Jr. and Able
                  Telcom Holding Corp., dated August 18, 2000.

10.48             Form of Indemnification Agreement between Able Telcom Holding
                  Corp. and certain officers and directors

10.49             Employment Agreement with Thomas Montgomery, dated
                  February 21, 2000(18)

10.50             Employment Agreement with Charles Maynard, dated February 21,
                  2000(18)

10.51             Employment Agreement with Philip Kernan, dated February 21,
                  2000(18)

10.52             Employment Agreement with Edwin D. Johnson, dated May 3,
                  2000(19)

10.53             Employment Agreement with Michael Brenner, dated May 3,
                  2000(19)

10.54             Settlement Agreement, between the Sirit Parties and the Able
                  Parties, dated July 7, 2000.(20)

11                Computation of Per Share Earnings(7)

16.1              Letter regarding change in certifying accountants(15)

21                Subsidiaries of Able Telcom Holding Corp.(13)

23.1              Consent of Ernst & Young LLP

23.2              Consent of Arthur Andersen LLP

23.3              Consent of Counsel (included with Exhibit 5.1)


-------------------
 *       To be filed by amendment

**       Previously filed

(1) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated February 25, 1998, as filed with the Commission on March 12, 1998, as amended by Form 8-K/A-1, dated May 11, 1998, as filed with the Commission on April 14, 1998.

(2) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated April 1, 1998, as filed with the Commission on April 14, 1998.

(3) Incorporated by reference from an exhibit to the Company's Registration Statement on Form S-1 (File No. 33-65854), as declared effective by the Commission on February 26, 1994.

(4) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated December 20, 1996, as filed with the Commission on December 31, 1996.

(5) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated October 12, 1996, as filed with the Commission on October 25, 1996.

(6) Incorporated by reference from an exhibit to the Company's Annual Report on Form 10-K (File No. 0-21986) for the fiscal year ended October 31, 1997, as filed with the Commission on February 13, 1998, as amended by 10-K/A, as filed with the commission on March 20, 1998.

(7) Incorporated by reference from Note 5 to the Condensed Consolidated Financial Statements (Unaudited) filed herewith.

(8) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated December 2, 1996, as filed with the Commission on December 13, 1996, as amended by Form 8-K/A-1, dated February 11, 1997, as filed with the Commission on February 11, 1997.

(9) Incorporated by reference from an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 0-21986), for the quarter ended April 30, 1998, as filed with the Commission on June 14, 1998.

(10) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated July 2, 1998, as filed with the Commission on July 16, 1998.

(11) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K/A (File No. 0-21986), dated July 2, 1998, as filed with the Commission on August 3, 1998.

(12) Incorporated by reference from an exhibit to the Company's Annual Report on Form 10-K/A (File No. 0-21986), for the fiscal year ended October 31, 1998, as filed with the Commission on March 1, 1999.

(13) Incorporated by reference to an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 0-21986), for the quarter ended July 31, 1998, as filed with the Commission on September 21, 1998, as amended by Form 10-Q/A, as filed with the Commission on October 13, 1998.

(14) Incorporated by reference to an exhibit to the Company's Form S-1 (File No. 333-65991), as filed with the Commission on October 22, 1998.

(15) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated September 7, 1998, as filed with the Commission on September 14, 1998.

(16) Incorporated by reference to an exhibit to the Company's Form 10-Q, as filed with the Commission on September 14, 1999.

(17) Incorporated by reference to an exhibit to the Company's Annual Report on Form 10-K (File No. 0-21986), for the fiscal year ended October 31, 1999, as filed February 22, 2000, as amended May 26, 2000.

(18) Incorporated by reference to an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 0-21986), for the quarter ended January 31, 2000, as filed April 12, 2000.

(19) Incorporated by reference to an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 0-21986), for the quarter ended April 30, 2000, as filed June 1, 2000.

(20) Incorporated by reference to an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated July 7, 2000, as filed with the Commission on July 20, 2000.

ITEM 17. UNDERTAKINGS.

(a)      The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registration has duly caused the Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Roswell, State of Georgia, on August 31, 2000.

                                       ABLE TELCOM HOLDING CORP.

                                       BY: /s/ BILLY V. RAY, JR.
                                           -------------------------------------
                                           BILLY V. RAY, JR.,
                                           President and Chief Executive Officer



           Signatures                                        Title                                  Date Signed

  /s/ Billy V. Ray, Jr.                          Chief Executive Officer, Chairman
  -------------------------------                and a Director
  Billy V. Ray, Jr.                              (Principal Executive Officer)                      August 31, 2000


  /s/ Edwin D. Johnson                           President, Chief Financial Officer
  -------------------------------                and a Director
  Edwin D. Johnson                               (Chief Financial and Principal
                                                 Accounting Officer)                                August 31, 2000


  /s/ C. Frank Swartz                            Director                                           August 31, 2000
  -------------------------------
  C. Frank Swartz


  /s/ H. Alec McLarty                            Director                                           August 31, 2000
  -------------------------------
  H. Alec McLarty


  -------------------------------                Director
  Gerald Pye



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